UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended:

June 30, 2025

RSE COLLECTION, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1835270
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

433 BROADWAY, SUITE 215, NEW YORK, NY 10013

(Full mailing address of principal executive offices)

(201) 564-0493
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

TABLE OF CONTENTS

RSE COLLECTION, LLC

SECTION  PAGE

ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS90

ITEM 2.  OTHER INFORMATION 103

ITEM 3.  FINANCIAL STATEMENTS F-1

EXHIBIT INDEX III-1

In this Semi-Annual Report on Form 1-SA (the “Form 1-SA”), references to “we,” “us,” “our,” “RSE Collection” or the “Company” mean RSE Collection, LLC, a Delaware series limited liability company formed on August 24, 2016. Terms that are capitalized but not defined herein shall have the meanings given to them in the Company’s Offering Statement on Form 1-A as filed with the U.S. Securities and Exchange Commission.

Unless otherwise indicated, information contained in this Form 1-SA concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-SA and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-SA are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-SA, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the Post-Qualification Amendment No. 34 to the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) and originally qualified on November 15, 2021 (the “Offering Statement”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Form 1-SA or any documents incorporated by reference herein or therein speak only as of the date of this Form 1-SA. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

1

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-SA may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, and trade names or products in this Form 1-SA is not intended to and does not imply a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-SA may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

2

MASTER SERIES TABLE

The Company is managed by RSE Collection Manager, LLC (the “Manager”), a single member Delaware limited liability company formed on March 16, 2021, which is owned by Rally Holdings LLC, a Delaware limited liability company that serves as the asset manager for the collection of Collectible Assets (as defined below) owned by the Company and each series (“Rally Holdings” or the “Asset Manager”). The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. All of the series of the Company shall collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series shall collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests shall collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below shall be referred to herein, collectively, as the “Underlying Assets.” Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset shall be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series as of the date hereof. This information will be referenced in the following sections when referring to the Master Series Table.

On December 31, 2024, the Company effectuated a merger (the “Merger”) with RSE Archive, LLC, a Delaware series limited liability company affiliated with the Company (“RSE Archive”), pursuant to which RSE Archive merged with and into the Company. See “Description of the Business – Merger with RSE Archive, LLC” for additional information. Following the Merger, each legacy series of RSE Archive became a Series of the Company.  The Master Series Table presents information concerning all Series of the Company after giving effect to the Merger, including Series originally associated with RSE Archive prior to the Merger, the offerings of which were qualified pursuant to that certain offering statement on Form 1-A filed by RSE Archive and originally qualified on October 11, 2019 (File No. 024-11057) (the “Archive Offering Statement”).

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee (5)
#77LE1 (4)		(Not qualified in an Offering Statement)	1977 Lotus Esprit S1	Closed	11/17/2016	4/13/2017	$38.85	2,000	$77,700 (3)	$3,443
#69BM1	8/10/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1969 Ford Mustang Boss 302	Closed	11/20/2017	2/7/2018	$57.50	2,000	$115,000 (3)	$2,986

3

#85FT1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1985 Ferrari Testarossa	Sold - $185,000 Acquisition Offer Accepted on 12/21/2023	11/23/2017	2/15/2018	$82.50	2,000	$165,000 (3)	-$17,859
#88LJ1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1988 Lamborghini Jalpa	Sold - $135,000 Acquisition Offer Accepted on 12/21/2023	2/9/2018	4/12/2018	$67.50	2,000	$135,000 (3)	$578
#55PS1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1955 Porsche 356 Speedster	Closed	4/2/2018	6/6/2018	$212.50	2,000	$425,000 (3)	-$3,357
#95BL1	5/24/2018	(Post-Qualification Amendment No. 5 to Offering Statement 1)	1995 BMW E36 M3 Lightweight	Sold - $130,000 Acquisition Offer Accepted on 12/21/2023	6/1/2018	7/12/2018	$59.25	2,000	$118,500 (3)	-$444
#89PS1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1989 Porsche 911 Speedster	Sold -$245,000 Acquisition Offer Accepted on 07/20/2022	7/23/2018	7/31/2018	$82.50	2,000	$165,000 (3)	$2,021
#90FM1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1990 Ford Mustang 7Up Edition	Closed	7/24/2018	7/31/2018	$8.25	2,000	$16,500 (3)	$464

4

#83FB1	3/29/2018	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1983 Ferrari 512 BBi	Closed	7/23/2018	9/5/2018	$70.00	5,000	$350,000 (3)	$9,162
#98DV1	9/17/2018	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1998 Dodge Viper GTS-R	Closed	9/27/2018	10/10/2018	$65.00	2,000	$130,000 (3)	$2,314
#06FS1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	2006 Ferrari F430 Spider "Manual"	Sold -$227,500 Acquisition Offer Accepted on 05/06/2019	10/12/2018	10/19/2018	$39.80	5,000	$199,000 (3)	$774
#93XJ1	3/29/2018	(Post-Qualification Amendment No. 4 to Offering Statement 1)	1993 Jaguar XJ220	Closed	8/22/2018	11/6/2018	$99.00	5,000	$495,000 (3)	-$7,373
#02AX1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2002 Acura NSX-T	Sold -$137,000 Acquisition Offer Accepted on 12/21/2023	11/16/2018	11/30/2018	$54.00	2,000	$108,000 (3)	$1,944
#99LE1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1999 Lotus Esprit Sport 350	Sold - $85,000 Acquisition Offer Accepted on 8/22/2024	11/23/2018	12/4/2018	$34.75	2,000	$69,500 (3)	$1,770

5

#91MV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1991 Mitsubishi 3000GT VR4	Closed	11/28/2018	12/7/2018	$19.00	2,000	$38,000 (3)	$600
#92LD1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1992 Lancia Delta Integrale Evo "Martini 5"	Closed	12/7/2018	12/26/2018	$55.00	3,000	$165,000 (3)	$2,219
#94DV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1994 Dodge Viper RT/10	Closed	12/11/2018	12/26/2018	$28.75	2,000	$57,500 (3)	$1,841
#00FM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2000 Ford Mustang Cobra R	Sold -$60,000 Acquisition Offer Accepted on 04/16/2019	12/21/2018	1/4/2019	$24.75	2,000	$49,500 (3)	$862
#72MC1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1972 Mazda Cosmo Sport Series II	Closed	12/28/2018	1/4/2019	$62.25	2,000	$124,500 (3)	$2,474
#06FG1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2006 Ford GT	Sold -$365,000 Acquisition Offer Accepted on 06/09/2021	12/14/2018	1/8/2019	$64.00	5,000	$320,000 (3)	$3,198

6

#11BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2011 BMW 1M	Closed	1/8/2019	1/25/2019	$42.00	2,000	$84,000 (3)	$517
#80LC1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	1980 Lamborghini Countach LP400 S Turbo	Sold - $1,181,250 Acquisition Offer Accepted on 3/13/2024	1/17/2019	2/8/2019	$127.00	5,000	$635,000 (3)	$9,216
#02BZ1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2002 BMW Z8	Sold - $205,000 Acquisition Offer Accepted on 12/21/2023	1/6/2019	2/8/2019	$65.00	3,000	$195,000 (3)	$2,620
#88BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1988 BMW E30 M3	Sold - $141,000 Acquisition Offer Accepted on 12/21/2023	1/11/2019	2/25/2019	$47.00	3,000	$141,000 (3)	$226
#63CC1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1963 Chevrolet Corvette Split Window	Closed	3/8/2019	3/18/2019	$63.00	2,000	$126,000 (3)	$1,553
#76PT1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1976 Porsche 911 Turbo Carrera	Closed	3/15/2019	3/22/2019	$63.30	3,000	$189,900 (3)	$1,793

7

#75RA1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1975 Renault Alpine A110 1300	Closed	3/29/2019	4/9/2019	$28.00	3,000	$84,000 (3)	$3,732
#65AG1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Alfa Romeo Giulia Sprint Speciale	Closed	4/5/2019	4/16/2019	$89.25	2,000	$178,500 (3)	$1,903
#93FS1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1993 Ferrari 348TS Serie Speciale	Sold -$147,500 Acquisition Offer Accepted on 05/17/2022	4/12/2019	4/22/2019	$68.75	2,000	$137,500 (3)	$1,272
#61JE1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1961 Jaguar E-Type	Closed	4/19/2019	4/26/2019	$82.00	3,000	$246,000 (3)	$3,858
#90MM1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1990 Mazda Miata MX-5	Closed	4/17/2019	4/26/2019	$5.32	5,000	$26,600 (3)	$918
#65FM1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Ford Mustang 2+2 Fastback	Closed	5/3/2019	7/18/2019	$41.25	2,000	$82,500 (3)	$1,966

8

#88PT1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1988 Porsche 944 Turbo S	Sold - $62,000 Acquisition Offer Accepted on 12/21/2023	5/10/2019	7/18/2019	$30.00	2,200	$66,000 (3)	-$2,214
#94LD1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1994 Lamborghini Diablo SE30 Jota	Sold - $975,000 Acquisition Offer Accepted on 9/13/2024	7/12/2019	8/6/2019	$119.50	5,000	$597,500 (3)	$11,251
#99SS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1999 Shelby Series 1	Closed	9/4/2019	9/11/2019	$137.50	1,000	$137,500 (3)	$1,815
#94FS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1994 Ferrari 348 Spider	Closed	9/12/2019	9/17/2019	$72.50	2,000	$145,000 (3)	$669
#61MG1	3/6/2019	(Post-Qualification Amendment No. 11 to Offering Statement 1)	1961 Maserati 3500GT	Closed	9/20/2019	9/30/2019	$68.00	5,000	$340,000 (3)	$4,613
#92CC1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1992 Chevrolet Corvette ZR1	Closed	9/27/2019	10/2/2019	$26.25	2,000	$52,500 (3)	$2,875

9

#89FT1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1989 Ferrari Testarossa	Sold -$330,000 Acquisition Offer Accepted on 04/25/2022	10/4/2019	10/11/2019	$45.00	4,000	$180,000 (3)	-$400
#80PN1	10/23/2019	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1980 Porsche 928	Sold - $58,000 Acquisition Offer Accepted on 12/21/2023	11/1/2019	11/6/2019	$9.60	5,000	$48,000 (3)	-$4,030
#89FG2	10/23/2019	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1989 Ferrari 328 GTS	Sold -$180,000 Acquisition Offer Accepted on 08/18/2022	11/8/2019	11/14/2019	$75.00	1,700	$127,500 (3)	$1,719
#88LL1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1988 Lamborghini LM002	Closed	11/18/2019	12/8/2019	$146.00	2,000	$292,000 (3)	$3,115
#03SS1	12/9/2019	(Post-Qualification Amendment No. 19 to Offering Statement 1)	2003 Saleen S7	Sold -$420,000 Acquisition Offer Accepted on 09/27/2020	7/6/2020	9/22/2020	$125.00	3,000	$375,000 (3)	$29,638
#MEEB11275	12/6/2021	(Post-Qualification Amendment No. 1 to Offering Statement 2)	Number 11275 Elephant Meebit NFT	Closed	12/6/2021	1/10/2022	$8.00	20,000	$160,000 (3)	$16,139

10

#82TAYLOR	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1982 Topps #434 Lawrence Taylor Rookie Card graded BGS 10	Closed	12/13/2021	1/10/2022	$6.50	2,000	$13,000 (3)	$1,538
#HOLMES	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle	Closed	12/13/2021	1/10/2022	$10.00	2,500	$25,000 (3)	$3,458
#HULK180	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8	Closed	12/13/2021	1/10/2022	$4.20	10,000	$42,000 (3)	$4,342
#05JAYZ	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	2005 Topps Finest Jay-Z Autographed Card graded PSA 10	Closed	12/20/2021	1/10/2022	$5.00	3,700	$18,500 (3)	$1,459
#JUSTINIAN	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	Coin from the First Reign of Justinian II Depicting the First Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS	Closed	12/20/2021	1/10/2022	$9.00	2,000	$18,000 (3)	$1,720

11

#67ICEBOWL	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1967 Full Ticket from the Ice Bowl graded PSA 8	Closed	12/27/2021	1/14/2022	$5.00	2,000	$10,000 (3)	$1,262
#DKCOUNTRY	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+	Closed	12/27/2021	1/14/2022	$6.00	3,000	$18,000 (3)	$3,162
#FALCON	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1979 Kenner Star Wars Millennium Falcon Spaceship Action Figure graded AFA 80	Closed	12/27/2021	1/14/2022	$5.00	10,000	$50,000 (3)	$5,420
#MARIOWRLD	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1991 SNES Super Mario World Video Game graded Wata 9.4 A	Closed	12/13/2021	1/18/2022	$5.00	33,000	$165,000 (3)	$17,264
#82AV1	11/15/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1982 Aston Martin V8 Vantage 'Oscar India'	Closed	11/16/2021	2/7/2022	$20.00	14,875	$297,500 (3)	$2,530
#SUPERBWL1	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	1967 Super Bowl I Full Ticket graded PSA 5	Closed	2/9/2022	3/2/2022	$6.00	4,000	$24,000 (3)	$3,079

12

#MEEB7985	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 7985 Pig Meebit NFT with Magenta Overshirt Color	Closed	2/9/2022	3/2/2022	$5.00	7,600	$38,000 (3)	$2,574
#BONDWATCH	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1999 Omega Seamaster Watch Worn by Pierce Brosnan During the Filming of The World is Not Enough	Closed	12/20/2021	3/22/2022	$4.00	20,000	$80,000 (3)	$3,320
#95FF1	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1995 Ferrari 355 Spider	Closed	12/27/2021	3/22/2022	$10.00	12,000	$120,000 (3)	$3,862
#MAYC857	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 857 Mutant Ape Yacht Club NFT with M1 Irish Boho Hat	Closed	2/9/2022	3/23/2022	$5.00	10,800	$54,000 (3)	$3,893
#PUNK2981	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2981 CryptoPunk NFT with Welding Goggles	Closed	2/18/2022	3/22/2022	$5.00	62,000	$310,000 (3)	$13,975
#WOW2221	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2221 World of Women NFT with Golden Bib Necklace	Closed	2/18/2022	3/30/2022	$7.00	4,000	$28,000 (3)	$1,193

13

#NIKON1	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1949 Nikon One Camera in Condition ‘B/A’	Closed	2/18/2022	4/8/2022	$4.00	7,000	$28,000 (3)	$2,720
#LOTF	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1954 1st Edition copy Lord of the Flies by William Golding	Closed	3/14/2022	4/8/2022	$7.00	2,000	$14,000 (3)	$1,568
#DOOD6778	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6778 Doodle NFT with Holographic Mohawk	Closed	3/30/2022	4/8/2022	$5.00	6,000	$30,000 (3)	$340
#BAKC7820	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 7820 Bored Ape Kennel Club NFT with Jetpack	Closed	2/18/2022	4/20/2022	$5.00	6,200	$31,000 (3)	$847
#NBAJAM	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1994 Sega Genesis NBA Jam Video Game graded Wata 9.8 A++	Closed	3/14/2022	4/20/2022	$5.00	9,400	$47,000 (3)	$3,338
#SANDBOX1	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	The Sandbox ESTATE with a bundle of 9 LAND NFTs	Closed	3/30/2022	5/3/2022	$5.00	21,000	$105,000 (3)	$1,175
#WOW6586	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6586 World of Women NFT with Golden Skin Tone	Closed	3/30/2022	5/3/2022	$5.00	10,400	$52,000 (3)	$711

14

#AZUKI6704	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6704 Azuki NFT with Glowing Eyes	Closed	3/30/2022	5/3/2022	$5.00	6,400	$32,000 (3)	$228
#58PELE4	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1958 Pele World Cup Debut Ticket Stub graded PSA 1.5	Closed	4/4/2022	5/14/2022	$6.00	8,000	$48,000 (3)	$4,420
#OBAMABALL	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony	Closed	3/30/2022	5/14/2022	$10.00	10,500	$105,000 (3)	$3,563
#BART	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Bart Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (3)	$2,290
#HOMER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Homer Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (3)	$2,290
#SI1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1954 Sports Illustrated #1 graded CGC 9.8	Closed	4/11/2022	5/14/2022	$2.00	5,000	$10,000 (3)	$1,100

15

#GOLD1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Alaska Gold Nugget weighing 172 grams	Closed	4/11/2022	5/14/2022	$4.00	4,000	$16,000 (3)	$766
#VERSTAPP1	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5	Closed	3/14/2022	5/24/2022	$8.00	4,000	$32,000 (3)	$1,178
#96TIGER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10	Closed	4/4/2022	5/24/2022	$5.00	11,000	$55,000 (3)	$4,313
#88ZELDA	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1988 NES Zelda II: The Adventure of Link Video Game graded WATA 9.8 A+	Closed	4/11/2022	5/24/2022	$5.00	12,000	$60,000 (3)	$4,300
#STARWARS3	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE	Closed	3/30/2022	5/24/2022	$10.00	2,600	$26,000 (3)	$1,840
#YEEZY	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	Complete Collection of Yeezy 350 Sneakers (2015-2020)	Closed	4/4/2022	5/24/2022	$8.00	5,000	$40,000 (3)	$6,276

16

#MAYC9114	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 9114 Mutant Ape Yacht Club NFT with M2 Stunt Jacket	Closed	3/30/2022	5/27/2022	$5.00	17,500	$87,500 (3)	$1,066
#VFRNDS1	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	VeeFriends Original Sharing Squirrel Drawing by Gary Vee	Closed	4/4/2022	6/12/2022	$10.00	27,500	$275,000 (3)	$19,642
#MBIRD2754	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	Number 2754 Moonbird NFT with Raincloud Headwear	Closed	5/16/2022	6/16/2022	$5.00	12,000	$60,000 (3)	-$17,964
#VEEFRND1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	VeeFriends Energetic Electric Eel NFT with Rare Admission Attribute	Closed	5/16/2022	6/16/2022	$5.00	6,720	$33,600 (3)	-$6,841
#TREASURE	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1883 First Edition copy of Treasure Island By Robert Stevenson	Closed	2/18/2022	6/16/2022	$5.00	4,500	$22,500 (3)	$2,244
#MACWORLD1	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1	Sold - $245,000 Acquisition Offer Accepted on 09/07/2024	12/20/2021	6/16/2022	$11.25	20,000	$225,000 (3)	$17,673

17

#KENNERSET	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1978 Kenner Star Wars Early Bird Set graded AFA 75	Closed	5/16/2022	6/16/2022	$10.00	1,250	$12,500 (3)	$1,024
#LEDZEPP1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Led Zeppelin I Album Signed By Jimmy Page, Robert Plant, John Bonham & John Paul Jones authenticated by Beckett	Closed	4/11/2022	6/16/2022	$6.00	8,000	$48,000 (3)	$4,420
#VEEVIPER	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	2022 Gary Vee Original Veecon Exclusive Viper Drawing authenticated by PSA	Closed	5/16/2022	6/17/2022	$5.00	15,000	$75,000 (3)	$2,779
#BEEPLE1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	Number #163/207 Into the Ether Beeple Everydays 2020 Collection NFT	Closed	5/16/2022	6/28/2022	$5.00	13,600	$68,000 (3)	-$8,896
#WARHOL1	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1967 Andy Warhol Marilyn Monroe Signed Print Stamp-Numbered 140/250	Closed	5/16/2022	6/28/2022	$10.00	17,000	$170,000 (3)	$3,359
#GAMEBOY	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	1989 Factory Sealed Nintendo Game Boy graded VGA 85	Closed	6/21/2022	7/25/2022	$5.00	4,500	$22,500 (3)	$866

18

#CROESUS	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	561-546 BC First Gold Coin graded NGC CH XF	Closed	6/21/2022	8/1/2022	$8.00	8,000	$64,000 (3)	$4,355
#SACHS1	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Tom Sachs Rocket Factory "Gamechanger" NFT with USPS Brand	Closed	5/16/2022	8/1/2022	$10.00	2,150	$21,500 (3)	-$4,346
#32RUTH	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1932 Babe Ruth Called Shot Ticket Stub graded PSA 6	Closed	5/16/2022	8/1/2022	$5.00	19,000	$95,000 (3)	$7,738
#ELON1	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	Elon Musk Signed Dollar Bill authenticated by PSA	Closed	7/5/2022	8/1/2022	$2.00	3,750	$7,500 (3)	$207
#105.ETH	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	the 105.eth ENS Domain	Closed	6/21/2022	8/19/2022	$4.00	10,000	$40,000 (3)	$0
#R2D2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Dark Blue Dome R2-D2 Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	2,000	$10,000 (3)	$1,056
#VADER	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Unpunched Darth Vader Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	1,500	$7,500 (3)	$287

19

#WARHOL2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print	Closed	7/5/2022	8/19/2022	$10.00	6,500	$65,000 (3)	$909
#JEKYLL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson	Closed	8/2/2022	8/26/2022	$4.00	5,000	$20,000 (3)	$2,169
#BUFFETT1	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	2000 Annual Berkshire Hathaway Inc. Shareholders Meeting Guide Signed by Warren Buffett	Closed	6/21/2022	8/26/2022	$3.00	5,000	$15,000 (3)	$351
#DRACULA10	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8	Closed	5/16/2022	8/26/2022	$10.00	4,000	$40,000 (3)	$3,220
#PAPPY1	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	Collection of 10, 12, 13, 15, 20, and 23 Year Old Pappy Van Winkle Bourbon	Closed	8/2/2022	8/26/2022	$7.00	2,000	$14,000 (3)	-$567
#1857COIN	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1857-S $20 Coin Salvaged from the SS Central America graded PCGS MS66	Closed	7/5/2022	8/26/2022	$5.00	5,000	$25,000 (3)	$587

20

#94CSI	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1994 BMW 850CSi	Sold - $120,000 Acquisition Offer Accepted on 3/3/2023	5/16/2022	10/3/2022	$14.25	10,000	$142,500 (3)	$8,814
#ANDYPELE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1977 Andy Warhol Pelé Polaroid Portrait Photo	Closed	8/2/2022	10/3/2022	$4.00	6,500	$26,000 (3)	$363
#BOBAFETT	8/22/2022	(Post-Qualification Amendment No. 24 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Action Figure graded AFA 85	Closed	8/12/2022	10/3/2022	$10.00	2,600	$26,000 (3)	$1,517
#ELVIS	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1977 Elvis Presley Last Live Performance Full Ticket graded PSA 8	Closed	4/11/2022	10/3/2022	$8.00	5,000	$40,000 (3)	$3,700
#GBOYCOLOR	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1998 Factory Sealed Nintendo Game Boy Color graded VGA 85	Closed	7/5/2022	10/3/2022	$4.00	1,625	$6,500 (3)	$197
#JETFIRE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1985 Transformers Jetfire Fighter Jet graded AFA 85	Closed	8/2/2022	10/3/2022	$5.00	1,700	$8,500 (3)	$736
#POPEBALL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	2022 Baseball Signed by Pope Francis	Closed	8/2/2022	11/2/2022	$4.00	4,750	$19,000 (3)	$146

21

#RABBIT	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1901 First Edition copy of The Tale of Peter Rabbit by Beatrix Potter	Closed	8/2/2022	11/2/2022	$4.60	10,000	$46,000 (3)	$4,259
#54AARON	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1954 Topps #128 Hank Aaron Rookie Card graded PSA NM-MT+ 8.5	Sold - $120,000 Acquisition Offer Accepted on 9/25/2024	9/19/2022	11/2/2022	$10.00	17,000	$170,000 (3)	-$245
#GRATEFUL1	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1966 Grateful Dead Skeleton & Roses Concert Poster graded CGC 9.6	Closed	9/19/2022	12/13/2022	$10.00	12,500	$125,000 (3)	$11,913
#BOBAPROTO	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Rocket-Firing L-Slot Prototype Action Figure graded AFA 80	Closed	9/19/2022	12/13/2022	$10.00	15,000	$150,000 (3)	$7,558
#ARSHAM1 (7)	2/27/2023	(Post-Qualification Amendment No. 27 to Offering Statement 2)	1963 Arsham Studio Stone Island Mercedes-Benz Unimog 404	Closed	2/27/2023	5/16/2023	$20.00	6,750	$135,000 (3)	$11,478
1941 Captain America Comics #1 Comic Book published by Timely Comics graded CGC 5.5				Cancelled (6)

2022 Jean-Michel Basquiat Superhero Print Portfolio Stamp-Numbered 7/85 and signed by Lisane Basquiat and Jeanine Heriveaux, the artist’s sisters and administrators of the Estate of Jean-Michel Basquiat

				Cancelled (6)

22

#BATMAN	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	Sold -$2,000,000 Acquisition Offer Accepted on 1/30/2023	2/18/2022	1/25/2023	$10.00	144,000 / 180,000	$1,440,000 / $1,800,000	$67,900
Number 7387 Doodle NFT with Pink Long Hair				Cancelled (6)
Number 8467 Azuki NFT with Blue Tassel Ear				Cancelled (6)
The Sandbox 3x3 ESTATE with a bundle of 9 LAND NFTs				Cancelled (6)
Number 5028 CrypToadz NFT with Swamp Single Bun Head				Cancelled (6)
Number 3079 CrypToadz NFT with 3D Eyes				Cancelled (6)
Decentraland Estate 2X2 Bundle with 4 LAND NFTs				Cancelled (6)
1939 First Edition copy of Alcoholics Anonymous by Bill Wilson				Cancelled (6)
#1973 Iron Man #55 Comic Book published by Marvel graded CGC 9.8				Cancelled (6)
1966 Fantastic Four #48 Comic Book published by Marvel graded CGC 9.4				Cancelled (6)
Worldwide Webb Land Large Apartment 8325 NFT				Cancelled (6)
1935 Gum, Inc. Mickey Mouse Wax Pack graded PSA 8				Cancelled (6)
1963 Amazing Spider-Man Comic Book				Cancelled (6)
Dryosaurus skeleton excavated from the Bone Cabin Quarry in Laramie, Wyoming in 2021				Cancelled (6)
1982 Hasbro G.I. Joe Commando Snake Eyes Action Figure graded AFA 80				Cancelled (6)
1929 1st Edition copy of A Farewell To Arms by Ernest Hemingway				Cancelled (6)
1971 Apollo 14 Flown King James Bible carried to the Moon by astronaut Edgar Mitchell				Cancelled (6)

23

#SCARFACE	8/22/2022	(Post-Qualification Amendment No. 23 to Offering Statement 2)	Al Pacino Screen Worn Tuxedo from Scarface	Closed	8/22/2022	4/25/2024	$10.00	2,000	$20,000 (3)	$917
1860 Abraham Lincoln Signed Telegraph Company Check				Cancelled (6)
1949 1st Edition copy of Nineteen Eighty-Four by George Orwell				Cancelled (6)
1996 Rosso Corsa Ferrari 355 Gran Turismo Berlinetta				Cancelled (6)
2021 Mercedes AMG GT Black Series One Edition				Cancelled (6)
1996 Rosso Corsa Ferrari 355 Gran Turismo Berlinetta				Cancelled (6)
#ARSHAM2 (7)	3/20/2024	(Post-Qualification Amendment No. 32 to Offering Statement 2)	1991 Daniel Arsham x RAUGH-Welt BEGRIFF Porsche 964 “RWBA” Slant Nose	Closed	3/20/2024	4/25/2024	$10.00	31,500	$315,000 (3)	$8,150
#LEBRON	5/21/2024	(Post-Qualification Amendment No. 33 to Offering Statement 2)	A collection of ten (10) LeBron James game worn Los Angeles Lakers jerseys	Closed	5/21/2024	7/22/2024	$10.00	50,000	$500,000 (3)	$41,300
#94VTTT	9/27/2024	(Post-Qualification Amendment No. 34 to Offering Statement 2)	1994 Lamborghini Diablo Vicious Traction Twin Turbo	Closed	9/27/2024	10/31/2024	$20.00	29,500	$590,000 (3)	$1,750

24

#52MANTLE (8)	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1952 Topps #311 Mickey Mantle Card	Closed	10/18/2019	10/25/2019	$13.20	10,000 (8)	$132,000 (3)	$3,090
#71MAYS	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1971 Willie Mays Jersey	Closed	10/25/2019	10/31/2019	$28.50	2,000	$57,000 (3)	$1,830
#RLEXPEPSI	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	Rolex GMT Master II 126710BLRO	Closed	11/1/2019	11/6/2019	$8.90	2,000	$17,800 (3)	$22
#10COBB	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1910 E98 Ty Cobb Card	Sold - $27,083 Acquisition Offer Accepted on 08/29/2024	11/8/2019	11/14/2019	$39.00	1,000	$39,000 (3)	$1,510
#POTTER	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1997 First Edition Harry Potter	Sold - $132,500 Acquisition Offer Accepted on 02/01/2024	11/15/2019	11/21/2019	$24.00	3,000	$72,000 (3)	-$510
#TWOCITIES	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition A Tale of Two Cities	Closed	11/15/2019	11/21/2019	$72.50	200	$14,500 (3)	$55

25

#FROST	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition A Boy's Will	Closed	11/15/2019	11/21/2019	$67.50	200	$13,500 (3)	$865
#BIRKINBLEU	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	Bleu Saphir Lizard Hermès Birkin	Sold - $68,000 Acquisition Offer Accepted on 4/9/2025	11/22/2019	11/27/2019	$58.00	1,000	$58,000 (3)	$170
#SMURF	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	Rolex Submariner Date "Smurf" Ref. 116619LB	Closed	11/22/2019	11/27/2019	$17.25	2,000	$34,500 (3)	$2,905
#70RLEX	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1970 Rolex Ref. 5100 Beta 21	Sold - $30,000 Acquisition Offer Accepted on 12/19/2023	11/29/2019	12/6/2019	$20.00	1,000	$20,000 (3)	$50
#EINSTEIN	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition of Philosopher-Scientist	Closed	12/6/2019	12/13/2019	$7.25	2,000	$14,500 (3)	$855
#HONUS	11/27/2019	(Post-Qualification Amendment No. 2 to Archive Offering Statement)	1909-1911 T206 Honus Wagner Card	Closed	12/11/2019	12/26/2019	$52.00	10,000	$520,000 (3)	$5,572

26

#75ALI	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	1975 Muhammad Ali Boots worn in fight against Chuck Wepner	Closed	12/19/2019	12/29/2019	$46.00	1,000	$46,000 (3)	-$10
#71ALI	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1971 “Fight of the Century” Contract	Sold - $40,000 Acquisition Offer Accepted on 02/07/2020	12/16/2019	12/30/2019	$15.50	2,000	$31,000 (3)	$1,090
#APROAK	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	Sold - $110,000 Acquisition Offer Accepted on 06/25/2021	12/6/2019	1/2/2020	$75.00	1,000	$75,000 (3)	-$63
#88JORDAN	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	1988 Michael Jordan Nike Air Jordan III Sneakers	Sold - $61,500 Acquisition Offer Accepted on 12/02/2022	1/19/2020	1/27/2020	$11.00	2,000	$22,000 (3)	$230
#BIRKINBOR	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	2015 Hermès Birkin Bordeaux Shiny Porosus Crocodile with Gold Hardware	Closed	2/13/2020	2/20/2020	$26.25	2,000	$52,500 (3)	$225
#33RUTH	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1933 Goudey #144 Babe Ruth Card	Sold - $180,000 Acquisition Offer Accepted on 06/02/2024	2/20/2020	2/26/2020	$38.50	2,000	$77,000 (3)	$603

27

#SPIDER1	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1963 Marvel Comics Amazing Spider-Man #1 CGC FN+ 6.5	Closed	2/28/2020	3/4/2020	$22.00	1,000	$22,000 (3)	$230
#BATMAN3	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1940 D.C. Comics Batman #3 CGC NM 9.4	Closed	2/28/2020	3/4/2020	$78.00	1,000	$78,000 (3)	$585
#ULYSSES	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1935 First Edition Ulysses	Closed	3/6/2020	3/10/2020	$51.00	500	$25,500 (3)	$695
#ROOSEVELT	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition African Game Trails	Closed	3/6/2020	3/10/2020	$19.50	1,000	$19,500 (3)	$1,008
#56MANTLE	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1956 Topps #135 Mickey Mantle Card	Closed	1/3/2020	3/11/2020	$1.00	10,000	$10,000 (3)	-$650
#AGHOWL	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition Howl and Other Poems	Closed	3/6/2020	3/11/2020	$38.00	500	$19,000 (3)	$810

28

#98JORDAN	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	1998 Michael Jordan Jersey	Sold - $165,000 Acquisition Offer Accepted on 05/11/2020	3/9/2020	3/22/2020	$64.00	2,000	$128,000 (3)	$4,160
#18ZION	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	2018 Zion Williamson Adidas James Harden Sneakers	Closed	3/27/2020	4/2/2020	$30.00	500	$15,000 (3)	$200
#SNOOPY	11/27/2019	(Post-Qualification Amendment No. 2 to Archive Offering Statement)	2015 Omega Speedmaster Moonwatch	Closed	4/2/2020	4/7/2020	$12.75	2,000	$25,500 (3)	-$55
#APOLLO11	11/1/2019	(Post-Qualification Amendment No. 1 to Archive Offering Statement)	Apollo 11 Crew-Signed New York Times Cover	Closed	4/8/2020	4/19/2020	$32.00	1,000	$32,000 (3)	$130
#24RUTHBAT	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	1924 George "Babe" Ruth Professional Model Bat	Sold - $270,000 Acquisition Offer Accepted on 03/21/2022	4/10/2020	5/3/2020	$85.00	3,000	$255,000 (3)	-$513
#YOKO	10/11/2019	(Pre-Qualification Amendment No. 2 to Archive Offering Statement)	First Edition Grapefruit	Closed	4/29/2020	5/11/2020	$80.00	200	$16,000 (3)	$840

29

#86JORDAN	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1986 Fleer #57 Michael Jordan Card	Sold - $80,000 Acquisition Offer Accepted on 06/01/2020	5/6/2020	5/13/2020	$40.00	1,000	$40,000 (3)	$600
#HULK1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1962 The Incredible Hulk #1 CGC VF 8.0	Sold - $116,000 Acquisition Offer Accepted on 07/19/2021	5/12/2020	5/24/2020	$44.50	2,000	$89,000 (3)	$143
#RUTHBALL1 (8)	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1934-39 Official American League Babe Ruth Single Signed Baseball	Liquidated	5/8/2020	5/24/2020	$14.50	2,000	$29,000 (3)	$510
#HIMALAYA	12/18/2019	(Post-Qualification Amendment No. 3 to Archive Offering Statement)	2014 Hermès 30cm Birkin Blanc Himalaya Matte Niloticus Crocodile with Palladium Hardware	Closed	5/19/2020	5/27/2020	$70.00	2,000	$140,000 (3)	$6,300
#38DIMAGGIO	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1938 Goudey #274 Joe DiMaggio NM-MT 8 Baseball Card	Sold - $41,409 Acquisition Offer Accepted on 08/29/2024	5/28/2020	6/4/2020	$22.00	1,000	$22,000 (3)	$680
#55CLEMENTE	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1955 Topps #164 Roberto Clemente NM-MT 8 Baseball Card	Closed	5/28/2020	6/4/2020	$38.00	1,000	$38,000 (3)	$520

30

#LOTR	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1954-1955 First Edition, First Issue The Lord of the Rings Trilogy	Closed	6/4/2020	6/12/2020	$29.00	1,000	$29,000 (3)	$10
#CATCHER	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1951 First Edition, First Issue The Catcher in the Rye	Closed	6/4/2020	6/12/2020	$25.00	500	$12,500 (3)	$25
#BOND1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1953 First Edition, First Issue Casino Royale	Closed	6/4/2020	6/12/2020	$39.00	1,000	$39,000 (3)	$510
#SUPER21	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1943 Superman #21 CGC VF/NM 9.0 comic book	Closed	5/7/2020	6/17/2020	$1.00	8,500	$8,500 (3)	$615
#BATMAN1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1940 D.C. Comics Batman #1 CGC FR/GD 1.5	Sold - $103,950 Acquisition Offer Accepted on 10/3/2022	6/11/2020	6/18/2020	$71.00	1,000	$71,000 (3)	$658
#BIRKINTAN	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	2015 Hermès 30cm Birkin Tangerine Ostrich with Palladium Hardware	Closed	6/17/2020	6/25/2020	$28.00	1,000	$28,000 (3)	$1,520

31

#GMTBLACK1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	Rolex 18k Yellow Gold GMT-Master ref. 16758	Closed	6/17/2020	6/25/2020	$28.00	1,000	$28,000 (3)	$1,520
#61JFK	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1961 inscribed copy of Inaugural Addresses of the Presidents of the United States	Closed	6/27/2020	7/7/2020	$11.50	2,000	$23,000 (3)	$5,520
#POKEMON1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1999 Pokemon First Edition PSA GEM MT 10 Complete Set	Sold - $260,005 Acquisition Offer Accepted on 06/02/2024	6/23/2020	7/8/2020	$25.00	5,000	$125,000 (3)	$4,213
#50JACKIE	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1950 Bowman #22 Jackie Robinson Card	Sold - $13,000 Acquisition Offer Accepted on 10/07/2020	6/10/2020	7/8/2020	$1.00	10,000	$10,000 (3)	$100
#LINCOLN	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1864 Signed, Vignetted Portrait of Abraham Lincoln	Closed	7/1/2020	7/9/2020	$20.00	4,000	$80,000 (3)	$13,900
#STARWARS1	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1977 Star Wars #1 CGC VF/NM 9.0 comic book	Closed	7/1/2020	7/14/2020	$1.00	12,000	$12,000 (3)	$980

32

#68MAYS	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1968 Willie Mays Signed and Game-Used Adirondack M63 Model Bat	Closed	7/17/2020	7/26/2020	$19.50	2,000	$39,000 (3)	$5,510
#56TEDWILL	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1956 Ted Williams Game-Worn Red Sox Home Jersey	Closed	7/16/2020	7/26/2020	$45.00	2,000	$90,000 (3)	$7,825
#TMNT1	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1984 Teenage Mutant Ninja Turtles #1 CGC VF/NM 9.8 comic book	Sold - $100,000 Acquisition Offer Accepted on 06/07/2021	7/23/2020	7/30/2020	$65.00	1,000	$65,000 (3)	$4,250
#CAPTAIN3	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1941 Captain America Comics #3 CGC VG/FN 5.0 comic book	Closed	7/23/2020	7/30/2020	$37.00	1,000	$37,000 (3)	$464
#51MANTLE	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1951 Bowman #253 Mickey Mantle Card	Sold - $65,000 Acquisition Offer Accepted on 04/15/2022	7/16/2020	7/30/2020	$17.00	2,000	$34,000 (3)	$3,060
#CHURCHILL	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	First English Edition copies of Volumes I-VI of The Second World War by Winston Churchill	Closed	7/7/2020	8/6/2020	$1.00	7,500	$7,500 (3)	$25

33

#SHKSPR4	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1685 Fourth Folio of William Shakespeare’s Comedies, Histories, and Tragedies	Closed	7/30/2020	8/6/2020	$115.00	1,000	$115,000 (3)	$7,282
#03KOBE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	2003-2004 Upper Deck Exquisite Collection Limited Logos #KB Kobe Bryant Signed Game Used Patch Card	Sold - $43,500 Acquisition Offer Accepted on 12/23/2024	8/2/2020	8/16/2020	$8.00	6,250	$50,000 (3)	$4,400
#03LEBRON	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	2003-2004 Upper Deck Exquisite Collection LeBron James Patches Autographs Card	Sold - $56,000 Acquisition Offer Accepted on 01/31/2022	8/5/2020	8/16/2020	$17.00	2,000	$34,000 (3)	$7,560
#03JORDAN	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	2003-2004 Upper Deck Exquisite Collection Michael Jordan Patches Autographs Card	Closed	8/6/2020	8/16/2020	$20.50	2,000	$41,000 (3)	$6,490
#39TEDWILL	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1939 Gum Inc. Play Ball #92 Ted Williams Rookie Card	Closed	8/13/2020	8/24/2020	$5.00	5,600	$28,000 (3)	-$1,130

34

#94JETER	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1994 Derek Jeter Signed and Game-Worn Columbus Clippers Away Jersey	Closed	8/9/2020	8/24/2020	$45.00	1,000	$45,000 (3)	$4,450
#2020TOPPS	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	Ten (10) Complete Sets of Topps 2020 Limited First Edition Series 1 & 2 Topps Baseball Cards	Closed	8/13/2020	8/25/2020	$10.00	10,000	$100,000 (3)	$100
#FANFOUR1	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	1961 Fantastic Four #1 CGC VF+ 8.5 comic book	Sold - $126,000 Acquisition Offer Accepted on 06/14/2021	8/23/2020	9/2/2020	$52.50	2,000	$105,000 (3)	$2,563
#85MARIO	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1985 Factory-Sealed NES Super Mario Bros. Wata 9.8 A+	Sold - $2,000,000 Acquisition Offer Accepted on 08/09/2021	8/16/2020	9/15/2020	$50.00	3,000	$150,000 (3)	$6,775
#TOS39	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1963 Tales of Suspense #39 CGC NM 9.4 comic book	Sold - $240,000 Acquisition Offer Accepted on 01/31/2022	8/27/2020	9/15/2020	$45.00	3,000	$135,000 (3)	$12,038
#DAREDEV1	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1964 Daredevil #1 CGC VF/NM 9.0 comic book	Sold - $22,080 Acquisition Offer Accepted on 07/26/2021	7/28/2020	9/15/2020	$1.00	11,500	$11,500 (3)	$985

35

#05LATOUR	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	One case of twelve (12) 75cl bottles of 2005 Château Latour	Closed	9/3/2020	9/15/2020	$9.80	1,000	$9,800 (3)	$1,161
#16SCREAG	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	Four cases of three (3) 75cl bottles of 2016 Screaming Eagle	Closed	9/3/2020	9/15/2020	$39.00	1,000	$39,000 (3)	$5,566
#14DRC	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	One case of twelve (12) 75cl bottles of 2014 Domaine de la Romanée-Conti	Closed	9/3/2020	9/15/2020	$54.00	1,000	$54,000 (3)	$6,380
#86RICE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1986 Topps #161 Jerry Rice Rookie Card	Closed	7/28/2020	9/15/2020	$1.00	23,000	$23,000 (3)	$1,670
#57MANTLE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1957 Topps #95 Mickey Mantle Card	Closed	9/6/2020	9/21/2020	$1.00	8,000	$8,000 (3)	-$1,182

36

#FAUBOURG	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	2019 Hermès 20cm Sellier Faubourg Brown Multicolor Birkin with Palladium Hardware	Sold - $175,000 Acquisition Offer Accepted on 5/22/2023	9/9/2020	9/21/2020	$75.00	2,000	$150,000 (3)	$31,675
#SOBLACK	4/30/2020	(Post-Qualification Amendment No. 6 to Archive Offering Statement)	2010 Hermès 30cm Black Calf Box Leather “So Black” Birkin with PVD Hardware	Closed	9/10/2020	10/1/2020	$56.00	1,000	$56,000 (3)	$4,087
#GATSBY	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	inscribed First Edition, First Issue copy of The Great Gatsby by F. Scott Fitzgerald	Closed	9/14/2020	10/1/2020	$50.00	4,000	$200,000 (3)	$10,800
#93DAYTONA	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1993 Rolex Oyster Perpetual Cosmograph Daytona ref. 16528	Closed	9/24/2020	10/1/2020	$21.00	2,000	$42,000 (3)	$3,480
#09TROUT	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	2009 Bowman Chrome Draft Prospects #DBPP89 Mike Trout (Orange Refractor) Signed Rookie Card	Closed	9/28/2020	10/8/2020	$20.00	11,250	$225,000 (3)	-$4,540

37

#57STARR	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1957 Topps #119 Bart Starr Rookie Card	Closed	9/16/2020	10/8/2020	$1.00	8,000	$8,000 (3)	-$1,182
#AF15	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1962 Amazing Fantasy #15 CGC VF 8.0 comic book	Sold - $240,000 Acquisition Offer Accepted on 06/07/2021	10/9/2020	10/19/2020	$25.00	8,000	$200,000 (3)	$6,900
#03KOBE2	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 11)	2003-04 Upper Deck Exquisite Collection Patches Autographs #KB Kobe Bryant Card graded BGS MINT 9	Closed	10/6/2020	10/22/2020	$4.00	5,750	$23,000 (3)	$641
#JOBSMAC	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1986 Macintosh Plus Computer Signed by Steve Jobs	Sold - $150,000 Acquisition Offer Accepted on 08/29/2024	10/10/2020	10/22/2020	$10.00	5,000	$50,000 (3)	$13,168

38

#16PETRUS	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 9 to Archive Offering Statement)	Two cases of six (6) 75cl bottles of 2016 Château Petrus	Closed	8/29/2020	11/3/2020	$5.00	9,000	$45,000 (3)	$5,214
#ALICE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1866 First Edition, Second Issue copy of Alice’s Adventures in Wonderland by Lewis Carroll	Closed	9/6/2020	11/3/2020	$1.00	12,000	$12,000 (3)	$1,480
#SPIDER10	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1963 Marvel Comics Amazing Spider-Man #10 CGC NM/M 9.8 comic book	Closed	9/6/2020	11/3/2020	$5.00	4,200	$21,000 (3)	$1,688
#62MANTLE	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1962 Mickey Mantle Professional Model Bat Attributed to the 1962 World Series	Closed	10/19/2020	11/4/2020	$25.00	6,000	$150,000 (3)	$14,775

39

#BATMAN6	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1941 Batman #6 CGC NM 9.4 comic book	Closed	10/21/2020	11/4/2020	$13.50	2,000	$27,000 (3)	$2,330
#CLEMENTE2	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1959 Roberto Clemente Signature Model Bat	Sold - $72,500 Acquisition Offer Accepted on 09/15/2024	9/29/2020	11/9/2020	$35.00	2,000	$70,000 (3)	$8,173
#SUPER14	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1942 Superman #14 CGC NM 9.4 comic book	Sold - $156,000 Acquisition Offer Accepted on 08/03/2021	11/6/2020	11/16/2020	$25.00	5,200	$130,000 (3)	$7,125
#79STELLA	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1979 Rolex Ref. 18038 Coral “Stella Dial” Day-Date	Closed	10/5/2020	11/16/2020	$5.00	13,800	$69,000 (3)	$5,693
#TKAM	6/8/2020	(Post-Qualification Amendment No. 7 to Archive Offering Statement)	1960 Inscribed First Edition copy of To Kill a Mockingbird by Harper Lee	Closed	10/26/2020	11/16/2020	$16.00	2,000	$32,000 (3)	$1,980
#DIMAGGIO2	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	Rolex Oyster Perpetual Datejust presented to Joe DiMaggio	Closed	11/10/2020	11/18/2020	$10.50	2,000	$21,000 (3)	$2,036

40

#13BEAUX	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2013 Vosne-Romanée Les Beaux Monts, Domaine Leroy	Closed	11/10/2020	11/23/2020	$5.00	5,100	$25,500 (3)	$2,124
#88MARIO	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1988 NES Super Mario Bros. 2 Wata 9.8 A+ Video Game	Sold - $60,000 Acquisition Offer Accepted on 12/29/2020	11/12/2020	11/23/2020	$15.00	2,000	$30,000 (3)	$3,600
#ANMLFARM	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	First Edition, First printing of Animal Farm by George Orwell	Closed	11/16/2020	11/23/2020	$10.00	1,000	$10,000 (3)	$434
#NASA1	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1969 Buzz Aldrin NASA Apollo 11 space-flown control stick	Sold - $349,627 Acquisition Offer Accepted on 04/25/2024	10/25/2020	11/25/2020	$30.00	10,000	$300,000 (3)	$39,763

41

#00BRADY	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 14 to Archive Offering Statement)	2000 Playoff Contenders #144 Tom Brady Autograph Rookie Card graded BGS MINT 9	Closed	11/19/2020	11/30/2020	$12.00	3,750	$45,000 (3)	$8,298
#85NES	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1985 NES Duck Hunt Wata 9.2 NS Video Game and a 1985 NES Gyromite Wata 9.0 NS Video Game	Closed	11/17/2020	11/30/2020	$4.00	8,000	$32,000 (3)	$4,321
#JUSTICE1	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1960 Justice League of America #1 CGC NM+ 9.6 comic book	Sold - $225,000 Acquisition Offer Accepted on 06/01/2022	11/18/2020	12/7/2020	$43.00	5,000	$215,000 (3)	$20,638
#69KAREEM	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1969 Topps Basketball #25 Lew Alcindor Rookie Card graded PSA NM-MT 8	Closed	11/23/2020	12/7/2020	$11.00	2,500	$27,500 (3)	$2,896

42

#59JFK	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1959 Inscribed Presentation Copy of Profiles in Courage by John F. Kennedy	Closed	11/25/2020	12/7/2020	$13.00	2,000	$26,000 (3)	$1,538
#04LEBRON	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	2004-05 Upper Deck Exquisite Collection Extra Exquisite Jerseys Autographs #LJ LeBron James Card graded BGS GEM MINT 9.5	Closed	10/29/2020	12/7/2020	$10.00	5,000	$50,000 (3)	$4,371
#85JORDAN	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1985 Michael Jordan Rookie Game Worn Nike Air Jordan I Sneakers	Sold - $275,000 Acquisition Offer Accepted on 03/05/2024	11/8/2020	12/7/2020	$25.00	10,000	$250,000 (3)	$5,025
#GOLDENEYE	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1997 N64 GoldenEye 007 Wata 9.6 A++ Video Game	Closed	11/24/2020	12/14/2020	$5.00	5,000	$25,000 (3)	$808
#MOONSHOE	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	Original pair of Nike "Moon Shoe" sneakers	Closed	11/25/2020	12/14/2020	$10.00	18,000	$180,000 (3)	$26,250

43

#03LEBRON2	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	2003-04 Topps Chrome Refractors LeBron James Rookie card graded BGS Pristine 10	Closed	11/30/2020	12/14/2020	$20.00	5,000	$100,000 (3)	$7,523
#GRAPES	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1939 Inscribed First Edition Presentation copy of The Grapes of Wrath by John Steinbeck	Closed	12/1/2020	12/14/2020	$19.50	2,000	$39,000 (3)	$6,408
#34GEHRIG	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1934 Goudey #61 Lou Gehrig Card graded PSA NM-MT 8	Sold - $86,000 Acquisition Offer Accepted on 03/31/2024	12/3/2020	12/14/2020	$7.00	5,000	$35,000 (3)	$3,845
#98KANGA	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1998 Pokémon Japanese Promo Kangaskhan-Holo Trophy Card graded PSA GEM MT 10	Closed	12/2/2020	12/14/2020	$8.00	21,250	$170,000 (3)	$16,425
#06BRM	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2006 Barolo Riserva Monfortino, Giacomo Conterno	Closed	12/7/2020	12/14/2020	$10.00	1,850	$18,500 (3)	$1,351
#DUNE	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1965 Inscribed First Edition Copy of Frank Herbert’s Dune	Closed	12/10/2020	12/22/2020	$13.25	1,000	$13,250 (3)	$1,418

44

#86FLEER	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1986-87 Fleer Basketball Unopened Wax Box Certified by BBCE	Closed	12/7/2020	12/22/2020	$10.00	16,500	$165,000 (3)	$14,666
#WILDGUN	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1985 NES Wild Gunman Wata 9.2 A+ Video Game	Closed	12/15/2020	12/22/2020	$7.00	4,000	$28,000 (3)	$2,591
#58PELE2	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1958 Editora Aquarela Pelé Card graded PSA NM 7	Sold - $62,000 Acquisition Offer Accepted on 02/26/2021	12/16/2020	12/22/2020	$5.00	5,300	$26,500 (3)	$1,930
#18LAMAR	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	2018 National Treasures Red Lamar Jackson Rookie Card graded BGS NM-MT+ 8.5	Sold - $88,500 Acquisition Offer Accepted on 12/29/2020	12/7/2020	12/29/2020	$8.00	7,750	$62,000 (3)	$5,875
#13GIANNIS	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	2013 Panini Flawless Giannis Antetokounmpo Rookie card graded BGS GEM MINT 9.5	Closed	12/19/2020	1/13/2021	$5.00	5,000	$25,000 (3)	$4,023

45

#AVENGERS1	7/20/2020	(Post-Qualification Amendment No. 8 to Archive Offering Statement)	1963 Avengers #1 CGC NM + 9.6 comic book	Sold - $325,000 Acquisition Offer Accepted on 07/09/2021	12/16/2020	1/13/2021	$54.00	5,000	$270,000 (3)	$14,675
#04MESSI	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	2004-05 Panini Lionel Messi Card graded BGS GEM MINT 9.5	Sold - $120,000 Acquisition Offer Accepted on 09/19/2025	12/21/2020	1/13/2021	$5.00	9,000	$45,000 (3)	$3,403
#AVENGE57	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	1968 Marvel Avengers #57 CGC NM/M 9.8 comic book	Closed	12/2/2020	1/13/2021	$1.00	20,000	$20,000 (3)	$1,698
#03TACHE	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	Four cases of three (3) bottles of 2003 La Tâche, Domaine de la Romanée-Conti	Closed	11/17/2020	1/13/2021	$5.00	15,600	$78,000 (3)	$5,699
#99TMB2	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1999 Pokémon Japanese Promo Tropical Mega Battle No. 2 Trainer Card graded PSA AUTHENTIC	Closed	12/14/2020	1/13/2021	$6.00	10,000	$60,000 (3)	$8,000
#PUNCHOUT	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1987 NES Mike Tyson’s PUNCH-OUT!! Wata 9.4 A+ video game	Sold – $100,000 Acquisition Offer Accepted on 05/02/2024	12/22/2020	1/13/2021	$9.00	10,000	$90,000 (3)	$7,825

46

#BULLSRING	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	Six Chicago Bulls NBA Championship Rings awarded to Chicago Bulls security guard John Capps	Closed	12/19/2020	1/13/2021	$10.00	30,000	$300,000 (3)	$44,008
#70AARON	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1970 Topps Hank Aaron card graded PSA GEM MINT 10	Closed	12/23/2020	1/13/2021	$3.00	6,000	$18,000 (3)	$598
#96CHARZRD	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1996 Pokemon Japanese Base Set No Rarity Symbol Holo Charizard #6 PSA MINT 9	Closed	12/27/2020	1/13/2021	$10.00	6,500	$65,000 (3)	$5,304
#01TIGER	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	2001 SP Authentic #45 Tiger Woods Autographed Rookie Card graded BGS GEM MINT 9.5	Closed	12/30/2020	1/13/2021	$10.00	1,850	$18,500 (3)	$1,615
#ICECLIMB	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1985 NES Ice Climber Wata 9.0 A video game	Closed	12/28/2020	1/13/2021	$8.00	10,000	$80,000 (3)	$7,958

47

#09COBB	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1909-11 T206 Sweet Caporal Ty Cobb card graded PSA NM 7	Closed	1/6/2021	1/19/2021	$4.00	8,000	$32,000 (3)	$2,980
#51HOWE	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1951 Parkhurst Gordie Howe Card graded PSA NM-MT 8	Sold - $52,000 Acquisition Offer Accepted on 01/28/2022	1/5/2021	1/19/2021	$9.00	5,000	$45,000 (3)	$3,445
#96JORDAN2	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	Michael Jordan Playoff Worn and Dual Signed ‘Player Sample’ Air Jordan 11’s	Closed	1/11/2021	1/19/2021	$5.00	10,800	$54,000 (3)	$3,691
#JUNGLEBOX	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1999 Pokémon Jungle 1st Edition Booster Box	Closed	1/3/2021	1/19/2021	$5.00	6,900	$34,500 (3)	$2,955
#59FLASH	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1959 The Flash #105 comic book graded NM 9.4 by CGC	Closed	1/12/2021	1/25/2021	$6.50	10,000	$65,000 (3)	$5,129
#FOSSILBOX	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1999 Pokémon 1st Edition Fossil Set Sealed Booster Box	Closed	1/11/2021	1/25/2021	$5.00	4,200	$21,000 (3)	$1,569

48

#THOR	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	1962 Journey Into Mystery #83 CGC NM 9.4	Sold - $261,000 Acquisition Offer Accepted on 07/14/2021	1/7/2021	1/25/2021	$20.00	10,750	$215,000 (3)	$15,638
#POKEBLUE	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1998 Game Boy Pokémon Blue video game	Closed	1/20/2021	1/27/2021	$10.00	2,400	$24,000 (3)	$2,660
#98GTA	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 17 to Archive Offering Statement)	1998 PlayStation Grand Theft Auto Video Game graded Wata 9.8 A+	Closed	1/14/2021	1/27/2021	$5.00	3,150	$15,750 (3)	$1,172
#PICNIC	8/21/2020	(Post-Qualification Amendment No. 9 to Archive Offering Statement)	Limited Edition Natural Barénia Leather & Osier Picnic Kelly 35cm Bag with palladium hardware	Closed	12/9/2020	1/27/2021	$27.00	2,000	$54,000 (3)	$4,358

49

#DOMINOS	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1990 Rolex Air-King Dominos Pizza Special Edition Watch	Closed	1/19/2021	1/27/2021	$5.50	2,000	$11,000 (3)	$1,169
#58PELE	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1958 Alifabolaget #635 Pelé Rookie Card graded PSA MINT 9	Sold - $1,331,269 Acquisition Offer Accepted on 02/11/2022	1/11/2021	1/28/2021	$10.00	31,500	$315,000 (3)	$20,483
#09CURRY	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2009-10 UD Exquisite Stephen Curry #64 Autographed Rookie Card graded GEM MINT 9.5 by BGS	Closed	1/25/2021	2/2/2021	$10.00	2,500	$25,000 (3)	$524
#84JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	Michael Jordan Photo-Matched 1984 Signing Day Chicago Bulls Official NBA Game Jersey	Sold - $513,985 Acquisition Offer Accepted on 01/11/2024	1/21/2021	2/2/2021	$25.00	15,000	$375,000 (3)	$49,831
#09BEAUX	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2009 Vosne-Romanée Les Beaux Monts, Domaine Leroy	Closed	1/4/2021	2/2/2021	$5.00	6,800	$34,000 (3)	$3,085

50

#KEROUAC	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	1957 inscribed First Edition, Presentation Copy of "On the Road" by Jack Kerouac	Closed	12/13/2020	2/7/2021	$20.00	4,900	$98,000 (3)	$10,583
#96JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1996 Michael Jordan Game Worn and Dual Signed ‘Player Sample’ Air Jordan 11 “Concord”	Sold - $92, 135 Acquisition Offer Accepted on 12/28/2022	1/26/2021	2/7/2021	$4.00	12,000	$48,000 (3)	$4,420
#FEDERAL	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	First Edition copy of The Federalist by Alexander Hamilton, James Madison, and John Jay	Sold - $195,000 Acquisition offer Accepted on 09/07/2024	1/25/2021	2/7/2021	$15.00	10,000	$150,000 (3)	$26,675
#62BOND	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1962 First Edition Presentation copy of The Spy Who Loved Me by Ian Fleming inscribed to Robert Kennedy	Closed	12/30/2020	2/7/2021	$6.00	15,500	$93,000 (3)	$13,593
#71TOPPS	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1971 Topps Football Series 2 Wax Box Reviewed and Factory Sealed by BBCE	Closed	1/18/2021	2/17/2021	$4.00	17,000	$68,000 (3)	$5,759

51

#DEATON	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	Triceratops prorsus skull excavated from the Hell Creek Formation of North Dakota in 1999	Closed	1/25/2021	2/17/2021	$25.00	11,400	$285,000 (3)	$27,283
#98ZELDA	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1998 N64 The Legend of Zelda: Ocarina of Time video game graded 9.6 A+ by Wata	Closed	2/3/2021	2/17/2021	$4.70	5,000	$23,500 (3)	$2,165
#03JORDAN2	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2003-04 UD Exquisite Quad Patch #MJ Michael Jordan Game Used Patch Card graded NM-MT+ 8.5 by BGS	Closed	2/9/2021	2/22/2021	$4.20	10,000	$42,000 (3)	$4,154
#WOLVERINE	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 17 to Archive Offering Statement)	1974 Incredible Hulk #181 comic book graded NM/M 9.8 by CGC	Sold - $57,000 Acquisition Offer Accepted on 07/22/2021	2/7/2021	2/22/2021	$9.50	5,000	$47,500 (3)	$3,925

52

#91JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1991 Michael Jordan Game Worn Chicago Bulls Home Uniform graded A10 by MEARS	Closed	1/31/2021	2/24/2021	$7.00	10,000	$70,000 (3)	$590
#79GRETZKY	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1979 Topps Wayne Gretzky #18 Rookie Card graded GEM-MT 10 by PSA	Sold - $920,000 Acquisition Offer Accepted on 01/31/2024	2/5/2021	2/25/2021	$40.00	20,000	$800,000 (3)	$64,216
#17DUJAC	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	Two cases of six (6) bottles of 2017 Chambertin, Domaine Dujac	Sold - $35,500 Acquisition Offer Accepted on 05/08/2025	2/15/2021	3/8/2021	$8.00	3,250	$26,000 (3)	$1,408
#FAUBOURG2	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	2019 Hermès 20cm Sellier Faubourg Blue Multicolor Birkin with Palladium Hardware	Sold - $180,000 Acquisition Offer Accepted on 12/14/2024	12/28/2020	3/8/2021	$15.00	11,000	$165,000 (3)	$11,483
#MOSASAUR	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	Mosasaur Halisaurus Arambourgi Skeleton	Closed	2/21/2021	3/15/2021	$5.00	6,000	$30,000 (3)	$8,658
#92JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1992 Michael Jordan Game Worn and Dual Signed Nike Air Jordan VII's	Sold - $52,000 Acquisition Offer Accepted on 04/24/2023	2/23/2021	3/15/2021	$6.00	7,000	$42,000 (3)	$4,480

53

#14KOBE	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2014 Kobe Bryant Game Worn and Signed Lakers Jersey	Sold - $95,000 Acquisition Offer Accepted on 01/21/2022	2/14/2021	3/15/2021	$8.00	9,750	$78,000 (3)	$6,250
#03LEBRON3	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2003-04 SP Authentic #148 LeBron James Autographed Rookie Card graded PRISTINE 10 by BGS	Closed	2/12/2021	3/15/2021	$23.00	10,000	$230,000 (3)	$20,924
#95TOPSUN	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1995 Sealed Topsun Pokémon Booster Box, 1st Edition Box A	Closed	3/2/2021	3/15/2021	$6.00	10,000	$60,000 (3)	$8,300
#09TROUT2	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2009 Bowman Chrome Mike Trout Xfractor graded BGS 9.5	Closed	2/28/2021	3/16/2021	$5.00	11,200	$56,000 (3)	$4,340

54

#59BOND	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 17 to Archive Offering Statement)	1959 First Edition Dedication copy of Goldfinger by Ian Fleming	Closed	2/24/2021	3/16/2021	$8.00	10,250	$82,000 (3)	$11,381
#OPEECHEE	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1979-80 O-Pee-Chee Wax Box Reviewed and Factory Sealed by BBCE	Closed	2/19/2021	3/16/2021	$30.00	10,000	$300,000 (3)	$41,699
#ROCKETBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2000 Pokémon Team Rocket 1st Edition Factory Sealed Booster Box	Closed	3/10/2021	3/22/2021	$6.00	4,750	$28,500 (3)	$1,894
#94JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1994 Michael Jordan Game Worn, Signed and Photo-Matched Air Jordan Baseball Cleats	Closed	2/16/2021	3/22/2021	$8.50	10,000	$85,000 (3)	$9,295

55

#18LUKA	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2018 Panini Prizm Signatures Black Label Luka Doncic Rookie card #3 Graded BGS PRISTINE 10	Closed	3/14/2021	4/6/2021	$5.00	5,300	$26,500 (3)	$2,813
#86DK3	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1986 Donkey Kong 3 Sealed [Hangtab, 2 Code, Mid-Production], NES Nintendo graded Wata 9.2 A+	Sold - $60,000 Acquisition Offer Accepted on 08/30/2021	3/1/2021	4/6/2021	$10.00	4,350	$43,500 (3)	$3,565
#FANFOUR5	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1962 Marvel Fantastic Four #5 comic book graded CGC NM 9.2	Closed	3/3/2021	4/6/2021	$8.00	10,000	$80,000 (3)	$5,900
#16KOBE	10/28/2020	(Post-Qualification Amendment No. 14 to Archive Offering Statement)	Four Signed Hardwood Panels from the Staples Center Basketball Court used during Kobe Bryant’s Farewell Game	Sold - $800,000 Acquisition Offer Accepted on 01/21/2023	3/5/2021	4/6/2021	$8.00	100,000	$800,000 (3)	$147,929
#11BELAIR	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2011 Vosne-Romanée Aux Reignots, Domaine du Comte Liger-Belair	Closed	3/10/2021	4/6/2021	$11.00	2,000	$22,000 (3)	$1,541

56

#76PAYTON	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1976 Topps #148 Walter Payton Rookie Card Graded PSA GEM MT 10	Closed	3/9/2021	4/6/2021	$6.50	10,000	$65,000 (3)	$9,750
#17MAHOMES	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2017 National Treasures Black #161 Patrick Mahomes II Rookie Patch Autograph Card graded BGS NM-MT 8	Sold - $350,000 Acquisition Offer Accepted on 01/24/2022	2/27/2021	4/6/2021	$12.00	25,000	$300,000 (3)	$79,150
#85MJPROMO	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1985 Nike Promo Michael Jordan Bulls RC Rookie graded PSA 10	Closed	3/7/2021	4/6/2021	$8.00	3,500	$28,000 (3)	$4,120
#96KOBE	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1996 Finest Refractors (With Coating) #269 Gold Kobe Bryant Rookie Card Graded BGS GEM MINT 9.5	Closed	3/24/2021	4/9/2021	$11.00	7,000	$77,000 (3)	$7,662
#99CHARZRD	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1999 Pokémon Charizard #4 First Edition Base Set Hologram Trading Card published by Wizards of the Coast graded PSA GEM MT 10	Closed	3/20/2021	4/9/2021	$10.00	35,000	$350,000 (3)	$42,825

57

#68RYAN	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1968 Topps #177 Nolan Ryan Rookie Card Graded PSA MINT 9	Sold - $55,954 Acquisition Offer Accepted on 08/29/2024	3/17/2021	4/9/2021	$7.00	10,000	$70,000 (3)	$8,102
#MARADONA	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1979 Panini Calciatori Soccer Diego Maradona Rookie RC #312 graded PSA 9 MINT	Closed	3/16/2021	4/9/2021	$7.00	2,000	$14,000 (3)	$1,428
#POKEYELOW	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1999 Nintendo Game Boy Pokémon Yellow [Pixel ESRB, Early Production] Graded Wata 9.6 A++	Closed	3/23/2021	4/13/2021	$5.00	11,000	$55,000 (3)	$6,850
#POKELUGIA	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2000 Neo Genesis 1st Edition Holo Lugia #9 Graded PSA GEM MINT 10	Closed	3/15/2021	4/13/2021	$11.00	10,000	$110,000 (3)	$12,475
#XMEN1	12/21/2020	(Post-Qualification Amendment No. 16 to Archive Offering Statement)	1963 X-Men #1 CGC NM 9.4 comic book	Sold - $325,000 Acquisition Offer Accepted on 06/21/2021	3/13/2021	4/15/2021	$20.00	12,000	$240,000 (3)	$20,200

58

#VANHALEN	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	2008 Eddie Van Halen Concert Played and Signed Charvel EVH Art Series One-of-a-Kind Guitar	Closed	2/2/2021	4/15/2021	$12.40	5,000	$62,000 (3)	$5,954
#48JACKIE	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1948 Leaf Jackie Robinson #79 Rookie Card graded NM-MT 8 by PSA	Sold - $260,000 Acquisition Offer Accepted on 09/25/2024	1/29/2021	4/15/2021	$20.00	18,750	$375,000 (3)	$27,717
#05MJLJ	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2005-06 Exquisite Collection Jerseys inserts, Dual Autographs: Michael Jordan and Lebron James graded BGS NM-MT+ 8.5	Sold - $56,650 Acquisition Offer Accepted on 12/18/2024	3/20/2021	7/1/2021	$4.00	20,500	$82,000 (3)	$7,949
#81MONTANA	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1981 Topps Football #216 Joe Montana Rookie Card Graded PSA GEM MINT 10	Closed	3/29/2021	7/1/2021	$7.00	10,000	$70,000 (3)	$5,175
#00MOUTON	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2000 Château Mouton-Rothschild	Closed	4/1/2021	7/1/2021	$13.50	2,000	$27,000 (3)	$2,181

59

#07DURANT	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	2007 Topps Chrome Orange Refractor Kevin Durant Rookie Card graded PSA GEM MT 10	Closed	6/4/2021	7/1/2021	$13.00	9,000	$117,000 (3)	-$1,656
#56AARON	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1956 Topps #31 Hank Aaron (White Back) graded PSA Mint 9	Closed	4/23/2021	7/1/2021	$5.00	10,000	$50,000 (3)	$7,401
#85LEMIEUX	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1985 O-Pee-Chee Hockey Mario Lemieux Rookie Card #9 graded PSA GEM-MT 10	Closed	4/7/2021	7/1/2021	$5.00	17,500	$87,500 (3)	$7,251
#87JORDAN	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1987 Fleer Michael Jordan Card #59 graded PSA GEM MT 10	Closed	3/30/2021	7/1/2021	$5.00	10,000	$50,000 (3)	$3,188
#AC23	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1940 Action Comics #23 comic book published by D.C. Comics graded CGC 5.5	Closed	5/25/2021	7/1/2021	$7.00	4,000	$28,000 (3)	$2,620
#APPLE1	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	1976 Apple-1 Computer with Original Box Signed by Steve Wozniak	Closed	4/2/2021	7/1/2021	$25.00	33,000	$825,000 (3)	$65,355

60

#GWLOTTO	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1768 George Washington Mountain Road Lottery Ticket with Signature	Closed	4/5/2021	7/1/2021	$14.00	2,500	$35,000 (3)	$7,442
#GYMBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2000 Pokémon Gym Heroes 1st Edition Set Sealed Booster Box	Closed	3/30/2021	7/1/2021	$6.00	3,000	$18,000 (3)	$1,663
#HUCKFINN	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1885 First Edition, Adventures of Huckleberry Finn by Mark Twain	Closed	4/20/2021	7/1/2021	$11.00	2,000	$22,000 (3)	$2,580
#NEOBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	2000 Pokémon Neo Genesis 1st Edition Set Sealed Booster Box	Sold - $33,000 Acquisition Offer Accepted on 05/23/2025	4/14/2021	7/1/2021	$4.50	10,000	$45,000 (3)	$3,167
#NEWTON	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1687 First Edition, Continental Issue of Philosophiae Naturalis Principia Mathematica by Sir Isaac Newton	Closed	5/4/2021	7/1/2021	$10.00	30,000	$300,000 (3)	$38,929

61

#NICKLAUS1	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 18 to Archive Offering Statement)	1973 Panini #375 Jack Nicklaus Rookie Card Graded by PSA GEM MT 10	Closed	4/7/2021	7/1/2021	$10.00	4,000	$40,000 (3)	$4,001
#POKEMON2	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1999 Pokémon 1st Edition Base Set Sealed Booster Box published by Wizards of the Coast	Closed	4/2/2021	7/1/2021	$10.00	41,500	$415,000 (3)	$32,138
#POKERED	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1998 Game Boy Pokémon Red Video Game graded Wata 9.2 A++	Closed	5/5/2021	7/1/2021	$4.00	10,000	$40,000 (3)	$4,000
#RIVIERA	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1965 Rolex 1601 Datejust retailed by Joyeria Riviera	Closed	4/12/2021	7/1/2021	$5.00	6,000	$30,000 (3)	$5,888

62

#SMB3	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1990 NES Super Mario Bros. 3 Video Game graded Wata 9.4 A+	Closed	4/11/2021	7/1/2021	$5.00	5,000	$25,000 (3)	$2,150
#WALDEN	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1854 First Edition Walden; or, Life in the Woods by Henry David Thoreau	Closed	5/12/2021	7/1/2021	$10.25	2,000	$20,500 (3)	$2,095
#WZRDOFOZ	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1900 First Edition of The Wonderful Wizard Of OZ	Closed	4/27/2021	7/1/2021	$15.00	6,000	$90,000 (3)	$7,725
#60ALI	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1960 Hemmets Journal #23 Cassius Clay (Muhammad Ali) Rookie Card graded PSA Mint 9	Closed	4/2/2021	7/14/2021	$10.00	23,500	$235,000 (3)	$20,014
#TORNEK	11/25/2020	(Post-Qualification Amendment No. 15 to Archive Offering Statement)	1964 Tornek-Rayville ref. TR-900	Closed	11/26/2020	7/14/2021	$5.00	33,000	$165,000 (3)	$8,513
#DIMAGGIO3	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1950-51 Joe DiMaggio Game-Worn Road Jersey Graded MEARS A10	Closed	5/24/2021	7/14/2021	$20.00	22,500	$450,000 (3)	$26,525

63

#POKEMON3	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1999 Pokémon 1st Edition Complete Set graded PSA GEM MT 10	Closed	4/25/2021	7/14/2021	$120.00	5,000	$600,000 (3)	$36,900
#09CURRY2	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 18 to Archive Offering Statement)	2009 Playoff National Treasures Stephen Curry Autographed Patch Rookie Card graded BGS GEM MINT 9.5	Closed	3/26/2021	7/28/2021	$25.00	21,000	$525,000 (3)	$62,158
#80ALI	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1980 Muhammad Ali Sparring Gloves Worn in Training for Larry Holmes Bout and Inscribed to Sylvester Stallone	Closed	5/3/2021	7/28/2021	$7.50	10,000	$75,000 (3)	$12,888
#58PELE3	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1958-59 Tupinamba Ltda. Quigol Pelé #109 Rookie Card graded PSA NM -MT 8	Closed	5/7/2021	7/28/2021	$20.00	11,250	$225,000 (3)	$39,785

64

#BATMAN2	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1940 Batman #2 comic book published by D.C. Comics graded CGC 9.0	Closed	5/10/2021	7/28/2021	$10.00	8,500	$85,000 (3)	$6,913
#85ERVING	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1985 Julius Erving Game Worn and Signed Jersey	Closed	5/17/2021	7/28/2021	$4.50	10,000	$45,000 (3)	$6,044
#LJKOBE	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	2002 LeBron James High School Game Worn Sneakers Gifted by Kobe Bryant.	Sold - $215,000 Acquisition Offer Accepted on 11/15/2021	5/17/2021	7/28/2021	$10.00	18,000	$180,000 (3)	$20,073
#99MJRETRO	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	1999 Upper Deck Retro Inkredible Level 2 Michael Jordan Signed Card graded PSA MINT 9	Sold - $38,000 Acquisition Offer Accepted on 03/31/2024	6/12/2021	7/28/2021	$5.00	10,000	$50,000 (3)	$4,630
#FLASH123	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1961 The Flash #123 comic book published by D.C Comics graded CGC 9.4	Closed	6/18/2021	7/28/2021	$8.00	3,625	$29,000 (3)	$2,610

65

#85GPK	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1985 Topps Garbage Pail Kids Stickers Nasty Nick #1A Card graded PSA GEM MT 10	Closed	6/28/2021	7/28/2021	$12.00	1,000	$12,000 (3)	-$2,765
#IPOD	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	2001 Apple 1st Generation iPod Classic in its Original Factory Sealed Box	Sold - $29,000 Acquisition Offer Accepted on 8/3/2023	7/2/2021	7/28/2021	$5.00	5,000	$25,000 (3)	$1,539
#HGWELLS	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	1895 First Edition The Time Machine: An Invention Inscribed by H.G Wells	Closed	6/18/2021	8/2/2021	$6.20	7,500	$46,500 (3)	$4,835
#85JORDAN2	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1985 Signed Michael Jordan "Shattered Backboard" Jersey	Sold - $437,500 Acquisition Offer Accepted on 04/11/2024	3/21/2021	8/2/2021	$14.00	20,000	$280,000 (3)	$44,500
#SANTANA	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	Gibson Les Paul SG Guitar owned and played by Carlos Santana	Closed	6/2/2021	8/9/2021	$5.00	15,000	$75,000 (3)	$15,588

66

#CONGRESS	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement)	Thomas Heyward Jr’s First edition of the Continental Congress Journal of the Proceeds of the Congress	Closed	6/28/2021	8/9/2021	$24.00	5,000	$120,000 (3)	$18,879
#66ORR	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1966 Topps Bobby Orr #35 Rookie Card graded NM-MT 8 by PSA	Closed	7/2/2021	8/9/2021	$5.00	10,000	$50,000 (3)	$5,917
#01TIGER2	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	2001 Upper Deck Golf Black Label #1 Tiger Woods Rookie Card graded BGS Pristine 10	Closed	7/9/2021	8/9/2021	$8.50	2,000	$17,000 (3)	$429
#GRIFFEYJR	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1989 Upper Deck Ken Griffey Jr. Rookie Card #1 graded BGS PRISTINE 10	Closed	7/13/2021	8/9/2021	$8.00	2,500	$20,000 (3)	$3,754
#87ZELDA	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	1987 NES Legend of Zelda Video Game graded Wata 9.4 B+	Closed	7/19/2021	8/9/2021	$11.50	10,000	$115,000 (3)	$12,388

67

#01HALO	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement and Supplement No. 1 to Post-Qualification Amendment No. 19 to Archive Offering Statement)	2001 Xbox Halo: Combat Evolved (Black Label) Video Game graded Wata 9.4 A+	Closed	7/23/2021	8/9/2021	$6.80	2,500	$17,000 (3)	$1,980
#EINSTEIN2	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	1948 Albert Einstein Typed and Signed Letter On God	Closed	7/9/2021	8/9/2021	$16.00	5,000	$80,000 (3)	$8,000
#86JORDAN2	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1986 Fleer #8 Michael Jordan Sticker Rookie Card graded PSA GEM MT 10	Closed	7/23/2021	8/11/2021	$8.00	10,000	$80,000 (3)	$4,249
#97KOBE	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1997 Skybox Jambalaya #12 Kobe Bryant Card graded PSA GEM MT 10	Closed	7/30/2021	8/25/2021	$6.50	10,000	$65,000 (3)	$5,237

68

#XMEN94	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1975 X-Men #94 Comic Book published by Marvel graded CGC 9.8	Closed	7/30/2021	8/25/2021	$6.50	10,000	$65,000 (3)	$5,695
#TOPPSTRIO	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1980 Topps Scoring Leader Card (Bird / Erving /Johnson) Graded PSA MINT 9	Closed	8/6/2021	8/25/2021	$6.00	5,000	$30,000 (3)	-$5,326
#81BIRD	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1981 Topps #4 Larry Bird Card graded PSA GEM MT 10	Closed	8/11/2021	8/25/2021	$6.00	5,000	$30,000 (3)	-$770
#THEROCK	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1997 Panini WWF Superstars Stickers #113 Rocky Maivia Card graded PSA GEM MT 10	Closed	8/1/2021	9/1/2021	$12.00	1,000	$12,000 (3)	-$4,159
#04MESSI2	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	2004 Panini Sports Mega Cracks Campeon #35 Lionel Messi Rookie Card graded PSA GEM MT 10	Closed	8/12/2021	9/1/2021	$7.00	5,000	$35,000 (3)	$1,569

69

#09RBLEROY	9/24/2020	(Post-Qualification Amendment No. 10 to Archive Offering Statement)	One case of twelve (12) bottles of 2009 Richebourg, Domaine Leroy	Closed	8/6/2021	9/1/2021	$25.00	4,300	$107,500 (3)	$8,590
#XLXMEN1	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	1975 Giant Size X-Men #1 Comic Book published by Marvel graded CGC 9.8	Closed	8/20/2021	9/7/2021	$8.00	8,000	$64,000 (3)	$5,260
#03LEBRON5	6/25/2021	(Post-Qualification Amendment No. 21 to Archive Offering Statement)	2003 Topps Chrome #111 LeBron James Black Refractor Rookie Card graded PSA MINT 9	Closed	8/27/2021	9/13/2021	$10.00	8,500	$85,000 (3)	$9,323
#SLASH	3/29/2021	(Post-Qualification Amendment No. 19 to Archive Offering Statement)	Exact aged replica of Slash’s original Factory Black 1966 Gibson Doubleneck Guitar built as a prototype for the Slash EDS-1275 Doubleneck	Closed	8/31/2021	9/30/2021	$5.00	13,000	$65,000 (3)	$13,250
#METEORITE	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	Lunar Meteorite Specimen Feldspathic Lunar Anorthositic Breccia from the Moon	Closed	8/11/2021	9/30/2021	$20.00	17,500	$350,000 (3)	$68,645

70

#89TMNT	9/15/2021	(Post-Qualification Amendment No. 24 to Archive Offering Statement)	1989 NES Teenage Mutant Ninja Turtles Video Game graded Wata 9.4 A	Closed	9/15/2021	10/7/2021	$11.00	2,000	$22,000 (3)	$633
#00BRADY2	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	2000 SP Authentic #118 Tom Brady Rookie Card graded BGS PRISTINE 10	Closed	8/20/2021	10/7/2021	$10.00	32,500	$325,000 (3)	$5,160
#NESWWF	9/21/2021	(Post-Qualification Amendment No. 25 to Archive Offering Statement)	1989 NES WWF Wrestlemania Video Game graded Wata 9.6 A+	Closed	9/21/2021	10/7/2021	$3.00	6,000	$18,000 (3)	$1,635
#PUNK9670	9/15/2021	(Post-Qualification Amendment No. 24 to Archive Offering Statement)	Number 9670 Female CryptoPunk NFT	Closed	9/16/2021	10/7/2021	$10.00	7,200	$72,000 (3)	$8,040
#18ALLEN	9/21/2021	(Post-Qualification Amendment No. 25 to Archive Offering Statement)	2018 National Treasures #163 Josh Allen Autographed Jersey Rookie Card graded BGS 9.5	Closed	9/22/2021	10/12/2021	$3.00	12,000	$36,000 (3)	$2,040
#CASTLEII	9/27/2021	(Post-Qualification Amendment No. 26 to Archive Offering Statement)	1988 NES Castlevania II: Simon’s Quest Video Game graded Wata 9.6 A+	Closed	9/27/2021	10/12/2021	$9.00	2,000	$18,000 (3)	$1,635

71

#36OWENS	9/21/2021	(Post-Qualification Amendment No. 25 to Archive Offering Statement)	Four Tickets From Jesse Owens' Gold Medal Events in the 1936 Berlin Olympics	Sold - $27,200 Acquisition Offer Accepted on 10/17/2024	9/22/2021	10/12/2021	$10.00	2,500	$25,000 (3)	$2,603
#BAYC601	9/27/2021	(Post-Qualification Amendment No. 26 to Archive Offering Statement)	Number 601 Bored Ape Yacht Club NFT with Sea Captain’s Hat	Closed	9/27/2021	10/12/2021	$10.00	16,500	$165,000 (3)	$17,686
#60MANTLE	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1960 Signed Mickey Mantle Game-Worn Road Jersey Graded MEARS A10	Closed	8/20/2021	10/20/2021	$20.00	42,500	$850,000 (3)	$34,525
#PUNK8103	9/21/2021	(Post-Qualification Amendment No. 25 to Archive Offering Statement)	Number 8103 Male CryptoPunk NFT	Closed	9/21/2021	10/20/2021	$9.33	60,000	$559,800 (3)	$49,404
#GHOST1	9/27/2021	(Post-Qualification Amendment No. 27 to Archive Offering Statement)	1973 Ghost Rider #1 Comic Book published by Marvel graded CGC 9.8	Closed	9/27/2021	10/20/2021	$7.00	2,000	$14,000 (3)	$1,199
#KIRBY	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	1992 GameBoy Kirby’s Dream Land Video Game graded Wata 9.8 A++	Closed	10/12/2021	10/26/2021	$6.00	10,000	$60,000 (3)	$8,215

72

#20HERBERT	9/27/2021	(Post-Qualification Amendment No. 27 to Archive Offering Statement)	2020 National Treasures #158 Justin Herbert Autographed Patch Rookie Card graded BGS 9.5	Sold - $86,400 Acquisition Offer Accepted on 7/8/2022	9/27/2021	10/26/2021	$7.00	10,000	$70,000 (3)	$8,090
#HENDERSON	9/27/2021	(Post-Qualification Amendment No. 26 to Archive Offering Statement)	1980 Topps #482 Rickey Henderson Rookie Card graded PSA GEM MINT 10	Sold - $121,001.11 Acquisition Offer Accepted on 02/29/2024	9/27/2021	10/26/2021	$5.00	27,000	$135,000 (3)	-$188
#03RONALDO	9/27/2021	(Post-Qualification Amendment No. 27 to Archive Offering Statement)	2003 Panini #137 Cristiano Ronaldo Rookie Card graded PSA 10	Sold - $105,000 Acquisition Offer Accepted on 08/13/2025	9/27/2021	10/26/2021	$14.00	12,500	$175,000 (3)	$14,556
#BROSGRIMM	2/23/2021	(Post-Qualification Amendment No. 18 to Archive Offering Statement)	1837 Third Edition Presentation Copy of Grimms' Fairy Tales by the Brothers Grimm inscribed to contributor and friend Malchen Hassenpflug	Closed	5/19/2021	10/26/2021	$27.00	5,000	$135,000 (3)	$19,304
#HONUS2	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	1910 Tip-Top Bread Honus Wagner Card graded PSA 5	Sold - $97,001 Acquisition Offer Accepted on 08/29/2024	10/12/2021	10/26/2021	$10.00	10,000	$100,000 (3)	$11,944

73

#MARX	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	1867 First Edition Das Kapital By Karl Marx	Closed	10/12/2021	11/3/2021	$15.00	8,000	$120,000 (3)	$12,200
#MEEB15511	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	Number 15511 Pig Meebit	Closed	10/19/2021	11/3/2021	$5.00	15,000	$75,000 (3)	$5,405
#90BATMAN	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	1990 NES Batman Video Game graded Wata 9.8 A+	Closed	10/19/2021	11/3/2021	$5.90	10,000	$59,000 (3)	$7,225
#09HARDEN	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	2009 Topps Chrome Refractor #99 James Harden Rookie Card graded PSA GEM MT 10	Closed	10/19/2021	11/3/2021	$13.00	2,000	$26,000 (3)	$1,484
#SIMPSONS1	10/25/2021	(Post-Qualification Amendment No. 32 to Archive Offering Statement)	1991 NES Simpsons: Bart vs. The Space Mutants Video Game graded Wata 9.6 A+	Closed	10/25/2021	11/9/2021	$9.25	2,000	$18,500 (3)	$2,130
#SPIDER129	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	1974 Amazing Spider-Man #129 Comic Book published by Marvel graded CGC 9.8	Closed	10/19/2021	11/9/2021	$4.00	10,000	$40,000 (3)	$2,454

74

#93JETER	10/25/2021	(Post-Qualification Amendment No. 32 to Archive Offering Statement)	1993 SP Foil #279 Derek Jeter Rookie Card graded BGS 9.5	Closed	10/25/2021	11/9/2021	$16.00	1,000	$16,000 (3)	-$375
#NESDK3	10/18/2021	(Post-Qualification Amendment No. 31 to Archive Offering Statement)	1986 NES Donkey Kong 3 Video Game graded Wata 9.4 A+	Closed	10/19/2021	11/9/2021	$5.00	22,800	$114,000 (3)	$11,320
#BAYC7359	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	Number 7359 Bored Ape Yacht Club NFT with Space Suit	Sold - $43,955 Acquisition Offer Accepted on 09/18/2025	10/12/2021	11/10/2021	$10.00	19,000	$190,000 (3)	$20,773
#CURIO10	11/1/2021	(Post-Qualification Amendment No. 33 to Archive Offering Statement)	Set of Curio Cards NFTs Numbered One to Ten	Closed	11/1/2021	11/15/2021	$7.50	10,000	$75,000 (3)	$5,868
#WILDTHING	10/25/2021	(Post-Qualification Amendment No. 32 to Archive Offering Statement)	1963 First Edition Inscribed copy of Where The Wild Things Are by Maurice Sendak	Closed	10/25/2021	11/15/2021	$9.00	2,000	$18,000 (3)	$1,573

75

#1776	1/8/2021	(Post-Qualification Amendment No. 17 to Archive Offering Statement and Supplement No. 2 to Post-Qualification Amendment No. 19 to Archive Offering Statement)	July 16, 1776 Exeter, New Hampshire broadside of the Declaration of Independence	Closed	4/27/2021	11/26/2021	$25.00	80,000	$2,000,000 (3)	$507,945
#MACALLAN1	11/1/2021	(Post-Qualification Amendment No. 33 to Archive Offering Statement)	30 Year Old Macallan Sherry Oak Blue Label Single Malt Scotch Whisky	Closed	11/1/2021	11/30/2021	$13.25	1,000	$13,250 (3)	$104
#98JORDAN2	11/1/2021	(Post-Qualification Amendment No. 33 to Archive Offering Statement)	1998 Upper Deck Michael Jordan Jersey Autograph Card graded BGS GEM MINT 9.5	Closed	11/1/2021	11/30/2021	$20.00	16,500	$330,000 (3)	$34,427
#BAYC9159	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	Number 9159 Bored Ape Yacht Club NFT with a Leather Jacket	Closed	11/9/2021	12/8/2021	$5.00	39,000	$195,000 (3)	$2,488

76

#FANTASY7	11/22/2021	(Post-Qualification Amendment No. 37 to Archive Offering Statement)	1997 PlayStation1 Final Fantasy VII	Closed	11/22/2021	12/8/2021	$4.00	10,000	$40,000 (3)	$3,468
#SURFER4	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	1969 Silver Surfer #4 Comic Book published by Marvel graded CGC 9.8	Closed	11/9/2021	12/14/2021	$8.00	10,000	$80,000 (3)	$10,800
#OHTANI1	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	2018 Bowman Chrome Shohei Ohtani Orange Refractors Pitching Autographed Rookie Card graded BGS 9.5	Sold - $78,400 Acquisition Offer Accepted on 12/07/2024	11/9/2021	12/14/2021	$9.00	10,000	$90,000 (3)	$6,919
#OHTANI2	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	2018 Bowman Chrome Shohei Ohtani Orange Refractors Batting Autographed Rookie Card graded BGS 9.5	Sold - $97,440 Acquisition Offer Accepted on 12/07/2024	11/9/2021	12/14/2021	$8.00	9,125	$73,000 (3)	$6,123
#WILT100	11/9/2021	(Post-Qualification Amendment No. 34 to Archive Offering Statement)	1962 Ticket Stub from Wilt Chamberlain’s 100-Point Game graded PSA 3	Closed	11/9/2021	12/14/2021	$10.00	11,500	$115,000 (3)	$12,349

77

#PENGUIN	11/15/2021	(Post-Qualification Amendment No. 35 to Archive Offering Statement)	1941 Detective Comics #58 Comic Book published by D.C. Comics graded CGC 8.0	Closed	11/15/2021	12/14/2021	$6.00	10,000	$60,000 (3)	$6,019
#KARUIZAWA	11/15/2021	(Post-Qualification Amendment No. 35 to Archive Offering Statement)	50 Year Old Karuizawa Aqua of Life Single Malt Whisky	Closed	11/15/2021	12/14/2021	$5.00	13,000	$65,000 (3)	$5,382
#KOMBAT	11/22/2021	(Post-Qualification Amendment No. 36 to Archive Offering Statement)	1993 SNES Mortal Combat Video Game graded Wata 9.8 A+	Closed	11/22/2021	12/14/2021	$9.00	10,000	$90,000 (3)	$8,267
#APPLELISA	11/1/2021	(Post-Qualification Amendment No. 33 to Archive Offering Statement)	Fully Functioning 1983 Apple Lisa Computer with Original Twiggy Floppy Drives	Closed	11/1/2021	12/22/2021	$11.00	10,000	$110,000 (3)	$11,488
#98MANNING	11/22/2021	(Post-Qualification Amendment No. 36 to Archive Offering Statement)	1998 SP Authentic #14 Peyton Manning Rookie Card graded BGS 10	Closed	11/22/2021	12/22/2021	$11.00	2,000	$22,000 (3)	$1,642
#GIJOE	11/22/2021	(Post-Qualification Amendment No. 36 to Archive Offering Statement)	1983 Hasbro G.I. Joe: Cobra Commander Action Figure graded AFA 95	Closed	11/22/2021	12/22/2021	$9.00	5,000	$45,000 (3)	$5,755

78

#BEATLES1	11/22/2021	(Post-Qualification Amendment No. 36 to Archive Offering Statement)	1962 The Beatles Signed “Love Me Do” Single	Closed	11/22/2021	12/22/2021	$4.00	6,000	$24,000 (3)	$1,821
#SQUIG5847	11/22/2021	(Post-Qualification Amendment No. 37 to Archive Offering Statement)	Number 5847 Art Blocks Chromie Squiggle NFT	Closed	11/22/2021	12/22/2021	$11.00	6,000	$66,000 (3)	$8,100
#PACQUIAO	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	1999 World Boxing #143 Manny Pacquiao Rookie Card graded PSA 10	Closed	11/29/2021	12/22/2021	$8.50	2,000	$17,000 (3)	$1,548
#83JOBS	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	1983 Steve Jobs Leather Jacket Worn in Picture of Jobs Giving the Middle Finger outside the IBM Building	Closed	11/29/2021	12/22/2021	$7.50	10,000	$75,000 (3)	$5,621
#BATMAN181	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	1966 Batman #181 Comic Book published by D.C. Comics graded CGC 9.6	Closed	11/29/2021	12/22/2021	$10.00	5,000	$50,000 (3)	$7,361

79

#HOBBIT	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	1937 First Edition copy of The Hobbit by J. R. R. Tolkien	Sold - $90,000 Acquisition Offer Accepted on 11/07/2024	11/29/2021	12/22/2021	$8.00	10,000	$80,000 (3)	$9,150
#PUNK5883	11/29/2021	(Post-Qualification Amendment No. 38 to Archive Offering Statement)	Number 5883 Male CryptoPunk NFT	Closed	11/29/2021	1/6/2022	$15.00	40,000	$600,000 (3)	$28,900
#POPEYE	12/6/2021	(Post-Qualification Amendment No. 39 to Archive Offering Statement)	1986 NES Popeye Video Game graded Wata 9.4 A+	Closed	12/6/2021	1/6/2022	$10.00	11,000	$110,000 (3)	$17,443
#SMB2	11/22/2021	(Post-Qualification Amendment No. 37 to Archive Offering Statement)	1988 NES Super Mario Bros. 2 Video Game graded Wata 9.6 A++	Closed	11/22/2021	1/10/2022	$15.00	20,000	$300,000 (3)	$14,118
#OBIWAN	12/6/2021	(Post-Qualification Amendment No. 39 to Archive Offering Statement)	1978 Kenner Star Wars Ben (Obi-Wan) Kenobi Action Figure graded AFA 85	Closed	12/6/2021	1/10/2022	$6.00	2,000	$12,000 (3)	$749
#HAMILTON1	12/6/2021	(Post-Qualification Amendment No. 39 to Archive Offering Statement)	2020 Topps Dynasty Triple Relic #ILH Lewis Hamilton Autographed Patch Card graded PSA 10	Closed	12/6/2021	1/10/2022	$7.00	5,000	$35,000 (3)	$4,718

80

#GIANNIS2	5/18/2021	(Post-Qualification Amendment No. 20 to Archive Offering Statement)	2013 Panini National Treasures #130 Giannis Antetokounmpo Signed Jersey Patch Rookie Card graded BGS GEM MINT 9.5	Closed	7/19/2021	1/18/2022	$10.00	41,500	$415,000 (3)	$44,784
#03SERENA	11/15/2021	(Post-Qualification Amendment No. 35 to Archive Offering Statement)	2003 NetPro International Series #2A Serena Williams Autographed Patch Rookie Card graded BGS 8	Closed	11/15/2021	1/28/2022	$10.00	8,500	$85,000 (3)	$7,880
#86BONDS	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	1986 Topps Traded TIffany #11T Barry Bonds Rookie Card graded PSA GEM MT 10	Closed	1/3/2022	1/27/2022	$4.00	2,000	$8,000 (3)	$319
#MOBYDICK	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	1851 First Edition copy of Moby Dick by Herman Melville	Closed	1/3/2022	1/28/2022	$7.00	10,000	$70,000 (3)	$8,037
#IPADPROTO	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	2009 Apple Prototype 1st Generation iPad	Sold - $21,997 Acquisition Offer Accepted on 08/22/2024	1/3/2022	1/27/2022	$6.50	2,000	$13,000 (3)	$1,537

81

#BAYC4612	12/13/2021	(Post-Qualification Amendment No. 40 to Archive Offering Statement)	Number 4612 Bored Ape Yacht Club NFT with Laser Eyes	Closed	12/13/2021	1/31/2022	$7.00	100,000	$700,000 (3)	$27,150
#FORTNITE	1/10/2022	(Post-Qualification Amendment No. 42 to Archive Offering Statement)	2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+	Closed	1/10/2022	2/3/2022	$8.00	2,000	$16,000 (3)	$1,464
#IROBOT	1/10/2022	(Post-Qualification Amendment No. 42 to Archive Offering Statement)	1950 First Edition copy of I, Robot by Isaac Asimov	Closed	1/10/2022	2/3/2022	$8.00	1,000	$8,000 (3)	$1,688
#05RODGERS	1/10/2022	(Post-Qualification Amendment No. 42 to Archive Offering Statement)	2005 SP Authentic #252 Aaron Rodgers Autographed Jersey Rookie Card graded BGS 9.5	Closed	1/10/2022	2/3/2022	$8.00	7,000	$56,000 (3)	$4,340
#18OSAKA	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	2018 Sports Illustrated For Kids Naomi Osaka Rookie Card graded PSA 9	Closed	1/18/2022	2/3/2022	$5.00	2,600	$13,000 (3)	$1,723
#LEICAGOLD	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	1996 Leica M6 Gold ’King of Thailand' Camera in Condition ‘A’	Closed	1/18/2022	2/3/2022	$8.00	4,000	$32,000 (3)	$2,824

82

#IOMMI	9/27/2021	(Post-Qualification Amendment No. 27 to Archive Offering Statement)	2019 Gibson Tony Iommi 1964 “Monkey SG” Prototype Guitar	Closed	9/27/2021	2/7/2022	$10.00	6,500	$65,000 (3)	$13,250
#MARIO64	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++	Closed	1/3/2022	2/7/2022	$10.00	12,500	$125,000 (3)	$20,090
#GWTW	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	1936 First Edition Inscribed copy of Gone With the Wind by Margaret Mitchell	Closed	2/9/2022	3/2/2022	$5.00	5,000	$25,000 (3)	$2,400
#NEWWORLD	1/24/2022	(Post-Qualification Amendment No. 44 to Archive Offering Statement)	1932 First Edition copy of Brave New World by Aldous Huxley	Closed	1/24/2022	3/2/2022	$7.00	2,000	$14,000 (3)	$2,003
#JAWA	1/24/2022	(Post-Qualification Amendment No. 44 to Archive Offering Statement)	1978 Kenner Star Wars Vinyl Cape Jawa Action Figure graded AFA 80	Closed	1/24/2022	3/2/2022	$3.00	9,000	$27,000 (3)	$535
#GWLETTER	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	1780 George Washington Handwritten Letter to his Director of Intelligence	Closed	1/18/2022	3/2/2022	$20.00	7,500	$150,000 (3)	$11,743

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#MARIOKART	1/24/2022	(Post-Qualification Amendment No. 44 to Archive Offering Statement)	1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+	Closed	1/24/2022	3/2/2022	$15.00	5,000	$75,000 (3)	$6,964
#96KOBE2	1/3/2022	(Post-Qualification Amendment No. 41 to Archive Offering Statement)	1996 Topps Chrome Refractor #138 Kobe Bryant Rookie Card graded PSA GEM MT 10	Closed	1/3/2022	3/3/2022	$10.00	22,500	$225,000 (3)	-$5,777
#BAYC8827	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	Number 8827 Bored Ape Yacht Club NFT with Trippy Fur	Closed	1/18/2022	3/3/2022	$10.00	82,000	$820,000 (3)	$35,050
#SHOWCASE4	1/24/2022	(Post-Qualification Amendment No. 44 to Archive Offering Statement)	1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5	Closed	1/24/2022	3/3/2022	$7.00	11,000	$77,000 (3)	$7,601
#MACALLAN2	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky	Closed	2/9/2022	3/22/2022	$6.00	5,000	$30,000 (3)	-$340
#DOOD6921	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	Number 6921 Doodle NFT	Closed	2/9/2022	3/22/2022	$4.00	11,000	$44,000 (3)	$3,460

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#92TIGER	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	1992 Nissan L.A. Open Tiger Woods Debut Ticket graded PSA 6	Closed	2/9/2022	3/22/2022	$7.00	10,000	$70,000 (3)	$4,018
#15COBB	2/14/2022	(Post-Qualification Amendment No. 46 to Archive Offering Statement)	1915 Cracker Jack #30 Ty Cobb Card graded PSA NM 7	Sold - $75,795 Acquisition Offer Accepted on 08/29/2024	2/14/2022	3/22/2022	$11.00	7,000	$77,000 (3)	$5,052
#HIRST1	2/14/2022	(Post-Qualification Amendment No. 46 to Archive Offering Statement)	Damien Hirst The Currency “Who’s really the king” NFT	Closed	2/14/2022	3/22/2022	$4.00	5,000	$20,000 (3)	$1,320
#BRADBURY	2/22/2022	(Post-Qualification Amendment No. 47 to Archive Offering Statement)	1953 1st Edition Copy of Fahrenheit 451 by Ray Bradbury	Closed	2/22/2022	3/22/2022	$9.00	2,000	$18,000 (3)	$2,838
#BEATLES2	2/22/2022	(Post-Qualification Amendment No. 47 to Archive Offering Statement)	1963 Beatles Signed Fan Club Card graded PSA Authentic	Closed	2/22/2022	3/22/2022	$10.00	2,500	$25,000 (3)	$1,483
#SKYWALKER	2/14/2022	(Post-Qualification Amendment No. 46 to Archive Offering Statement)	1978 Kenner Star Wars Luke Skywalker Action Figure graded AFA 85	Closed	2/14/2022	3/29/2022	$3.50	5,000	$17,500 (3)	$1,856

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#85GPK2	2/28/2022	(Post-Qualification Amendment No. 48 to Archive Offering Statement)	Original 1985 Topps Garbage Pail Kids Series 1 Wax Box	Closed	2/28/2022	3/29/2022	$5.00	5,000	$25,000 (3)	$754
#GRIFFEY2	2/28/2022	(Post-Qualification Amendment No. 48 to Archive Offering Statement)	1989 Bowman Tiffany #220 Ken Griffey Jr. Rookie Card graded PSA GEM MT 10	Closed	2/28/2022	3/29/2022	$7.75	2,000	$15,500 (3)	$543
#19HAALAND	3/7/2022	(Post-Qualification Amendment No. 49 to Archive Offering Statement)	2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10	Closed	3/7/2022	3/29/2022	$9.00	5,000	$45,000 (3)	$6,693
#MEGALODON	10/12/2021	(Post-Qualification Amendment No. 28 to Archive Offering Statement)	Carcharocles Megaladon Jaw: Full Set of Fossilized Teeth in Jaw Reconstruction	Closed	10/12/2021	3/31/2022	$20.00	30,000	$600,000 (3)	$135,930
#KELLER	2/28/2022	(Post-Qualification Amendment No. 48 to Archive Offering Statement)	1892 Book Inscribed by Helen Keller to Frances Cleveland	Closed	2/28/2022	4/8/2022	$5.00	3,000	$15,000 (3)	$2,258
#GODFATHER	3/14/2022	(Post-Qualification Amendment No. 50 to Archive Offering Statement)	1971 Second Draft Screenplay of The Godfather by Mario Puzo and Francis Ford Coppola	Closed	3/14/2022	4/8/2022	$13.00	1,000	$13,000 (3)	$946

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#MAYC5750	1/18/2022	(Post-Qualification Amendment No. 43 to Archive Offering Statement)	Number 5750 Mutant Ape Yacht Club NFT with M1 Hawaiian Shirt	Closed	1/18/2022	4/20/2022	$7.00	10,000	$70,000 (3)	$11,649
#SUPREMEPB	3/14/2022	(Post-Qualification Amendment No. 50 to Archive Offering Statement)	2018 Supreme Branded Stern Pinball Machine	Closed	3/14/2022	6/16/2022	$6.00	10,000	$60,000 (3)	$3,248
#MJTICKET	2/9/2022	(Post-Qualification Amendment No. 45 to Archive Offering Statement)	1984 Michael Jordan Debut Ticket graded PSA 5	Closed	2/9/2022	6/16/2022	$8.00	20,000	$160,000 (3)	$16,443
#BLASTOISE	12/6/2021	(Post-Qualification Amendment No. 39 to Archive Offering Statement)	Pokémon Blastoise #009/165R Test Print "Gold Border" Foil Card graded CGC 6.5+	Closed	12/6/2021	7/25/2022	$5.00	50,000	$250,000 (3)	$28,713
#MACALLAN3	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	1938 Macallan Single Malt Scotch Whisky	Closed	6/17/2022	7/25/2022	$5.00	4,100	$20,500 (3)	-$844
#COOLCAT	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	Three Original Cartoons Drawn by The Catoonist, Now Known as Clon	Closed	6/17/2022	7/25/2022	$5.00	4,000	$20,000 (3)	$700

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#SUPERMAN6	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	1940 Superman #6 Comic Book published by D.C. Comics graded CGC 8.5	Closed	6/17/2022	8/1/2022	$8.00	3,000	$24,000 (3)	$2,032
#MOONPASS	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	1969 NASA Apollo 11 Mission To The Moon Ticket Pass Graded PSA 8	Closed	6/17/2022	8/19/2022	$5.00	1,300	$6,500 (3)	$388
#90FANTASY	6/17/2022	(Post-Qualification Amendment No. 51 to Archive Offering Statement)	1990 NES Final Fantasy Video Game graded WATA 9.4 A	Closed	6/17/2022	10/3/2022	$5.00	3,000	$15,000 (3)	$1,750
Number 160 Nounders Noun NFT				Cancelled (6)

Note: Gray shading represents Series for which no Closing of an Offering has occurred. Orange shading represents sale of such Series’ Underlying Asset.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission.  With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors.”

(3)Represents the actual gross proceeds for closed Offerings.

(4)Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s previous offering circular. All other Interests in Series of the Company were issued under Tier 2 of Regulation A.

(5)For Offerings that are Open or Upcoming, amounts represent the maximum Sourcing Fee payable to the Manager for identifying and managing the acquisition of the Underlying Assets. For Offerings that have closed, amounts represent the actual Sourcing Fee payable to the Manager, which may be less than the maximum Sourcing Fee. Negative values in this column reflect the amount by which the estimated aggregate value of the fees and expenses relating to an Offering exceeds the amount of the Total Proceeds of the Offering.

(6)Represents an Offering that was cancelled with any potential Investors issued a full refund for their attempted subscription.

(7)Represents a Series whose Interests we do not intend to allow to trade on the PPEX ATS.  Therefore, there will be no liquidity via the PPEX ATS for Interests in such Series unless the Manager determines to allow secondary trading on the PPEX ATS at a later date.

(8)On August 24, 2022, RSE Archive approved a forward split of the Membership Interests of Series #52MANTLE, at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per

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share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Offering were proportionally adjusted as of the start of trading on August 30, 2022 such that the total maximum of Series #52MANTLE Interests outstanding was increased to 10,000.

At the time of this filing, all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings. All Series highlighted gray in the Master Series Table have not Closed, but we have launched, or are in the process of launching, these and subsequent Offerings for additional Series. Series for which the Underlying Assets have been sold and that have been dissolved, or will subsequently be dissolved, are highlighted orange in the Master Series Table.

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ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of certain collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as the “Collectible Assets” or the “Asset Class”, for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Collectible Assets through a seamless investment experience on the Platform. With respect to secondary market transactions in Interests, the Platform serves as the user interface by which Investors submit orders to buy or sell Interests on the Public Private Execution Network Alternative Trading System (the “PPEX ATS”), which is owned and operated by North Capital Private Securities Corporation. The Platform then immediately and automatically routes those orders (i) to Dalmore Group, LLC (when acting in connection with secondary market transactions of interests, the “Executing Broker”), and (ii) by virtue of the Executing Broker’s status as a member of the PPEX ATS and the Tools License Agreement between the Asset Manager and the Executing Broker, to the PPEX ATS. The Platform does not connect Investors to any venue for secondary market transactions other than the PPEX ATS, which is owned and operated by NCPS. For a full description of the Platform’s limited role in secondary trading, see the “Description of the Business – Liquidity Platform” section in Post-Qualification Amendment No. 34 (filed on September 4, 2024) to the offering statement on Form 1-A filed by the Company with the Commission and originally qualified on November 15, 2021.

We believe that collectors and dealers interested in selling their Collectible Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Collectible Assets. Auction and consignment models may include upwards of ~20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Collectible Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to acquiring and positioning assets while growing our business and principal operations, which commenced in 2016. Our operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. No revenue models have been developed at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been developed. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note E – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period.

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•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform. As the Asset Manager has been in existence since only October 2020 and is a startup company, it has a limited operating history. The Company succeeded by merger to the business of RSE Archive on December 31, 2024. Further, the Asset Manager is also the Asset Manager for certain Series of RSE Innovation, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol and other Underlying Asset classes, such as domain names, in the future. In addition, the Asset Manager may in the future enter into joint venture agreements with third parties, and such entities may have similar business models. While the Asset Manager thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Collectible Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•The collectibles market is currently undergoing a transitional phase, characterized by a blend of stabilization and continued growth, suggesting a moderation from the pandemic era bubble. Forecasted to expand to $594.2 billion by 2034 by Market Decipher, the sector is witnessing diversification with over 100 categories seeing significant investment. Notable trends include the rise of digital platforms and NFTs, reshaping traditional collectibles like trading cards, as evidenced by Fanatics' acquisition of Major League Baseball Topps. Meanwhile, the sports collectibles market demonstrates robust health, with significant sales despite a decrease in high-value auction transactions. This evolving landscape underscores a strategic shift towards a market that values both digital innovation and traditional collectibles, with an overall trajectory pointing towards sustainable growth and diversification. In the art sector, optimism remains high among dealers and auction houses for 2025, reflecting confidence in continued sales growth or stability. Movie memorabilia, like the ’Darth Vader’s Screen-Matched Hero Dueling Lightsaber’, continues to fetch high prices at auction, indicating a vibrant market for cinematic history. The collector car market, as measured by the Hagerty Market Rating currently hovers near 60, reflecting a return to a stable footing and underscoring the sector’s resilience even amid a cooling period. As of 2025, the classic car market has continued to demonstrate resilience and growth, albeit with some notable shifts and trends and some periods of slow retreat. Despite economic uncertainties and challenges, enthusiasts and investors have maintained a strong interest in vintage automobiles, driving both demand and prices in various segments of the market. Classic car market staples such as Ferraris, Porsches, and Classic Mercedes have demonstrated their continued prowess in the market. Notably displayed by Ferrari in the list of top sales of the year in which they captured the top 4 spots.

•While the overall collectibles market is experiencing stabilization and long-term growth, individual asset performance can still vary significantly within this broader trend. Market dynamics often differ by category, with some thriving while others face value corrections. Declines in the market values of certain Collectible Assets have caused and may continue to cause significant impairment losses on those Collectible Assets. During the Current Period, we recorded $448,187 in impairment losses stemming from declines in asset values (as described in Note B – Summary of Significant Accounting Policies – Capital Assets of our accompanying Notes to the Consolidated Financial Statements).

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•With the continued increase in popularity of the Asset Class, we expect competition for Collectible Assets to intensify in the future. Although our business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Collectible Assets developing in the industry, which will result in additional competition for Collectible Assets.

•We may be negatively impacted by volatility in the political and economic environment, and a period of sustained inflation across the markets in which we operate could result in higher operating costs. Trade, monetary and fiscal policies, and political and economic conditions have and may continue to substantially change in the future, and credit markets have and may continue to experience periods of constriction and variability. These conditions have impacted and may continue to impact our business. Further, ongoing inflation has impacted and may continue to negatively impact our business and increase our costs. Sustained inflation across the markets in which we operate has tended to, and could continue to negatively affect any attempts to mitigate the increases to our costs. In addition, the effects of inflation or of new and existing tariffs implemented by the U.S. or other countries on consumers’ budgets could result in the reduction of potential Investors’ spending and investing habits. If RSE Markets, the Asset Manager, the Manager or we are unable to take actions to effectively mitigate the effect of the resulting higher costs, their and/or our financial position could be negatively impacted.

•Our business model relies on the availability of the exemption from registration provided by Tier 2 of Regulation A. Under our business model, we must receive qualification under Tier 2 of Regulation A from the Commission with respect to each Offering of Series Interests.  The qualification process has been and may continue to be subject to unanticipated delays, especially if our filings with the Commission are reviewed in full by the staff of the Commission.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings.

Investments in Underlying Assets

We provide investment opportunities in Collectible Assets to Investors through the Platform. Collectible Assets are financed through various methods including loans from affiliates of the Manager or other third parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements or consignment agreements negotiated with third parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company or a Series acquires an Underlying Asset from an Asset Seller prior to the launch of the Offering related to the Series.

•Purchase agreement – the Company or a Series enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company or a Series enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company or a Series enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

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We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, as in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses,” which include transportation of the Collectible Assets to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager and the Manager’s Advisory Board, evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In evaluating the offers, the Manager also considers the preference of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

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“Current Period” refers to the time period between January 1, 2025 and June 30, 2025. “Prior Period” refers to the time period between January 1, 2024 and June 30, 2024. “Prior Year” refers to the year ended December 31, 2024.

During the Current Period, there were no agreements signed to acquire assets.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date (1)	Purchase Price (2)	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses

Total for 1/1/2025 – 6/30/2025	New Agreements: 0	-	$0	$0	$0	$0	$0	-	$0
Total for 1/1/2024 – 6/30/2024	New Agreements: 2	--	$750,000	$0	$625,000	$0	$0	-	$61,750

Note: New Agreements represent only those agreements signed in the Current Period or Prior Period, as applicable.

Note: Purchase Price, Financings and Acquisition Expenses represent only the incremental amounts for the Current Period i.e., if an Underlying Asset was purchased in a previous period, but had a Closing in the Current Period, it would not contribute to the totals for the Current Period.

(1)If exact Offering dates (specified as Month Day, Year) are not shown, then expected Offering dates are presented.

(2)Values are based on current negotiations of the terms of the respective purchase option agreements or purchase agreements and may be subject to change.

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At the end of the Current Period, no Offerings of Series Interests were ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Opening Date	Closing Date

Total 1/1/2025 – 6/30/2025		0 Series	-	-	-	$0	-	-
Total 1/1/2024 – 6/30/2024		1 Series	-	-	-	$41,300	-	-

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No Offerings closed during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest

Total 1/1/2025 – 6/30/2025		0 Series	$0	-	-	-	-	-	$0	-	-
Total 1/1/2024 – 6/30/2024		2 Series	$317,500	-	-	-	-	-	$335,000	-	-

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Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase or decrease in the number of Underlying Assets that the Company, in coordination with the Asset Manager, operates and manages. During the Current Period and the Prior Period, the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection, the trend information and the investments in Underlying Assets sections above, or above in the Master Series Table.

Revenues

Revenues may be generated at the Company or the Series level. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time, if at all. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources, such as an NFT airdrop event or NFT conference, that are out of the control or direction of the Company. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note E – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests.  However, the Manager has agreed to pay and not be reimbursed for certain limited expenses, such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Consolidated Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series that are presented as expenses and losses in the Consolidated Statements of Operations summarized by category for the Current Period and the Prior Period as follows:

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Consolidated Operating Expenses
	Current Period	Prior Period	Difference	Change	Explanation
Storage	$ 45,179	$ 58,673	($13,495)	(23%)	Decrease in number of assets in Current Period
Transportation	2,842	7,005	(4,163)	(59%)	Less asset transport in Current Period
Insurance	44,367	65,070	(20,703)	(32%)	Decrease in insurance rate in Current Period
Maintenance	-	2,620	(2,620)	(100%)	No maintenance in Current Period
Bookkeeping and Accounting fees	48,775	49,589	(814)	(2%)	Decrease in bookkeeping rate in Current Period
Marketing Expense	-	3,300	(3,300)	(100%)	No marketing activity in Current Period
Interest Expense	-	1,612	(1,612)	(100%)	No promissory notes that resulted in interest expense in Current Period
Other Tax	-	100	(100)	(100%)	No state tax in Current Period
Banking Fees	-	205	(205)	(100%)	No banking fees in Current Period
Loss on Sale	1,000	-	1,000	N/A	Increase in sale below carrying value in Current Period
Loss on Impairment	448,187	1,475,180	(1,026,993)	(70%)	Decrease in number of assets needing impairment
Consolidated	$ 590,349	$ 1,663,354	($1,073,004)	-65%

Consolidated gains and other investment income as presented in the Consolidated Statements of Operations for the Current Period and Prior Period are as follows:

Consolidated Gains and Other Investment Income
	Current Period	Prior Period	Difference	Change	Explanation
Gain on Sale	$ 24,768	$ 1,688,571	($1,663,803)	(99%)	Fewer sales in Current Period
Consolidated Gains and Other Investment Income	$ 24,768	$ 1,688,571	($1,663,803)	-99%

See Consolidated Statements of Operations for details of each Series’ expenses, losses, gains and investment income for the Current Period and Prior Period.

Consolidated Expenses, Losses, Gains and Investment Income before Income Taxes
	Current Period	Prior Period
Total Series Expenses	$ (528,707)	$ 639,388
RSE Collection & Series #77LE1	(36,925)	(614,170)
Consolidated	$ (565,631)	$ 25,217

98

Asset Acquisitions and Asset Sales

The table below summarizes agreements related to asset acquisitions or asset disposals that were signed during the Current Period and Prior Period and presents the value of Underlying Assets represented by those agreements.

	# of Assets Disposed	Total Value of Assets Disposed ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Grand Total #
1/1/2025 - 6/30/2025	(3)	($112,732)	0	$0	0	$0	0	$0	(3)
1/1/2024 – 6/30/2024	(13)	($2,887,182)	1	$300,000	0	$0	1	$450,000	(11)

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

See Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements for the table shows each Underlying Asset that was sold during the Current Period and the Prior Period. Net Gain / (Loss) on Sale of the Current Period and the Prior Period are as below:

Net Gain / (Loss) on Sale
Current Period	$23,768
Prior Period	$1,688,571

See Note F – Income Tax of our accompanying Notes to the Consolidated Financial Statements for provision for income taxes for each Series that sold their Underlying Asset during the Current Period and the Prior Period. Total provision for income taxes for the Current Period and Prior Period are as follows:

Consolidated Provision for Income Taxes
Current Period	$4,106
Prior Period	$329,183

See “Note C - Related Party Transactions” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

Historically, the Company and each Series finance their business activities through capital contributions from the Manager or its affiliates. Until such time as any Series has the capacity to generate income, cash flows from operations, or excess proceeds from Offerings, the Manager may cover any deficits through additional capital

99

contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for individual Series once the Offerings are closed at the sole discretion of the Manager.

During the Prior Period, the Company obtained liquidity for purposes of acquiring certain Underlying Assets through secured and unsecured loans from affiliates. See “Related Party Transactions” below for additional information.

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except in connection with the sale of certain Underlying Assets for gains and certain Series that generated investment income (see Asset Disposition section in Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Prior Period generated from receiving investment income.

Period	Income / (Loss)
Current Period	($569,737)
Prior Period	($303,965)

Period	Net Working Capital	Retained Earnings / (Accumulated Deficit)
Current Period	$64,893	($10,414,080)
Prior Year	$423,117	($9,960,818)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager. There can be no assurance that the Manager or RSE Markets, Inc. will continue or have the ability to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

100

Cash and Cash Equivalent Balances

As of the end of each of the Current Period and the Prior Year, the Company and the Series for which Closings had occurred, had total cash or cash equivalents balances as set forth below (see Consolidated Balance Sheets for details of each Series’ cash or cash equivalent balances for the Current and Prior Year):

Cash and Cash Equivalent Balance
	Current Period	Prior Year
Total Series Cash and Cash Equivalent Balance	$ 244,704	$ 248,633
RSE Collection & Series #77LE1	2,780	2,780
Total Cash and Cash Equivalent Balance	$ 247,484	$ 251,413

Note: Series #77LE1 Interests were issued under Rule 506(c) and, therefore, Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

Note: Only includes Series for which an Offering has closed. RSE Collection cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

101

From time to time, the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” of our accompanying Notes to the Consolidated Financial Statements for additional information.

Recent Developments

The following sets forth updated information with respect to events that have occurred subsequent to the Current Period.

Event	Description
Offerings Opened	0
Offerings Closed	0
Underlying Assets Purchased	0 Purchase Agreements signed 0 Purchase Option Agreements signed 0 Upfront Purchase Agreements signed
Underlying Assets Sold	3
Acquisition Expenses	$0

102

ITEM 2. OTHER INFORMATION

None.

103

ITEM 3.  FINANCIAL STATEMENTS

CONTENTS

PAGE

RSE COLLECTION, LLC AND VARIOUS SERIES:

Consolidated Balance Sheets

as of June 30, 2025 (unaudited) and December 31, 2024 (audited)F-1

Consolidated Statements of Operations

for the six months ended June 30, 2025 (unaudited) and 2024 (unaudited)F-141

Consolidated Statements of Members’ Equity/(Deficit)

for the six months ended June 30, 2025 (unaudited) and 2024 (unaudited)F-287

Consolidated Statements of Cash Flows

for the six months ended June 30, 2025 (unaudited) and 2024 (unaudited)F-360

Notes to Consolidated Financial Statements F-506

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Assets
Current Assets
Cash and Cash Equivalents	$ 3,718	$ -	$ -	$ 2,214	$ -	$ -
Pre-paid Insurance	8	-	-	8	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,726	-	-	2,222	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	106,266	-	-	408,386	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 109,992	$ -	$ -	$ 410,608	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 900	$ -	$ -	$ 900	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	900	-	-	900	-	-
Members' Equity
Membership Contributions	111,236	-	-	422,131	-	-
Capital Contribution	20,946	-	-	53,673	-	-
Distribution to RSE Collection or its affiliates	(821)	-	-	(14,889)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(22,269)	-	-	(51,207)	-	-
Members' Equity / (Deficit)	109,092	-	-	409,708	-	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 109,992	$ -	$ -	$ 410,608	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1	Series #99LE1
Assets
Current Assets
Cash and Cash Equivalents	$ 485	$ 2,485	$ 2,500	$ 1,200	$ -	$ -
Pre-paid Insurance	8	8	8	8	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	493	2,493	2,508	1,208	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	14,786	332,806	122,544	488,586	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 15,279	$ 335,299	$ 125,052	$ 489,794	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 900	$ 900	$ 900	$ 900	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	900	900	900	900	-	-
Members' Equity
Membership Contributions	15,446	335,691	125,757	487,801	-	-
Capital Contribution	17,645	24,610	18,352	28,484	-	-
Distribution to RSE Collection or its affiliates	(175)	(400)	(713)	(5,103)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(18,537)	(25,502)	(19,244)	(22,288)	-	-
Members' Equity / (Deficit)	14,379	334,399	124,152	488,894	-	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,279	$ 335,299	$ 125,052	$ 489,794	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #80LC1
Assets
Current Assets
Cash and Cash Equivalents	$ 984	$ 173	$ 1,984	$ 4,989	$ 2,000	$ -
Pre-paid Insurance	8	8	8	8	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	992	181	1,992	4,997	2,008	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	35,437	158,042	52,787	74,000	79,786	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 36,429	$ 158,223	$ 54,779	$ 78,997	$ 81,794	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 900	$ 900	$ 900	$ 900	$ 900	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	900	900	900	900	900	-
Members' Equity
Membership Contributions	36,621	160,430	54,771	120,551	82,286	-
Capital Contribution	16,860	16,750	17,033	22,705	16,392	-
Distribution to RSE Collection or its affiliates	(200)	-	-	-	(500)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(17,752)	(19,857)	(17,925)	(65,158)	(17,284)	-
Members' Equity / (Deficit)	35,529	157,323	53,879	78,097	80,894	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 36,429	$ 158,223	$ 54,779	$ 78,997	$ 81,794	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #02BZ1	Series #88BM1	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ -	$ 1,999	$ 1,999	$ 2,649	$ 3,700
Pre-paid Insurance	-	-	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	-	2,007	2,007	2,657	3,708
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	-	120,286	182,802	75,903	170,286
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ -	$ 122,293	$ 184,809	$ 78,560	$ 173,994

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 900	$ 900	$ 900	$ 900
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	900	900	900	900
Members' Equity
Membership Contributions	-	-	122,586	185,301	79,052	173,986
Capital Contribution	-	-	16,746	17,127	17,129	18,747
Distribution to RSE Collection or its affiliates	-	-	(300)	(500)	(500)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	-	(17,639)	(18,019)	(18,021)	(19,639)
Members' Equity / (Deficit)	-	-	121,393	183,909	77,660	173,094
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ -	$ 122,293	$ 184,809	$ 78,560	$ 173,994

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #93FS1	Series #90MM1	Series #61JE1	Series #65FM1	Series #88PT1	Series #94LD1
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 1,799	$ 2,898	$ 2,300	$ -	$ -
Pre-paid Insurance	-	8	8	8	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	1,807	2,906	2,308	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	23,187	235,388	75,997	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 24,994	$ 238,294	$ 78,305	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 900	$ 900	$ 900	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	900	900	900	-	-
Members' Equity
Membership Contributions	-	24,986	238,636	79,297	-	-
Capital Contribution	-	13,522	16,874	15,508	-	-
Distribution to RSE Collection or its affiliates	-	-	(350)	(1,000)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(14,414)	(17,766)	(16,400)	-	-
Members' Equity / (Deficit)	-	24,094	237,394	77,405	-	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 24,994	$ 238,294	$ 78,305	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #89FT1	Series #80PN1
Assets
Current Assets
Cash and Cash Equivalents	$ 3,064	$ 2,962	$ 4,197	$ 2,412	$ -	$ -
Pre-paid Insurance	8	8	8	8	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,072	2,970	4,205	2,420	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	129,227	138,482	325,590	46,188	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 132,299	$ 141,452	$ 329,795	$ 48,608	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 900	$ 900	$ 900	$ 900	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	900	900	900	900	-	-
Members' Equity
Membership Contributions	133,279	141,794	330,287	48,600	-	-
Capital Contribution	14,743	14,056	25,584	13,267	-	-
Distribution to RSE Collection or its affiliates	(988)	(350)	(500)	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(15,635)	(14,948)	(26,476)	(14,159)	-	-
Members' Equity / (Deficit)	131,399	140,552	328,895	47,708	-	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 132,299	$ 141,452	$ 329,795	$ 48,608	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #89FG2	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 5,204	$ 500	$ 400	$ 400	$ 300
Pre-paid Insurance	-	8	-	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	5,212	500	408	408	308
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	277,811	3,363	7,500	16,750	24,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 283,023	$ 3,863	$ 7,908	$ 17,158	$ 24,808

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 900	$ -	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	900	-	3	3	3
Members' Equity
Membership Contributions	-	283,775	141,061	10,832	20,792	36,738
Capital Contribution	-	18,366	1,948	1,653	1,505	1,555
Distribution to RSE Collection or its affiliates	-	(475)	(952)	(232)	(292)	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(19,543)	(138,194)	(4,348)	(4,851)	(13,196)
Members' Equity / (Deficit)	-	282,123	3,863	7,905	17,155	24,805
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 283,023	$ 3,863	$ 7,908	$ 17,158	$ 24,808

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 243	$ 354	$ 300	$ 308	$ 377
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	308	251	362	308	316	385
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	6,475	15,000	7,546	13,566	26,000	125,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 6,783	$ 15,251	$ 7,908	$ 13,874	$ 26,316	$ 125,385

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	363	-	-	400	-
Total Liabilities	3	367	3	3	403	3
Members' Equity
Membership Contributions	16,356	15,600	8,138	14,158	43,580	144,848
Capital Contribution	2,023	1,771	1,649	1,711	2,318	4,208
Distribution to RSE Collection or its affiliates	(238)	-	(238)	(292)	(281)	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,361)	(2,486)	(1,644)	(1,706)	(19,705)	(23,394)
Members' Equity / (Deficit)	6,780	14,884	7,905	13,870	25,913	125,382
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 6,783	$ 15,251	$ 7,908	$ 13,874	$ 26,316	$ 125,385

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Assets
Current Assets
Cash and Cash Equivalents	$ 3,400	$ 365	$ 500	$ 300	$ 4,532	$ -
Pre-paid Insurance	8	8	-	8	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,408	373	500	308	4,540	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	286,364	19,535	8,635	74,668	108,488	19,181
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 289,772	$ 19,908	$ 9,135	$ 74,976	$ 113,029	$ 19,181

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 900	$ 3	$ -	$ 3	$ 900	$ -
Income Taxes Payable	-	-	-	-	-	20
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	400	-	-
Total Liabilities	900	403	-	403	900	20
Members' Equity
Membership Contributions	289,764	20,181	34,546	75,280	114,038	49,067
Capital Contribution	10,165	2,050	2,110	2,367	8,062	3,863
Distribution to RSE Collection or its affiliates	-	(281)	(1,165)	(313)	(550)	(2,346)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,057)	(2,445)	(26,355)	(2,762)	(9,421)	(31,423)
Members' Equity / (Deficit)	288,872	19,505	9,135	74,573	112,129	19,161
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 289,772	$ 19,908	$ 9,135	$ 74,976	$ 113,029	$ 19,181

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ -	$ 300	$ 400	$ 501	$ 557
Pre-paid Insurance	-	-	8	8	-	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	415	-	-	-	-
Total Current Assets	600	415	308	408	501	557
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	95,252	6,726	23,920	11,100	6,647	9,731
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 95,852	$ 7,141	$ 24,228	$ 11,508	$ 7,148	$ 10,288

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 3	$ 3	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	3	3	-	-
Members' Equity
Membership Contributions	290,600	26,027	24,500	11,792	28,860	29,343
Capital Contribution	932	2,220	1,790	1,373	2,225	6,476
Distribution to RSE Collection or its affiliates	(3)	(1,252)	(281)	(292)	(1,302)	(1,434)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(195,677)	(19,854)	(1,785)	(1,368)	(22,635)	(24,097)
Members' Equity / (Deficit)	95,852	7,141	24,224	11,505	7,148	10,288
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 95,852	$ 7,141	$ 24,228	$ 11,508	$ 7,148	$ 10,288

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 500	$ -	$ 500	$ 320	$ 320
Pre-paid Insurance	8	-	-	-	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	408	500	-	500	328	328
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	8,930	15,750	12,140	30,452	42,082	77,700
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 9,338	$ 16,250	$ 12,140	$ 30,952	$ 42,410	$ 78,028

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ -	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	333	-
Total Liabilities	3	-	-	-	337	3
Members' Equity
Membership Contributions	42,692	101,987	50,269	30,952	42,600	99,600
Capital Contribution	2,564	3,522	1,843	896	1,651	3,210
Distribution to RSE Collection or its affiliates	(292)	(2,626)	(1,222)	-	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(35,630)	(86,633)	(38,751)	(896)	(1,979)	(24,587)
Members' Equity / (Deficit)	9,335	16,250	12,140	30,952	42,073	78,025
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 9,338	$ 16,250	$ 12,140	$ 30,952	$ 42,410	$ 78,028

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Assets
Current Assets
Cash and Cash Equivalents	$ 320	$ 320	$ 402	$ 381	$ 402	$ 326
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	328	328	410	389	410	334
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	13,769	17,482	7,700	13,769	29,402	26,840
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,097	$ 17,810	$ 8,110	$ 14,158	$ 29,811	$ 27,174

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	3	3	3	3
Members' Equity
Membership Contributions	18,000	18,000	8,300	14,574	30,002	49,637
Capital Contribution	1,710	1,710	1,359	1,489	1,909	2,197
Distribution to RSE Collection or its affiliates	(198)	(198)	(198)	(424)	(198)	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,418)	(1,705)	(1,354)	(1,485)	(1,904)	(24,540)
Members' Equity / (Deficit)	14,094	17,806	8,106	14,155	29,808	27,171
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,097	$ 17,810	$ 8,110	$ 14,158	$ 29,811	$ 27,174

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 402	$ -	$ -	$ 66	$ 500
Pre-paid Insurance	8	8	8	-	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	410	410	8	-	74	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	54,000	22,800	33,614	18,276	250,000	6,340
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 54,410	$ 23,210	$ 33,622	$ 18,276	$ 250,074	$ 6,840

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ -	$ 3	$ -
Income Taxes Payable	-	-	-	135	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	667	400	-	-	-	-
Total Liabilities	670	403	3	135	3	-
Members' Equity
Membership Contributions	54,600	23,400	32,824	84,902	250,545	58,900
Capital Contribution	2,173	1,666	3,056	13,750	1,691	15,651
Distribution to RSE Collection or its affiliates	(198)	(198)	(424)	(1,483)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,835)	(2,061)	(1,837)	(79,027)	(2,166)	(67,712)
Members' Equity / (Deficit)	53,740	22,806	33,619	18,142	250,071	6,840
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 54,410	$ 23,210	$ 33,622	$ 18,276	$ 250,074	$ 6,840

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #VEEFRND1	Series #TREASURE	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 300	$ -	$ 323	$ 402	$ 400
Pre-paid Insurance	-	8	-	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	308	-	331	410	408
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	6,720	18,998	-	6,625	42,000	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,220	$ 19,306	$ -	$ 6,956	$ 42,410	$ 70,408

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ -	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	3	-	3	3	3
Members' Equity
Membership Contributions	32,764	19,531	-	10,851	42,600	70,909
Capital Contribution	10,596	1,330	-	1,439	1,932	1,511
Distribution to RSE Collection or its affiliates	(2,892)	(232)	-	(198)	(198)	(509)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(33,249)	(1,325)	-	(5,139)	(1,928)	(1,506)
Members' Equity / (Deficit)	7,220	19,303	-	6,952	42,406	70,405
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,220	$ 19,306	$ -	$ 6,956	$ 42,410	$ 70,408

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 2,800	$ 400	$ 429	$ 500	$ 327
Pre-paid Insurance	-	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	2,808	408	437	508	335
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,139	124,950	5,499	57,729	3,547	85,074
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,639	$ 127,758	$ 5,907	$ 58,165	$ 4,055	$ 85,410

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ 3	$ -	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	204	545	400
Total Liabilities	-	3	503	207	545	403
Members' Equity
Membership Contributions	66,810	163,666	20,909	58,505	20,785	85,600
Capital Contribution	12,732	1,683	1,791	2,032	7,143	2,626
Distribution to RSE Collection or its affiliates	(2,981)	(747)	(509)	(477)	(1,602)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(52,923)	(36,847)	(16,787)	(2,102)	(22,816)	(3,021)
Members' Equity / (Deficit)	23,639	127,755	5,404	57,958	3,510	85,006
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,639	$ 127,758	$ 5,907	$ 58,165	$ 4,055	$ 85,410

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 500	$ 300	$ 334	$ 2,178	$ 400
Pre-paid Insurance	8	-	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	408	500	308	342	2,186	408
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	6,000	39,873	7,806	6,066	62,263	16,498
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 6,408	$ 40,373	$ 8,114	$ 6,408	$ 64,449	$ 16,906

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	400	1,500	-
Total Liabilities	3	-	403	403	1,503	3
Members' Equity
Membership Contributions	6,718	39,100	8,344	6,638	62,941	17,131
Capital Contribution	1,436	4,454	1,321	1,294	1,596	1,268
Distribution to RSE Collection or its affiliates	(318)	(2,359)	(238)	(238)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,431)	(821)	(1,716)	(1,689)	(1,591)	(1,263)
Members' Equity / (Deficit)	6,405	40,373	7,711	6,005	62,946	16,903
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 6,408	$ 40,373	$ 8,114	$ 6,408	$ 64,449	$ 16,906

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE
Assets
Current Assets
Cash and Cash Equivalents	$ 367	$ 308	$ 771	$ 400	$ 50	$ 235
Pre-paid Insurance	8	8	8	8	-	8
Pre-paid Storage	-	-	73	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	375	316	852	408	50	243
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	13,033	28,800	11,856	22,900	-	24,165
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 13,408	$ 29,116	$ 12,707	$ 23,308	$ 50	$ 24,408

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ -	$ 3	$ -	$ 3
Income Taxes Payable	-	-	-	-	50	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	-	3	50	3
Members' Equity
Membership Contributions	13,999	35,880	13,360	23,663	-	24,877
Capital Contribution	1,231	1,362	1,993	1,530	-	1,082
Distribution to RSE Collection or its affiliates	(599)	(480)	(1,300)	(363)	-	(477)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,227)	(7,649)	(1,345)	(1,525)	-	(1,077)
Members' Equity / (Deficit)	13,405	29,113	12,707	23,305	-	24,405
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,408	$ 29,116	$ 12,707	$ 23,308	$ 50	$ 24,408

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Assets
Current Assets
Cash and Cash Equivalents	$ 355	$ 320	$ 331	$ 300	$ 300	$ 300
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	362	328	339	308	308	308
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,005	34,882	3,250	6,561	17,387	40,248
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,368	$ 35,210	$ 3,589	$ 6,869	$ 17,695	$ 40,556

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	500	-	75	-	1,000
Total Liabilities	3	503	3	78	3	1,003
Members' Equity
Membership Contributions	23,723	35,400	5,738	7,179	18,164	40,781
Capital Contribution	1,477	1,939	1,249	1,258	1,443	1,257
Distribution to RSE Collection or its affiliates	(363)	(198)	(238)	(318)	(477)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,473)	(2,434)	(3,163)	(1,328)	(1,438)	(2,252)
Members' Equity / (Deficit)	23,364	34,706	3,586	6,791	17,692	39,553
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,368	$ 35,210	$ 3,589	$ 6,869	$ 17,695	$ 40,556

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #54AARON	Series #GRATEFUL1	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 362	$ 332	$ -	$ -	$ 330
Pre-paid Insurance	-	8	8	-	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	370	340	-	8	337
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	110,038	138,867	-	120,560	17,571
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 110,408	$ 139,207	$ -	$ 120,568	$ 17,908

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ -	$ 900	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	49	-	-	-
Total Liabilities	-	3	52	-	900	3
Members' Equity
Membership Contributions	-	110,900	139,817	-	121,160	18,383
Capital Contribution	-	2,637	2,929	-	7,888	721
Distribution to RSE Collection or its affiliates	-	(500)	(667)	-	-	(483)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(2,632)	(2,925)	-	(9,380)	(716)
Members' Equity / (Deficit)	-	110,405	139,155	-	119,668	17,905
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 110,408	$ 139,207	$ -	$ 120,568	$ 17,908

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Assets
Current Assets
Cash and Cash Equivalents	$ 2,850	$ -	$ 14,850	$ 1,450	$ 1,600	$ 300
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,858	8	14,858	1,458	1,608	308
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	300,850	450,460	567,500	125,000	52,500	16,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 303,708	$ 450,468	$ 582,358	$ 126,458	$ 54,108	$ 17,108

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 2	$ 150	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	500	545
Total Liabilities	750	2	150	3	503	549
Members' Equity
Membership Contributions	303,700	453,700	582,350	126,600	54,100	17,100
Capital Contribution	2,210	361	283	9,594	6,122	4,126
Distribution to RSE Collection or its affiliates	-	(3,300)	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,952)	(295)	(425)	(9,739)	(6,617)	(4,667)
Members' Equity / (Deficit)	302,958	450,466	582,208	126,455	53,605	16,559
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 303,708	$ 450,468	$ 582,358	$ 126,458	$ 54,108	$ 17,108

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ -	$ 1,495	$ 1,695	$ -	$ 1,250
Pre-paid Insurance	-	-	8	8	3	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	-	1,503	1,703	3	1,258
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	-	12,100	10,100	-	29,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ -	$ 13,603	$ 11,803	$ 3	$ 30,758

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 3	$ 3	$ 2	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	3	3	2	3
Members' Equity
Membership Contributions	-	-	13,800	12,000	-	30,750
Capital Contribution	-	-	3,840	3,813	6,164	4,782
Distribution to RSE Collection or its affiliates	-	-	(205)	(205)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	-	(3,835)	(3,808)	(6,163)	(4,778)
Members' Equity / (Deficit)	-	-	13,600	11,800	1	30,755
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ -	$ 13,603	$ 11,803	$ 3	$ 30,758

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR	Series #33RUTH
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 1,750	$ 5,300	$ 938	$ 1,203	$ -
Pre-paid Insurance	-	8	8	8	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	1,758	5,308	945	1,211	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	11,100	500,028	44,065	41,280	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 12,858	$ 505,336	$ 45,011	$ 42,491	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 173	$ 3	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,000	-	-
Total Liabilities	-	3	173	1,003	3	-
Members' Equity
Membership Contributions	-	13,000	505,328	45,040	51,250	-
Capital Contribution	-	3,819	26,992	5,734	6,051	-
Distribution to RSE Collection or its affiliates	-	(150)	-	-	(47)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(3,814)	(27,158)	(6,766)	(14,766)	-
Members' Equity / (Deficit)	-	12,855	505,163	44,007	42,487	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 12,858	$ 505,336	$ 45,011	$ 42,491	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Assets
Current Assets
Cash and Cash Equivalents	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,011	1,011	1,958	408	1,058	1,711
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	20,000	75,000	17,920	17,200	9,000	15,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 21,011	$ 76,011	$ 19,878	$ 17,608	$ 10,058	$ 17,311

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	500	-	-	-	-
Total Liabilities	403	503	3	3	3	3
Members' Equity
Membership Contributions	21,050	76,050	24,050	17,797	9,400	17,500
Capital Contribution	3,573	4,382	3,525	3,486	4,506	3,471
Distribution to RSE Collection or its affiliates	(47)	(47)	-	(197)	-	(197)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,968)	(4,877)	(7,701)	(3,481)	(3,851)	(3,466)
Members' Equity / (Deficit)	20,607	75,507	19,875	17,605	10,055	17,307
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 21,011	$ 76,011	$ 19,878	$ 17,608	$ 10,058	$ 17,311

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA	Series #38DIMAGGIO
Assets
Current Assets
Cash and Cash Equivalents	$ 605	$ 800	$ 1,050	$ 1,750	$ 1,203	$ -
Pre-paid Insurance	8	8	8	8	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	613	808	1,058	1,758	1,211	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	3,750	24,000	30,000	12,600	130,000	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 4,363	$ 24,808	$ 31,058	$ 14,358	$ 131,211	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	400	-
Total Liabilities	3	3	503	3	403	-
Members' Equity
Membership Contributions	14,150	24,745	31,050	14,500	131,250	-
Capital Contribution	3,835	3,826	4,465	3,235	9,372	-
Distribution to RSE Collection or its affiliates	-	-	-	(150)	(47)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,625)	(3,766)	(4,960)	(3,230)	(9,767)	-
Members' Equity / (Deficit)	4,360	24,805	30,555	14,355	130,807	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 4,363	$ 24,808	$ 31,058	$ 14,358	$ 131,211	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$ 594	$ 563	$ 213	$ 463	$ 277	$ 456
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	602	571	221	471	285	464
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	36,006	27,600	11,600	28,665	7,023	25,244
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 36,608	$ 28,171	$ 11,821	$ 29,136	$ 7,308	$ 25,708

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	477	-	400	-	-
Total Liabilities	3	480	3	403	3	3
Members' Equity
Membership Contributions	36,600	28,200	11,850	37,600	7,300	25,700
Capital Contribution	4,552	3,290	3,149	3,376	3,081	4,236
Distribution to RSE Collection or its affiliates	-	(37)	(37)	(37)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,548)	(3,762)	(3,144)	(12,207)	(3,077)	(4,232)
Members' Equity / (Deficit)	36,605	27,691	11,818	28,733	7,305	25,705
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 36,608	$ 28,171	$ 11,821	$ 29,136	$ 7,308	$ 25,708

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Assets
Current Assets
Cash and Cash Equivalents	$ 604	$ 334	$ -	$ 209	$ 269	$ 437
Pre-paid Insurance	8	8	-	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	612	342	-	217	277	445
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	25,030	16,350	-	64,925	10,000	32,083
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 25,642	$ 16,692	$ -	$ 65,142	$ 10,277	$ 32,528

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ -	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	-	3	3	3
Members' Equity
Membership Contributions	25,700	16,750	-	64,700	10,400	32,600
Capital Contribution	3,672	3,075	-	4,822	3,266	4,074
Distribution to RSE Collection or its affiliates	(66)	(66)	-	(66)	(131)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,667)	(3,070)	-	(4,317)	(3,261)	(4,070)
Members' Equity / (Deficit)	25,639	16,689	-	65,139	10,273	32,525
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,642	$ 16,692	$ -	$ 65,142	$ 10,277	$ 32,528

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 520	$ 77	$ 220	$ 400	$ -	$ 436
Pre-paid Insurance	8	8	8	8	-	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	528	85	228	408	-	444
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	80,000	35,523	6,600	105,100	-	33,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 80,528	$ 35,608	$ 6,828	$ 105,508	$ -	$ 33,444

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ -	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	3	3	-	3
Members' Equity
Membership Contributions	80,600	35,666	6,900	105,705	-	33,600
Capital Contribution	5,807	3,145	3,585	4,396	-	4,037
Distribution to RSE Collection or its affiliates	(80)	(66)	(80)	(205)	-	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,803)	(3,140)	(3,580)	(4,391)	-	(4,116)
Members' Equity / (Deficit)	80,525	35,605	6,825	105,505	-	33,441
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 80,528	$ 35,608	$ 6,828	$ 105,508	$ -	$ 33,444

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ 460	$ 150	$ 430	$ 430	$ 430
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	12	12	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	608	468	158	450	450	450
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	27,750	39,000	98,000	7,442	31,944	45,980
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 28,358	$ 39,468	$ 98,158	$ 7,892	$ 32,394	$ 46,430

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	3	-	-	-
Members' Equity
Membership Contributions	27,220	39,600	98,150	8,042	32,544	46,580
Capital Contribution	4,939	4,223	6,202	2,538	3,001	3,267
Distribution to RSE Collection or its affiliates	-	(140)	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,804)	(4,219)	(6,197)	(2,687)	(3,151)	(3,417)
Members' Equity / (Deficit)	28,355	39,465	98,155	7,892	32,394	46,430
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 28,358	$ 39,468	$ 98,158	$ 7,892	$ 32,394	$ 46,430

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Assets
Current Assets
Cash and Cash Equivalents	$ 460	$ 400	$ -	$ 520	$ 520	$ 600
Pre-paid Insurance	8	8	-	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	468	408	-	528	528	608
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	20,000	8,000	-	50,253	185,100	37,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 20,468	$ 8,408	$ -	$ 50,782	$ 185,628	$ 37,608

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ -	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	3	3	-	503	3	3
Members' Equity
Membership Contributions	20,600	7,420	-	50,853	185,700	37,600
Capital Contribution	3,512	4,268	-	5,196	4,908	3,576
Distribution to RSE Collection or its affiliates	(140)	(202)	-	(80)	(80)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,507)	(3,081)	-	(5,691)	(4,903)	(3,571)
Members' Equity / (Deficit)	20,465	8,405	-	50,278	185,625	37,605
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,468	$ 8,408	$ -	$ 50,782	$ 185,628	$ 37,608

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 400	$ 316	$ -	$ 430	$ 520
Pre-paid Insurance	8	8	8	-	8	8
Pre-paid Storage	-	-	-	-	12	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	408	408	324	-	450	528
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	73,200	8,000	15,000	-	38,236	9,300
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 73,608	$ 8,408	$ 15,324	$ -	$ 38,686	$ 9,828

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ -	$ -	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	-	-	-
Total Liabilities	503	3	3	-	-	3
Members' Equity
Membership Contributions	221,063	7,420	21,629	-	38,836	9,900
Capital Contribution	14,995	4,134	3,324	-	2,960	2,657
Distribution to RSE Collection or its affiliates	(202)	(202)	(229)	-	(170)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(162,751)	(2,947)	(9,403)	-	(2,940)	(2,652)
Members' Equity / (Deficit)	73,105	8,405	15,321	-	38,686	9,825
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 73,608	$ 8,408	$ 15,324	$ -	$ 38,686	$ 9,828

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #CLEMENTE2	Series #79STELLA	Series #TKAM
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 460	$ 320	$ -	$ 572	$ 534
Pre-paid Insurance	8	8	8	-	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	408	468	328	-	580	542
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	18,000	132,000	20,400	-	61,528	28,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 18,408	$ 132,468	$ 20,728	$ -	$ 62,108	$ 29,142

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	0	-	-	-	-	-
Due to the Manager or its Affiliates	-	545	-	-	-	-
Total Liabilities	3	549	3	-	3	3
Members' Equity
Membership Contributions	18,602	132,600	23,900	-	62,100	29,200
Capital Contribution	2,680	7,413	2,728	-	4,630	2,733
Distribution to RSE Collection or its affiliates	(202)	(140)	(80)	-	-	(66)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,675)	(7,954)	(5,824)	-	(4,625)	(2,728)
Members' Equity / (Deficit)	18,405	131,920	20,725	-	62,105	29,139
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 18,408	$ 132,468	$ 20,728	$ -	$ 62,108	$ 29,142

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY
Assets
Current Assets
Cash and Cash Equivalents	$ 321	$ 400	$ 7,364	$ 100	$ -	$ 339
Pre-paid Insurance	8	8	-	8	-	8
Pre-paid Storage	-	12	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	329	420	7,364	108	-	347
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	15,100	21,877	-	8,800	-	35,184
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 15,429	$ 22,297	$ 7,364	$ 8,908	$ -	$ 35,531

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ -	$ 3	$ -	$ 3
Income Taxes Payable	-	-	7,359	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	545	-	-	-	-	-
Total Liabilities	549	-	7,359	3	-	3
Members' Equity
Membership Contributions	18,254	22,621	-	8,966	-	35,752
Capital Contribution	2,707	2,552	-	2,597	-	3,653
Distribution to RSE Collection or its affiliates	(229)	(344)	-	(66)	-	(229)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,852)	(2,531)	5	(2,592)	-	(3,649)
Members' Equity / (Deficit)	14,880	22,297	5	8,905	-	35,528
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,429	$ 22,297	$ 7,364	$ 8,908	$ -	$ 35,531

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 256	$ 400	$ 316	$ -	$ 326
Pre-paid Insurance	8	8	8	8	-	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	408	263	408	324	-	334
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	26,000	23,261	23,100	44,000	-	22,874
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 26,408	$ 23,524	$ 23,508	$ 44,324	$ -	$ 23,208

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ -	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	3	3	-	3
Members' Equity
Membership Contributions	26,859	23,829	23,702	44,629	-	23,442
Capital Contribution	3,379	3,220	2,613	3,922	-	3,207
Distribution to RSE Collection or its affiliates	(459)	(229)	(202)	(229)	-	(242)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,374)	(3,299)	(2,608)	(4,001)	-	(3,202)
Members' Equity / (Deficit)	26,405	23,521	23,505	44,321	-	23,205
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 26,408	$ 23,524	$ 23,508	$ 44,324	$ -	$ 23,208

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ 236	$ 400	$ -	$ 420	$ 400
Pre-paid Insurance	8	8	8	-	8	8
Pre-paid Storage	-	-	-	-	-	12
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	428	244	408	-	428	420
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	150,000	50,400	31,100	-	150,000	15,720
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 150,428	$ 50,644	$ 31,508	$ -	$ 150,428	$ 16,140

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ -	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	3	3	3	-	670	-
Members' Equity
Membership Contributions	150,600	90,728	31,702	-	150,600	16,464
Capital Contribution	6,842	5,382	2,623	-	7,502	2,376
Distribution to RSE Collection or its affiliates	(180)	(180)	(202)	-	(180)	(344)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,838)	(45,289)	(2,618)	-	(8,164)	(2,355)
Members' Equity / (Deficit)	150,425	50,641	31,505	-	149,758	16,140
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 150,428	$ 50,644	$ 31,508	$ -	$ 150,428	$ 16,140

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Assets
Current Assets
Cash and Cash Equivalents	$ 460	$ 721	$ 400	$ 236	$ 805	$ 400
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	468	729	408	244	813	408
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	10,600	146,400	24,000	19,727	39,600	17,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 11,068	$ 147,129	$ 24,408	$ 19,972	$ 40,413	$ 17,408

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	333	-	-	-	-	-
Total Liabilities	337	3	3	3	3	3
Members' Equity
Membership Contributions	11,200	147,447	24,629	20,228	40,647	17,602
Capital Contribution	3,174	7,044	3,193	2,973	3,775	2,434
Distribution to RSE Collection or its affiliates	(140)	(242)	(229)	(180)	(242)	(202)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,502)	(7,123)	(3,188)	(3,052)	(3,770)	(2,430)
Members' Equity / (Deficit)	10,732	147,126	24,405	19,969	40,410	17,405
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,068	$ 147,129	$ 24,408	$ 19,972	$ 40,413	$ 17,408

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 340	$ -	$ 900	$ 340	$ 348
Pre-paid Insurance	8	8	-	8	8	8
Pre-paid Storage	12	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	420	348	-	908	348	356
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	70,192	50,380	-	249,600	16,202	29,700
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 70,612	$ 50,728	$ -	$ 250,508	$ 16,550	$ 30,056

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ -	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	-	400
Total Liabilities	-	403	-	3	3	403
Members' Equity
Membership Contributions	70,936	50,900	-	250,742	16,722	58,546
Capital Contribution	3,208	4,177	-	11,226	2,915	4,174
Distribution to RSE Collection or its affiliates	(344)	(180)	-	(242)	(180)	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,187)	(4,573)	-	(11,221)	(2,911)	(32,916)
Members' Equity / (Deficit)	70,612	50,325	-	250,505	16,547	29,653
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 70,612	$ 50,728	$ -	$ 250,508	$ 16,550	$ 30,056

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Assets
Current Assets
Cash and Cash Equivalents	$ 366	$ 400	$ 367	$ 216	$ 418	$ 367
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	374	408	375	224	426	375
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	15,682	70,000	27,681	48,648	30,130	58,033
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 16,056	$ 70,408	$ 28,056	$ 48,872	$ 30,556	$ 58,408

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	3	3	3	503	3	3
Members' Equity
Membership Contributions	16,200	70,642	28,200	49,269	30,700	58,721
Capital Contribution	2,913	4,529	3,290	4,141	3,250	2,591
Distribution to RSE Collection or its affiliates	(152)	(242)	(152)	(321)	(152)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,908)	(4,525)	(3,285)	(4,720)	(3,245)	(2,586)
Members' Equity / (Deficit)	16,053	70,405	28,053	48,369	30,553	58,405
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 16,056	$ 70,408	$ 28,056	$ 48,872	$ 30,556	$ 58,408

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Assets
Current Assets
Cash and Cash Equivalents	$ 355	$ 422	$ 355	$ 400	$ 300	$ 216
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	363	429	363	408	308	224
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	18,045	20,027	13,245	34,103	8,600	17,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 18,408	$ 20,456	$ 13,608	$ 34,511	$ 8,908	$ 17,724

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	500	545	-
Total Liabilities	3	3	403	503	549	3
Members' Equity
Membership Contributions	18,721	20,600	13,921	48,602	9,221	23,726
Capital Contribution	2,857	2,901	3,018	4,244	2,180	2,961
Distribution to RSE Collection or its affiliates	(321)	(152)	(321)	(202)	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,852)	(2,896)	(3,413)	(18,637)	(2,720)	(8,646)
Members' Equity / (Deficit)	18,405	20,453	13,205	34,008	8,359	17,721
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 18,408	$ 20,456	$ 13,608	$ 34,511	$ 8,908	$ 17,724

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #84JORDAN	Series #09BEAUX	Series #KEROUAC	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 426	$ 400	$ -	$ 711	$ 500
Pre-paid Insurance	-	8	8	-	8	8
Pre-paid Storage	-	12	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	446	408	-	719	508
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	29,475	85,100	-	76,917	50,951
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 29,921	$ 85,508	$ -	$ 77,636	$ 51,459

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 3	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	400	-
Total Liabilities	-	-	3	-	403	3
Members' Equity
Membership Contributions	-	30,075	85,702	-	77,780	61,051
Capital Contribution	-	2,441	2,721	-	2,644	4,126
Distribution to RSE Collection or its affiliates	-	(174)	(202)	-	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(2,421)	(2,716)	-	(3,039)	(13,721)
Members' Equity / (Deficit)	-	29,921	85,505	-	77,232	51,456
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 29,921	$ 85,508	$ -	$ 77,636	$ 51,459

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY	Series #17DUJAC
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 494	$ 300	$ 275	$ -	$ -
Pre-paid Insurance	8	8	8	8	-	5
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	408	502	308	283	-	5
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	250,000	11,000	36,306	67,506	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 250,408	$ 11,502	$ 36,614	$ 67,789	$ -	$ 5

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ 3	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	667	-	-	-	-
Total Liabilities	-	670	3	3	-	-
Members' Equity
Membership Contributions	252,730	20,600	36,926	68,185	-	-
Capital Contribution	30,080	2,900	3,406	4,451	-	2,112
Distribution to RSE Collection or its affiliates	(2,330)	-	(321)	(321)	-	(174)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(30,072)	(12,668)	(3,401)	(4,531)	-	(1,932)
Members' Equity / (Deficit)	250,408	10,832	36,611	67,785	-	5
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 250,408	$ 11,502	$ 36,614	$ 67,789	$ -	$ 5

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 400	$ -	$ 416	$ 468	$ 453
Pre-paid Insurance	-	8	-	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	408	-	424	476	461
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	17,813	-	204,551	50,000	50,015
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 18,220	$ -	$ 204,975	$ 50,476	$ 50,476

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 2,000	$ -	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	2,000	-	3	3	3
Members' Equity
Membership Contributions	-	20,543	-	205,051	50,600	50,600
Capital Contribution	-	6,675	-	8,663	3,616	3,644
Distribution to RSE Collection or its affiliates	-	(2,330)	-	-	(132)	(132)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(8,667)	-	(8,742)	(3,611)	(3,639)
Members' Equity / (Deficit)	-	16,220	-	204,972	50,473	50,473
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 18,220	$ -	$ 204,975	$ 50,476	$ 50,476

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Assets
Current Assets
Cash and Cash Equivalents	$ 348	$ 500	$ 325	$ 307	$ 304	$ 378
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	356	508	333	315	312	386
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	68,684	150,042	25,175	73,506	22,402	72,200
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 69,040	$ 150,550	$ 25,508	$ 73,821	$ 22,714	$ 72,587

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	400	-	500	-	-
Total Liabilities	403	403	3	503	3	3
Members' Equity
Membership Contributions	69,184	253,051	25,821	74,217	22,922	72,700
Capital Contribution	2,471	9,869	2,855	4,449	2,704	2,384
Distribution to RSE Collection or its affiliates	(152)	-	(321)	(321)	(132)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,866)	(112,773)	(2,850)	(5,028)	(2,783)	(2,380)
Members' Equity / (Deficit)	68,637	150,147	25,505	73,318	22,711	72,584
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 69,040	$ 150,550	$ 25,508	$ 73,821	$ 22,714	$ 72,587

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #16KOBE	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 400	$ 464	$ 284	$ 295	$ 249
Pre-paid Insurance	-	8	8	8	8	8
Pre-paid Storage	-	12	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	420	472	292	303	257
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	18,995	53,504	22,600	17,500	300,200
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 19,415	$ 53,976	$ 22,892	$ 17,803	$ 300,457

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	667
Total Liabilities	-	-	3	503	3	670
Members' Equity
Membership Contributions	-	19,739	54,100	23,100	67,990	301,050
Capital Contribution	-	2,018	3,687	2,713	3,978	11,244
Distribution to RSE Collection or its affiliates	-	(344)	(132)	(132)	(122)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(1,998)	(3,683)	(3,292)	(54,047)	(12,385)
Members' Equity / (Deficit)	-	19,415	53,973	22,389	17,799	299,787
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 19,415	$ 53,976	$ 22,892	$ 17,803	$ 300,457

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #68RYAN	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 329	$ 468	$ 468	$ 300	$ -
Pre-paid Insurance	-	8	8	8	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	337	476	476	308	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	11,282	21,450	76,100	54,306	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 11,619	$ 21,926	$ 76,576	$ 54,614	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ 3	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	333	-	400	500	-
Total Liabilities	-	337	3	403	503	-
Members' Equity
Membership Contributions	-	11,932	47,100	95,600	54,926	-
Capital Contribution	-	2,355	3,286	4,798	2,403	-
Distribution to RSE Collection or its affiliates	-	(321)	(132)	(132)	(321)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(2,684)	(28,332)	(24,093)	(2,899)	-
Members' Equity / (Deficit)	-	11,282	21,923	76,173	54,111	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 11,619	$ 21,926	$ 76,576	$ 54,614	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 378	$ 426	$ 303	$ 377	$ 319
Pre-paid Insurance	-	8	8	8	8	8
Pre-paid Storage	-	-	12	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	386	446	311	385	326
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	63,100	23,449	28,800	41,099	46,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 63,486	$ 23,895	$ 29,111	$ 41,485	$ 47,126

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ -	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	3	-	3	3	3
Members' Equity
Membership Contributions	-	63,600	24,049	114,953	41,599	78,717
Capital Contribution	-	3,883	1,741	6,519	2,902	3,961
Distribution to RSE Collection or its affiliates	-	(122)	(174)	(197)	(123)	(181)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(3,878)	(1,721)	(92,166)	(2,898)	(35,374)
Members' Equity / (Deficit)	-	63,483	23,895	29,107	41,481	47,123
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 63,486	$ 23,895	$ 29,111	$ 41,485	$ 47,126

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 420	$ 300	$ 377	$ 386	$ 478
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	308	428	308	385	394	486
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	26,000	24,000	742,908	26,209	15,157	11,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 26,308	$ 24,428	$ 743,215	$ 26,594	$ 15,551	$ 11,486

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	600	-	-	-	-
Total Liabilities	3	603	3	3	3	3
Members' Equity
Membership Contributions	45,812	24,600	745,208	26,709	15,657	18,700
Capital Contribution	2,998	1,936	21,104	1,828	2,136	1,786
Distribution to RSE Collection or its affiliates	(265)	(180)	(2,000)	(123)	(114)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(22,240)	(2,532)	(21,099)	(1,823)	(2,131)	(8,881)
Members' Equity / (Deficit)	26,305	23,825	743,212	26,591	15,548	11,483
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 26,308	$ 24,428	$ 743,215	$ 26,594	$ 15,551	$ 11,486

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Assets
Current Assets
Cash and Cash Equivalents	$ 78	$ 400	$ 478	$ 486	$ 477	$ 386
Pre-paid Insurance	5	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	84	408	486	494	485	394
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	255,100	34,499	237,500	34,500	22,812
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 84	$ 255,508	$ 34,985	$ 237,994	$ 34,985	$ 23,207

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	50	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	500	-	-	-	-
Total Liabilities	53	503	3	3	3	3
Members' Equity
Membership Contributions	-	255,821	35,099	375,600	35,100	23,312
Capital Contribution	2,857	3,039	2,717	12,995	3,002	2,060
Distribution to RSE Collection or its affiliates	(122)	(321)	(122)	(114)	(123)	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,704)	(3,534)	(2,712)	(150,490)	(2,997)	(2,055)
Members' Equity / (Deficit)	31	255,005	34,982	237,991	34,982	23,203
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 84	$ 255,508	$ 34,985	$ 237,994	$ 34,985	$ 23,207

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Assets
Current Assets
Cash and Cash Equivalents	$ 477	$ 486	$ 468	$ 452	$ 600	$ 486
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	485	494	476	459	608	494
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	18,000	17,100	80,100	70,500	153,000	415,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 18,485	$ 17,594	$ 80,576	$ 70,959	$ 153,608	$ 415,494

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	545
Total Liabilities	3	3	3	3	3	549
Members' Equity
Membership Contributions	22,100	17,700	80,700	210,873	153,600	415,600
Capital Contribution	2,576	1,781	2,160	7,570	5,889	14,751
Distribution to RSE Collection or its affiliates	(123)	(114)	(132)	(123)	-	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,071)	(1,776)	(2,156)	(147,364)	(5,884)	(15,292)
Members' Equity / (Deficit)	18,482	17,591	80,573	70,956	153,605	414,946
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 18,485	$ 17,594	$ 80,576	$ 70,959	$ 153,608	$ 415,494

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Assets
Current Assets
Cash and Cash Equivalents	$ 486	$ 378	$ 300	$ 300	$ 377	$ 420
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	494	386	308	308	385	428
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	552,000	180,778	294,000	37,499	60,299	76,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 552,494	$ 181,164	$ 294,308	$ 37,807	$ 60,685	$ 76,428

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	667	667	333	-	-	500
Total Liabilities	670	670	337	3	3	503
Members' Equity
Membership Contributions	552,600	181,278	453,655	38,006	60,799	76,600
Capital Contribution	13,240	6,997	15,029	2,605	3,556	2,263
Distribution to RSE Collection or its affiliates	(114)	(122)	(205)	(206)	(123)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,902)	(7,659)	(174,507)	(2,601)	(3,551)	(2,758)
Members' Equity / (Deficit)	551,824	180,494	293,971	37,804	60,681	75,925
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 552,494	$ 181,164	$ 294,308	$ 37,807	$ 60,685	$ 76,428

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ -	$ 312	$ -	$ 486	$ -
Pre-paid Insurance	8	-	8	-	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	428	-	320	-	494	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	19,800	-	9,226	-	40,100	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 20,228	$ -	$ 9,546	$ -	$ 40,594	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ 3	$ -	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	-	3	-	3	-
Members' Equity
Membership Contributions	25,600	-	11,380	-	40,700	-
Capital Contribution	1,775	-	5,030	-	1,810	-
Distribution to RSE Collection or its affiliates	(180)	-	(201)	-	(114)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,970)	-	(6,666)	-	(1,805)	-
Members' Equity / (Deficit)	20,225	-	9,542	-	40,591	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,228	$ -	$ 9,546	$ -	$ 40,594	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Assets
Current Assets
Cash and Cash Equivalents	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	464	408	426	422	365	428
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	42,306	98,300	10,200	6,750	100,063	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 42,770	$ 98,708	$ 10,626	$ 7,172	$ 100,428	$ 70,428

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	3	3	3	3	670	3
Members' Equity
Membership Contributions	43,083	99,021	15,546	14,350	100,600	70,600
Capital Contribution	4,230	2,135	2,502	2,087	5,340	1,955
Distribution to RSE Collection or its affiliates	(321)	(321)	(181)	(123)	(180)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,225)	(2,130)	(7,243)	(9,145)	(6,002)	(1,950)
Members' Equity / (Deficit)	42,767	98,705	10,623	7,169	99,758	70,425
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 42,770	$ 98,708	$ 10,626	$ 7,172	$ 100,428	$ 70,428

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Assets
Current Assets
Cash and Cash Equivalents	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	454	326	557	308	354	418
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	57,500	6,783	60,000	26,211	29,470	58,056
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 57,954	$ 7,109	$ 60,557	$ 26,519	$ 29,824	$ 58,474

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	400	-	-
Total Liabilities	503	3	3	403	3	3
Members' Equity
Membership Contributions	58,100	15,901	74,352	29,200	29,200	58,613
Capital Contribution	1,950	2,141	3,555	9,129	3,503	3,112
Distribution to RSE Collection or its affiliates	(154)	(201)	(147)	(265)	(154)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,446)	(10,735)	(17,206)	(11,948)	(2,729)	(3,107)
Members' Equity / (Deficit)	57,451	7,106	60,554	26,116	29,821	58,470
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 57,954	$ 7,109	$ 60,557	$ 26,519	$ 29,824	$ 58,474

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Assets
Current Assets
Cash and Cash Equivalents	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	12	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	367	420	408	404	367	485
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	57,649	96,285	27,500	5,009	34,500	24,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 58,016	$ 96,705	$ 27,908	$ 5,413	$ 34,867	$ 24,485

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	863	-	-	-	1,045	-
Total Liabilities	867	-	3	3	1,049	3
Members' Equity
Membership Contributions	58,155	97,029	32,581	11,380	57,600	74,190
Capital Contribution	1,981	2,516	2,792	6,274	1,837	4,366
Distribution to RSE Collection or its affiliates	(147)	(344)	(201)	(201)	(147)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,839)	(2,496)	(7,267)	(12,044)	(25,472)	(53,951)
Members' Equity / (Deficit)	57,149	96,705	27,905	5,410	33,818	24,482
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 58,016	$ 96,705	$ 27,908	$ 5,413	$ 34,867	$ 24,485

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596
Pre-paid Insurance	8	8	8	8	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	408	608	668	313	381	596
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	272,500	50,000	97,500	5,100	15,027	62,103
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 272,908	$ 50,608	$ 98,168	$ 5,413	$ 15,408	$ 62,700

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2,000	$ -	$ 3	$ 3	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	500	-	-
Total Liabilities	2,000	-	403	503	3	-
Members' Equity
Membership Contributions	275,230	50,600	314,153	20,647	15,685	62,700
Capital Contribution	6,505	1,737	9,422	2,162	1,946	3,119
Distribution to RSE Collection or its affiliates	(2,330)	-	(154)	(247)	(285)	(2,017)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(8,497)	(1,729)	(225,657)	(17,652)	(1,941)	(1,103)
Members' Equity / (Deficit)	270,908	50,608	97,765	4,910	15,405	62,700
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 272,908	$ 50,608	$ 98,168	$ 5,413	$ 15,408	$ 62,700

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Assets
Current Assets
Cash and Cash Equivalents	$ 431	$ 373	$ -	$ -	$ 486	$ 600
Pre-paid Insurance	8	8	-	-	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	439	381	-	-	494	600
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	32,522	8,100	-	90,462	800,000	174,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 32,961	$ 8,481	$ -	$ 90,462	$ 800,494	$ 174,600

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ -	$ -	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	667	-	-	-	-
Total Liabilities	403	670	-	-	3	-
Members' Equity
Membership Contributions	33,100	15,685	-	144,426	800,600	500,600
Capital Contribution	2,496	1,939	-	19,672	25,215	4,441
Distribution to RSE Collection or its affiliates	(147)	(285)	-	(3,366)	(114)	(3,373)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,891)	(9,528)	-	(70,269)	(25,210)	(327,068)
Members' Equity / (Deficit)	32,558	7,811	-	90,462	800,491	174,600
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,961	$ 8,481	$ -	$ 90,462	$ 800,494	$ 174,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #03RONALDO	Series #HONUS2
Assets
Current Assets
Cash and Cash Equivalents	$ 380	$ 500	$ -	$ 373	$ 652	$ -
Pre-paid Insurance	8	8	-	8	8	-
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	388	508	-	381	660	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	11,657	112,833	-	50,027	86,400	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 12,045	$ 113,341	$ -	$ 50,408	$ 87,060	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ -	$ 3	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	1,000	-	-	-	-
Total Liabilities	3	1,003	-	3	3	-
Members' Equity
Membership Contributions	12,161	113,333	-	50,685	157,381	-
Capital Contribution	1,585	2,109	-	2,724	5,273	-
Distribution to RSE Collection or its affiliates	(124)	-	-	(285)	(124)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,581)	(3,104)	-	(2,720)	(75,474)	-
Members' Equity / (Deficit)	12,042	112,338	-	50,405	87,057	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,045	$ 113,341	$ -	$ 50,408	$ 87,060	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Assets
Current Assets
Cash and Cash Equivalents	$ 486	$ 353	$ 500	$ 373	$ 427	$ 373
Pre-paid Insurance	8	8	-	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	494	361	500	381	435	381
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	54,066	3,000	8,635	12,500	10,200	10,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 54,561	$ 3,361	$ 9,135	$ 12,881	$ 10,635	$ 11,181

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ -	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	-	3	3	3
Members' Equity
Membership Contributions	105,700	23,756	68,282	50,685	15,340	15,685
Capital Contribution	2,011	2,115	4,323	2,714	2,851	1,873
Distribution to RSE Collection or its affiliates	(114)	(147)	(3,269)	(285)	(123)	(285)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(53,040)	(22,366)	(60,201)	(40,236)	(7,437)	(6,096)
Members' Equity / (Deficit)	54,557	3,358	9,135	12,878	10,632	11,178
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 54,561	$ 3,361	$ 9,135	$ 12,881	$ 10,635	$ 11,181

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Assets
Current Assets
Cash and Cash Equivalents	$ 356	$ 314	$ -	$ 500	$ 400	$ 400
Pre-paid Insurance	8	8	-	-	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	364	322	-	500	408	408
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	31,200	100,086	43,955	11,110	10,400	1,451,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 31,564	$ 100,408	$ 43,955	$ 11,610	$ 10,808	$ 1,451,908

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ -	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Total Liabilities	3	3	-	-	3	503
Members' Equity
Membership Contributions	36,646	100,685	165,902	67,819	15,747	1,457,055
Capital Contribution	1,648	4,708	17,853	3,923	1,579	9,650
Distribution to RSE Collection or its affiliates	(124)	(285)	(2,647)	(2,882)	(247)	(5,155)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,609)	(4,704)	(137,153)	(57,252)	(6,275)	(10,146)
Members' Equity / (Deficit)	31,561	100,405	43,956	11,610	10,805	1,451,405
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 31,564	$ 100,408	$ 43,955	$ 11,610	$ 10,808	$ 1,451,908

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4	Series #OHTANI1
Assets
Current Assets
Cash and Cash Equivalents	$ 776	$ 60	$ -	$ 352	$ 300	$ -
Pre-paid Insurance	8	8	-	8	8	-
Pre-paid Storage	-	12	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	784	81	-	360	308	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	288,908	11,914	91,960	15,500	51,600	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 289,692	$ 11,995	$ 91,960	$ 15,860	$ 51,908	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ -	$ 3	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	667	-	-
Total Liabilities	3	-	-	670	3	-
Members' Equity
Membership Contributions	289,798	12,514	189,100	35,632	67,800	-
Capital Contribution	9,790	1,414	26,564	3,193	1,709	-
Distribution to RSE Collection or its affiliates	(114)	-	(2,722)	(232)	(292)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,786)	(1,933)	(120,981)	(23,403)	(17,312)	-
Members' Equity / (Deficit)	289,689	11,995	91,960	15,190	51,905	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 289,692	$ 11,995	$ 91,960	$ 15,860	$ 51,908	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 400	$ 300	$ 60	$ 300	$ 300
Pre-paid Insurance	-	8	8	8	8	8
Pre-paid Storage	-	-	-	12	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	408	308	81	308	308
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	100,000	52,289	52,000	25,000	96,049
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 100,408	$ 52,597	$ 52,081	$ 25,308	$ 96,357

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	600	-	400	-
Total Liabilities	-	3	603	-	403	3
Members' Equity
Membership Contributions	-	100,638	52,881	58,468	80,158	96,587
Capital Contribution	-	3,899	1,658	1,921	3,284	3,034
Distribution to RSE Collection or its affiliates	-	(238)	(292)	-	(292)	(238)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(3,894)	(2,253)	(8,309)	(58,245)	(3,029)
Members' Equity / (Deficit)	-	100,405	51,994	52,081	24,905	96,353
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 100,408	$ 52,597	$ 52,081	$ 25,308	$ 96,357

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 338	$ 253	$ 500	$ 400	$ 500
Pre-paid Insurance	8	8	8	-	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	408	345	261	500	408	508
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	15,000	37,726	20,906	37,715	4,200	67,566
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 15,408	$ 38,071	$ 21,166	$ 38,215	$ 4,608	$ 68,074

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-	545
Total Liabilities	3	3	503	-	3	549
Members' Equity
Membership Contributions	19,638	38,295	21,439	56,740	14,782	68,066
Capital Contribution	1,907	2,316	2,005	2,204	1,784	4,519
Distribution to RSE Collection or its affiliates	(238)	(232)	(233)	(1,198)	(232)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,902)	(2,311)	(2,547)	(19,531)	(11,729)	(5,060)
Members' Equity / (Deficit)	15,405	38,068	20,663	38,215	4,605	67,526
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,408	$ 38,071	$ 21,166	$ 38,215	$ 4,608	$ 68,074

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Assets
Current Assets
Cash and Cash Equivalents	$ 350	$ -	$ 323	$ 600	$ 400	$ 324
Pre-paid Insurance	8	-	8	-	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	358	-	331	600	408	332
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	41,051	-	90,077	90,643	25,000	7,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 41,409	$ -	$ 90,408	$ 91,243	$ 25,408	$ 7,332

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ -	$ 3	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	-	400	400
Total Liabilities	503	-	3	-	403	403
Members' Equity
Membership Contributions	41,639	-	90,632	560,600	29,432	10,631
Capital Contribution	1,572	-	3,493	4,279	2,301	1,670
Distribution to RSE Collection or its affiliates	(238)	-	(232)	(3,286)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,067)	-	(3,488)	(470,350)	(6,496)	(5,141)
Members' Equity / (Deficit)	40,906	-	90,405	91,243	25,005	6,929
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 41,409	$ -	$ 90,408	$ 91,243	$ 25,408	$ 7,332

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK	Series #03SERENA
Assets
Current Assets
Cash and Cash Equivalents	$ 266	$ 2,130	$ 365	$ -	$ 400	$ 400
Pre-paid Insurance	8	8	8	-	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	274	2,138	373	-	408	408
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	280,134	360,670	6,535	-	60,100	40,375
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 280,408	$ 362,807	$ 6,908	$ -	$ 60,508	$ 40,783

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-	-
Total Liabilities	3	3	403	-	3	3
Members' Equity
Membership Contributions	280,632	362,953	7,101	-	60,738	75,632
Capital Contribution	8,775	8,832	1,563	-	1,639	3,049
Distribution to RSE Collection or its affiliates	(232)	(154)	(201)	-	(238)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(8,770)	(8,827)	(1,958)	-	(1,634)	(37,670)
Members' Equity / (Deficit)	280,405	362,804	6,505	-	60,505	40,780
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 280,408	$ 362,807	$ 6,908	$ -	$ 60,508	$ 40,783

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 300	$ 476	$ 369	$ 72	$ 300
Pre-paid Insurance	-	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	308	484	377	80	308
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	95,301	10,100	50,000	5,131	28,051	10,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 95,301	$ 10,408	$ 50,484	$ 5,508	$ 28,130	$ 11,108

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,000	400	-
Total Liabilities	-	3	3	1,003	403	3
Members' Equity
Membership Contributions	660,600	10,647	50,600	5,732	28,356	13,876
Capital Contribution	20,107	1,613	2,411	1,432	2,730	1,908
Distribution to RSE Collection or its affiliates	(3,806)	(247)	(124)	(232)	(233)	(233)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(581,600)	(1,608)	(2,406)	(2,427)	(3,125)	(4,446)
Members' Equity / (Deficit)	95,301	10,405	50,481	4,505	27,727	11,105
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 95,301	$ 10,408	$ 50,484	$ 5,508	$ 28,130	$ 11,108

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ 346	$ 380	$ 369	$ 338	$ 400
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	608	354	388	377	345	408
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	50,000	102,143	21,323	9,221	18,000	135,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 50,608	$ 102,497	$ 21,711	$ 9,597	$ 18,345	$ 135,408

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ 3	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-	-
Total Liabilities	-	3	503	3	3	3
Members' Equity
Membership Contributions	50,600	102,723	21,850	11,357	25,695	135,632
Capital Contribution	1,517	3,668	1,445	1,418	1,911	1,804
Distribution to RSE Collection or its affiliates	-	(233)	(147)	(232)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,509)	(3,663)	(1,940)	(2,949)	(9,032)	(1,799)
Members' Equity / (Deficit)	50,608	102,494	21,208	9,594	18,342	135,405
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 50,608	$ 102,497	$ 21,711	$ 9,597	$ 18,345	$ 135,408

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB	Series #BRADBURY
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 346	$ 703	$ -	$ -	$ 369
Pre-paid Insurance	8	8	8	-	-	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	308	354	711	-	-	377
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	33,750	168,000	67,036	139,733	-	13,881
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 34,058	$ 168,354	$ 67,746	$ 139,733	$ -	$ 14,258

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ -	$ -	$ 3
Income Taxes Payable	-	-	-	9	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3	3	3	9	-	3
Members' Equity
Membership Contributions	66,724	221,063	68,051	770,600	-	14,482
Capital Contribution	2,969	12,061	1,590	17,070	-	1,412
Distribution to RSE Collection or its affiliates	(281)	(154)	(313)	(2,753)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(35,357)	(64,619)	(1,585)	(645,193)	-	(1,407)
Members' Equity / (Deficit)	34,055	168,351	67,743	139,724	-	14,255
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 34,058	$ 168,354	$ 67,746	$ 139,733	$ -	$ 14,258

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 300	$ 374	$ 600	$ 500	$ 322
Pre-paid Insurance	8	8	8	-	8	8
Pre-paid Storage	12	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	420	308	382	600	508	330
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	28,600	22,110	64,026	10,159	14,798	9,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 29,020	$ 22,418	$ 64,408	$ 10,759	$ 15,306	$ 9,930

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ -	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	477	-
Total Liabilities	-	3	3	-	480	3
Members' Equity
Membership Contributions	29,200	22,767	64,757	39,600	17,980	14,302
Capital Contribution	1,893	1,799	2,544	946	2,774	1,650
Distribution to RSE Collection or its affiliates	(540)	(357)	(357)	(10)	(1,467)	(201)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,533)	(1,794)	(2,539)	(29,777)	(4,461)	(5,824)
Members' Equity / (Deficit)	29,020	22,414	64,405	10,759	14,826	9,927
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 29,020	$ 22,418	$ 64,408	$ 10,759	$ 15,306	$ 9,930

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 300	$ 381	$ 400	$ 300	$ 400
Pre-paid Insurance	8	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	308	308	389	408	308	408
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	14,388	22,839	25,000	450,000	11,560	10,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,696	$ 23,146	$ 25,389	$ 450,408	$ 11,868	$ 11,008

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 2,000	$ 3	$ 3
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	-	-	-	500	333
Total Liabilities	403	3	3	2,000	503	337
Members' Equity
Membership Contributions	14,969	23,496	37,357	453,570	12,092	11,424
Capital Contribution	1,633	1,774	1,993	7,222	1,379	1,563
Distribution to RSE Collection or its affiliates	(281)	(357)	(424)	(3,170)	(232)	(424)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,028)	(1,769)	(13,540)	(9,214)	(1,874)	(1,891)
Members' Equity / (Deficit)	14,293	23,143	25,386	448,408	11,365	10,671
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,696	$ 23,146	$ 25,389	$ 450,408	$ 11,868	$ 11,008

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 300	$ 351	$ 515	$ 376	$ 400
Pre-paid Insurance	-	8	8	8	8	8
Pre-paid Storage	-	-	-	-	-	73
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	308	359	523	384	481
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	19,227	54,995	29,012	18,085	216,412	18,794
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 19,227	$ 55,303	$ 29,371	$ 18,608	$ 216,796	$ 19,275

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3	$ 3	$ 3	$ 3	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	545	-	-	-	-
Total Liabilities	-	549	3	3	3	-
Members' Equity
Membership Contributions	57,126	55,652	140,757	18,600	216,912	19,795
Capital Contribution	6,197	2,121	3,551	1,260	4,624	2,354
Distribution to RSE Collection or its affiliates	(3,632)	(357)	(357)	-	(124)	(1,446)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(40,464)	(2,662)	(114,583)	(1,256)	(4,619)	(1,429)
Members' Equity / (Deficit)	19,228	54,754	29,368	18,605	216,793	19,275
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 19,227	$ 55,303	$ 29,371	$ 18,608	$ 216,796	$ 19,275

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2025 (unaudited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 308	$ 369	$ 402	$ 247,484
Pre-paid Insurance	8	31	8	2,717
Pre-paid Storage	-	-	-	329
Due From the Manager or its Affiliates	-	-	-	19,415
Total Current Assets	316	400	410	269,946
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	20,442	4,531	5,300	26,311,842
Other Assets	-	-	-	-
TOTAL ASSETS	$ 20,758	$ 4,931	$ 5,710	$ 26,581,787

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3	$ 3	$ 3	$ 44,797
Income Taxes Payable	-	-	-	7,621
Insurance Payable	-	-	-	-
Due to the Manager or its Affiliates	600	400	667	152,636
Total Liabilities	603	403	670	205,053
Members' Equity
Membership Contributions	21,230	5,547	12,600	32,047,806
Capital Contribution	1,306	1,251	1,359	4,762,717
Distribution to RSE Collection or its affiliates	(480)	(647)	(198)	(19,709)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(1,902)	(1,623)	(8,721)	(10,414,080)
Members' Equity / (Deficit)	20,155	4,528	5,040	26,376,734
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,758	$ 4,931	$ 5,710	$ 26,581,787

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Assets
Current Assets
Cash and Cash Equivalents	$ 3,718	$ -	$ -	$ 2,214	$ -	$ -
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,718	-	-	2,214	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	106,266	-	-	408,386	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 109,984	$ -	$ -	$ 410,600	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ -	$ -	$ 1,617	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	3	-	-	2	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	753	-	-	1,619	-	-
Members' Equity
Membership Contributions	111,236	-	-	422,131	-	-
Capital Contribution	19,982	-	-	51,842	-	-
Distribution to RSE Collection or its affiliates	(821)	-	-	(14,889)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(21,166)	-	-	(50,104)	-	-
Members' Equity / (Deficit)	109,231	-	-	408,981	-	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 109,984	$ -	$ -	$ 410,600	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1	Series #99LE1
Assets
Current Assets
Cash and Cash Equivalents	$ 485	$ 2,485	$ 2,500	$ 1,200	$ -	$ -
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	485	2,485	2,500	1,200	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	14,786	332,806	122,544	488,586	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 15,271	$ 335,291	$ 125,044	$ 489,786	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 750	$ 750	$ 750	$ -	$ 300
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	3	3	3	3	-	1
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	753	753	753	753	-	301
Members' Equity
Membership Contributions	15,446	335,691	125,757	487,801	-	-
Capital Contribution	16,681	23,645	17,388	27,520	-	16,064
Distribution to RSE Collection or its affiliates	(175)	(400)	(713)	(5,103)	-	(443)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(17,434)	(24,398)	(18,141)	(21,184)	-	(15,922)
Members' Equity / (Deficit)	14,518	334,538	124,291	489,033	-	(301)
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,271	$ 335,291	$ 125,044	$ 489,786	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #80LC1
Assets
Current Assets
Cash and Cash Equivalents	$ 984	$ 173	$ 1,984	$ 4,989	$ 2,000	$ -
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	984	173	1,984	4,989	2,000	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	35,437	158,042	52,787	99,000	79,786	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 36,421	$ 158,215	$ 54,771	$ 103,989	$ 81,786	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 450	$ 750	$ 1,917	$ 750	$ 150
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	3	3	3	3	3	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	753	453	753	1,920	753	150
Members' Equity
Membership Contributions	36,621	160,430	54,771	120,551	82,286	-
Capital Contribution	15,896	16,536	16,069	20,574	15,428	28,979
Distribution to RSE Collection or its affiliates	(200)	-	-	-	(500)	(774)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(16,649)	(19,204)	(16,822)	(39,055)	(16,181)	(28,355)
Members' Equity / (Deficit)	35,668	157,762	54,018	102,070	81,033	(150)
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 36,421	$ 158,215	$ 54,771	$ 103,989	$ 81,786	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #02BZ1	Series #88BM1	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ -	$ 1,999	$ 1,999	$ 2,649	$ 3,700
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	-	1,999	1,999	2,649	3,700
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	-	120,286	182,802	75,903	170,286
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ -	$ 122,285	$ 184,801	$ 78,552	$ 173,986

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 750	$ 750	$ 750	$ 1,917
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	3	3	3	3
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	753	753	753	1,920
Members' Equity
Membership Contributions	-	-	122,586	185,301	79,052	173,986
Capital Contribution	-	-	15,782	16,163	16,165	16,616
Distribution to RSE Collection or its affiliates	-	-	(300)	(500)	(500)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	-	(16,536)	(16,915)	(16,917)	(18,536)
Members' Equity / (Deficit)	-	-	121,532	184,048	77,799	172,066
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ -	$ 122,285	$ 184,801	$ 78,552	$ 173,986

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #93FS1	Series #90MM1	Series #61JE1	Series #65FM1	Series #88PT1	Series #94LD1
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 1,799	$ 2,898	$ 2,300	$ -	$ -
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	1,799	2,898	2,300	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	23,187	235,388	75,997	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 24,986	$ 238,286	$ 78,297	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 750	$ 750	$ 750	$ -	$ 300
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	3	3	3	-	1
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	753	753	753	-	301
Members' Equity
Membership Contributions	-	24,986	238,636	79,297	-	-
Capital Contribution	-	12,557	15,909	14,544	-	28,590
Distribution to RSE Collection or its affiliates	-	-	(350)	(1,000)	-	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(13,310)	(16,662)	(15,297)	-	(28,391)
Members' Equity / (Deficit)	-	24,233	237,533	77,544	-	(302)
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 24,986	$ 238,286	$ 78,297	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #89FT1	Series #80PN1
Assets
Current Assets
Cash and Cash Equivalents	$ 3,064	$ 2,962	$ 4,197	$ 2,412	$ -	$ -
Pre-paid Insurance	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,064	2,962	4,197	2,412	-	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	129,227	138,482	325,590	46,188	-	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 132,291	$ 141,444	$ 329,787	$ 48,600	$ -	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 750	$ 750	$ 750	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	3	3	3	3	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	753	753	753	753	-	-
Members' Equity
Membership Contributions	133,279	141,794	330,287	48,600	-	-
Capital Contribution	13,779	13,092	24,620	12,303	-	-
Distribution to RSE Collection or its affiliates	(988)	(350)	(500)	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(14,532)	(13,845)	(25,373)	(13,056)	-	-
Members' Equity / (Deficit)	131,538	140,691	329,034	47,847	-	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 132,291	$ 141,444	$ 329,787	$ 48,600	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #89FG2	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 5,204	$ 500	$ 400	$ 400	$ 300
Pre-paid Insurance	-	-	-	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	5,204	500	411	411	311
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	277,811	3,363	7,500	16,750	24,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 283,015	$ 3,863	$ 7,911	$ 17,161	$ 24,811

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 750	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	3	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	753	-	5	5	5
Members' Equity
Membership Contributions	-	283,775	141,061	10,832	20,792	36,738
Capital Contribution	-	17,401	1,814	1,433	1,285	1,334
Distribution to RSE Collection or its affiliates	-	(475)	(952)	(232)	(292)	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(18,439)	(138,059)	(4,127)	(4,630)	(12,975)
Members' Equity / (Deficit)	-	282,262	3,863	7,906	17,156	24,806
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 283,015	$ 3,863	$ 7,911	$ 17,161	$ 24,811

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 243	$ 354	$ 300	$ 308	$ 377
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	311	254	365	311	319	388
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	6,475	15,000	7,546	13,566	26,000	125,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 6,786	$ 15,254	$ 7,911	$ 13,877	$ 26,319	$ 125,388

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	363	-	-	400	-
Total Liabilities	5	369	5	5	405	5
Members' Equity
Membership Contributions	16,356	15,600	8,138	14,158	43,580	144,848
Capital Contribution	1,803	1,550	1,429	1,491	2,098	3,988
Distribution to RSE Collection or its affiliates	(238)	-	(238)	(292)	(281)	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,140)	(2,265)	(1,423)	(1,485)	(19,484)	(23,173)
Members' Equity / (Deficit)	6,781	14,885	7,906	13,871	25,913	125,383
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 6,786	$ 15,254	$ 7,911	$ 13,877	$ 26,319	$ 125,388

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Assets
Current Assets
Cash and Cash Equivalents	$ 3,400	$ 365	$ 500	$ 300	$ 4,532	$ -
Pre-paid Insurance	-	11	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3,400	376	500	300	4,532	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	286,364	19,535	8,635	74,668	108,488	19,216
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 289,764	$ 19,911	$ 9,135	$ 74,968	$ 113,021	$ 19,216
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 5	$ -	$ 5	$ 750	$ -
Income Taxes Payable	-	-	-	-	-	20
Insurance Payable	3	-	-	3	3	-
Due to the Manager or its Affiliates	-	400	-	400	-	-
Total Liabilities	753	405	-	408	753	20
Members' Equity
Membership Contributions	289,764	20,181	34,546	75,280	114,038	49,067
Capital Contribution	9,201	1,830	1,976	2,147	7,098	3,729
Distribution to RSE Collection or its affiliates	-	(281)	(1,165)	(313)	(550)	(2,346)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,954)	(2,224)	(26,221)	(2,555)	(8,318)	(31,253)
Members' Equity / (Deficit)	289,011	19,506	9,135	74,559	112,268	19,196
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 289,764	$ 19,911	$ 9,135	$ 74,968	$ 113,021	$ 19,216

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ -	$ 300	$ 400	$ 501	$ 557
Pre-paid Insurance	-	-	11	11	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	415	-	-	-	-
Total Current Assets	600	415	311	411	501	557
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	95,252	6,726	23,920	11,100	6,647	9,731
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 95,852	$ 7,141	$ 24,231	$ 11,511	$ 7,148	$ 10,288
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 5	$ 5	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	5	5	-	-
Members' Equity
Membership Contributions	290,600	26,027	24,500	11,792	28,860	29,343
Capital Contribution	797	2,086	1,570	1,152	2,091	6,341
Distribution to RSE Collection or its affiliates	(3)	(1,252)	(281)	(292)	(1,302)	(1,434)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(195,542)	(19,719)	(1,564)	(1,147)	(22,501)	(23,962)
Members' Equity / (Deficit)	95,852	7,141	24,225	11,506	7,148	10,288
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 95,852	$ 7,141	$ 24,231	$ 11,511	$ 7,148	$ 10,288

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 500	$ -	$ 500	$ 320	$ 320
Pre-paid Insurance	11	-	-	-	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	411	500	-	500	331	331
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	8,930	21,000	12,140	30,452	42,082	77,700
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 9,341	$ 21,500	$ 12,140	$ 30,952	$ 42,413	$ 78,031

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ -	$ -	$ -	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	333	-
Total Liabilities	5	-	-	-	339	5
Members' Equity
Membership Contributions	42,692	101,987	50,269	30,952	42,600	99,600
Capital Contribution	2,344	3,388	1,709	762	1,431	2,990
Distribution to RSE Collection or its affiliates	(292)	(2,626)	(1,222)	-	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(35,409)	(81,249)	(38,617)	(762)	(1,758)	(24,366)
Members' Equity / (Deficit)	9,336	21,500	12,140	30,952	42,074	78,026
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 9,341	$ 21,500	$ 12,140	$ 30,952	$ 42,413	$ 78,031

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Assets
Current Assets
Cash and Cash Equivalents	$ 320	$ 320	$ 402	$ 381	$ 402	$ 326
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	331	331	413	392	413	337
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	13,769	17,482	7,700	13,769	29,402	26,840
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,100	$ 17,813	$ 8,113	$ 14,161	$ 29,814	$ 27,177

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	5	5	5	5	5	5
Members' Equity
Membership Contributions	18,000	18,000	8,300	14,574	30,002	49,637
Capital Contribution	1,490	1,490	1,139	1,269	1,688	1,977
Distribution to RSE Collection or its affiliates	(198)	(198)	(198)	(424)	(198)	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,197)	(1,484)	(1,133)	(1,264)	(1,683)	(24,319)
Members' Equity / (Deficit)	14,095	17,807	8,107	14,156	29,809	27,172
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,100	$ 17,813	$ 8,113	$ 14,161	$ 29,814	$ 27,177

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 402	$ -	$ -	$ 66	$ 500
Pre-paid Insurance	11	11	11	-	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	413	413	11	-	77	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	54,000	22,800	33,614	40,873	250,000	7,877
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 54,413	$ 23,213	$ 33,625	$ 40,873	$ 250,077	$ 8,377

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ -	$ 5	$ -
Income Taxes Payable	-	-	-	135	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	667	400	-	-	-	-
Total Liabilities	672	405	5	135	5	-
Members' Equity
Membership Contributions	54,600	23,400	32,824	84,902	250,545	58,900
Capital Contribution	1,953	1,446	2,835	13,616	1,471	15,517
Distribution to RSE Collection or its affiliates	(198)	(198)	(424)	(1,483)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,614)	(1,840)	(1,616)	(56,296)	(1,945)	(66,040)
Members' Equity / (Deficit)	53,741	22,807	33,620	40,739	250,071	8,377
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 54,413	$ 23,213	$ 33,625	$ 40,873	$ 250,077	$ 8,377

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #VEEFRND1	Series #TREASURE	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 300	$ -	$ 323	$ 402	$ 400
Pre-paid Insurance	-	11	5	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	311	5	334	413	411
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,504	18,998	-	6,625	42,000	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,004	$ 19,309	$ 5	$ 6,959	$ 42,413	$ 70,411

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 5	$ 2	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	5	2	5	5	5
Members' Equity
Membership Contributions	32,764	19,531	-	10,851	42,600	70,909
Capital Contribution	10,462	1,109	1,438	1,219	1,712	1,291
Distribution to RSE Collection or its affiliates	(2,892)	(232)	(238)	(198)	(198)	(509)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(32,331)	(1,104)	(1,196)	(4,918)	(1,707)	(1,285)
Members' Equity / (Deficit)	8,004	19,304	4	6,953	42,407	70,406
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,004	$ 19,309	$ 5	$ 6,959	$ 42,413	$ 70,411

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 2,800	$ 400	$ 429	$ 500	$ 327
Pre-paid Insurance	-	11	11	-	-	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	2,811	411	429	500	338
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,139	124,950	6,750	57,729	3,547	85,074
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,639	$ 127,761	$ 7,161	$ 58,157	$ 4,047	$ 85,413

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 5	$ 5	$ 5	$ -	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	3	3	-
Due to the Manager or its Affiliates	-	-	500	204	545	400
Total Liabilities	-	5	505	212	548	405
Members' Equity
Membership Contributions	66,810	163,666	20,909	58,505	20,785	85,600
Capital Contribution	12,598	1,463	1,571	1,812	6,929	2,406
Distribution to RSE Collection or its affiliates	(2,981)	(747)	(509)	(477)	(1,602)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(52,788)	(36,626)	(15,315)	(1,895)	(22,613)	(2,800)
Members' Equity / (Deficit)	23,639	127,756	6,656	57,945	3,499	85,007
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,639	$ 127,761	$ 7,161	$ 58,157	$ 4,047	$ 85,413

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 500	$ 300	$ 334	$ 2,178	$ 400
Pre-paid Insurance	11	-	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	411	500	311	345	2,189	411
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	6,000	39,873	7,806	6,066	62,263	16,498
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 6,411	$ 40,373	$ 8,117	$ 6,411	$ 64,452	$ 16,909

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ -	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	400	1,500	-
Total Liabilities	5	-	405	405	1,505	5
Members' Equity
Membership Contributions	6,718	39,100	8,344	6,638	62,941	17,131
Capital Contribution	1,215	4,319	1,101	1,074	1,375	1,047
Distribution to RSE Collection or its affiliates	(318)	(2,359)	(238)	(238)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,210)	(697)	(1,495)	(1,468)	(1,370)	(1,042)
Members' Equity / (Deficit)	6,406	40,373	7,711	6,006	62,946	16,904
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 6,411	$ 40,373	$ 8,117	$ 6,411	$ 64,452	$ 16,909

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE
Assets
Current Assets
Cash and Cash Equivalents	$ 367	$ 308	$ 771	$ 400	$ 50	$ 235
Pre-paid Insurance	11	11	-	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	379	319	771	400	50	235
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	13,033	33,600	11,856	22,900	-	24,165
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 13,411	$ 33,919	$ 12,627	$ 23,300	$ 50	$ 24,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ -	$ 5	$ -	$ 5
Income Taxes Payable	-	-	-	-	50	-
Insurance Payable	-	-	3	3	-	3
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	5	5	3	8	50	8
Members' Equity
Membership Contributions	13,999	35,880	13,360	23,663	-	24,877
Capital Contribution	1,011	1,142	1,633	1,310	-	862
Distribution to RSE Collection or its affiliates	(599)	(480)	(1,300)	(363)	-	(477)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,006)	(2,628)	(1,069)	(1,318)	-	(870)
Members' Equity / (Deficit)	13,406	33,914	12,624	23,292	-	24,392
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,411	$ 33,919	$ 12,627	$ 23,300	$ 50	$ 24,400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Assets
Current Assets
Cash and Cash Equivalents	$ 355	$ 320	$ 331	$ 300	$ 300	$ 300
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	366	331	342	311	311	311
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,005	34,882	3,250	6,561	17,387	40,248
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,371	$ 35,213	$ 3,592	$ 6,872	$ 17,698	$ 40,559

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	500	-	75	-	1,000
Total Liabilities	5	505	5	80	5	1,005
Members' Equity
Membership Contributions	23,723	35,400	5,738	7,179	18,164	40,781
Capital Contribution	1,257	1,718	1,028	1,037	1,223	1,037
Distribution to RSE Collection or its affiliates	(363)	(198)	(238)	(318)	(477)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,252)	(2,213)	(2,942)	(1,107)	(1,217)	(2,031)
Members' Equity / (Deficit)	23,365	34,707	3,587	6,792	17,693	39,554
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,371	$ 35,213	$ 3,592	$ 6,872	$ 17,698	$ 40,559

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #54AARON	Series #GRATEFUL1	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 362	$ 332	$ -	$ -	$ 330
Pre-paid Insurance	6	11	11	-	-	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	6	373	343	-	-	341
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	110,038	138,867	-	120,560	17,571
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 6	$ 110,411	$ 139,210	$ -	$ 120,560	$ 17,911

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ 5	$ 5	$ -	$ 750	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	3	-
Due to the Manager or its Affiliates	-	-	49	-	-	-
Total Liabilities	2	5	54	-	753	5
Members' Equity
Membership Contributions	-	110,900	139,817	-	121,160	18,383
Capital Contribution	4,246	2,417	2,709	-	6,924	501
Distribution to RSE Collection or its affiliates	(154)	(500)	(667)	-	-	(483)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,089)	(2,411)	(2,704)	-	(8,277)	(495)
Members' Equity / (Deficit)	4	110,406	139,156	-	119,807	17,906
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 6	$ 110,411	$ 139,210	$ -	$ 120,560	$ 17,911

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Assets
Current Assets
Cash and Cash Equivalents	$ 2,850	$ 400	$ 14,850	$ 1,450	$ 1,600	$ 300
Pre-paid Insurance	-	-	-	11	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,850	400	14,850	1,461	1,611	300
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	300,850	450,000	567,500	125,000	52,500	16,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 303,700	$ 450,400	$ 582,350	$ 126,461	$ 54,111	$ 17,100

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ -	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	3	-	1	-	-	3
Due to the Manager or its Affiliates	-	-	-	-	500	545
Total Liabilities	753	-	1	5	505	554
Members' Equity
Membership Contributions	303,700	453,700	582,350	126,600	54,100	17,100
Capital Contribution	1,246	117	71	9,374	5,902	3,906
Distribution to RSE Collection or its affiliates	-	(3,300)	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,999)	(117)	(72)	(9,518)	(6,396)	(4,460)
Members' Equity / (Deficit)	302,947	450,400	582,349	126,456	53,606	16,546
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 303,700	$ 450,400	$ 582,350	$ 126,461	$ 54,111	$ 17,100

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ -	$ 1,495	$ 1,695	$ 1,250	$ 1,250
Pre-paid Insurance	4	-	11	11	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	4	-	1,506	1,706	1,261	1,250
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	-	12,100	10,100	55,500	29,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 4	$ -	$ 13,606	$ 11,806	$ 56,761	$ 30,750

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 1	$ -	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	3
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	1	-	5	5	5	8
Members' Equity
Membership Contributions	-	-	13,800	12,000	56,750	30,750
Capital Contribution	4,902	-	3,620	3,593	6,045	4,562
Distribution to RSE Collection or its affiliates	(55)	-	(205)	(205)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,845)	-	(3,614)	(3,587)	(6,039)	(4,571)
Members' Equity / (Deficit)	3	-	13,601	11,801	56,756	30,742
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 4	$ -	$ 13,606	$ 11,806	$ 56,761	$ 30,750

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR	Series #33RUTH
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 1,750	$ 5,300	$ 938	$ 1,203	$ -
Pre-paid Insurance	-	11	11	11	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	1,761	5,311	949	1,214	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	11,100	500,028	44,065	50,000	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 12,861	$ 505,339	$ 45,014	$ 51,214	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 5	$ 175	$ 5	$ 5	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,000	-	-
Total Liabilities	-	5	175	1,005	5	-
Members' Equity
Membership Contributions	-	13,000	505,328	45,040	51,250	-
Capital Contribution	-	3,599	26,772	5,514	5,831	-
Distribution to RSE Collection or its affiliates	-	(150)	-	-	(47)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(3,593)	(26,937)	(6,545)	(5,825)	-
Members' Equity / (Deficit)	-	12,856	505,164	44,008	51,208	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 12,861	$ 505,339	$ 45,014	$ 51,214	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Assets
Current Assets
Cash and Cash Equivalents	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,014	1,014	1,961	411	1,061	1,714
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	20,000	75,000	17,920	17,200	9,000	15,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 21,014	$ 76,014	$ 19,881	$ 17,611	$ 10,061	$ 17,314

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	500	-	-	-	-
Total Liabilities	405	505	5	5	5	5
Members' Equity
Membership Contributions	21,050	76,050	24,050	17,797	9,400	17,500
Capital Contribution	3,352	4,161	3,305	3,266	4,286	3,250
Distribution to RSE Collection or its affiliates	(47)	(47)	-	(197)	-	(197)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,747)	(4,656)	(7,480)	(3,260)	(3,630)	(3,245)
Members' Equity / (Deficit)	20,608	75,508	19,876	17,606	10,056	17,308
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 21,014	$ 76,014	$ 19,881	$ 17,611	$ 10,061	$ 17,314

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA	Series #38DIMAGGIO
Assets
Current Assets
Cash and Cash Equivalents	$ 605	$ 800	$ 1,050	$ 1,750	$ 1,203	$ -
Pre-paid Insurance	11	-	11	11	11	4
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	616	800	1,061	1,761	1,214	3
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	3,750	24,000	30,000	12,600	130,000	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 4,366	$ 24,800	$ 31,061	$ 14,361	$ 131,214	$ 3

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 1
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	3	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	400	-
Total Liabilities	5	8	505	5	405	1
Members' Equity
Membership Contributions	14,150	24,745	31,050	14,500	131,250	-
Capital Contribution	3,615	3,605	4,245	3,015	9,152	3,503
Distribution to RSE Collection or its affiliates	-	-	-	(150)	(47)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,404)	(3,559)	(4,739)	(3,009)	(9,546)	(3,500)
Members' Equity / (Deficit)	4,361	24,792	30,556	14,356	130,808	2
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 4,366	$ 24,800	$ 31,061	$ 14,361	$ 131,214	$ 3

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$ 594	$ 563	$ 213	$ 463	$ 277	$ 456
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	605	574	224	474	288	467
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	36,006	27,600	11,600	28,665	7,023	25,244
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 36,611	$ 28,174	$ 11,824	$ 29,139	$ 7,311	$ 25,711

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	477	-	400	-	-
Total Liabilities	5	482	5	405	5	5
Members' Equity
Membership Contributions	36,600	28,200	11,850	37,600	7,300	25,700
Capital Contribution	4,332	3,070	2,929	3,156	2,861	4,016
Distribution to RSE Collection or its affiliates	-	(37)	(37)	(37)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,327)	(3,541)	(2,923)	(11,985)	(2,856)	(4,011)
Members' Equity / (Deficit)	36,606	27,692	11,819	28,734	7,306	25,706
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 36,611	$ 28,174	$ 11,824	$ 29,139	$ 7,311	$ 25,711

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Assets
Current Assets
Cash and Cash Equivalents	$ 604	$ 334	$ -	$ 209	$ 269	$ 437
Pre-paid Insurance	-	11	-	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	604	345	-	220	280	448
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	25,030	16,350	-	64,925	10,000	32,083
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 25,634	$ 16,695	$ -	$ 65,145	$ 10,280	$ 32,531

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	3	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	8	5	-	5	5	5
Members' Equity
Membership Contributions	25,700	16,750	-	64,700	10,400	32,600
Capital Contribution	3,452	2,855	-	4,602	3,045	3,854
Distribution to RSE Collection or its affiliates	(66)	(66)	-	(66)	(131)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,460)	(2,849)	-	(4,096)	(3,040)	(3,849)
Members' Equity / (Deficit)	25,626	16,690	-	65,140	10,274	32,526
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,634	$ 16,695	$ -	$ 65,145	$ 10,280	$ 32,531

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 520	$ 77	$ 220	$ 400	$ 377	$ 436
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	43,500	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	531	88	231	411	43,888	447
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	80,000	35,523	6,600	105,100	-	33,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 80,531	$ 35,611	$ 6,831	$ 105,511	$ 43,888	$ 33,447

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	50	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	5	5	5	5	55	5
Members' Equity
Membership Contributions	80,600	35,666	6,900	105,705	44,600	33,600
Capital Contribution	5,587	2,925	3,365	4,176	4,185	3,816
Distribution to RSE Collection or its affiliates	(80)	(66)	(80)	(205)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(5,582)	(2,919)	(3,359)	(4,170)	(4,813)	(3,895)
Members' Equity / (Deficit)	80,526	35,606	6,826	105,506	43,832	33,442
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 80,531	$ 35,611	$ 6,831	$ 105,511	$ 43,888	$ 33,447

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ 460	$ 150	$ 430	$ 430	$ 430
Pre-paid Insurance	11	11	11	-	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	611	471	161	430	430	430
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	27,750	39,000	98,000	7,442	31,944	45,980
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 28,361	$ 39,471	$ 98,161	$ 7,872	$ 32,374	$ 46,410

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ -	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	3	3	3
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	5	5	5	3	3	3
Members' Equity
Membership Contributions	27,220	39,600	98,150	8,042	32,544	46,580
Capital Contribution	4,718	4,003	5,982	2,299	2,763	3,029
Distribution to RSE Collection or its affiliates	-	(140)	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,583)	(3,998)	(5,976)	(2,472)	(2,935)	(3,201)
Members' Equity / (Deficit)	28,356	39,466	98,156	7,869	32,371	46,407
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 28,361	$ 39,471	$ 98,161	$ 7,872	$ 32,374	$ 46,410

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Assets
Current Assets
Cash and Cash Equivalents	$ 460	$ 400	$ -	$ 520	$ 520	$ 600
Pre-paid Insurance	11	11	-	11	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	471	411	-	531	531	600
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	20,000	8,000	-	50,253	185,100	37,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 20,471	$ 8,411	$ -	$ 50,785	$ 185,631	$ 37,600

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	3
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	5	5	-	505	5	8
Members' Equity
Membership Contributions	20,600	7,420	-	50,853	185,700	37,600
Capital Contribution	3,292	4,048	-	4,976	4,687	3,356
Distribution to RSE Collection or its affiliates	(140)	(202)	-	(80)	(80)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,286)	(2,860)	-	(5,470)	(4,682)	(3,364)
Members' Equity / (Deficit)	20,466	8,406	-	50,279	185,626	37,592
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,471	$ 8,411	$ -	$ 50,785	$ 185,631	$ 37,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 400	$ 316	$ -	$ 430	$ 520
Pre-paid Insurance	11	11	11	4	-	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	411	411	327	3	430	531
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	73,200	8,000	15,000	-	38,236	9,300
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 73,611	$ 8,411	$ 15,327	$ 3	$ 38,666	$ 9,831

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 1	$ -	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	3	-
Due to the Manager or its Affiliates	500	-	-	-	-	-
Total Liabilities	505	5	5	1	3	5
Members' Equity
Membership Contributions	221,063	7,420	21,629	-	38,836	9,900
Capital Contribution	14,775	3,914	3,104	21,686	2,722	2,437
Distribution to RSE Collection or its affiliates	(202)	(202)	(229)	(432)	(170)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(162,530)	(2,726)	(9,182)	(21,252)	(2,725)	(2,431)
Members' Equity / (Deficit)	73,106	8,406	15,322	2	38,663	9,826
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 73,611	$ 8,411	$ 15,327	$ 3	$ 38,666	$ 9,831

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #CLEMENTE2	Series #79STELLA	Series #TKAM
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 460	$ 320	$ -	$ 572	$ 534
Pre-paid Insurance	11	11	11	6	-	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	411	471	331	6	572	545
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	18,000	132,000	20,400	-	61,528	28,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 18,411	$ 132,471	$ 20,731	$ 6	$ 62,100	$ 29,145

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 2	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	3	-
Due to the Manager or its Affiliates	-	545	-	-	-	-
Total Liabilities	5	551	5	2	8	5
Members' Equity
Membership Contributions	18,602	132,600	23,900	-	62,100	29,200
Capital Contribution	2,460	7,193	2,508	4,273	4,410	2,513
Distribution to RSE Collection or its affiliates	(202)	(140)	(80)	(202)	-	(66)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,454)	(7,733)	(5,603)	(4,067)	(4,418)	(2,507)
Members' Equity / (Deficit)	18,406	131,920	20,726	4	62,092	29,140
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 18,411	$ 132,471	$ 20,731	$ 6	$ 62,100	$ 29,145

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY
Assets
Current Assets
Cash and Cash Equivalents	$ 321	$ 400	$ 7,364	$ 100	$ -	$ 339
Pre-paid Insurance	-	-	-	11	4	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	321	400	7,364	111	4	350
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	17,704	21,877	-	8,800	-	35,184
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 18,025	$ 22,277	$ 7,364	$ 8,911	$ 4	$ 35,534

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ -	$ -	$ 5	$ -	$ 5
Income Taxes Payable	-	-	7,359	-	-	-
Insurance Payable	3	3	-	-	-	-
Due to the Manager or its Affiliates	545	-	-	-	-	-
Total Liabilities	554	3	7,359	5	-	5
Members' Equity
Membership Contributions	18,254	22,621	-	8,966	-	35,752
Capital Contribution	2,487	2,313	-	2,377	4	3,433
Distribution to RSE Collection or its affiliates	(229)	(344)	-	(66)	-	(229)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,041)	(2,316)	5	(2,371)	-	(3,428)
Members' Equity / (Deficit)	17,471	22,274	5	8,906	4	35,529
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 18,025	$ 22,277	$ 7,364	$ 8,911	$ 4	$ 35,534

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 256	$ 400	$ 316	$ -	$ 326
Pre-paid Insurance	11	11	11	11	-	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	411	267	411	327	-	337
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	26,000	23,261	23,100	44,000	-	22,874
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 26,411	$ 23,527	$ 23,511	$ 44,327	$ -	$ 23,211

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ -	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	5	5	5	5	-	5
Members' Equity
Membership Contributions	26,859	23,829	23,702	44,629	-	23,442
Capital Contribution	3,159	3,000	2,393	3,702	-	2,987
Distribution to RSE Collection or its affiliates	(459)	(229)	(202)	(229)	-	(242)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,153)	(3,078)	(2,387)	(3,780)	-	(2,981)
Members' Equity / (Deficit)	26,406	23,522	23,506	44,322	-	23,206
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 26,411	$ 23,527	$ 23,511	$ 44,327	$ -	$ 23,211

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ 236	$ 400	$ -	$ 420	$ 400
Pre-paid Insurance	11	11	11	-	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	431	247	411	-	431	400
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	150,000	50,400	31,100	-	150,000	15,720
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 150,431	$ 50,647	$ 31,511	$ -	$ 150,431	$ 16,120

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ -	$ 5	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	3
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	5	5	5	-	672	3
Members' Equity
Membership Contributions	150,600	90,728	31,702	-	150,600	16,464
Capital Contribution	6,622	5,162	2,402	-	7,282	2,137
Distribution to RSE Collection or its affiliates	(180)	(180)	(202)	-	(180)	(344)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,617)	(45,068)	(2,397)	-	(7,943)	(2,140)
Members' Equity / (Deficit)	150,426	50,642	31,506	-	149,759	16,117
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 150,431	$ 50,647	$ 31,511	$ -	$ 150,431	$ 16,120

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Assets
Current Assets
Cash and Cash Equivalents	$ 460	$ 721	$ 400	$ 236	$ 805	$ 400
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	471	732	411	247	816	411
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	10,600	146,400	24,000	19,727	39,600	17,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 11,071	$ 147,132	$ 24,411	$ 19,975	$ 40,416	$ 17,411

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	333	-	-	-	-	-
Total Liabilities	339	5	5	5	5	5
Members' Equity
Membership Contributions	11,200	147,447	24,629	20,228	40,647	17,602
Capital Contribution	2,954	6,823	2,972	2,753	3,555	2,214
Distribution to RSE Collection or its affiliates	(140)	(242)	(229)	(180)	(242)	(202)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,281)	(6,902)	(2,967)	(2,831)	(3,549)	(2,209)
Members' Equity / (Deficit)	10,733	147,127	24,406	19,970	40,411	17,406
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,071	$ 147,132	$ 24,411	$ 19,975	$ 40,416	$ 17,411

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 340	$ -	$ 900	$ 340	$ 348
Pre-paid Insurance	-	11	-	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	351	-	911	351	359
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	70,192	50,380	-	249,600	16,202	29,700
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 70,592	$ 50,731	$ -	$ 250,511	$ 16,553	$ 30,059

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 5	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	3	-	-	-	-	-
Due to the Manager or its Affiliates	-	400	-	-	-	400
Total Liabilities	3	405	-	5	5	405
Members' Equity
Membership Contributions	70,936	50,900	-	250,742	16,722	58,546
Capital Contribution	2,969	3,957	-	11,005	2,695	3,954
Distribution to RSE Collection or its affiliates	(344)	(180)	-	(242)	(180)	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,972)	(4,352)	-	(11,000)	(2,689)	(32,695)
Members' Equity / (Deficit)	70,589	50,326	-	250,506	16,548	29,654
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 70,592	$ 50,731	$ -	$ 250,511	$ 16,553	$ 30,059

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Assets
Current Assets
Cash and Cash Equivalents	$ 366	$ 400	$ 367	$ 216	$ 418	$ 367
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	377	411	378	227	429	379
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	15,682	70,000	27,681	48,648	30,130	58,033
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 16,059	$ 70,411	$ 28,059	$ 48,875	$ 30,559	$ 58,411

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	-
Total Liabilities	5	5	5	505	5	5
Members' Equity
Membership Contributions	16,200	70,642	28,200	49,269	30,700	58,721
Capital Contribution	2,692	4,309	3,070	3,921	3,030	2,371
Distribution to RSE Collection or its affiliates	(152)	(242)	(152)	(321)	(152)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,687)	(4,304)	(3,064)	(4,499)	(3,024)	(2,365)
Members' Equity / (Deficit)	16,054	70,406	28,054	48,370	30,554	58,406
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 16,059	$ 70,411	$ 28,059	$ 48,875	$ 30,559	$ 58,411

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Assets
Current Assets
Cash and Cash Equivalents	$ 355	$ 422	$ 355	$ 400	$ 300	$ 216
Pre-paid Insurance	11	11	11	11	-	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	366	433	366	411	300	227
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	18,045	20,027	13,245	38,523	8,600	21,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 18,411	$ 20,459	$ 13,611	$ 38,934	$ 8,900	$ 21,227

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	3	-
Due to the Manager or its Affiliates	-	-	400	500	545	-
Total Liabilities	5	5	405	505	554	5
Members' Equity
Membership Contributions	18,721	20,600	13,921	48,602	9,221	23,726
Capital Contribution	2,637	2,681	2,798	4,024	1,960	2,741
Distribution to RSE Collection or its affiliates	(321)	(152)	(321)	(202)	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,631)	(2,675)	(3,192)	(13,996)	(2,513)	(4,925)
Members' Equity / (Deficit)	18,406	20,454	13,206	38,428	8,346	21,222
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 18,411	$ 20,459	$ 13,611	$ 38,934	$ 8,900	$ 21,227

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #84JORDAN	Series #09BEAUX	Series #KEROUAC	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 426	$ 400	$ -	$ 711	$ 500
Pre-paid Insurance	-	-	11	5	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	426	411	5	722	511
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	29,475	85,100	-	76,917	50,951
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 29,901	$ 85,511	$ 5	$ 77,639	$ 51,462

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 5	$ 2	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	3	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	400	-
Total Liabilities	-	3	5	2	405	5
Members' Equity
Membership Contributions	-	30,075	85,702	-	77,780	61,051
Capital Contribution	-	2,202	2,501	3,557	2,424	3,905
Distribution to RSE Collection or its affiliates	-	(174)	(202)	(180)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(2,205)	(2,495)	(3,374)	(2,818)	(13,500)
Members' Equity / (Deficit)	-	29,898	85,506	4	77,233	51,457
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 29,901	$ 85,511	$ 5	$ 77,639	$ 51,462

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY	Series #17DUJAC
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 494	$ 300	$ 275	$ -	$ 426
Pre-paid Insurance	11	11	11	11	-	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	411	505	311	286	-	426
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	250,000	11,000	36,306	67,506	-	23,232
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 250,411	$ 11,505	$ 36,617	$ 67,792	$ -	$ 23,658

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 750	$ 5	$ 5	$ 5	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	3
Due to the Manager or its Affiliates	-	667	-	0	-	-
Total Liabilities	750	672	5	5	-	3
Members' Equity
Membership Contributions	252,730	20,600	36,926	68,185	-	23,832
Capital Contribution	29,865	2,680	3,186	4,231	-	1,962
Distribution to RSE Collection or its affiliates	(2,330)	-	(321)	(321)	-	(174)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(30,604)	(12,447)	(3,180)	(4,309)	-	(1,965)
Members' Equity / (Deficit)	249,661	10,833	36,611	67,786	-	23,655
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 250,411	$ 11,505	$ 36,617	$ 67,792	$ -	$ 23,658

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 400	$ -	$ 416	$ 468	$ 453
Pre-paid Insurance	11	11	-	11	11	11
Other Receivable	180,000	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	180,411	411	-	427	479	464
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	17,813	-	204,551	50,000	50,015
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 180,411	$ 18,224	$ -	$ 204,978	$ 50,479	$ 50,479

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 2,750	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	4,868	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	4,874	2,750	-	5	5	5
Members' Equity
Membership Contributions	150,629	20,543	-	205,051	50,600	50,600
Capital Contribution	6,825	6,461	-	8,443	3,396	3,424
Distribution to RSE Collection or its affiliates	(229)	(2,330)	-	-	(132)	(132)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	18,313	(9,200)	-	(8,521)	(3,390)	(3,418)
Members' Equity / (Deficit)	175,537	15,474	-	204,973	50,473	50,473
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 180,411	$ 18,224	$ -	$ 204,978	$ 50,479	$ 50,479

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Assets
Current Assets
Cash and Cash Equivalents	$ 348	$ 500	$ 325	$ 307	$ 304	$ 378
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	359	511	336	318	315	389
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	68,684	210,551	25,175	73,506	22,402	72,200
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 69,043	$ 211,062	$ 25,511	$ 73,824	$ 22,717	$ 72,590

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	400	-	500	-	-
Total Liabilities	405	405	5	505	5	5
Members' Equity
Membership Contributions	69,184	253,051	25,821	74,217	22,922	72,700
Capital Contribution	2,250	9,649	2,635	4,229	2,484	2,164
Distribution to RSE Collection or its affiliates	(152)	-	(321)	(321)	(132)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,645)	(52,043)	(2,629)	(4,807)	(2,562)	(2,159)
Members' Equity / (Deficit)	68,638	210,657	25,506	73,319	22,712	72,584
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 69,043	$ 211,062	$ 25,511	$ 73,824	$ 22,717	$ 72,590

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #16KOBE	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 400	$ 464	$ 284	$ 295	$ 249
Pre-paid Insurance	-	-	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	400	475	295	306	260
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	18,995	53,504	22,600	21,700	300,200
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 19,395	$ 53,979	$ 22,895	$ 22,006	$ 300,460

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	3	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	500	-	667
Total Liabilities	-	3	5	505	5	672
Members' Equity
Membership Contributions	-	19,739	54,100	23,100	67,990	301,050
Capital Contribution	-	1,780	3,467	2,493	3,757	11,023
Distribution to RSE Collection or its affiliates	-	(344)	(132)	(132)	(122)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(1,783)	(3,462)	(3,071)	(49,626)	(12,164)
Members' Equity / (Deficit)	-	19,392	53,973	22,390	22,000	299,788
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 19,395	$ 53,979	$ 22,895	$ 22,006	$ 300,460

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #68RYAN	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 329	$ 468	$ 468	$ 300	$ -
Pre-paid Insurance	4	11	11	11	11	7
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	3	340	479	479	311	7
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	11,282	25,200	76,100	54,306	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 3	$ 11,622	$ 25,679	$ 76,579	$ 54,617	$ 7

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 1	$ 5	$ 5	$ 5	$ 5	$ 2
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	333	-	400	500	-
Total Liabilities	1	339	5	405	505	2
Members' Equity
Membership Contributions	-	11,932	47,100	95,600	54,926	-
Capital Contribution	3,291	2,135	3,066	4,578	2,183	12,178
Distribution to RSE Collection or its affiliates	(122)	(321)	(132)	(132)	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,168)	(2,463)	(24,361)	(23,872)	(2,678)	(11,853)
Members' Equity / (Deficit)	2	11,283	25,673	76,173	54,111	4
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 3	$ 11,622	$ 25,679	$ 76,579	$ 54,617	$ 7

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 378	$ 426	$ 303	$ 377	$ 319
Pre-paid Insurance	11	11	-	11	11	11
Other Receivable	56,650	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	57,061	390	426	314	389	330
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	63,100	23,449	28,800	41,099	46,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 57,061	$ 63,490	$ 23,875	$ 29,114	$ 41,488	$ 47,130

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	50	-	-	-	-	-
Insurance Payable	-	-	3	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	55	5	3	5	5	5
Members' Equity
Membership Contributions	72,616	63,600	24,049	114,953	41,599	78,717
Capital Contribution	3,633	3,663	1,503	6,298	2,682	3,741
Distribution to RSE Collection or its affiliates	(216)	(122)	(174)	(197)	(123)	(181)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(19,027)	(3,657)	(1,506)	(91,945)	(2,677)	(35,153)
Members' Equity / (Deficit)	57,006	63,484	23,872	29,108	41,482	47,124
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 57,061	$ 63,490	$ 23,875	$ 29,114	$ 41,488	$ 47,130

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 420	$ 300	$ 377	$ 386	$ 478
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	311	431	311	389	397	490
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	26,000	24,000	742,908	26,209	15,157	11,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 26,311	$ 24,431	$ 743,219	$ 26,597	$ 15,554	$ 11,490

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	600	-	-	-	-
Total Liabilities	5	605	5	5	5	5
Members' Equity
Membership Contributions	45,812	24,600	745,208	26,709	15,657	18,700
Capital Contribution	2,778	1,716	20,884	1,607	1,915	1,565
Distribution to RSE Collection or its affiliates	(265)	(180)	(2,000)	(123)	(114)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(22,019)	(2,311)	(20,878)	(1,602)	(1,910)	(8,660)
Members' Equity / (Deficit)	26,306	23,826	743,213	26,592	15,549	11,484
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 26,311	$ 24,431	$ 743,219	$ 26,597	$ 15,554	$ 11,490

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Assets
Current Assets
Cash and Cash Equivalents	$ 378	$ 400	$ 478	$ 486	$ 477	$ 386
Pre-paid Insurance	11	11	11	11	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	390	411	489	497	489	386
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	34,000	255,100	34,499	237,500	34,500	22,812
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 34,390	$ 255,511	$ 34,988	$ 237,997	$ 34,989	$ 23,199

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	3
Due to the Manager or its Affiliates	-	500	-	-	-	-
Total Liabilities	5	505	5	5	5	8
Members' Equity
Membership Contributions	40,883	255,821	35,099	375,600	35,100	23,312
Capital Contribution	2,682	2,819	2,497	12,775	2,782	1,840
Distribution to RSE Collection or its affiliates	(122)	(321)	(122)	(114)	(123)	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,060)	(3,313)	(2,491)	(150,269)	(2,776)	(1,848)
Members' Equity / (Deficit)	34,384	255,006	34,983	237,992	34,983	23,190
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 34,390	$ 255,511	$ 34,988	$ 237,997	$ 34,989	$ 23,199

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Assets
Current Assets
Cash and Cash Equivalents	$ 477	$ 486	$ 468	$ 452	$ 600	$ 486
Pre-paid Insurance	11	11	11	11	-	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	489	497	479	463	600	497
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	21,500	17,100	80,100	210,299	153,000	415,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 21,989	$ 17,597	$ 80,579	$ 210,762	$ 153,600	$ 415,497

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	3	-
Due to the Manager or its Affiliates	-	-	-	-	-	545
Total Liabilities	5	5	5	5	8	551
Members' Equity
Membership Contributions	22,100	17,700	80,700	210,873	153,600	415,600
Capital Contribution	2,355	1,560	1,940	7,350	5,669	14,531
Distribution to RSE Collection or its affiliates	(123)	(114)	(132)	(123)	-	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,350)	(1,555)	(1,935)	(7,344)	(5,677)	(15,071)
Members' Equity / (Deficit)	21,983	17,592	80,573	210,756	153,592	414,947
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 21,989	$ 17,597	$ 80,579	$ 210,762	$ 153,600	$ 415,497

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Assets
Current Assets
Cash and Cash Equivalents	$ 486	$ 378	$ 300	$ 300	$ 377	$ 420
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	497	389	311	311	389	431
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	552,000	180,778	294,000	37,499	60,299	76,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 552,497	$ 181,167	$ 294,311	$ 37,810	$ 60,688	$ 76,431

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	667	667	333	-	-	500
Total Liabilities	672	672	339	5	5	505
Members' Equity
Membership Contributions	552,600	181,278	453,655	38,006	60,799	76,600
Capital Contribution	13,020	6,777	14,809	2,385	3,336	2,043
Distribution to RSE Collection or its affiliates	(114)	(122)	(205)	(206)	(123)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(13,681)	(7,438)	(174,286)	(2,380)	(3,330)	(2,537)
Members' Equity / (Deficit)	551,825	180,495	293,972	37,805	60,682	75,926
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 552,497	$ 181,167	$ 294,311	$ 37,810	$ 60,688	$ 76,431

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ -	$ 312	$ -	$ 486	$ -
Pre-paid Insurance	11	-	11	-	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	431	-	323	-	497	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	19,800	-	11,000	-	40,100	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 20,231	$ -	$ 11,323	$ -	$ 40,597	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ -	$ 5	$ -	$ 5	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	0	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	5	-	5	0	5	-
Members' Equity
Membership Contributions	25,600	-	11,380	-	40,700	-
Capital Contribution	1,555	-	4,809	-	1,590	-
Distribution to RSE Collection or its affiliates	(180)	-	(201)	-	(114)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,749)	-	(4,671)	-	(1,584)	-
Members' Equity / (Deficit)	20,226	-	11,317	-	40,592	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,231	$ -	$ 11,323	$ -	$ 40,597	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Assets
Current Assets
Cash and Cash Equivalents	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	467	411	430	426	368	431
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	42,306	98,300	10,200	6,750	100,063	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 42,773	$ 98,711	$ 10,630	$ 7,176	$ 100,431	$ 70,431

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	667	-
Total Liabilities	5	5	5	5	672	5
Members' Equity
Membership Contributions	43,083	99,021	15,546	14,350	100,600	70,600
Capital Contribution	4,010	1,915	2,282	1,866	5,120	1,735
Distribution to RSE Collection or its affiliates	(321)	(321)	(181)	(123)	(180)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,004)	(1,909)	(7,022)	(8,924)	(5,781)	(1,729)
Members' Equity / (Deficit)	42,768	98,706	10,624	7,170	99,759	70,426
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 42,773	$ 98,711	$ 10,630	$ 7,176	$ 100,431	$ 70,431

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Assets
Current Assets
Cash and Cash Equivalents	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	457	329	560	311	357	421
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	57,500	6,783	60,000	26,211	29,470	58,056
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 57,957	$ 7,112	$ 60,560	$ 26,522	$ 29,827	$ 58,477

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	400	-	-
Total Liabilities	505	5	5	405	5	5
Members' Equity
Membership Contributions	58,100	15,901	74,352	29,200	29,200	58,613
Capital Contribution	1,730	1,920	3,335	8,909	3,283	2,892
Distribution to RSE Collection or its affiliates	(154)	(201)	(147)	(265)	(154)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,225)	(10,514)	(16,985)	(11,727)	(2,508)	(2,886)
Members' Equity / (Deficit)	57,452	7,107	60,554	26,117	29,822	58,471
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 57,957	$ 7,112	$ 60,560	$ 26,522	$ 29,827	$ 58,477

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Assets
Current Assets
Cash and Cash Equivalents	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477
Pre-paid Insurance	11	-	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	370	400	411	407	370	489
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	57,649	96,285	27,500	5,009	34,500	33,150
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 58,019	$ 96,685	$ 27,911	$ 5,416	$ 34,870	$ 33,639

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ -	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	3	-	-	-	-
Due to the Manager or its Affiliates	863	-	-	-	1,045	-
Total Liabilities	869	3	5	5	1,051	5
Members' Equity
Membership Contributions	58,155	97,029	32,581	11,380	57,600	74,190
Capital Contribution	1,760	2,277	2,572	6,054	1,617	4,145
Distribution to RSE Collection or its affiliates	(147)	(344)	(201)	(201)	(147)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,618)	(2,280)	(7,046)	(11,823)	(25,251)	(44,580)
Members' Equity / (Deficit)	57,150	96,682	27,906	5,411	33,819	33,633
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 58,019	$ 96,685	$ 27,911	$ 5,416	$ 34,870	$ 33,639

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596
Pre-paid Insurance	11	11	11	11	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	411	611	671	316	384	596
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	272,500	50,000	113,750	6,000	15,027	62,103
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 272,911	$ 50,611	$ 114,421	$ 6,316	$ 15,411	$ 62,700

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2,750	$ -	$ 5	$ 5	$ 5	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	500	-	-
Total Liabilities	2,750	-	405	505	5	-
Members' Equity
Membership Contributions	275,230	50,600	314,153	20,647	15,685	62,700
Capital Contribution	6,291	1,523	9,202	1,942	1,725	2,985
Distribution to RSE Collection or its affiliates	(2,330)	-	(154)	(247)	(285)	(2,017)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,030)	(1,512)	(209,186)	(16,531)	(1,720)	(968)
Members' Equity / (Deficit)	270,161	50,611	114,015	5,811	15,406	62,700
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 272,911	$ 50,611	$ 114,421	$ 6,316	$ 15,411	$ 62,700

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Assets
Current Assets
Cash and Cash Equivalents	$ 431	$ 373	$ -	$ -	$ 486	$ 600
Pre-paid Insurance	11	11	7	-	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	442	384	7	-	497	600
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	32,522	15,027	-	90,670	800,000	174,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 32,964	$ 15,411	$ 7	$ 90,670	$ 800,497	$ 174,600

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 3	$ -	$ 5	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	667	-	-	-	-
Total Liabilities	405	672	3	-	5	-
Members' Equity
Membership Contributions	33,100	15,685	-	144,426	800,600	500,600
Capital Contribution	2,276	1,718	1,817	19,537	24,995	4,306
Distribution to RSE Collection or its affiliates	(147)	(285)	(1,247)	(3,366)	(114)	(3,373)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,670)	(2,380)	(566)	(69,927)	(24,989)	(326,934)
Members' Equity / (Deficit)	32,559	14,739	4	90,670	800,492	174,600
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,964	$ 15,411	$ 7	$ 90,670	$ 800,497	$ 174,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #03RONALDO	Series #HONUS2
Assets
Current Assets
Cash and Cash Equivalents	$ 380	$ 500	$ -	$ 373	$ 652	$ -
Pre-paid Insurance	11	11	-	11	11	4
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	391	511	-	384	663	3
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	11,657	112,833	-	50,027	86,400	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 12,048	$ 113,344	$ -	$ 50,411	$ 87,063	$ 3

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ -	$ 5	$ 5	$ 1
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	1,000	-	-	-	-
Total Liabilities	5	1,005	-	5	5	1
Members' Equity
Membership Contributions	12,161	113,333	-	50,685	157,381	-
Capital Contribution	1,365	1,889	-	2,504	5,053	3,133
Distribution to RSE Collection or its affiliates	(124)	-	-	(285)	(124)	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,360)	(2,883)	-	(2,498)	(75,253)	(3,006)
Members' Equity / (Deficit)	12,043	112,339	-	50,406	87,057	2
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,048	$ 113,344	$ -	$ 50,411	$ 87,063	$ 3

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Assets
Current Assets
Cash and Cash Equivalents	$ 486	$ 353	$ 500	$ 373	$ 427	$ 373
Pre-paid Insurance	11	11	-	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	497	364	500	384	439	384
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	105,100	6,000	8,635	12,500	11,954	10,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 105,597	$ 6,364	$ 9,135	$ 12,884	$ 12,393	$ 11,184

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	5	5	-	5	5	5
Members' Equity
Membership Contributions	105,700	23,756	68,282	50,685	15,340	15,685
Capital Contribution	1,791	1,895	4,189	2,494	2,631	1,653
Distribution to RSE Collection or its affiliates	(114)	(147)	(3,269)	(285)	(123)	(285)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,786)	(19,145)	(60,067)	(40,015)	(5,462)	(5,875)
Members' Equity / (Deficit)	105,592	6,359	9,135	12,878	12,387	11,178
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 105,597	$ 6,364	$ 9,135	$ 12,884	$ 12,393	$ 11,184

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Assets
Current Assets
Cash and Cash Equivalents	$ 356	$ 314	$ -	$ 500	$ 400	$ 400
Pre-paid Insurance	11	11	-	-	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	367	325	-	500	411	411
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	31,200	100,086	85,521	11,110	10,400	1,451,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 31,567	$ 100,411	$ 85,521	$ 11,610	$ 10,811	$ 1,451,911

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ -	$ -	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	500
Total Liabilities	5	5	-	-	5	505
Members' Equity
Membership Contributions	36,646	100,685	165,902	67,819	15,747	1,457,055
Capital Contribution	1,428	4,488	17,719	3,789	1,359	9,430
Distribution to RSE Collection or its affiliates	(124)	(285)	(2,647)	(2,882)	(247)	(5,155)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(6,388)	(4,483)	(95,452)	(57,117)	(6,054)	(9,925)
Members' Equity / (Deficit)	31,562	100,406	85,521	11,610	10,806	1,451,406
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 31,567	$ 100,411	$ 85,521	$ 11,610	$ 10,811	$ 1,451,911

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4	Series #OHTANI1
Assets
Current Assets
Cash and Cash Equivalents	$ 776	$ 60	$ -	$ 352	$ 300	$ -
Pre-paid Insurance	11	-	-	11	11	12
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	787	60	-	363	311	12
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	288,908	11,914	92,033	15,500	51,600	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 289,695	$ 11,974	$ 92,033	$ 15,863	$ 51,911	$ 12

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ -	$ -	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	3	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	667	-	-
Total Liabilities	5	3	-	672	5	5
Members' Equity
Membership Contributions	289,798	12,514	189,100	35,632	67,800	-
Capital Contribution	9,570	1,175	26,430	2,972	1,488	3,135
Distribution to RSE Collection or its affiliates	(114)	-	(2,722)	(232)	(292)	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,565)	(1,718)	(120,774)	(23,182)	(17,091)	(3,004)
Members' Equity / (Deficit)	289,690	11,971	92,033	15,191	51,906	7
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 289,695	$ 11,974	$ 92,033	$ 15,863	$ 51,911	$ 12

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Assets
Current Assets
Cash and Cash Equivalents	$ 376	$ 400	$ 300	$ 60	$ 300	$ 300
Pre-paid Insurance	12	11	11	-	11	11
Other Receivable	97,440	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	97,828	411	311	60	311	311
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	100,000	52,289	52,000	25,000	96,049
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 97,828	$ 100,411	$ 52,600	$ 52,060	$ 25,311	$ 96,360

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ -	$ 5	$ 5
Income Taxes Payable	6,232	-	-	-	-	-
Insurance Payable	-	-	-	3	-	-
Due to the Manager or its Affiliates	-	-	600	-	400	-
Total Liabilities	6,237	5	605	3	405	5
Members' Equity
Membership Contributions	65,600	100,638	52,881	58,468	80,158	96,587
Capital Contribution	2,801	3,678	1,438	1,683	3,064	2,814
Distribution to RSE Collection or its affiliates	(124)	(238)	(292)	-	(292)	(238)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	23,313	(3,673)	(2,032)	(8,093)	(58,024)	(2,808)
Members' Equity / (Deficit)	91,591	100,406	51,995	52,057	24,906	96,354
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 97,828	$ 100,411	$ 52,600	$ 52,060	$ 25,311	$ 96,360

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 338	$ 253	$ 500	$ 400	$ 500
Pre-paid Insurance	11	11	11	-	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	411	349	264	500	411	511
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	19,000	37,726	20,906	37,715	6,300	67,566
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 19,411	$ 38,074	$ 21,170	$ 38,215	$ 6,711	$ 68,077

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ -	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-	545
Total Liabilities	5	5	505	-	5	551
Members' Equity
Membership Contributions	19,638	38,295	21,439	56,740	14,782	68,066
Capital Contribution	1,687	2,096	1,785	2,070	1,563	4,213
Distribution to RSE Collection or its affiliates	(238)	(232)	(233)	(1,198)	(232)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,681)	(2,090)	(2,326)	(19,397)	(9,408)	(4,753)
Members' Equity / (Deficit)	19,406	38,069	20,664	38,215	6,706	67,526
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 19,411	$ 38,074	$ 21,170	$ 38,215	$ 6,711	$ 68,077

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Assets
Current Assets
Cash and Cash Equivalents	$ 350	$ -	$ 323	$ 600	$ 400	$ 324
Pre-paid Insurance	11	9	11	-	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	361	9	334	600	411	335
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	41,051	-	90,077	90,643	25,000	7,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 41,412	$ 9	$ 90,411	$ 91,243	$ 25,411	$ 7,335

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 4	$ 5	$ -	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	500	-	-	-	400	400
Total Liabilities	505	4	5	-	405	405
Members' Equity
Membership Contributions	41,639	-	90,632	560,600	29,432	10,631
Capital Contribution	1,352	1,404	3,273	4,145	2,081	1,450
Distribution to RSE Collection or its affiliates	(238)	-	(232)	(3,286)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,846)	(1,399)	(3,267)	(470,216)	(6,275)	(4,920)
Members' Equity / (Deficit)	40,907	5	90,406	91,243	25,006	6,929
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 41,412	$ 9	$ 90,411	$ 91,243	$ 25,411	$ 7,335

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK	Series #03SERENA
Assets
Current Assets
Cash and Cash Equivalents	$ 266	$ 2,130	$ 365	$ -	$ 400	$ 400
Pre-paid Insurance	11	11	11	4	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	277	2,141	376	4	411	411
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	280,134	360,670	6,535	-	60,100	51,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 280,411	$ 362,810	$ 6,911	$ 4	$ 60,511	$ 51,411

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 1	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	400	-	-	-
Total Liabilities	5	5	405	1	5	5
Members' Equity
Membership Contributions	280,632	362,953	7,101	-	60,738	75,632
Capital Contribution	8,554	8,611	1,343	870	1,419	2,829
Distribution to RSE Collection or its affiliates	(232)	(154)	(201)	(233)	(238)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(8,549)	(8,606)	(1,737)	(634)	(1,413)	(26,824)
Members' Equity / (Deficit)	280,406	362,805	6,506	3	60,506	51,406
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 280,411	$ 362,810	$ 6,911	$ 4	$ 60,511	$ 51,411

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 300	$ 476	$ 369	$ 72	$ 300
Pre-paid Insurance	-	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	311	487	380	83	311
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	95,374	10,100	50,000	5,131	28,051	13,343
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 95,374	$ 10,411	$ 50,487	$ 5,511	$ 28,134	$ 13,654

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,000	400	-
Total Liabilities	-	5	5	1,005	405	5
Members' Equity
Membership Contributions	660,600	10,647	50,600	5,732	28,356	13,876
Capital Contribution	19,972	1,393	2,190	1,212	2,509	1,688
Distribution to RSE Collection or its affiliates	(3,806)	(247)	(124)	(232)	(233)	(233)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(581,392)	(1,387)	(2,185)	(2,206)	(2,904)	(1,682)
Members' Equity / (Deficit)	95,374	10,406	50,482	4,506	27,728	13,649
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 95,374	$ 10,411	$ 50,487	$ 5,511	$ 28,134	$ 13,654

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Assets
Current Assets
Cash and Cash Equivalents	$ 600	$ 346	$ 380	$ 369	$ 338	$ 400
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	611	357	391	380	349	411
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	50,000	102,143	21,323	9,221	18,000	135,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 50,611	$ 102,501	$ 21,714	$ 9,600	$ 18,349	$ 135,411

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 5	$ 5	$ 5	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	500	-	-	-
Total Liabilities	-	5	505	5	5	5
Members' Equity
Membership Contributions	50,600	102,723	21,850	11,357	25,695	135,632
Capital Contribution	1,303	3,448	1,225	1,198	1,691	1,584
Distribution to RSE Collection or its affiliates	-	(233)	(147)	(232)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,292)	(3,442)	(1,719)	(2,728)	(8,811)	(1,578)
Members' Equity / (Deficit)	50,611	102,495	21,209	9,595	18,343	135,406
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 50,611	$ 102,501	$ 21,714	$ 9,600	$ 18,349	$ 135,411

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB	Series #BRADBURY
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 346	$ 703	$ -	$ -	$ 369
Pre-paid Insurance	11	11	11	-	4	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	311	357	714	-	4	380
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	33,750	168,000	67,036	139,834	-	13,881
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 34,061	$ 168,357	$ 67,750	$ 139,834	$ 4	$ 14,261

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ -	$ 2	$ 5
Income Taxes Payable	-	-	-	9	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	5	5	5	9	2	5
Members' Equity
Membership Contributions	66,724	221,063	68,051	770,600	-	14,482
Capital Contribution	2,749	11,841	1,370	16,935	2,272	1,192
Distribution to RSE Collection or its affiliates	(281)	(154)	(313)	(2,753)	(201)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(35,136)	(64,398)	(1,364)	(644,958)	(2,070)	(1,186)
Members' Equity / (Deficit)	34,056	168,352	67,744	139,825	1	14,256
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 34,061	$ 168,357	$ 67,750	$ 139,834	$ 4	$ 14,261

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 300	$ 374	$ 600	$ 500	$ 322
Pre-paid Insurance	-	11	11	-	-	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	311	385	600	500	333
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	28,600	22,110	64,026	10,159	14,798	9,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 29,000	$ 22,421	$ 64,411	$ 10,759	$ 15,298	$ 9,933

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 5	$ 5	$ -	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	3	-	-	-	3	-
Due to the Manager or its Affiliates	-	-	-	-	477	-
Total Liabilities	3	5	5	-	485	5
Members' Equity
Membership Contributions	29,200	22,767	64,757	39,600	17,980	14,302
Capital Contribution	1,654	1,579	2,324	812	2,554	1,430
Distribution to RSE Collection or its affiliates	(540)	(357)	(357)	(10)	(1,467)	(201)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,317)	(1,573)	(2,318)	(29,643)	(4,254)	(5,603)
Members' Equity / (Deficit)	28,997	22,415	64,406	10,759	14,813	9,928
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 29,000	$ 22,421	$ 64,411	$ 10,759	$ 15,298	$ 9,933

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 300	$ 381	$ 400	$ 300	$ 400
Pre-paid Insurance	11	11	11	11	11	11
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	311	311	392	411	311	411
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	14,388	22,839	28,800	450,000	11,560	10,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,699	$ 23,150	$ 29,192	$ 450,411	$ 11,871	$ 11,011

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 2,750	$ 5	$ 5
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	400	-	-	-	500	333
Total Liabilities	405	5	5	2,750	505	339
Members' Equity
Membership Contributions	14,969	23,496	37,357	453,570	12,092	11,424
Capital Contribution	1,413	1,554	1,773	7,008	1,159	1,342
Distribution to RSE Collection or its affiliates	(281)	(357)	(424)	(3,170)	(232)	(424)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,807)	(1,548)	(9,519)	(9,747)	(1,653)	(1,670)
Members' Equity / (Deficit)	14,294	23,144	29,187	447,661	11,366	10,672
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,699	$ 23,150	$ 29,192	$ 450,411	$ 11,871	$ 11,011

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 300	$ 351	$ 515	$ 376	$ 400
Pre-paid Insurance	-	11	11	11	11	-
Other Receivable	-	-	-	-	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	311	362	526	387	400
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	19,280	54,995	29,012	18,085	216,412	18,794
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 19,280	$ 55,306	$ 29,374	$ 18,611	$ 216,799	$ 19,194

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 5	$ 5	$ 5	$ 5	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	3
Due to the Manager or its Affiliates	-	545	-	-	-	-
Total Liabilities	-	551	5	5	5	3
Members' Equity
Membership Contributions	57,126	55,652	140,757	18,600	216,912	19,795
Capital Contribution	6,063	1,901	3,331	1,040	4,404	1,994
Distribution to RSE Collection or its affiliates	(3,632)	(357)	(357)	-	(124)	(1,446)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(40,277)	(2,441)	(114,362)	(1,035)	(4,398)	(1,152)
Members' Equity / (Deficit)	19,280	54,755	29,369	18,606	216,793	19,191
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 19,280	$ 55,306	$ 29,374	$ 18,611	$ 216,799	$ 19,194

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2024 (audited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 308	$ 369	$ 402	$ 251,413
Pre-paid Insurance	11	34	11	3,226
Other Receivable	-	-	-	377,590
Due From the Manager or its Affiliates	-	-	-	19,415
Total Current Assets	319	403	413	651,644
Other Assets
Collection Assets - Deposit	-	-	-	-
Collection Assets - Owned	20,442	4,531	5,300	26,872,300
Other Assets	-	-	-	-
TOTAL ASSETS	$ 20,761	$ 4,934	$ 5,713	$ 27,523,944

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 5	$ 5	$ 5	$ 56,935
Income Taxes Payable	-	-	-	18,771
Insurance Payable	-	-	-	185
Due to the Manager or its Affiliates	600	400	667	152,636
Total Liabilities	605	405	672	228,527
Members' Equity
Membership Contributions	21,230	5,547	12,600	32,502,716
Capital Contribution	1,086	1,031	1,139	4,773,228
Distribution to RSE Collection or its affiliates	(480)	(647)	(198)	(19,709)
Distribution to Series	-	-	-	-
Accumulated Surplus / (Deficit)	(1,681)	(1,402)	(8,500)	(9,960,818)
Members' Equity / (Deficit)	20,156	4,529	5,041	27,295,417
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 20,761	$ 4,934	$ 5,713	$ 27,523,944

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ -	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	-	-	(69)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	-	-	(134)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	-	-	(1,103)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ -	$ -	$ (1,103)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ -	$ -	$ (0.55)	$ -	$ -
Weighted Average Membership Interests	2,000	-	-	2,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1	Series #99LE1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	(69)	(69)	(69)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	(1,103)	(1,103)	(1,103)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ (0.22)	$ (0.55)	$ (0.22)	$ -	$ -
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #80LC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	(69)	(69)	(69)	(69)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(25,000)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	(1,103)	(1,103)	(26,103)	(1,103)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ (1,103)	$ (1,103)	$ (26,103)	$ (1,103)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ (0.37)	$ (0.55)	$ (13.05)	$ (0.55)	$ -
Weighted Average Membership Interests	2,000	3,000	2,000	2,000	2,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #02BZ1	Series #88BM1	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	-	-	(69)	(69)	(69)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	-	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	-	(1,103)	(1,103)	(1,103)	(1,103)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ -	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)

Basic and Diluted (Loss) per Membership Interest	$ -	$ -	$ (0.55)	$ (0.37)	$ (0.37)	$ (0.55)
Weighted Average Membership Interests	-	-	2,000	3,000	3,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #93FS1	Series #90MM1	Series #61JE1	Series #65FM1	Series #88PT1	Series #94LD1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (900)	$ (900)	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(69)	(69)	(69)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,103)	(1,103)	(1,103)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.22)	$ (0.37)	$ (0.55)	$ -	$ -
Weighted Average Membership Interests	-	5,000	3,000	2,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #89FT1	Series #80PN1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	(69)	(69)	(69)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	(1,103)	(1,103)	(1,103)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ (1.10)	$ (0.55)	$ (0.22)	$ (0.55)	$ -	$ -
Weighted Average Membership Interests	1,000	2,000	5,000	2,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #89FG2	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (900)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(69)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,103)	(134)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,103)	$ (134)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.55)	$ (0.01)	$ (0.11)	$ (0.09)	$ (0.02)
Weighted Average Membership Interests	-	2,000	20,000	2,000	2,500	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.11)	$ (0.11)	$ (0.07)	$ (0.02)	$ (0.01)
Weighted Average Membership Interests	3,700	2,000	2,000	3,000	10,000	33,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (4)	$ -	$ (4)	$ (900)	$ -
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	-	(69)	(69)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(35)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	(221)	(134)	(207)	(1,103)	(169)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ (221)	$ (134)	$ (207)	$ (1,103)	$ (169)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.06)	$ (0.02)	$ (0.01)	$ (0.09)	$ (0.02)
Weighted Average Membership Interests	14,875	4,000	7,600	20,000	12,000	10,800

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (4)	$ (4)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	-	-	(83)	(83)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(1)	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(134)	(135)	(221)	(221)	(134)	(134)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (134)	$ (135)	$ (221)	$ (221)	$ (134)	$ (134)

Basic and Diluted (Loss) per Membership Interest	$ (0.00)	$ (0.03)	$ (0.03)	$ (0.11)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	62,000	4,000	7,000	2,000	6,000	6,200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ -	$ -	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	-	-	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(5,250)	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(5,384)	(134)	(134)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (5,384)	$ (134)	$ (134)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.26)	$ (0.01)	$ (0.02)	$ (0.03)	$ (0.02)
Weighted Average Membership Interests	9,400	21,000	10,400	6,400	8,000	10,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.07)	$ (0.04)	$ (0.06)	$ (0.06)	$ (0.02)
Weighted Average Membership Interests	3,000	3,000	5,000	4,000	4,000	11,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(22,597)	-	(1,537)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(22,731)	(221)	(1,672)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (22,731)	$ (221)	$ (1,672)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.09)	$ (0.04)	$ (1.30)	$ (0.01)	$ (0.14)
Weighted Average Membership Interests	12,000	2,600	5,000	17,500	27,500	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #VEEFRND1	Series #TREASURE	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(784)	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(918)	(221)	-	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (918)	$ (221)	$ -	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.14)	$ (0.05)	$ -	$ (0.18)	$ (0.03)	$ (0.01)
Weighted Average Membership Interests	6,720	4,500	-	1,250	8,000	15,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(69)	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(1,251)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(134)	(221)	(1,472)	(207)	(203)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (134)	$ (221)	$ (1,472)	$ (207)	$ (203)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.01)	$ (0.33)	$ (0.03)	$ (0.09)	$ (0.01)
Weighted Average Membership Interests	13,600	17,000	4,500	8,000	2,150	19,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ -	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	-	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(134)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (134)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.01)	$ (0.11)	$ (0.15)	$ (0.03)	$ (0.04)
Weighted Average Membership Interests	3,750	10,000	2,000	1,500	6,500	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (73)	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(69)	(69)	-	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(4,800)	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(5,021)	(276)	(207)	-	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (5,021)	$ (276)	$ (207)	$ -	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (1.26)	$ (0.14)	$ (0.04)	$ -	$ (0.03)
Weighted Average Membership Interests	5,000	4,000	2,000	5,000	-	6,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.09)	$ (0.04)	$ (0.14)	$ (0.13)	$ (0.05)	$ (0.02)
Weighted Average Membership Interests	2,600	5,000	1,625	1,700	4,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #54AARON	Series #GRATEFUL1	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ -	$ (900)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	-	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(221)	-	(1,103)	(220)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (221)	$ -	$ (1,103)	$ (220)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.02)	$ (0.01)	$ -	$ (0.16)	$ (0.11)
Weighted Average Membership Interests	-	12,500	15,000	-	6,750	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Expenses, gains, losses, interest and other investing income
Storage	$ (750)	$ (2)	$ (150)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(42)	(69)	(83)	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(953)	(178)	(353)	(221)	(221)	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (953)	$ (178)	$ (353)	$ (221)	$ (221)	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.00)	$ (0.01)	$ (0.02)	$ (0.11)	$ (0.10)
Weighted Average Membership Interests	31,500	50,000	29,500	10,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (4)	$ (4)	$ (3)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	-	(83)	(83)	(55)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	-	(134)	(134)	(73)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	12,500	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	-	(221)	(221)	12,369	(207)
Provision for Income Taxes	-	-	-	-	(1,934)	-
Net Income / (Loss)	$ -	$ -	$ (221)	$ (221)	$ 10,436	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ -	$ -	$ (1.11)	$ (1.11)	$ 10.44	$ (0.10)
Weighted Average Membership Interests	-	-	200	200	1,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR	Series #33RUTH
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(8,720)	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(221)	(221)	(8,941)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (221)	$ (221)	$ (8,941)	$ -

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.11)	$ (0.02)	$ (0.22)	$ (4.47)	$ -
Weighted Average Membership Interests	-	2,000	10,000	1,000	2,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.22)	$ (0.44)	$ (0.22)	$ (0.02)	$ (0.44)
Weighted Average Membership Interests	1,000	1,000	500	1,000	10,000	500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA	Series #38DIMAGGIO
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(69)	(83)	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(207)	(221)	(221)	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (207)	$ (221)	$ (221)	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.44)	$ (0.10)	$ (0.22)	$ (1.11)	$ (0.11)	$ -
Weighted Average Membership Interests	500	2,000	1,000	200	2,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.22)	$ (0.44)	$ (0.22)	$ (0.03)	$ (0.22)
Weighted Average Membership Interests	1,000	1,000	500	1,000	8,500	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(207)	(221)	-	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (207)	$ (221)	$ -	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.21)	$ (0.11)	$ -	$ (0.06)	$ (0.02)	$ (0.11)
Weighted Average Membership Interests	1,000	2,000	-	4,000	12,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	-	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	-	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ -	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.11)	$ (0.22)	$ (0.03)	$ (0.22)	$ -	$ (0.11)
Weighted Average Membership Interests	2,000	1,000	7,500	1,000	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (12)	$ (12)	$ (12)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(69)	(69)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(215)	(215)	(215)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (215)	$ (215)	$ (215)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.22)	$ (0.02)	$ (0.22)	$ (0.22)	$ (0.22)
Weighted Average Membership Interests	5,600	1,000	10,000	1,000	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	(83)	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	-	(221)	(221)	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ -	$ (221)	$ (221)	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.03)	$ -	$ (0.22)	$ (0.06)	$ (0.10)
Weighted Average Membership Interests	23,000	8,000	-	1,000	4,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (12)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	-	(215)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ -	$ (215)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.03)	$ (0.04)	$ -	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	11,250	8,000	5,750	-	9,000	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #CLEMENTE2	Series #79STELLA	Series #TKAM
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	-	(207)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ -	$ (207)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.04)	$ (0.11)	$ -	$ (0.02)	$ (0.11)
Weighted Average Membership Interests	4,200	6,000	2,000	-	13,800	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (12)	$ -	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(69)	-	(83)	-	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(2,604)	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(2,811)	(215)	-	(221)	-	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (2,811)	$ (215)	$ -	$ (221)	$ -	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (1.41)	$ (0.04)	$ -	$ (0.22)	$ -	$ (0.06)
Weighted Average Membership Interests	2,000	5,100	-	1,000	-	3,750

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	-	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	-	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ -	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.09)	$ (0.11)	$ (0.04)	$ -	$ (0.04)
Weighted Average Membership Interests	8,000	2,500	2,000	5,000	-	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ (12)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	-	(221)	(215)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ -	$ (221)	$ (215)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.04)	$ (0.11)	$ -	$ (0.01)	$ (0.12)
Weighted Average Membership Interests	18,000	5,000	2,000	5,000	21,250	1,850

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.01)	$ (0.06)	$ (0.04)	$ (0.02)	$ (0.01)
Weighted Average Membership Interests	1,000	16,500	4,000	5,000	9,000	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Expenses, gains, losses, interest and other investing income
Storage	$ (12)	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(215)	(221)	-	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (215)	$ (221)	$ -	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.02)	$ -	$ (0.01)	$ (0.04)	$ (0.03)
Weighted Average Membership Interests	15,600	10,000	-	30,000	6,000	6,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.02)	$ (0.03)	$ (0.02)	$ (0.03)	$ (0.02)
Weighted Average Membership Interests	1,850	10,000	8,000	10,800	6,900	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(4,420)	-	(3,500)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(4,641)	(207)	(3,721)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (4,641)	$ (207)	$ (3,721)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.09)	$ (0.07)	$ (2.32)	$ (0.10)	$ (1.49)
Weighted Average Membership Interests	4,200	2,400	3,150	2,000	2,000	2,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #84JORDAN	Series #09BEAUX	Series #KEROUAC	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (12)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(69)	(83)	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(215)	(221)	-	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (215)	$ (221)	$ -	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.03)	$ (0.05)	$ -	$ (0.01)	$ (0.01)
Weighted Average Membership Interests	-	6,800	4,900	-	15,500	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY	Series #17DUJAC
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ -	$ (10)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	-	(55)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(95)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	12,268
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(217)	(221)	(221)	(221)	-	12,108
Provision for Income Taxes	-	-	-	-	-	(2,172)
Net Income / (Loss)	$ (217)	$ (221)	$ (221)	$ (221)	$ -	$ 9,936

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.04)	$ (0.02)	$ (0.02)	$ -	$ 3.06
Weighted Average Membership Interests	11,400	5,000	10,000	10,000	-	3,250

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (1,000)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,217)	-	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,217)	$ -	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.20)	$ -	$ (0.02)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	-	6,000	-	10,000	10,000	11,200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(60,509)	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(60,730)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (60,730)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (6.07)	$ (0.05)	$ (0.02)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	10,250	10,000	4,750	10,000	5,300	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #16KOBE	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (12)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(69)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(4,200)	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(215)	(221)	(221)	(4,421)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (215)	$ (221)	$ (221)	$ (4,421)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.11)	$ (0.02)	$ (0.06)	$ (0.63)	$ (0.01)
Weighted Average Membership Interests	-	2,000	10,000	3,500	7,000	35,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #68RYAN	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(3,750)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(3,971)	(221)	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (3,971)	$ (221)	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.11)	$ (0.36)	$ (0.02)	$ (0.04)	$ -
Weighted Average Membership Interests	-	2,000	11,000	10,000	5,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (12)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(69)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(215)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (215)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.02)	$ (0.11)	$ (0.02)	$ (0.02)	$ (0.01)
Weighted Average Membership Interests	-	10,000	2,000	9,000	10,000	17,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.06)	$ (0.01)	$ (0.09)	$ (0.07)	$ (0.11)
Weighted Average Membership Interests	10,000	4,000	33,000	2,500	3,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	(83)	(83)	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(105)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	(50)	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	(1,000)	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,227)	(221)	(221)	(221)	(221)	(207)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,227)	$ (221)	$ (221)	$ (221)	$ (221)	$ (207)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.01)	$ (0.06)	$ (0.01)	$ (0.02)	$ (0.03)
Weighted Average Membership Interests	10,000	30,000	4,000	41,500	10,000	6,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(3,500)	-	-	(139,799)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(3,721)	(221)	(221)	(140,020)	(207)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (3,721)	$ (221)	$ (221)	$ (140,020)	$ (207)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.74)	$ (0.11)	$ (0.04)	$ (5.96)	$ (0.01)	$ (0.01)
Weighted Average Membership Interests	5,000	2,000	6,000	23,500	33,000	22,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.02)	$ (0.01)	$ (0.02)	$ (0.02)	$ (0.03)
Weighted Average Membership Interests	5,000	11,250	21,000	10,000	10,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ -	$ (4)	$ -	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	-	(83)	-	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	-	(134)	-	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(1,774)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	-	(1,995)	-	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ -	$ (1,995)	$ -	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ -	$ (2.00)	$ -	$ (0.03)	$ -
Weighted Average Membership Interests	3,625	10,000	1,000	-	7,500	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.04)	$ (0.09)	$ (0.09)	$ (0.02)	$ (0.04)
Weighted Average Membership Interests	10,000	5,000	2,500	2,500	10,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.11)	$ (0.02)	$ (0.04)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	15,000	2,000	10,000	5,000	5,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (12)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(69)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(9,150)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(215)	(221)	(221)	(221)	(9,371)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (215)	$ (221)	$ (221)	$ (221)	$ (9,371)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.05)	$ (0.04)	$ (0.22)	$ (0.03)	$ (1.10)
Weighted Average Membership Interests	10,000	4,300	5,000	1,000	8,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Expenses, gains, losses, interest and other investing income
Storage	$ (1,000)	$ -	$ (4)	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(16,250)	(900)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,217)	(217)	(16,471)	(1,121)	(221)	(134)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,217)	$ (217)	$ (16,471)	$ (1,121)	$ (221)	$ (134)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.02)	$ (0.51)	$ (0.56)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	17,500	13,000	32,500	2,000	6,000	7,200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ -	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	-	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(6,927)	-	(208)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(7,148)	-	(342)	(221)	(134)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (7,148)	$ -	$ (342)	$ (221)	$ (134)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (3.57)	$ -	$ (0.02)	$ (0.01)	$ (0.00)
Weighted Average Membership Interests	12,000	2,000	-	16,500	42,500	60,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #03RONALDO	Series #HONUS2
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	-	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	-	(221)	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ -	$ (221)	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.11)	$ (0.04)	$ -	$ (0.02)	$ (0.02)	$ -
Weighted Average Membership Interests	2,000	5,000	27,000	10,000	12,500	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(51,034)	(3,000)	-	-	(1,754)	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(51,255)	(3,221)	(134)	(221)	(1,975)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (51,255)	$ (3,221)	$ (134)	$ (221)	$ (1,975)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (6.41)	$ (1.61)	$ (0.01)	$ (0.02)	$ (1.98)	$ (0.11)
Weighted Average Membership Interests	8,000	2,000	15,000	10,000	1,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ -	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	-	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(41,566)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(41,701)	(134)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (41,701)	$ (134)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.01)	$ (2.19)	$ (0.01)	$ (0.11)	$ (0.00)
Weighted Average Membership Interests	10,000	22,800	19,000	10,000	2,000	80,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4	Series #OHTANI1
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (12)	$ -	$ (4)	$ (4)	$ -
Transportation	-	-	-	-	-	-
Insurance	(83)	(69)	-	(83)	(83)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(73)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(215)	(207)	(221)	(221)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (215)	$ (207)	$ (221)	$ (221)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.22)	$ (0.01)	$ (0.02)	$ (0.02)	$ -
Weighted Average Membership Interests	16,500	1,000	39,000	10,000	10,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (12)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(69)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	-	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(221)	(221)	(215)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (221)	$ (221)	$ (215)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.02)	$ (0.02)	$ (0.02)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	-	11,500	10,000	13,000	10,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	(86)
Insurance	(83)	(83)	(83)	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(4,000)	-	-	-	(2,100)	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(4,221)	(221)	(221)	(134)	(2,321)	(307)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (4,221)	$ (221)	$ (221)	$ (134)	$ (2,321)	$ (307)

Basic and Diluted (Loss) per Membership Interest	$ (2.11)	$ (0.04)	$ (0.04)	$ (0.02)	$ (1.16)	$ (0.03)
Weighted Average Membership Interests	2,000	5,000	6,000	6,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ -	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	-	(83)	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	-	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	-	(221)	(134)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ -	$ (221)	$ (134)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ -	$ (0.02)	$ (0.00)	$ (0.04)	$ (0.11)
Weighted Average Membership Interests	5,000	-	11,000	40,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK	Series #03SERENA
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	-	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(10,625)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	-	(221)	(10,846)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ -	$ (221)	$ (10,846)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.01)	$ (0.11)	$ -	$ (0.02)	$ (1.28)
Weighted Average Membership Interests	20,000	41,500	2,000	-	10,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(73)	-	-	-	-	(2,543)
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(207)	(221)	(221)	(221)	(221)	(2,764)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (207)	$ (221)	$ (221)	$ (221)	$ (221)	$ (2,764)

Basic and Diluted (Loss) per Membership Interest	$ (0.00)	$ (0.09)	$ (0.03)	$ (0.22)	$ (0.06)	$ (1.38)
Weighted Average Membership Interests	100,000	2,600	7,000	1,000	4,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(217)	(221)	(221)	(221)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (217)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.02)	$ (0.04)	$ (0.11)	$ (0.02)	$ (0.03)
Weighted Average Membership Interests	6,500	12,500	5,000	2,000	9,000	7,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB	Series #BRADBURY
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ -	$ -	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	-	-	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	-	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(100)	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(235)	-	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (235)	$ -	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.01)	$ (0.02)	$ (0.00)	$ -	$ (0.11)
Weighted Average Membership Interests	5,000	22,500	11,000	82,000	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Expenses, gains, losses, interest and other investing income
Storage	$ (12)	$ (4)	$ (4)	$ -	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(69)	(83)	(83)	-	(69)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(215)	(221)	(221)	(134)	(207)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (215)	$ (221)	$ (221)	$ (134)	$ (207)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.09)	$ (0.02)	$ (0.01)	$ (0.04)	$ (0.11)
Weighted Average Membership Interests	5,000	2,500	10,000	11,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (1,000)	$ (4)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(83)	(83)	(83)	(83)	(83)	(83)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(3,800)	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(4,021)	(1,217)	(221)	(221)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (221)	$ (221)	$ (4,021)	$ (1,217)	$ (221)	$ (221)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.04)	$ (0.80)	$ (0.04)	$ (0.07)	$ (0.22)
Weighted Average Membership Interests	5,000	5,000	5,000	30,000	3,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (4)	$ (4)	$ (4)	$ (4)	$ (73)
Transportation	-	-	-	-	-	-
Insurance	-	(83)	(83)	(83)	(83)	(69)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(134)	(134)	(134)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest expense	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(52)	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(187)	(221)	(221)	(221)	(221)	(276)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (187)	$ (221)	$ (221)	$ (221)	$ (221)	$ (276)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.02)	$ (0.01)	$ (0.06)	$ (0.00)	$ (0.07)
Weighted Average Membership Interests	10,000	10,000	20,000	4,000	50,000	4,100

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2025 (unaudited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (4)	$ (4)	$ (4)	$ (45,179)
Transportation	-	-	-	(2,842)
Insurance	(83)	(83)	(83)	(44,367)
Maintenance	-	-	-	-
Bookkeeping and Accounting Fees	(134)	(134)	(134)	(48,775)
Marketing Expense	-	-	-	-
Banking Fees	-	-	-	-
Interest expense	-	-	-	-
Other Taxes	-	-	-	(50)
Gain on Sale	-	-	-	24,768
Loss on Sale	-	-	-	(1,000)
Loss on Sale of Digital Assets	-	-	-	-
Loss on Impairment	-	-	-	(448,187)
Investment Income / (Loss)	-	-	-	-
Income / (Loss) Before Income Taxes	(221)	(221)	(221)	(565,631)
Provision for Income Taxes	-	-	-	(4,106)
Net Income / (Loss)	$ (221)	$ (221)	$ (221)	$ (569,737)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.17)	$ (0.07)
Weighted Average Membership Interests	3,000	1,300	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ -	$ -	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(81)	-	-	(136)	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	-	-	(127)	-	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,108)	-	-	(263)	-	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,108)	$ -	$ -	$ (263)	$ -	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ -	$ -	$ (0.13)	$ -	$ -
Weighted Average Membership Interests	2,000	-	-	2,000	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ -
Transportation	-	-	-	-	-
Insurance	(65)	(122)	(84)	(146)	-
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	-
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,092)	(1,149)	(1,111)	(1,173)	-
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,092)	$ (1,149)	$ (1,111)	$ (1,173)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ (0.23)	$ (0.56)	$ (0.23)	$ -
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ -	$ (900)	$ (900)
Transportation	-	-	(700)	-	-
Insurance	(74)	(68)	(89)	(72)	(83)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	(16,562)
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,101)	(1,096)	(916)	(1,099)	(17,672)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,101)	$ (1,096)	$ (916)	$ (1,099)	$ (17,672)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ (0.55)	$ (0.31)	$ (0.55)	$ (8.84)
Weighted Average Membership Interests	2,000	2,000	3,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ -	$ -	$ (900)
Transportation	-	-	-	-	-
Insurance	(77)	(135)	-	-	(84)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(51)	-	-	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	568,811	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,104)	567,725	-	-	(1,111)
Provision for Income Taxes	-	(113,519)	-	-	-
Net Income / (Loss)	$ (1,104)	$ 454,206	$ -	$ -	$ (1,111)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ 90.84	$ -	$ -	$ (0.56)
Weighted Average Membership Interests	2,000	5,000	-	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ -	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(95)	(76)	(93)	-	(66)	(105)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	-	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,122)	(1,103)	(1,120)	-	(1,094)	(1,132)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,122)	$ (1,103)	$ (1,120)	$ -	$ (1,094)	$ (1,132)

Basic and Diluted (Loss) per Membership Interest	$ (0.37)	$ (0.37)	$ (0.56)	$ -	$ (0.22)	$ (0.38)
Weighted Average Membership Interests	3,000	3,000	2,000	-	5,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(76)	-	(166)	(85)	(87)	(121)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	-	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,103)	-	(1,193)	(1,113)	(1,114)	(1,149)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,103)	$ -	$ (1,193)	$ (1,113)	$ (1,114)	$ (1,149)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ -	$ (0.24)	$ (1.11)	$ (0.56)	$ (0.23)
Weighted Average Membership Interests	2,000	-	5,000	1,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ -	$ -	$ -	$ (900)
Transportation	-	-	-	-	-
Insurance	(70)	-	-	-	(112)
Maintenance	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	-	-	-	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,098)	-	-	-	(1,139)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,098)	$ -	$ -	$ -	$ (1,139)

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ -	$ -	$ -	$ (0.57)
Weighted Average Membership Interests	2,000	-	-	-	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Expenses, gains, losses, interest and other investing income
Storage	$ (34)	$ (7)	$ (7)	$ (7)	$ (34)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	-	(126)	(117)	(120)	(133)	(132)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(2,700)	(3,350)	-	(3,578)	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(161)	(2,960)	(3,601)	(254)	(3,872)	(266)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (161)	$ (2,960)	$ (3,601)	$ (254)	$ (3,872)	$ (266)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (1.48)	$ (1.44)	$ (0.03)	$ (1.05)	$ (0.13)
Weighted Average Membership Interests	20,000	2,000	2,500	10,000	3,700	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Expenses, gains, losses, interest and other investing income
Storage	$ (34)	$ (7)	$ (7)	$ (7)	$ (900)	$ (34)
Transportation	-	-	-	-	-	(38)
Insurance	(123)	(130)	(168)	(296)	(114)	(138)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	(9,444)	(19,143)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(284)	(264)	(9,746)	(19,573)	(1,141)	(338)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (284)	$ (264)	$ (9,746)	$ (19,573)	$ (1,141)	$ (338)

Basic and Diluted (Loss) per Membership Interest	$ (0.14)	$ (0.09)	$ (0.97)	$ (0.59)	$ (0.08)	$ (0.08)
Weighted Average Membership Interests	2,000	3,000	10,000	33,000	14,875	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Expenses, gains, losses, interest and other investing income
Storage	$ (33)	$ (7)	$ (900)	$ (34)	$ (33)	$ (33)
Transportation	-	-	-	-	-	-
Insurance	-	(153)	(81)	-	-	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	(78)	-	(18,838)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(161)	(287)	(1,109)	(239)	(161)	(18,999)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (161)	$ (287)	$ (1,109)	$ (239)	$ (161)	$ (18,999)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.01)	$ (0.09)	$ (0.02)	$ (0.00)	$ (4.75)
Weighted Average Membership Interests	7,600	20,000	12,000	10,800	62,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (33)	$ (33)	$ (7)	$ (33)
Transportation	-	-	-	-	-	-
Insurance	(143)	(110)	-	-	(183)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(15,700)	(45,786)
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(277)	(244)	(161)	(161)	(16,017)	(45,947)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (277)	$ (244)	$ (161)	$ (161)	$ (16,017)	$ (45,947)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.12)	$ (0.03)	$ (0.03)	$ (1.70)	$ (2.19)
Weighted Average Membership Interests	7,000	2,000	6,000	6,200	9,400	21,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Expenses, gains, losses, interest and other investing income
Storage	$ (33)	$ (33)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	-	-	(167)	(239)	(135)	(135)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(37,633)	-	-	(21,382)	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(37,794)	(161)	(301)	(21,755)	(269)	(269)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (37,794)	$ (161)	$ (301)	$ (21,755)	$ (269)	$ (269)

Basic and Diluted (Loss) per Membership Interest	$ (3.63)	$ (0.03)	$ (0.04)	$ (2.07)	$ (0.09)	$ (0.09)
Weighted Average Membership Interests	10,400	6,400	8,000	10,500	3,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(115)	(131)	(151)	(176)	(182)	(142)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(249)	(265)	(285)	(310)	(316)	(276)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (249)	$ (265)	$ (285)	$ (310)	$ (316)	$ (276)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.07)	$ (0.07)	$ (0.03)	$ (0.03)	$ (0.11)
Weighted Average Membership Interests	5,000	4,000	4,000	11,000	12,000	2,600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (33)	$ (7)	$ (33)	$ (33)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(154)	-	(161)	-	-	(117)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	(44,440)	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(288)	(44,601)	(295)	(161)	(161)	(251)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (288)	$ (44,601)	$ (295)	$ (161)	$ (161)	$ (251)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (2.55)	$ (0.01)	$ (0.01)	$ (0.02)	$ (0.06)
Weighted Average Membership Interests	5,000	17,500	27,500	12,000	6,720	4,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (33)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(152)	(126)	(167)	(127)	-	(142)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(286)	(260)	(301)	(261)	(161)	(276)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (286)	$ (260)	$ (301)	$ (261)	$ (161)	$ (276)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.21)	$ (0.04)	$ (0.02)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	20,000	1,250	8,000	15,000	13,600	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (33)	$ (7)	$ (7)	$ (33)
Transportation	-	-	-	-	-	-
Insurance	(139)	(136)	(62)	(221)	(121)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	(10,550)	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(10,823)	(269)	(223)	(355)	(255)	(161)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (10,823)	$ (269)	$ (223)	$ (355)	$ (255)	$ (161)

Basic and Diluted (Loss) per Membership Interest	$ (2.41)	$ (0.03)	$ (0.10)	$ (0.02)	$ (0.07)	$ (0.02)
Weighted Average Membership Interests	4,500	8,000	2,150	19,000	3,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(123)	(121)	(125)	(116)	(116)	(120)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(257)	(255)	(259)	(250)	(250)	(254)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (257)	$ (255)	$ (259)	$ (250)	$ (250)	$ (254)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.17)	$ (0.04)	$ (0.05)	$ (0.05)	$ (0.06)
Weighted Average Membership Interests	2,000	1,500	6,500	5,000	5,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Expenses, gains, losses, interest and other investing income
Storage	$ (52)	$ (7)	$ -	$ (5)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(70)	(91)	-	(67)	(143)	(158)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	-	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(249)	(225)	-	(200)	(276)	(292)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (249)	$ (225)	$ -	$ (200)	$ (276)	$ (292)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.05)	$ -	$ (0.03)	$ (0.11)	$ (0.06)
Weighted Average Membership Interests	2,000	5,000	-	6,500	2,600	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(120)	(122)	(135)	(121)	(411)	(253)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Interest Expense	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(254)	(256)	(269)	(255)	(545)	(387)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (254)	$ (256)	$ (269)	$ (255)	$ (545)	$ (387)

Basic and Diluted (Loss) per Membership Interest	$ (0.16)	$ (0.15)	$ (0.06)	$ (0.03)	$ (0.03)	$ (0.03)
Weighted Average Membership Interests	1,625	1,700	4,750	10,000	17,000	12,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ -	$ (900)	$ (3)	$ (300)
Transportation	-	-	(2,300)	(77)	-
Insurance	(290)	-	(84)	(101)	(62)
Maintenance	-	-	-	-	(480)
Bookkeeping and Accounting Fees	(127)	-	(127)	(47)	(47)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Interest Expense	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(424)	-	(3,411)	(228)	(889)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (424)	$ -	$ (3,411)	$ (228)	$ (889)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ -	$ (0.51)	$ (0.11)	$ (0.03)
Weighted Average Membership Interests	15,000	-	6,750	2,000	31,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (1)	$ (7)
Transportation	(38)	-	-	-	-	-
Insurance	(272)	(180)	(84)	(158)	(24)	(116)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(22)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	62,400	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(7,917)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(445)	(314)	(218)	(8,209)	62,353	(250)
Provision for Income Taxes	-	-	-	-	(12,008)	-
Net Income / (Loss)	$ (445)	$ (314)	$ (218)	$ (8,209)	$ 50,345	$ (250)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.16)	$ (0.11)	$ (8.21)	$ 16.78	$ (1.25)
Weighted Average Membership Interests	10,000	2,000	2,000	1,000	3,000	200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ -	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(115)	(183)	(100)	-	(115)	(749)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	-	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(249)	(317)	(234)	-	(249)	(883)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (249)	$ (317)	$ (234)	$ -	$ (249)	$ (883)

Basic and Diluted (Loss) per Membership Interest	$ (1.25)	$ (0.32)	$ (0.12)	$ -	$ (0.12)	$ (0.09)
Weighted Average Membership Interests	200	1,000	2,000	-	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ -	$ -	$ (7)	$ (34)
Transportation	-	-	-	-	-
Insurance	(169)	-	-	(177)	(157)
Bookkeeping and Accounting Fees	(127)	-	-	(127)	(107)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	106,000
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(303)	-	-	(311)	105,701
Provision for Income Taxes	-	-	-	-	(20,991)
Net Income / (Loss)	$ (303)	$ -	$ -	$ (311)	$ 84,710

Basic and Diluted (Loss) per Membership Interest	$ (0.30)	$ -	$ -	$ (0.16)	$ 42.36
Weighted Average Membership Interests	1,000	-	-	2,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(117)	(128)	(118)	(117)	(125)	(116)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(4,180)	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(251)	(262)	(4,431)	(250)	(259)	(250)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (251)	$ (262)	$ (4,431)	$ (250)	$ (259)	$ (250)

Basic and Diluted (Loss) per Membership Interest	$ (0.25)	$ (0.26)	$ (8.86)	$ (0.25)	$ (0.03)	$ (0.50)
Weighted Average Membership Interests	1,000	1,000	500	1,000	10,000	500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ -	$ (7)
Transportation	-	-	-	-	-
Insurance	(131)	(93)	(152)	-	(116)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	-	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(264)	(227)	(285)	-	(250)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (264)	$ (227)	$ (285)	$ -	$ (250)

Basic and Diluted (Loss) per Membership Interest	$ (0.53)	$ (0.11)	$ (0.29)	$ -	$ (1.25)
Weighted Average Membership Interests	500	2,000	1,000	-	200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-
Insurance	-	(279)	(139)	(159)
Bookkeeping and Accounting Fees	-	(127)	(127)	(127)
Marketing Expense	-	-	-	-
Banking Fees	-	-	-	-
Transaction Fee	-	-	-	-
Gain on Sale	-	-	-	-
Loss on Sale	-	-	-	-
Loss on Impairment	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-
Investment Income/(Loss)	-	-	-	-
Other Taxes	-	-	-	-
Income / (Loss) Before Income Taxes	-	(413)	(273)	(293)
Provision for Income Taxes	-	-	-	-
Net Income / (Loss)	$ -	$ (413)	$ (273)	$ (293)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.21)	$ (0.27)	$ (0.29)
Weighted Average Membership Interests	-	2,000	1,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ -	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(119)	(116)	(120)	(115)	-	(145)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	-	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(253)	(249)	(254)	(249)	-	(279)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (253)	$ (249)	$ (254)	$ (249)	$ -	$ (279)

Basic and Diluted (Loss) per Membership Interest	$ (0.25)	$ (0.50)	$ (0.25)	$ (0.03)	$ -	$ (0.28)
Weighted Average Membership Interests	1,000	500	1,000	8,500	-	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-
Insurance	(94)	(116)	(213)	(126)	(115)
Bookkeeping and Accounting Fees	(127)	(127)	(107)	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	142,005	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(228)	(250)	141,678	(259)	(249)
Provision for Income Taxes	-	-	(28,388)	-	-
Net Income / (Loss)	$ (228)	$ (250)	$ 113,290	$ (259)	$ (249)

Basic and Diluted (Loss) per Membership Interest	$ (0.23)	$ (0.13)	$ 22.66	$ (0.06)	$ (0.02)
Weighted Average Membership Interests	1,000	2,000	5,000	4,000	12,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ -	$ (7)
Transportation	-	-	-	-	-
Insurance	(154)	(215)	(120)	-	(115)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	-	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(288)	(349)	(254)	-	(249)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (288)	$ (349)	$ (254)	$ -	$ (249)

Basic and Diluted (Loss) per Membership Interest	$ (0.14)	$ (0.17)	$ (0.25)	$ -	$ (0.03)
Weighted Average Membership Interests	2,000	2,000	1,000	-	7,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ -	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(133)	(169)	-	(155)	(149)	(163)
Bookkeeping and Accounting Fees	(127)	(127)	-	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(267)	(303)	-	(289)	(283)	(297)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (267)	$ (303)	$ -	$ (289)	$ (283)	$ (297)

Basic and Diluted (Loss) per Membership Interest	$ (0.27)	$ (0.05)	$ -	$ (0.14)	$ (0.05)	$ (0.30)
Weighted Average Membership Interests	1,000	6,250	-	2,000	5,600	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #2020TOPPS	Series #TOS39	Series #05LATOUR
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ -	$ (12)
Transportation	-	-	-
Insurance	(238)	-	(67)
Bookkeeping and Accounting Fees	(127)	-	(127)
Marketing Expense	-	-	-
Banking Fees	-	-	-
Transaction Fee	-	-	-
Gain on Sale	-	-	-
Loss on Sale	-	-	-
Loss on Impairment	-	-	-
Loss on Sale of Digital Assets	-	-	-
Investment Income/(Loss)	-	-	-
Other Taxes	-	-	-
Income / (Loss) Before Income Taxes	(372)	-	(206)
Provision for Income Taxes	-	-	-
Net Income / (Loss)	$ (372)	$ -	$ (206)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ -	$ (0.21)
Weighted Average Membership Interests	10,000	-	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Expenses, gains, losses, interest and other investing income
Storage	$(12)	$(12)	$(7)	$(7)	$-	$(7)
Transportation	-	-	-	-	-	-
Insurance	(83)	(92)	(139)	(124)	-	(177)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	-	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(222)	(231)	(273)	(257)	-	(311)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(222)	$(231)	$(273)	$(257)	$-	$(311)

Basic and Diluted (Loss) per Membership Interest	$(0.22)	$(0.23)	$(0.01)	$(0.03)	$-	$(0.31)
Weighted Average Membership Interests	1,000	1,000	23,000	8,000	-	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #03KOBE2
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-
Insurance	(149)	(109)	(399)	(124)	(140)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	(45,000)	-	(6,000)
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(283)	(243)	(45,533)	(257)	(6,274)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (283)	$ (243)	$ (45,533)	$ (257)	$ (6,274)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.12)	$ (4.05)	$ (0.03)	$ (1.09)
Weighted Average Membership Interests	4,000	2,000	11,250	8,000	5,750

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (12)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(158)	(87)	(115)	(117)	(281)	(118)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(292)	(226)	(249)	(251)	(415)	(252)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (292)	$ (226)	$ (249)	$ (251)	$ (415)	$ (252)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.03)	$ (0.02)	$ (0.06)	$ (0.07)	$ (0.13)
Weighted Average Membership Interests	5,000	9,000	12,000	4,200	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (12)
Transportation	-	-	-	-	-
Insurance	(190)	(141)	(119)	(85)	(76)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(324)	(274)	(253)	(219)	(215)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (324)	$ (274)	$ (253)	$ (219)	$ (215)

Basic and Diluted (Loss) per Membership Interest	$ (0.16)	$ (0.02)	$ (0.13)	$ (0.11)	$ (0.04)
Weighted Average Membership Interests	2,000	13,800	2,000	2,000	5,100

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (7)	$ (3)	$ (7)	$ (7)	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(115)	(373)	(158)	(146)	-
Bookkeeping and Accounting Fees	-	(127)	(81)	(127)	(127)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	95,170	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(249)	94,712	(292)	(280)	-
Provision for Income Taxes	-	-	(17,619)	-	-	-
Net Income / (Loss)	$ -	$ (249)	$ 77,094	$ (292)	$ (280)	$ -

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.25)	$ 7.71	$ (0.08)	$ (0.04)	$ -
Weighted Average Membership Interests	-	1,000	10,000	3,750	8,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (3)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(143)	(118)	(169)	(353)	(142)	(113)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(46)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	35,000	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(277)	(252)	(303)	34,598	(276)	(247)
Provision for Income Taxes	-	-	-	(5,023)	-	-
Net Income / (Loss)	$ (277)	$ (252)	$ (303)	$ 29,575	$ (276)	$ (247)

Basic and Diluted (Loss) per Membership Interest	$ (0.11)	$ (0.13)	$ (0.06)	$ 2.96	$ (0.06)	$ (0.01)
Weighted Average Membership Interests	2,500	2,000	5,000	10,000	5,000	18,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (3)	$ (7)	$ (12)	$ (34)
Transportation	-	-	-	-	-	-
Insurance	(228)	(119)	(85)	(304)	(72)	(115)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	56,263	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	(30,227)	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(30,589)	(253)	56,047	(438)	(211)	(277)
Provision for Income Taxes	-	-	(11,281)	-	-	-
Net Income / (Loss)	$ (30,589)	$ (253)	$ 44,767	$ (438)	$ (211)	$ (277)

Basic and Diluted (Loss) per Membership Interest	$ (6.12)	$ (0.13)	$ 8.95	$ (0.02)	$ (0.11)	$ (0.28)
Weighted Average Membership Interests	5,000	2,000	5,000	21,250	1,850	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)
Transportation	-	-	-
Insurance	(300)	(144)	(138)
Bookkeeping and Accounting Fees	(127)	(127)	(127)
Marketing Expense	-	-	-
Banking Fees	-	-	-
Transaction Fee	-	-	-
Gain on Sale	-	-	-
Loss on Sale	-	-	-
Loss on Impairment	-	-	-
Loss on Sale of Digital Assets	-	-	-
Investment Income/(Loss)	-	-	-
Other Taxes	-	-	-
Income / (Loss) Before Income Taxes	(433)	(278)	(272)
Provision for Income Taxes	-	-	-
Net Income / (Loss)	$ (433)	$ (278)	$ (272)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.07)	$ (0.05)
Weighted Average Membership Interests	16,500	4,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (12)	$ (7)	$ (3)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(164)	(117)	(107)	(177)	(186)	(431)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(86)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	19,973	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(298)	(251)	(246)	(311)	19,698	(565)
Provision for Income Taxes	-	-	-	-	(3,023)	-
Net Income / (Loss)	$ (298)	$ (251)	$ (246)	$ (311)	$ 16,675	$ (565)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.01)	$ (0.02)	$ (0.03)	$ 1.67	$ (0.02)
Weighted Average Membership Interests	9,000	20,000	15,600	10,000	10,000	30,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (34)	$ -
Transportation	-	-	-	-	(38)	-
Insurance	(134)	(187)	(133)	(202)	(148)	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	(20,469)	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(268)	(20,790)	(267)	(336)	(348)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (268)	$ (20,790)	$ (267)	$ (336)	$ (348)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (3.20)	$ (0.14)	$ (0.03)	$ (0.04)	$ -
Weighted Average Membership Interests	6,000	6,500	1,850	10,000	8,000	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #POKEBLUE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	(215)	-	-	-	-
Insurance	(174)	(152)	(124)	(136)	(139)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(523)	(286)	(258)	(270)	(273)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (523)	$ (286)	$ (258)	$ (270)	$ (273)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.04)	$ (0.03)	$ (0.06)	$ (0.11)
Weighted Average Membership Interests	10,800	6,900	10,000	4,200	2,400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ -	$ (7)	$ (1)
Transportation	-	-	-	-	-	-
Insurance	(130)	(174)	(73)	-	(142)	(409)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	-	(127)	(7)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	195,999
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	(9,477)	-	-	(2,106)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(264)	(9,786)	(207)	-	(2,382)	195,582
Provision for Income Taxes	-	-	-	-	-	(38,821)
Net Income / (Loss)	$ (264)	$ (9,786)	$ (207)	$ -	$ (2,382)	$ 156,761

Basic and Diluted (Loss) per Membership Interest	$ (0.08)	$ (4.89)	$ (0.10)	$ -	$ (0.95)	$ 10.45
Weighted Average Membership Interests	3,150	2,000	2,000	-	2,500	15,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Expenses, gains, losses, interest and other investing income
Storage	$ (12)	$ (7)	$ -	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(81)	(130)	-	(136)	(128)	(190)
Bookkeeping and Accounting Fees	(127)	(127)	-	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(220)	(263)	-	(270)	(262)	(324)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (220)	$ (263)	$ -	$ (270)	$ (262)	$ (324)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.05)	$ -	$ (0.03)	$ (0.02)	$ (0.02)
Weighted Average Membership Interests	6,800	4,900	-	10,000	15,500	17,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (7)	$ (7)	$ (7)	$ (1)
Transportation	-	-	-	-	-
Insurance	(241)	(139)	(159)	(199)	(927)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(21)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	199,449
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	(8,856)	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(368)	(9,128)	(293)	(333)	198,500
Provision for Income Taxes	-	-	-	-	(36,648)
Net Income / (Loss)	$ (368)	$ (9,128)	$ (293)	$ (333)	$ 161,852

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (1.83)	$ (0.03)	$ (0.03)	$ 8.09
Weighted Average Membership Interests	11,400	5,000	10,000	10,000	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Expenses, gains, losses, interest and other investing income
Storage	$ (12)	$ (7)	$ (1,000)	$ -	$ -	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(77)	(304)	(122)	-	-	(373)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	-	-	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(216)	(438)	(1,250)	-	-	(507)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (216)	$ (438)	$ (1,250)	$ -	$ -	$ (507)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.04)	$ (0.21)	$ -	$ -	$ (0.05)
Weighted Average Membership Interests	3,250	11,000	6,000	-	-	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(177)	(177)	(126)	(434)	(145)	(206)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(311)	(311)	(260)	(568)	(279)	(340)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (311)	$ (311)	$ (260)	$ (568)	$ (279)	$ (340)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.03)	$ (0.03)	$ (0.06)	$ (0.06)	$ (0.03)
Weighted Average Membership Interests	10,000	11,200	10,250	10,000	4,750	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #18LUKA	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ -	$ (12)	$ (7)
Transportation	-	-	-	-	-
Insurance	(142)	(127)	-	(74)	(181)
Bookkeeping and Accounting Fees	(127)	(127)	-	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(276)	(261)	-	(213)	(315)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (276)	$ (261)	$ -	$ (213)	$ (315)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.03)	$ -	$ (0.11)	$ (0.03)
Weighted Average Membership Interests	5,300	10,000	-	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	-	(142)	(199)	(495)	(190)	(128)
Bookkeeping and Accounting Fees	-	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(21,790)	-	(4,219)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(276)	(22,123)	(629)	(4,543)	(262)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (276)	$ (22,123)	$ (629)	$ (4,543)	$ (262)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.08)	$ (3.16)	$ (0.02)	$ (0.45)	$ (0.13)
Weighted Average Membership Interests	-	3,500	7,000	35,000	10,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (34)	$ (7)
Transportation	-	-	-	-	-
Insurance	(172)	(234)	(124)	(546)	(205)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(306)	(368)	(258)	(707)	(339)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (306)	$ (368)	$ (258)	$ (707)	$ (339)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.04)	$ (0.05)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	11,000	10,000	5,000	18,750	20,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (12)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(193)	(77)	(260)	(165)	(213)	(171)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(72,209)	-	(31,417)	(19,246)
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(327)	(216)	(72,603)	(299)	(31,764)	(19,551)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (327)	$ (216)	$ (72,603)	$ (299)	$ (31,764)	$ (19,551)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.11)	$ (8.07)	$ (0.03)	$ (1.82)	$ (1.96)
Weighted Average Membership Interests	10,000	2,000	9,000	10,000	17,500	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(118)	(1,050)	(118)	(132)	(117)	(164)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(252)	(1,184)	(252)	(266)	(251)	(298)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (252)	$ (1,184)	$ (252)	$ (266)	$ (251)	$ (298)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.04)	$ (0.10)	$ (0.09)	$ (0.13)	$ (0.03)
Weighted Average Membership Interests	4,000	33,000	2,500	3,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(162)	(157)	(590)	(157)	(91)	(141)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(296)	(291)	(724)	(291)	(225)	(275)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (296)	$ (291)	$ (724)	$ (291)	$ (225)	$ (275)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.07)	$ (0.02)	$ (0.03)	$ (0.04)	$ (0.05)
Weighted Average Membership Interests	30,000	4,000	41,500	10,000	6,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (34)
Transportation	-	-	-	-	(247)	(70)
Insurance	(117)	(129)	(380)	(257)	(641)	(815)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(251)	(263)	(514)	(391)	(1,022)	(1,046)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (251)	$ (263)	$ (514)	$ (391)	$ (1,022)	$ (1,046)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.04)	$ (0.02)	$ (0.01)	$ (0.05)	$ (0.21)
Weighted Average Membership Interests	2,000	6,000	23,500	33,000	22,500	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	(38)	-	(42)	(193)	-
Insurance	(342)	(687)	(161)	(190)	(128)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	-
Income / (Loss) Before Income Taxes	(515)	(821)	(337)	(516)	(262)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (515)	$ (821)	$ (337)	$ (516)	$ (262)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.04)	$ (0.03)	$ (0.05)	$ (0.03)
Weighted Average Membership Interests	11,250	21,000	10,000	10,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (3)	$ (7)	$ -	$ (7)	$ (4)
Transportation	-	-	-	-	-	-
Insurance	(118)	(103)	(136)	-	(121)	(328)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	-	(127)	(71)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	207,500
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	(50)	-	-	-	-
Income / (Loss) Before Income Taxes	(252)	(283)	(270)	-	(255)	207,097
Provision for Income Taxes	-	-	-	-	-	(41,863)
Net Income / (Loss)	$ (252)	$ (283)	$ (270)	$ -	$ (255)	$ 165,234

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.03)	$ (0.27)	$ -	$ (0.03)	$ 8.26
Weighted Average Membership Interests	3,625	10,000	1,000	-	7,500	20,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(222)	(132)	(152)	(131)	(241)	(127)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(4,746)	(3,813)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(356)	(266)	(5,031)	(4,078)	(374)	(261)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (356)	$ (266)	$ (5,031)	$ (4,078)	$ (374)	$ (261)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.05)	$ (2.01)	$ (1.63)	$ (0.04)	$ (0.05)
Weighted Average Membership Interests	10,000	5,000	2,500	2,500	10,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(124)	(133)	(206)	(209)	(164)	(187)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	(3,382)	(13,656)	(4,989)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(258)	(3,648)	(13,996)	(5,332)	(298)	(320)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (258)	$ (3,648)	$ (13,996)	$ (5,332)	$ (298)	$ (320)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (1.82)	$ (1.40)	$ (1.07)	$ (0.06)	$ (0.03)
Weighted Average Membership Interests	15,000	2,000	10,000	5,000	5,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (12)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(124)	(124)	(171)	(136)	(124)	(234)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(22,594)	(40,440)
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(258)	(263)	(304)	(270)	(22,852)	(40,808)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (258)	$ (263)	$ (304)	$ (270)	$ (22,852)	$ (40,808)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.06)	$ (0.06)	$ (0.27)	$ (2.86)	$ (4.80)
Weighted Average Membership Interests	10,000	4,300	5,000	1,000	8,000	8,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Expenses, gains, losses, interest and other investing income
Storage	$ (1,000)	$ -	$ (7)	$ (7)	$ (7)	$ (34)
Transportation	-	-	-	-	-	-
Insurance	(252)	(123)	(510)	(139)	(132)	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(45,750)	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,379)	(250)	(46,394)	(273)	(266)	(161)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,379)	$ (250)	$ (46,394)	$ (273)	$ (266)	$ (161)

Basic and Diluted (Loss) per Membership Interest	$ (0.08)	$ (0.02)	$ (1.43)	$ (0.14)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	17,500	13,000	32,500	2,000	6,000	7,200

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (34)	$ (7)	$ (34)
Transportation	-	-	-	-	(254)	-
Insurance	(155)	(132)	(139)	-	(1,130)	-
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(667)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(289)	(266)	(273)	(828)	(1,518)	(161)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (289)	$ (266)	$ (273)	$ (828)	$ (1,518)	$ (161)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.13)	$ (0.11)	$ (0.05)	$ (0.04)	$ (0.00)
Weighted Average Membership Interests	12,000	2,000	2,500	16,500	42,500	60,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (2)	$ (7)	$ -	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(116)	(135)	(261)	(177)	-	(312)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	-	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(30,606)
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	(50)	-	-	-
Income / (Loss) Before Income Taxes	(249)	(269)	(440)	(311)	-	(31,051)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (249)	$ (269)	$ (440)	$ (311)	$ -	$ (31,051)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.05)	$ (0.02)	$ (0.03)	$ -	$ (2.48)
Weighted Average Membership Interests	2,000	5,000	27,000	10,000	-	12,500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (34)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(222)	(133)	(142)	-	(177)	(153)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(7,686)	-	(13,927)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(356)	(267)	(7,962)	(161)	(14,238)	(287)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (356)	$ (267)	$ (7,962)	$ (161)	$ (14,238)	$ (287)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.03)	$ (3.98)	$ (0.01)	$ (1.42)	$ (0.29)
Weighted Average Membership Interests	10,000	8,000	2,000	15,000	10,000	1,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (34)	$ (34)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(132)	(120)	(241)	-	-	(116)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(701)	(20,388)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(266)	(254)	(374)	(862)	(20,549)	(250)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (266)	$ (254)	$ (374)	$ (862)	$ (20,549)	$ (250)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.03)	$ (0.02)	$ (0.05)	$ (2.05)	$ (0.13)
Weighted Average Membership Interests	2,000	10,000	22,800	19,000	10,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (12)	$ (33)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(390)	(480)	(70)	-	(209)	(126)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(1,376)	(19,548)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(524)	(613)	(209)	(1,537)	(19,891)	(260)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (524)	$ (613)	$ (209)	$ (1,537)	$ (19,891)	$ (260)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.04)	$ (0.21)	$ (0.04)	$ (1.99)	$ (0.03)
Weighted Average Membership Interests	80,000	16,500	1,000	39,000	10,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (12)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(216)	(196)	(241)	(123)	(99)	(214)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(349)	(330)	(374)	(257)	(238)	(348)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (349)	$ (330)	$ (374)	$ (257)	$ (238)	$ (348)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.04)	$ (0.03)	$ (0.03)	$ (0.02)	$ (0.03)
Weighted Average Membership Interests	10,000	9,125	11,500	10,000	13,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (34)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(198)	(138)	(161)	(139)	-	(131)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(332)	(271)	(295)	(273)	(161)	(265)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (332)	$ (271)	$ (295)	$ (273)	$ (161)	$ (265)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.14)	$ (0.06)	$ (0.05)	$ (0.03)	$ (0.13)
Weighted Average Membership Interests	10,000	2,000	5,000	6,000	6,000	2,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (34)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(234)	(113)	(126)	(228)	-	(150)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(3,800)
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(368)	(247)	(260)	(362)	(161)	(4,084)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (368)	$ (247)	$ (260)	$ (362)	$ (161)	$ (4,084)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.05)	$ (0.03)	$ (0.03)	$ (0.00)	$ (0.82)
Weighted Average Membership Interests	10,000	5,000	10,000	11,000	40,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(126)	(469)	(571)	(122)	(126)	(125)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(260)	(603)	(705)	(256)	(260)	(259)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (260)	$ (603)	$ (705)	$ (256)	$ (260)	$ (259)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.03)	$ (0.02)	$ (0.13)	$ (0.13)	$ (0.03)
Weighted Average Membership Interests	2,000	20,000	41,500	2,000	2,000	10,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (34)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	(38)	-	-	-	-	-
Insurance	(209)	-	(126)	(177)	(114)	(148)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	(9,000)	(655)	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(9,381)	(816)	(260)	(311)	(248)	(282)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (9,381)	$ (816)	$ (260)	$ (311)	$ (248)	$ (282)

Basic and Diluted (Loss) per Membership Interest	$ (1.10)	$ (0.01)	$ (0.10)	$ (0.04)	$ (0.25)	$ (0.07)
Weighted Average Membership Interests	8,500	100,000	2,600	7,000	1,000	4,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ -	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(130)	(123)	(243)	(117)	(115)	(145)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(264)	(250)	(377)	(251)	(249)	(279)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (264)	$ (250)	$ (377)	$ (251)	$ (249)	$ (279)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.04)	$ (0.03)	$ (0.05)	$ (0.12)	$ (0.03)
Weighted Average Membership Interests	2,000	6,500	12,500	5,000	2,000	9,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (33)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(139)	(197)	(419)	(126)	-	(202)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(706)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(273)	(331)	(552)	(260)	(867)	(336)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (273)	$ (331)	$ (552)	$ (260)	$ (867)	$ (336)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.07)	$ (0.02)	$ (0.02)	$ (0.01)	$ (0.05)
Weighted Average Membership Interests	7,500	5,000	22,500	11,000	82,000	7,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (12)	$ (7)	$ (7)	$ (33)	$ (40)
Transportation	-	-	-	-	-	-
Insurance	(116)	(85)	(141)	(195)	-	(62)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(250)	(224)	(275)	(329)	(161)	(230)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (250)	$ (224)	$ (275)	$ (329)	$ (161)	$ (230)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.04)	$ (0.11)	$ (0.03)	$ (0.01)	$ (0.05)
Weighted Average Membership Interests	2,000	5,000	2,500	10,000	11,000	5,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (7)	$ (7)	$ (7)	$ (1,000)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(131)	(132)	(142)	(160)	(342)	(116)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	(4,179)	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(4,443)	(265)	(276)	(294)	(1,470)	(249)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (4,443)	$ (265)	$ (276)	$ (294)	$ (1,470)	$ (249)

Basic and Diluted (Loss) per Membership Interest	$ (2.22)	$ (0.05)	$ (0.06)	$ (0.06)	$ (0.05)	$ (0.08)
Weighted Average Membership Interests	2,000	5,000	5,000	5,000	30,000	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (34)	$ (7)	$ (7)	$ (7)	$ (7)
Transportation	-	-	-	-	-	-
Insurance	(115)	-	(180)	(291)	(117)	(388)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(127)	(127)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	(723)	-	(111,037)	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Other Taxes	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(249)	(883)	(314)	(111,462)	(251)	(522)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (249)	$ (883)	$ (314)	$ (111,462)	$ (251)	$ (522)

Basic and Diluted (Loss) per Membership Interest	$ (0.25)	$ (0.09)	$ (0.03)	$ (5.57)	$ (0.06)	$ (0.01)
Weighted Average Membership Interests	1,000	10,000	10,000	20,000	4,000	50,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2024 (unaudited)

	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (52)	$ (7)	$ (7)	$ (7)	$ (58,673)
Transportation	-	-	-	-	(7,005)
Insurance	(74)	(117)	(114)	(129)	(65,070)
Bookkeeping and Accounting Fees	(127)	(127)	(127)	(127)	(49,589)
Marketing Expense	-	-	-	-	(3,300)
Banking Fees	-	-	-	-	(205)
Maintenance	-	-	-	-	(2,620)
Interest expense	-	-	-	-	(1,612)
Gain on Sale	-	-	-	-	1,688,571
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	(3,000)	(1,475,180)
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Other Taxes	-	-	-	-	(100)
Income / (Loss) Before Income Taxes	(253)	(251)	(248)	(3,263)	25,217
Provision for Income Taxes	-	-	-	-	(329,183)
Net Income / (Loss)	$ (253)	$ (251)	$ (248)	$ (3,263)	$ (303,965)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.08)	$ (0.19)	$ (1.09)
Weighted Average Membership Interests	4,100	3,000	1,300	3,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2025	$ 109,230	$ -	$ -	$ 408,981	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	-	-	1,831	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	-	-	(1,103)	-	-
Balance June 30, 2025	$ 109,091	$ -	$ -	$ 409,709	$ -	$ -

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2024	$ 109,752	$ (240)	$ (300)	$ 410,674	$ (240)	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	579	240	300	179	240	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,108)	-	-	(263)	-	-
Balance June 30, 2024	$ 109,223	$ -	$ -	$ 410,589	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1	Series #99LE1
Balance January 1, 2025	$ 14,518	$ 334,538	$ 124,291	$ 489,034	$ -	$ (301)
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	965	964	964	-	301
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	(1,103)	(1,103)	(1,103)	-	-
Balance June 30, 2025	$ 14,379	$ 334,400	$ 124,152	$ 488,896	$ -	$ -

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Balance January 1, 2024	$ 15,024	$ 335,101	$ 124,816	$ 489,619	$ (237)
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	579	579	579	579	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,092)	(1,149)	(1,111)	(1,173)	-
Balance June 30, 2024	$ 14,510	$ 334,530	$ 124,283	$ 489,025	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #80LC1
Balance January 1, 2025	$ 35,668	$ 157,763	$ 54,018	$ 102,070	$ 81,034	$ (150)
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	664	964	2,131	964	150
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	(1,103)	(1,103)	(26,103)	(1,103)	-
Balance June 30, 2025	$ 35,529	$ 157,323	$ 53,879	$ 78,097	$ 80,895	$ -

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Balance January 1, 2024	$ 66,017	$ 36,177	$ 158,241	$ 54,531	$ 120,322
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	579	579	179	579	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,101)	(1,096)	(916)	(1,099)	(17,672)
Balance June 30, 2024	$ 65,495	$ 35,660	$ 157,504	$ 54,010	$ 103,228

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #02BZ1	Series #88BM1	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Balance January 1, 2025	$ -	$ -	$ 121,532	$ 184,049	$ 77,799	$ 172,066
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	-	964	964	964	2,131
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	-	(1,103)	(1,103)	(1,103)	(1,103)
Balance June 30, 2025	$ -	$ -	$ 121,393	$ 183,910	$ 77,661	$ 173,094

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Balance January 1, 2024	$ 81,550	$ 613,121	$ (245)	$ (250)	$ 122,056
Distribution	-	(1,070,150)	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	579	1,268	245	250	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,104)	454,206	-	-	(1,111)
Balance June 30, 2024	$ 81,025	$ (1,554)	$ -	$ -	$ 121,523

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #93FS1	Series #90MM1	Series #61JE1	Series #65FM1	Series #88PT1	Series #94LD1
Balance January 1, 2025	$ -	$ 24,233	$ 237,533	$ 77,544	$ -	$ (301)
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	965	965	964	-	301
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,103)	(1,103)	(1,103)	-	-
Balance June 30, 2025	$ -	$ 24,095	$ 237,395	$ 77,404	$ -	$ -

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Balance January 1, 2024	$ 184,583	$ 78,315	$ 173,767	$ -	$ 24,740	$ 238,079
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	579	579	579	-	579	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,122)	(1,103)	(1,120)	-	(1,094)	(1,132)
Balance June 30, 2024	$ 184,040	$ 77,791	$ 173,225	$ -	$ 24,225	$ 237,525

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #89FT1	Series #80PN1
Balance January 1, 2025	$ 131,538	$ 140,691	$ 329,034	$ 47,847	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	964	964	964	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	(1,103)	(1,103)	(1,103)	-	-
Balance June 30, 2025	$ 131,399	$ 140,552	$ 328,895	$ 47,708	$ -	$ -

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Balance January 1, 2024	$ 78,060	$ (240)	$ 575,930	$ 132,064	$ 141,219	$ 329,596
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	579	240	579	579	579	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	-	(1,193)	(1,113)	(1,114)	(1,149)
Balance June 30, 2024	$ 77,536	$ -	$ 575,315	$ 131,530	$ 140,683	$ 329,026

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #89FG2	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Balance January 1, 2025	$ -	$ 282,262	$ 3,863	$ 7,905	$ 17,155	$ 24,805
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	965	134	220	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,103)	(134)	(221)	(221)	(221)
Balance June 30, 2025	$ -	$ 282,123	$ 3,863	$ 7,904	$ 17,154	$ 24,805

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Balance January 1, 2024	$ 48,358	$ -	$ (238)	$ -	$ 282,815
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	579	-	238	-	579
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,098)	-	-	-	(1,139)
Balance June 30, 2024	$ 47,839	$ -	$ 0	$ -	$ 282,254

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Balance January 1, 2025	$ 6,780	$ 14,885	$ 7,906	$ 13,871	$ 25,913	$ 125,383
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 6,779	$ 14,885	$ 7,905	$ 13,870	$ 25,912	$ 125,382

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Balance January 1, 2024	$ 4,804	$ 10,622	$ 20,513	$ 36,462	$ 12,231	$ 14,907
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	155	237	237	237	265	237
Distribution to RSE Collection or its affiliates	(952)	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(161)	(2,960)	(3,601)	(254)	(3,872)	(266)
Balance June 30, 2024	$ 3,847	$ 7,899	$ 17,149	$ 36,445	$ 8,624	$ 14,878

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Balance January 1, 2025	$ 289,011	$ 19,506	$ 9,136	$ 74,559	$ 112,267	$ 19,197
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	220	134	220	964	134
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,103)	(221)	(134)	(207)	(1,103)	(169)
Balance June 30, 2025	$ 288,872	$ 19,505	$ 9,135	$ 74,572	$ 112,128	$ 19,161

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Balance January 1, 2024	$ 7,918	$ 13,891	$ 42,915	$ 144,712	$ 289,566	$ 19,534
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	265	237	237	237	579	303
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(284)	(264)	(9,746)	(19,573)	(1,141)	(338)
Balance June 30, 2024	$ 7,899	$ 13,865	$ 33,407	$ 125,376	$ 289,003	$ 19,499

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Balance January 1, 2025	$ 95,851	$ 7,142	$ 24,225	$ 11,505	$ 7,147	$ 10,287
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	135	134	220	221	134	135
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(134)	(135)	(221)	(221)	(134)	(134)
Balance June 30, 2025	$ 95,852	$ 7,141	$ 24,224	$ 11,505	$ 7,148	$ 10,288

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Balance January 1, 2024	$ 10,289	$ 74,655	$ 112,790	$ 21,762	$ 95,844	$ 27,220
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	155	185	579	155	155	155
Distribution to RSE Collection or its affiliates	(1,165)	-	-	(2,346)	(3)	(1,252)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(161)	(287)	(1,109)	(239)	(161)	(18,999)
Balance June 30, 2024	$ 9,118	$ 74,553	$ 112,260	$ 19,332	$ 95,835	$ 7,124

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Balance January 1, 2025	$ 9,335	$ 21,500	$ 12,140	$ 30,952	$ 42,075	$ 78,026
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	134	134	134	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(5,384)	(134)	(134)	(221)	(221)
Balance June 30, 2025	$ 9,334	$ 16,250	$ 12,140	$ 30,952	$ 42,074	$ 78,025

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Balance January 1, 2024	$ 24,258	$ 11,505	$ 8,439	$ 11,711	$ 38,979	$ 69,901
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	155	155	237	155
Distribution to RSE Collection or its affiliates	-	-	(1,302)	(1,434)	-	(2,626)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(277)	(244)	(161)	(161)	(16,017)	(45,947)
Balance June 30, 2024	$ 24,218	$ 11,499	$ 7,131	$ 10,271	$ 23,199	$ 21,483

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Balance January 1, 2025	$ 14,095	$ 17,807	$ 8,107	$ 14,155	$ 29,809	$ 27,172
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	221	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 14,094	$ 17,806	$ 8,106	$ 14,154	$ 29,808	$ 27,171

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Balance January 1, 2024	$ 51,100	$ 30,941	$ 42,130	$ 99,536	$ 17,833	$ 17,833
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	155	155	237	237	237	237
Distribution to RSE Collection or its affiliates	(1,222)	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(37,794)	(161)	(301)	(21,755)	(269)	(269)
Balance June 30, 2024	$ 12,239	$ 30,935	$ 42,067	$ 78,019	$ 17,800	$ 17,800

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Balance January 1, 2025	$ 53,740	$ 22,808	$ 33,619	$ 40,740	$ 250,071	$ 8,377
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	221	134	220	134
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(22,731)	(221)	(1,672)
Balance June 30, 2025	$ 53,739	$ 22,808	$ 33,619	$ 18,142	$ 250,070	$ 6,840

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Balance January 1, 2024	$ 8,112	$ 14,176	$ 29,849	$ 49,585	$ 53,812	$ 22,839
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(249)	(265)	(285)	(310)	(316)	(276)
Balance June 30, 2024	$ 8,100	$ 14,149	$ 29,802	$ 49,512	$ 53,734	$ 22,801

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #VEEFRND1	Series #TREASURE	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Balance January 1, 2025	$ 8,003	$ 19,304	$ 4	$ 6,953	$ 42,407	$ 70,405
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	134	221	(4)	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(918)	(221)	-	(221)	(221)	(221)
Balance June 30, 2025	$ 7,220	$ 19,303	$ -	$ 6,952	$ 42,406	$ 70,404

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Balance January 1, 2024	$ 33,663	$ 85,871	$ 250,122	$ 8,366	$ 10,884	$ 19,311
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	155	237	155	155	237
Distribution to RSE Collection or its affiliates	-	(1,483)	-	-	(2,892)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(288)	(44,601)	(295)	(161)	(161)	(251)
Balance June 30, 2024	$ 33,613	$ 39,942	$ 250,065	$ 8,360	$ 7,987	$ 19,297

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Balance January 1, 2025	$ 23,639	$ 127,756	$ 6,655	$ 57,945	$ 3,499	$ 85,008
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	134	220	220	220	214	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(134)	(221)	(1,472)	(207)	(203)	(221)
Balance June 30, 2025	$ 23,639	$ 127,755	$ 5,403	$ 57,958	$ 3,510	$ 85,007

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Balance January 1, 2024	$ 203,199	$ 6,969	$ 42,464	$ 70,422	$ 26,609	$ 127,788
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	155	237
Distribution to RSE Collection or its affiliates	-	-	-	-	(2,981)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(286)	(260)	(301)	(261)	(161)	(276)
Balance June 30, 2024	$ 203,150	$ 6,947	$ 42,401	$ 70,399	$ 23,622	$ 127,749

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Balance January 1, 2025	$ 6,405	$ 40,372	$ 7,712	$ 6,006	$ 62,946	$ 16,904
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	135	220	220	221	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(134)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 6,405	$ 40,372	$ 7,712	$ 6,006	$ 62,946	$ 16,903

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Balance January 1, 2024	$ 19,934	$ 58,024	$ 5,334	$ 85,118	$ 6,416	$ 42,721
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	185	300	237	237	155
Distribution to RSE Collection or its affiliates	-	-	(1,602)	-	-	(2,359)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(10,823)	(269)	(223)	(355)	(255)	(161)
Balance June 30, 2024	$ 9,349	$ 57,939	$ 3,808	$ 85,000	$ 6,399	$ 40,356

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE
Balance January 1, 2025	$ 13,405	$ 33,914	$ 12,623	$ 23,292	$ -	$ 24,392
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	360	220	-	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(5,021)	(276)	(207)	-	(207)
Balance June 30, 2025	$ 13,404	$ 29,113	$ 12,707	$ 23,304	$ -	$ 24,405

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Balance January 1, 2024	$ 7,724	$ 6,016	$ 62,961	$ 16,910	$ 13,411	$ 35,415
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(257)	(255)	(259)	(250)	(250)	(254)
Balance June 30, 2024	$ 7,705	$ 5,999	$ 62,940	$ 16,897	$ 13,399	$ 35,399

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Balance January 1, 2025	$ 23,365	$ 34,707	$ 3,586	$ 6,791	$ 17,693	$ 39,555
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	221	221	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 23,364	$ 34,706	$ 3,586	$ 6,791	$ 17,692	$ 39,554

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Balance January 1, 2024	$ 12,489	$ 23,326	$ -	$ 24,401	$ 23,398	$ 34,755
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	427	185	-	185	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(249)	(225)	-	(200)	(276)	(292)
Balance June 30, 2024	$ 12,667	$ 23,286	$ -	$ 24,387	$ 23,359	$ 34,701

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #54AARON	Series #GRATEFUL1	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE
Balance January 1, 2025	$ 3	$ 110,405	$ 139,155	$ -	$ 119,806	$ 17,906
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	(3)	220	220	-	964	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(221)	-	(1,103)	(220)
Balance June 30, 2025	$ -	$ 110,404	$ 139,154	$ -	$ 119,667	$ 17,904

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Balance January 1, 2024	$ 3,596	$ 6,803	$ 17,718	$ 39,565	$ 167,423	$ 110,549
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(254)	(256)	(269)	(255)	(545)	(387)
Balance June 30, 2024	$ 3,580	$ 6,785	$ 17,686	$ 39,547	$ 167,116	$ 110,399

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Balance January 1, 2025	$ 302,947	$ 450,400	$ 582,349	$ 126,457	$ 53,605	$ 16,546
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	964	244	212	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(953)	(178)	(353)	(221)	(221)	(207)
Balance June 30, 2025	$ 302,958	$ 450,466	$ 582,208	$ 126,456	$ 53,604	$ 16,559

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2
Balance January 1, 2024	$ 139,335	$ -	$ 119,770	$ -	$ -
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	18,383	303,700
Capital Contribution	237	-	1,140	227	98
Distribution to RSE Collection or its affiliates	-	-	-	(483)	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(424)	-	(3,411)	(228)	(889)
Balance June 30, 2024	$ 139,149	$ -	$ 117,499	$ 17,899	$ 302,909

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Balance January 1, 2025	$ 4	$ -	$ 13,600	$ 11,801	$ 56,756	$ 30,742
Distribution	-	-	-	-	(67,310)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	(4)	-	220	220	119	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	-	(221)	(221)	10,436	(207)
Balance June 30, 2025	$ -	$ -	$ 13,599	$ 11,800	$ -	$ 30,754

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Balance January 1, 2024	$ 126,618	$ 53,676	$ 16,573	$ 36,598	$ 70,616	$ 13,606
Distribution	-	-	-	-	(120,960)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	276	237	185	237	-	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(445)	(314)	(218)	(8,209)	50,345	(250)
Balance June 30, 2024	$ 126,449	$ 53,599	$ 16,540	$ 28,627	$ -	$ 13,594

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR	Series #33RUTH
Balance January 1, 2025	$ -	$ 12,855	$ 505,163	$ 44,010	$ 51,209	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	220	220	220	220	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(221)	(221)	(8,941)	-
Balance June 30, 2025	$ -	$ 12,854	$ 505,162	$ 44,009	$ 42,488	$ -

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Balance January 1, 2024	$ 11,806	$ 56,829	$ 30,784	$ 577	$ 12,861	$ 505,972
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	185	-	237	237
Distribution to RSE Collection or its affiliates	-	-	-	(627)	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(249)	(317)	(234)	-	(249)	(883)
Balance June 30, 2024	$ 11,794	$ 56,749	$ 30,736	$ (50)	$ 12,849	$ 505,327

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Balance January 1, 2025	$ 20,609	$ 75,508	$ 19,876	$ 17,606	$ 10,055	$ 17,308
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	221	220	220	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 20,608	$ 75,507	$ 19,875	$ 17,605	$ 10,054	$ 17,307

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Balance January 1, 2024	$ 44,067	$ -	$ -	$ 51,275	$ 75,106
Distribution	-	-	-	-	(160,000)
Membership Contributions	-	-	-	-	-
Capital Contribution	237	-	-	237	204
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(303)	-	-	(311)	84,710
Balance June 30, 2024	$ 44,002	$ -	$ -	$ 51,202	$ 19

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA	Series #38DIMAGGIO
Balance January 1, 2025	$ 4,361	$ 24,793	$ 30,555	$ 14,357	$ 130,809	$ 3
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	220	220	220	(3)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(207)	(221)	(221)	(221)	-
Balance June 30, 2025	$ 4,360	$ 24,806	$ 30,554	$ 14,356	$ 130,808	$ -

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Balance January 1, 2024	$ 20,615	$ 75,526	$ 24,063	$ 17,612	$ 10,070	$ 17,314
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(251)	(262)	(4,431)	(250)	(259)	(250)
Balance June 30, 2024	$ 20,602	$ 75,502	$ 19,869	$ 17,599	$ 10,049	$ 17,302

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Balance January 1, 2025	$ 36,605	$ 27,692	$ 11,820	$ 28,734	$ 7,305	$ 25,705
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 36,604	$ 27,691	$ 11,819	$ 28,734	$ 7,304	$ 25,704

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Balance January 1, 2024	$ 14,176	$ 24,827	$ 30,597	$ -	$ 14,361
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	237	185	237	-	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(264)	(227)	(285)	-	(250)
Balance June 30, 2024	$ 14,149	$ 24,786	$ 30,549	$ -	$ 14,349

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Balance January 1, 2025	$ 25,626	$ 16,690	$ -	$ 65,140	$ 10,274	$ 32,526
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	-	220	221	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(207)	(221)	-	(221)	(221)	(221)
Balance June 30, 2025	$ 25,639	$ 16,688	$ -	$ 65,139	$ 10,273	$ 32,526

	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Balance January 1, 2024	$ -	$ 130,977	$ 20,089	$ 36,655
Distribution	-	-	-	-
Membership Contributions	-	-	-	-
Capital Contribution	-	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-
Distribution to Series	-	-	-	-
Net loss	-	(413)	(273)	(293)
Balance June 30, 2024	$ -	$ 130,802	$ 20,053	$ 36,599

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Balance January 1, 2025	$ 80,526	$ 35,605	$ 6,826	$ 105,506	$ 43,833	$ 33,442
Distribution	-	-	-	-	(43,832)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	-	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	-	(221)
Balance June 30, 2025	$ 80,526	$ 35,604	$ 6,825	$ 105,505	$ -	$ 33,441

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Balance January 1, 2024	$ 27,700	$ 11,824	$ 37,179	$ 7,310	$ -	$ 25,741
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	-	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(253)	(249)	(254)	(249)	-	(279)
Balance June 30, 2024	$ 27,685	$ 11,812	$ 37,162	$ 7,299	$ -	$ 25,699

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Balance January 1, 2025	$ 28,355	$ 39,466	$ 98,156	$ 7,869	$ 32,372	$ 46,408
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	220	220	239	238	238
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(215)	(215)	(215)
Balance June 30, 2025	$ 28,355	$ 39,465	$ 98,155	$ 7,892	$ 32,394	$ 46,430

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1
Balance January 1, 2024	$ 25,663	$ 16,696	$ 118,693	$ 65,155	$ 10,279
Distribution	-	-	(232,150)	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	185	237	175	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(228)	(250)	113,290	(259)	(249)
Balance June 30, 2024	$ 25,620	$ 16,683	$ 8	$ 65,133	$ 10,267

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Balance January 1, 2025	$ 20,466	$ 8,405	$ -	$ 50,279	$ 185,626	$ 37,592
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	-	220	221	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	-	(221)	(221)	(207)
Balance June 30, 2025	$ 20,465	$ 8,404	$ -	$ 50,279	$ 185,625	$ 37,604

	Series #68MAYS	Series #56TEDWILL	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Balance January 1, 2024	$ 32,570	$ 80,631	$ 35,616	$ -	$ 6,830
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	237	237	237	-	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(288)	(349)	(254)	-	(249)
Balance June 30, 2024	$ 32,519	$ 80,519	$ 35,599	$ -	$ 6,819

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE
Balance January 1, 2025	$ 73,106	$ 8,407	$ 15,322	$ -	$ 38,664	$ 9,828
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	-	238	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	-	(215)	(221)
Balance June 30, 2025	$ 73,105	$ 8,407	$ 15,320	$ -	$ 38,687	$ 9,827

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Balance January 1, 2024	$ 105,529	$ 44,441	$ -	$ 33,487	$ 28,394	$ 39,519
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	-	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(267)	(303)	-	(289)	(283)	(297)
Balance June 30, 2024	$ 105,499	$ 44,375	$ -	$ 33,435	$ 28,349	$ 39,459

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #CLEMENTE2	Series #79STELLA	Series #TKAM
Balance January 1, 2025	$ 18,407	$ 131,921	$ 20,726	$ 4	$ 62,092	$ 29,141
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	(4)	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	-	(207)	(221)
Balance June 30, 2025	$ 18,406	$ 131,920	$ 20,724	$ -	$ 62,104	$ 29,140

	Series #2020TOPPS	Series #TOS39	Series #05LATOUR
Balance January 1, 2024	$ 98,283	$ -	$ 7,800
Distribution	-	-	-
Membership Contributions	-	-	-
Capital Contribution	237	-	278
Distribution to RSE Collection or its affiliates	-	-	-
Distribution to Series	-	-	-
Net loss	(372)	-	(206)
Balance June 30, 2024	$ 98,149	$ -	$ 7,872

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY
Balance January 1, 2025	$ 17,471	$ 22,274	$ 5	$ 8,906	$ 4	$ 35,528
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	239	-	220	(4)	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(2,811)	(215)	-	(221)	-	(221)
Balance June 30, 2025	$ 14,880	$ 22,297	$ 5	$ 8,905	$ -	$ 35,527

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Balance January 1, 2024	$ 32,319	$ 46,363	$ 20,495	$ 8,419	$ -	$ 50,346
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	278	278	237	237	-	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(222)	(231)	(273)	(257)	-	(311)
Balance June 30, 2024	$ 32,375	$ 46,411	$ 20,459	$ 8,399	$ -	$ 50,273

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE
Balance January 1, 2025	$ 26,406	$ 23,522	$ 23,506	$ 44,322	$ -	$ 23,206
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	-	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	-	(221)
Balance June 30, 2025	$ 26,405	$ 23,520	$ 23,505	$ 44,320	$ -	$ 23,205

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #03KOBE2
Balance January 1, 2024	$ 185,664	$ 37,644	$ 225,195	$ 8,419	$ 21,352
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	237	185	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(283)	(243)	(45,533)	(257)	(6,274)
Balance June 30, 2024	$ 185,619	$ 37,586	$ 179,899	$ 8,399	$ 15,315

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM
Balance January 1, 2025	$ 150,426	$ 50,642	$ 31,505	$ -	$ 149,759	$ 16,116
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	221	-	220	239
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	-	(221)	(215)
Balance June 30, 2025	$ 150,426	$ 50,641	$ 31,505	$ -	$ 149,758	$ 16,140

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Balance January 1, 2024	$ 35,453	$ 38,615	$ 9,831	$ 18,412	$ 132,091	$ 23,833
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	278	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(292)	(226)	(249)	(251)	(415)	(252)
Balance June 30, 2024	$ 35,399	$ 38,667	$ 9,819	$ 18,399	$ 131,914	$ 23,819

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Balance January 1, 2025	$ 10,734	$ 147,127	$ 24,405	$ 19,971	$ 40,410	$ 17,405
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	221	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 10,733	$ 147,126	$ 24,404	$ 19,970	$ 40,409	$ 17,404

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Balance January 1, 2024	$ 60,485	$ 62,175	$ 29,148	$ 17,499	$ 22,215
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	237	185	237	185	278
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(324)	(274)	(253)	(219)	(215)
Balance June 30, 2024	$ 60,399	$ 62,086	$ 29,133	$ 17,465	$ 22,278

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Balance January 1, 2025	$ 70,588	$ 50,327	$ -	$ 250,505	$ 16,548	$ 29,654
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	239	220	-	221	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(215)	(221)	-	(221)	(221)	(221)
Balance June 30, 2025	$ 70,612	$ 50,327	$ -	$ 250,505	$ 16,547	$ 29,653

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Balance January 1, 2024	$ 5	$ 8,910	$ 255,084	$ 35,576	$ 26,442	$ -
Distribution	-	-	(332,300)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	237	123	237	237	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	-	(249)	77,094	(292)	(280)	-
Balance June 30, 2024	$ 5	$ 8,899	$ -	$ 35,522	$ 26,399	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Balance January 1, 2025	$ 16,053	$ 70,405	$ 28,054	$ 48,370	$ 30,553	$ 58,406
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 16,052	$ 70,404	$ 28,053	$ 48,369	$ 30,552	$ 58,405

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Balance January 1, 2024	$ 23,554	$ 23,513	$ 44,381	$ 240,330	$ 23,238	$ 149,260
Distribution	-	-	-	(269,900)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	-	237	1,406
Distribution to RSE Collection or its affiliates	-	-	-	(5)	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(277)	(252)	(303)	29,575	(276)	(247)
Balance June 30, 2024	$ 23,515	$ 23,499	$ 44,315	$ -	$ 23,199	$ 150,419

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Balance January 1, 2025	$ 18,406	$ 20,455	$ 13,205	$ 38,428	$ 8,347	$ 21,222
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(4,641)	(207)	(3,721)
Balance June 30, 2025	$ 18,405	$ 20,453	$ 13,204	$ 34,007	$ 8,360	$ 17,720

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Balance January 1, 2024	$ 90,587	$ 31,515	$ 30,122	$ 149,953	$ 16,054	$ 10,738
Distribution	-	-	(75,050)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	161	237	278	265
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(30,589)	(253)	44,767	(438)	(211)	(277)
Balance June 30, 2024	$ 60,235	$ 31,499	$ -	$ 149,752	$ 16,121	$ 10,726

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #84JORDAN	Series #09BEAUX	Series #KEROUAC	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Balance January 1, 2025	$ -	$ 29,897	$ 85,506	$ 3	$ 77,234	$ 51,456
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	239	220	(3)	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(215)	(221)	-	(221)	(221)
Balance June 30, 2025	$ -	$ 29,921	$ 85,505	$ -	$ 77,233	$ 51,456

	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS
Balance January 1, 2024	$ 147,316	$ 24,439	$ 19,998
Distribution	-	-	-
Membership Contributions	-	-	-
Capital Contribution	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-
Distribution to Series	-	-	-
Net loss	(433)	(278)	(272)
Balance June 30, 2024	$ 147,120	$ 24,399	$ 19,963

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY	Series #17DUJAC
Balance January 1, 2025	$ 249,661	$ 10,833	$ 36,612	$ 67,786	$ -	$ 23,654
Distribution	-	-	-	-	-	(33,735)
Membership Contributions	-	-	-	-	-	-
Capital Contribution	965	220	220	220	-	150
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(217)	(221)	(221)	(221)	-	9,936
Balance June 30, 2025	$ 250,408	$ 10,832	$ 36,612	$ 67,785	$ -	$ 5

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Balance January 1, 2024	$ 40,464	$ 17,412	$ 70,561	$ 50,393	$ 80,159	$ 250,826
Distribution	-	-	-	-	(97,300)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	278	237	466	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(298)	(251)	(246)	(311)	16,675	(565)
Balance June 30, 2024	$ 40,404	$ 17,399	$ 70,593	$ 50,319	$ (0)	$ 250,499

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Balance January 1, 2025	$ 175,537	$ 15,474	$ -	$ 204,973	$ 50,474	$ 50,473
Distribution	(175,537)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	1,964	-	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,217)	-	(221)	(221)	(221)
Balance June 30, 2025	$ -	$ 16,220	$ -	$ 204,972	$ 50,474	$ 50,472

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Balance January 1, 2024	$ 16,572	$ 50,200	$ 16,077	$ 70,498	$ 28,092	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	303	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(268)	(20,790)	(267)	(336)	(348)	-
Balance June 30, 2024	$ 16,541	$ 29,647	$ 16,047	$ 70,399	$ 28,047	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Balance January 1, 2025	$ 68,638	$ 210,656	$ 25,506	$ 73,319	$ 22,712	$ 72,584
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(60,730)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 68,637	$ 150,146	$ 25,505	$ 73,318	$ 22,711	$ 72,583

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #POKEBLUE
Balance January 1, 2024	$ 48,434	$ 30,595	$ 58,420	$ 18,432	$ 20,482
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	452	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(523)	(286)	(258)	(270)	(273)
Balance June 30, 2024	$ 48,363	$ 30,547	$ 58,399	$ 18,399	$ 20,447

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #16KOBE	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Balance January 1, 2025	$ -	$ 19,392	$ 53,974	$ 22,390	$ 22,000	$ 299,788
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	238	220	220	221	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(215)	(221)	(221)	(4,421)	(221)
Balance June 30, 2025	$ -	$ 19,415	$ 53,973	$ 22,389	$ 17,799	$ 299,788

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Balance January 1, 2024	$ 13,226	$ 47,970	$ 8,362	$ -	$ 23,360	$ 318,275
Distribution	-	-	-	-	-	(475,350)
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	185	-	237	315
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(264)	(9,786)	(207)	-	(2,382)	156,761
Balance June 30, 2024	$ 13,199	$ 38,422	$ 8,340	$ -	$ 21,215	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #68RYAN	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE
Balance January 1, 2025	$ 2	$ 11,283	$ 25,673	$ 76,173	$ 54,111	$ 4
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	(2)	220	220	220	220	(4)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(3,971)	(221)	(221)	-
Balance June 30, 2025	$ -	$ 11,282	$ 21,922	$ 76,172	$ 54,110	$ -

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Balance January 1, 2024	$ 29,844	$ 85,525	$ -	$ 120,552	$ 77,251	$ 51,536
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	278	237	-	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(220)	(263)	-	(270)	(262)	(324)
Balance June 30, 2024	$ 29,901	$ 85,499	$ -	$ 120,519	$ 77,227	$ 51,450

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Balance January 1, 2025	$ 57,006	$ 63,485	$ 23,872	$ 29,108	$ 41,483	$ 47,124
Distribution	(57,006)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	220	238	221	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(215)	(221)	(221)	(221)
Balance June 30, 2025	$ -	$ 63,485	$ 23,895	$ 29,108	$ 41,482	$ 47,123

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY
Balance January 1, 2024	$ 249,789	$ 19,968	$ 36,660	$ 67,875	$ 722,308
Distribution	-	-	-	-	(884,400)
Membership Contributions	-	-	-	-	-
Capital Contribution	231	237	237	237	240
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(368)	(9,128)	(293)	(333)	161,852
Balance June 30, 2024	$ 249,652	$ 11,077	$ 36,605	$ 67,779	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Balance January 1, 2025	$ 26,305	$ 23,825	$ 743,213	$ 26,591	$ 15,549	$ 11,485
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	221	221	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 26,304	$ 23,824	$ 743,212	$ 26,591	$ 15,548	$ 11,484

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Balance January 1, 2024	$ 23,597	$ 150,599	$ 17,484	$ (500)	$ -	$ 205,235
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	278	237	231	500	-	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(216)	(438)	(1,250)	-	-	(507)
Balance June 30, 2024	$ 23,658	$ 150,399	$ 16,465	$ -	$ -	$ 204,966

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Balance January 1, 2025	$ 34,384	$ 255,007	$ 34,983	$ 237,993	$ 34,984	$ 23,191
Distribution	(33,300)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	175	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,227)	(221)	(221)	(221)	(221)	(207)
Balance June 30, 2025	$ 30	$ 255,006	$ 34,983	$ 237,992	$ 34,983	$ 23,204

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Balance January 1, 2024	$ 50,540	$ 50,540	$ 68,654	$ 210,980	$ 25,541	$ 73,415
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(311)	(311)	(260)	(568)	(279)	(340)
Balance June 30, 2024	$ 50,467	$ 50,467	$ 68,631	$ 210,650	$ 25,499	$ 73,312

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Balance January 1, 2025	$ 21,983	$ 17,592	$ 80,573	$ 210,757	$ 153,592	$ 414,947
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	221	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(3,721)	(221)	(221)	(140,020)	(207)	(221)
Balance June 30, 2025	$ 18,482	$ 17,591	$ 80,572	$ 70,957	$ 153,604	$ 414,947

	Series #18LUKA	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Balance January 1, 2024	$ 22,743	$ 72,601	$ -	$ 19,331	$ 54,045
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	237	237	-	278	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(276)	(261)	-	(213)	(315)
Balance June 30, 2024	$ 22,705	$ 72,578	$ -	$ 19,396	$ 53,967

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Balance January 1, 2025	$ 551,826	$ 180,495	$ 293,972	$ 37,804	$ 60,683	$ 75,927
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 551,825	$ 180,494	$ 293,971	$ 37,804	$ 60,683	$ 75,925

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Balance January 1, 2024	$ -	$ 22,422	$ 43,879	$ 300,173	$ 60,637	$ 11,301
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	-	(276)	(22,123)	(629)	(4,543)	(262)
Balance June 30, 2024	$ -	$ 22,383	$ 21,994	$ 299,782	$ 56,331	$ 11,277

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Balance January 1, 2025	$ 20,225	$ -	$ 11,317	$ -	$ 40,592	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	-	221	-	220	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	-	(1,995)	-	(221)	-
Balance June 30, 2025	$ 20,224	$ -	$ 9,542	$ -	$ 40,591	$ -

	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Balance January 1, 2024	$ 25,736	$ 76,297	$ 54,125	$ 340,441	$ 72,500
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	237	237	237	265	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(306)	(368)	(258)	(707)	(339)
Balance June 30, 2024	$ 25,667	$ 76,167	$ 54,105	$ 339,999	$ 72,399

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Balance January 1, 2025	$ 42,767	$ 98,706	$ 10,624	$ 7,169	$ 99,760	$ 70,426
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	221	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 42,766	$ 98,705	$ 10,623	$ 7,168	$ 99,759	$ 70,424

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Balance January 1, 2024	$ 63,567	$ 23,814	$ 101,467	$ 41,537	$ 78,644	$ 45,612
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	278	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(327)	(216)	(72,603)	(299)	(31,764)	(19,551)
Balance June 30, 2024	$ 63,477	$ 23,875	$ 29,101	$ 41,476	$ 47,117	$ 26,299

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Balance January 1, 2025	$ 57,452	$ 7,107	$ 60,555	$ 26,116	$ 29,821	$ 58,472
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 57,452	$ 7,107	$ 60,554	$ 26,115	$ 29,821	$ 58,471

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Balance January 1, 2024	$ 23,834	$ 744,153	$ 26,600	$ 15,571	$ 18,591	$ 34,438
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(252)	(1,184)	(252)	(266)	(251)	(298)
Balance June 30, 2024	$ 23,819	$ 743,206	$ 26,585	$ 15,542	$ 18,577	$ 34,377

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Balance January 1, 2025	$ 57,150	$ 96,681	$ 27,906	$ 5,410	$ 33,819	$ 33,633
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	239	220	220	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(215)	(221)	(221)	(221)	(9,371)
Balance June 30, 2025	$ 57,149	$ 96,705	$ 27,905	$ 5,409	$ 33,818	$ 24,482

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Balance January 1, 2024	$ 255,057	$ 35,030	$ 288,972	$ 35,030	$ 23,224	$ 22,014
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	185	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(296)	(291)	(724)	(291)	(225)	(275)
Balance June 30, 2024	$ 254,999	$ 34,976	$ 288,485	$ 34,976	$ 23,184	$ 21,976

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Balance January 1, 2025	$ 270,161	$ 50,611	$ 114,016	$ 5,811	$ 15,405	$ 62,699
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,964	214	220	220	221	134
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,217)	(217)	(16,471)	(1,121)	(221)	(134)
Balance June 30, 2025	$ 270,908	$ 50,607	$ 97,765	$ 4,910	$ 15,405	$ 62,699

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Balance January 1, 2024	$ 17,598	$ 80,592	$ 211,027	$ 153,791	$ 415,477	$ 552,530
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	185	484	335
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(251)	(263)	(514)	(391)	(1,022)	(1,046)
Balance June 30, 2024	$ 17,585	$ 80,567	$ 210,750	$ 153,586	$ 414,940	$ 551,819

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Balance January 1, 2025	$ 32,558	$ 14,739	$ 4	$ 90,671	$ 800,492	$ 174,601
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	221	(4)	135	220	135
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(7,148)	-	(342)	(221)	(134)
Balance June 30, 2025	$ 32,557	$ 7,811	$ -	$ 90,463	$ 800,491	$ 174,600

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Balance January 1, 2024	$ 180,727	$ 453,698	$ 37,855	$ 60,762	$ 75,943
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	276	237	280	430	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(515)	(821)	(337)	(516)	(262)
Balance June 30, 2024	$ 180,488	$ 453,115	$ 37,798	$ 60,676	$ 75,919

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #03RONALDO	Series #HONUS2
Balance January 1, 2025	$ 12,042	$ 112,339	$ -	$ 50,405	$ 87,058	$ 3
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	-	220	220	(3)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	-	(221)	(221)	-
Balance June 30, 2025	$ 12,042	$ 112,338	$ -	$ 50,404	$ 87,058	$ -

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Balance January 1, 2024	$ 20,234	$ 38,410	$ 11,343	$ -	$ 40,603	$ 230,817
Distribution	-	(38,200)	-	-	-	(396,153)
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	73	237	-	237	109
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(252)	(283)	(270)	-	(255)	165,234
Balance June 30, 2024	$ 20,219	$ -	$ 11,311	$ -	$ 40,585	$ 7

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Balance January 1, 2025	$ 105,592	$ 6,359	$ 9,135	$ 12,879	$ 12,386	$ 11,178
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	134	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(51,255)	(3,221)	(134)	(221)	(1,975)	(221)
Balance June 30, 2025	$ 54,558	$ 3,359	$ 9,134	$ 12,878	$ 10,631	$ 11,177

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Balance January 1, 2024	$ 42,879	$ 98,727	$ 15,411	$ 14,254	$ 99,889	$ 70,442
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(356)	(266)	(5,031)	(4,078)	(374)	(261)
Balance June 30, 2024	$ 42,761	$ 98,699	$ 10,617	$ 10,413	$ 99,752	$ 70,419

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Balance January 1, 2025	$ 31,562	$ 100,405	$ 85,522	$ 11,610	$ 10,805	$ 1,451,405
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	134	134	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(41,701)	(134)	(221)	(221)
Balance June 30, 2025	$ 31,561	$ 100,404	$ 43,955	$ 11,610	$ 10,804	$ 1,451,404

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Balance January 1, 2024	$ 57,466	$ 15,728	$ 74,306	$ 31,204	$ 29,875	$ 58,548
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(258)	(3,648)	(13,996)	(5,332)	(298)	(320)
Balance June 30, 2024	$ 57,445	$ 12,317	$ 60,548	$ 26,110	$ 29,815	$ 58,465

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4	Series #OHTANI1
Balance January 1, 2025	$ 289,690	$ 11,971	$ 92,033	$ 15,190	$ 51,906	$ 6
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	239	134	221	221	(6)
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(215)	(207)	(221)	(221)	-
Balance June 30, 2025	$ 289,688	$ 11,994	$ 91,960	$ 15,190	$ 51,906	$ -

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Balance January 1, 2024	$ 57,165	$ 96,670	$ 27,966	$ 5,437	$ 56,427	$ 74,197
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	278	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(258)	(263)	(304)	(270)	(22,852)	(40,808)
Balance June 30, 2024	$ 57,144	$ 96,686	$ 27,899	$ 5,404	$ 33,812	$ 33,626

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Balance January 1, 2025	$ 91,591	$ 100,406	$ 51,996	$ 52,059	$ 24,906	$ 96,356
Distribution	(91,591)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	221	220	238	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(221)	(221)	(215)	(221)	(221)
Balance June 30, 2025	$ -	$ 100,406	$ 51,995	$ 52,081	$ 24,906	$ 96,356

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Balance January 1, 2024	$ 272,301	$ 50,621	$ 192,665	$ 13,839	$ 15,428	$ 64,705
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	231	231	237	237	237	155
Distribution to RSE Collection or its affiliates	-	-	-	-	-	(2,017)
Distribution to Series	-	-	-	-	-	-
Net loss	(1,379)	(250)	(46,394)	(273)	(266)	(161)
Balance June 30, 2024	$ 271,152	$ 50,602	$ 146,509	$ 13,804	$ 15,399	$ 62,683

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Balance January 1, 2025	$ 19,406	$ 38,070	$ 20,665	$ 38,215	$ 6,705	$ 67,525
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	134	221	306
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(4,221)	(221)	(221)	(134)	(2,321)	(307)
Balance June 30, 2025	$ 15,405	$ 38,068	$ 20,664	$ 38,214	$ 4,605	$ 67,524

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Balance January 1, 2024	$ 32,603	$ 14,761	$ 20,434	$ 93,088	$ 801,512	$ 177,962
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	2,025	491	155
Distribution to RSE Collection or its affiliates	-	-	-	(3,366)	-	(3,373)
Distribution to Series	-	-	-	-	-	-
Net loss	(289)	(266)	(273)	(828)	(1,518)	(161)
Balance June 30, 2024	$ 32,552	$ 14,732	$ 20,399	$ 90,920	$ 800,485	$ 174,583

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Balance January 1, 2025	$ 40,906	$ 5	$ 90,405	$ 91,244	$ 25,006	$ 6,929
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	(5)	220	134	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	-	(221)	(134)	(221)	(221)
Balance June 30, 2025	$ 40,905	$ -	$ 90,404	$ 91,243	$ 25,005	$ 6,928

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Balance January 1, 2024	$ 12,048	$ 112,363	$ 121,616	$ 50,472	$ -	$ 157,465
Distribution	-	-	(121,230)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	55	237	-	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(249)	(269)	(440)	(311)	-	(31,051)
Balance June 30, 2024	$ 12,036	$ 112,332	$ -	$ 50,399	$ -	$ 126,651

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK	Series #03SERENA
Balance January 1, 2025	$ 280,405	$ 362,805	$ 6,506	$ 3	$ 60,506	$ 51,406
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	221	221	220	(3)	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	-	(221)	(10,846)
Balance June 30, 2025	$ 280,405	$ 362,804	$ 6,506	$ -	$ 60,506	$ 40,780

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Balance January 1, 2024	$ 86,299	$ 105,615	$ 14,077	$ 12,393	$ 26,872	$ 15,641
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	155	237	237
Distribution to RSE Collection or its affiliates	-	-	-	(3,269)	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(356)	(267)	(7,962)	(161)	(14,238)	(287)
Balance June 30, 2024	$ 86,181	$ 105,585	$ 6,352	$ 9,118	$ 12,872	$ 15,592

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Balance January 1, 2025	$ 95,375	$ 10,405	$ 50,481	$ 4,505	$ 27,728	$ 13,649
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	135	220	221	220	221	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(207)	(221)	(221)	(221)	(221)	(2,764)
Balance June 30, 2025	$ 95,302	$ 10,404	$ 50,480	$ 4,504	$ 27,727	$ 11,105

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Balance January 1, 2024	$ 15,428	$ 36,518	$ 100,536	$ 87,229	$ 34,868	$ 15,512
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	755	155	237
Distribution to RSE Collection or its affiliates	-	-	-	(1,387)	(2,882)	-
Distribution to Series	-	-	-	-	-	-
Net loss	(266)	(254)	(374)	(862)	(20,549)	(250)
Balance June 30, 2024	$ 15,399	$ 36,501	$ 100,399	$ 85,735	$ 11,593	$ 15,499

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Balance January 1, 2025	$ 50,611	$ 102,494	$ 21,209	$ 9,595	$ 18,343	$ 135,406
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	214	220	220	220	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(217)	(221)	(221)	(221)	(221)	(221)
Balance June 30, 2025	$ 50,607	$ 102,494	$ 21,208	$ 9,594	$ 18,342	$ 135,405

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Balance January 1, 2024	$ 1,451,685	$ 290,059	$ 11,906	$ 98,613	$ 34,837	$ 67,530
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	278	2,008	237	237
Distribution to RSE Collection or its affiliates	-	-	-	(2,722)	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(524)	(613)	(209)	(1,537)	(19,891)	(260)
Balance June 30, 2024	$ 1,451,399	$ 289,683	$ 11,975	$ 96,361	$ 15,184	$ 67,507

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB	Series #BRADBURY
Balance January 1, 2025	$ 34,056	$ 168,352	$ 67,744	$ 139,824	$ 3	$ 14,255
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	135	(3)	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(235)	-	(221)
Balance June 30, 2025	$ 34,055	$ 168,352	$ 67,743	$ 139,724	$ -	$ 14,254

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Balance January 1, 2024	$ 81,493	$ 65,568	$ 100,536	$ 52,008	$ 52,021	$ 79,575
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	278	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(349)	(330)	(374)	(257)	(238)	(348)
Balance June 30, 2024	$ 81,381	$ 65,475	$ 100,399	$ 51,988	$ 52,061	$ 79,465

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Balance January 1, 2025	$ 28,996	$ 22,416	$ 64,405	$ 10,759	$ 14,812	$ 9,928
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	239	220	220	134	220	220
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(215)	(221)	(221)	(134)	(207)	(221)
Balance June 30, 2025	$ 29,019	$ 22,415	$ 64,404	$ 10,759	$ 14,825	$ 9,927

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Balance January 1, 2024	$ 96,442	$ 19,433	$ 38,120	$ 20,693	$ 57,926	$ 6,727
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	155	237
Distribution to RSE Collection or its affiliates	-	-	-	-	(1,198)	-
Distribution to Series	-	-	-	-	-	-
Net loss	(332)	(271)	(295)	(273)	(161)	(265)
Balance June 30, 2024	$ 96,348	$ 19,399	$ 38,062	$ 20,657	$ 56,723	$ 6,699

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Balance January 1, 2025	$ 14,295	$ 23,144	$ 29,186	$ 447,661	$ 11,365	$ 10,672
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	220	220	220	1,964	220	221
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(221)	(221)	(4,021)	(1,217)	(221)	(221)
Balance June 30, 2025	$ 14,294	$ 23,144	$ 25,385	$ 448,408	$ 11,364	$ 10,672

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Balance January 1, 2024	$ 67,650	$ 40,862	$ 69,180	$ 90,523	$ 94,518	$ 28,845
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	285	237	237	155	237
Distribution to RSE Collection or its affiliates	-	-	-	-	(3,286)	-
Distribution to Series	-	-	-	-	-	-
Net loss	(368)	(247)	(260)	(362)	(161)	(4,084)
Balance June 30, 2024	$ 67,520	$ 40,900	$ 69,157	$ 90,399	$ 91,227	$ 24,999

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Balance January 1, 2025	$ 19,280	$ 54,755	$ 29,369	$ 18,605	$ 216,793	$ 19,192
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	134	220	220	220	220	360
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(187)	(221)	(221)	(221)	(221)	(276)
Balance June 30, 2025	$ 19,227	$ 54,754	$ 29,368	$ 18,604	$ 216,792	$ 19,275

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Balance January 1, 2024	$ 6,945	$ 280,765	$ 363,266	$ 6,517	$ 10,622	$ 60,520
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(260)	(603)	(705)	(256)	(260)	(259)
Balance June 30, 2024	$ 6,923	$ 280,399	$ 362,798	$ 6,499	$ 10,599	$ 60,499

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Balance January 1, 2025	$ 20,156	$ 4,529	$ 5,040	$ 27,295,451
Distribution	-	-	-	(502,311)
Membership Contributions	-	-	-	-
Capital Contribution	220	220	220	153,370
Distribution to RSE Collection	-	-	-	-
Distribution to Series	-	-	-	-
Net Income/(Loss)	(221)	(221)	(221)	(569,737)
Balance June 30, 2025	$ 20,155	$ 4,528	$ 5,039	$ 26,376,775

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Balance January 1, 2024	$ 75,504	$ 98,249	$ 10,421	$ 50,549	$ 4,510	$ 27,766
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	276	2,030	237	237	237	237
Distribution to RSE Collection or its affiliates	-	(3,806)	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(9,381)	(816)	(260)	(311)	(248)	(282)
Balance June 30, 2024	$ 66,399	$ 95,658	$ 10,399	$ 50,475	$ 4,499	$ 27,721

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Balance January 1, 2024	$ 13,669	$ 50,621	$ 102,628	$ 21,216	$ 9,600	$ 25,504
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	231	237	237	237	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(264)	(250)	(377)	(251)	(249)	(279)
Balance June 30, 2024	$ 13,642	$ 50,602	$ 102,488	$ 21,202	$ 9,588	$ 25,462

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Balance January 1, 2024	$ 135,435	$ 66,536	$ 168,660	$ 67,760	$ 141,601	$ 70,498
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	(626)	237
Distribution to RSE Collection or its affiliates	-	-	-	-	(87)	-
Distribution to Series	-	-	-	-	-	-
Net loss	(273)	(331)	(552)	(260)	(867)	(336)
Balance June 30, 2024	$ 135,399	$ 66,442	$ 168,345	$ 67,737	$ 140,021	$ 70,399

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Balance January 1, 2024	$ 14,261	$ 28,946	$ 22,446	$ 64,490	$ 10,758	$ 16,253
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	278	237	237	155	233
Distribution to RSE Collection or its affiliates	-	-	-	-	(10)	(1,467)
Distribution to Series	-	-	-	-	-	-
Net loss	(250)	(224)	(275)	(329)	(161)	(230)
Balance June 30, 2024	$ 14,249	$ 29,001	$ 22,409	$ 64,399	$ 10,743	$ 14,790

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Balance January 1, 2024	$ 14,127	$ 14,315	$ 23,176	$ 29,236	$ 449,891	$ 11,371
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	237	237	237	231	237
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(4,443)	(265)	(276)	(294)	(1,470)	(249)
Balance June 30, 2024	$ 9,921	$ 14,287	$ 23,137	$ 29,180	$ 448,652	$ 11,359

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity / (Deficit)

Six-Months Ended June 30, 2025 and 2024 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE
Balance January 1, 2024	$ 10,677	$ 22,657	$ 54,825	$ 140,587	$ 18,612	$ 217,071
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	237	1,226	237	237	237	237
Distribution to RSE Collection or its affiliates	-	(3,497)	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net loss	(249)	(883)	(314)	(111,462)	(251)	(522)
Balance June 30, 2024	$ 10,666	$ 19,502	$ 54,748	$ 29,362	$ 18,599	$ 216,787

	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Balance January 1, 2024	$ 19,061	$ 20,186	$ 4,533	$ 11,759	$ 32,494,384
Distribution	-	-	-	-	(4,273,143)
Membership Contributions	-	-	-	-	322,083
Capital Contribution	427	214	237	237	665,093
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net loss	(253)	(251)	(248)	(3,263)	(303,965)
Balance June 30, 2024	$ 19,234	$ 20,149	$ 4,522	$ 8,734	$ 28,904,453

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ -	$ -	$ (1,103)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	-	-	1,831	-	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	-	-	(8)	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	-	-	(717)	-	-
Insurance Payable	(3)	-	-	(3)	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	3,718	-	-	2,214	-	-
Cash end of period	$ 3,718	$ -	$ -	$ 2,214	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1	Series #99LE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	964	964	964	-	301
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	(8)	(8)	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	150	150	150	-	(300)
Insurance Payable	(3)	(3)	(3)	(3)	-	(1)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	485	2,485	2,500	1,200	-	-
Cash end of period	$ 485	$ 2,485	$ 2,500	$ 1,200	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1	Series #11BM1	Series #80LC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ (1,103)	$ (1,103)	$ (26,103)	$ (1,103)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	664	964	2,131	964	150
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	25,000	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	(8)	(8)	(8)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	450	150	(1,017)	150	(150)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	984	173	1,984	4,989	2,000	-
Cash end of period	$ 984	$ 173	$ 1,984	$ 4,989	$ 2,000	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #02BZ1	Series #88BM1	Series #63CC1	Series #76PT1	Series #75RA1	Series #65AG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ -	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	-	964	964	964	2,131
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	(8)	(8)	(8)	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	150	150	150	(1,017)
Insurance Payable	-	-	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	-	1,999	1,999	2,649	3,700
Cash end of period	$ -	$ -	$ 1,999	$ 1,999	$ 2,649	$ 3,700

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #93FS1	Series #90MM1	Series #61JE1	Series #65FM1	Series #88PT1	Series #94LD1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	964	964	964	-	301
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(8)	(8)	(8)	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	150	150	150	-	(300)
Insurance Payable	-	(3)	(3)	(3)	-	(1)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	1,799	2,898	2,300	-	-
Cash end of period	$ -	$ 1,799	$ 2,898	$ 2,300	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #99SS1	Series #94FS1	Series #61MG1	Series #92CC1	Series #89FT1	Series #80PN1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ (1,103)	$ (1,103)	$ (1,103)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	964	964	964	-	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	(8)	(8)	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	150	150	150	-	-
Insurance Payable	(3)	(3)	(3)	(3)	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	3,064	2,962	4,197	2,412	-	-
Cash end of period	$ 3,064	$ 2,962	$ 4,197	$ 2,412	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #89FG2	Series #88LL1	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,103)	$ (134)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	964	134	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(8)	-	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	150	-	(2)	(2)	(2)
Insurance Payable	-	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	5,204	500	400	400	300
Cash end of period	$ -	$ 5,204	$ 500	$ 400	$ 400	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #05JAYZ	Series #JUSTINIAN	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	243	354	300	308	377
Cash end of period	$ 300	$ 243	$ 354	$ 300	$ 308	$ 377

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #82AV1	Series #SUPERBWL1	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ (221)	$ (134)	$ (207)	$ (1,103)	$ (169)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	220	134	220	964	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	35
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	6	-	(8)	(8)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	150	(2)	-	(2)	150	-
Insurance Payable	(3)	(3)	-	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	3,400	365	500	300	4,532	-
Cash end of period	$ 3,400	$ 365	$ 500	$ 300	$ 4,532	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #PUNK2981	Series #WOW2221	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (134)	$ (135)	$ (221)	$ (221)	$ (134)	$ (134)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	134	220	220	134	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	1	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	6	6	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	(2)	(2)	-	-
Insurance Payable	-	-	(3)	(3)	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	600	-	300	400	501	557
Cash end of period	$ 600	$ -	$ 300	$ 400	$ 501	$ 557

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #NBAJAM	Series #SANDBOX1	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (5,384)	$ (134)	$ (134)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	134	134	134	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	5,250	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	-	-	-	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	-	-	-	(2)	(2)
Insurance Payable	(3)	-	-	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	500	-	500	320	320
Cash end of period	$ 400	$ 500	$ -	$ 500	$ 320	$ 320

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BART	Series #HOMER	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	320	320	402	381	402	326
Cash end of period	$ 320	$ 320	$ 402	$ 381	$ 402	$ 326

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #88ZELDA	Series #STARWARS3	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (22,731)	$ (221)	$ (1,672)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	134	220	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	22,597	-	1,537
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	-	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	-	(2)	-
Insurance Payable	(3)	(3)	(3)	-	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	402	402	-	-	66	500
Cash end of period	$ 402	$ 402	$ -	$ -	$ 66	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #VEEFRND1	Series #TREASURE	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (918)	$ (221)	$ -	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	220	(3)	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	784	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	7	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	(2)	(2)
Insurance Payable	-	(3)	(1)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	300	-	323	402	400
Cash end of period	$ 500	$ 300	$ 0	$ 323	$ 402	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BEEPLE1	Series #WARHOL1	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (134)	$ (221)	$ (1,472)	$ (207)	$ (203)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	220	220	220	214	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	1,251	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	6	(8)	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	-	(2)
Insurance Payable	-	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	2,800	400	429	500	327
Cash end of period	$ 500	$ 2,800	$ 400	$ 429	$ 500	$ 327

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #ELON1	Series #105.ETH	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (134)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	134	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	-	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	-	(2)	(2)	(2)	(2)
Insurance Payable	(3)	-	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	500	300	334	2,178	400
Cash end of period	$ 400	$ 500	$ 300	$ 334	$ 2,178	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BUFFETT1	Series #DRACULA10	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (5,021)	$ (276)	$ (207)	$ -	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	360	220	-	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	4,800	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	(8)	(8)	-	(8)
Prepaid Storage	-	-	(73)	-	-	-
Accounts Payable	(2)	(2)	-	(2)	-	(2)
Insurance Payable	(3)	(3)	(3)	(3)	-	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	367	308	771	400	50	235
Cash end of period	$ 367	$ 308	$ 771	$ 400	$ 50	$ 235

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BOBAFETT	Series #ELVIS	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	355	320	331	300	300	300
Cash end of period	$ 355	$ 320	$ 331	$ 300	$ 300	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #54AARON	Series #GRATEFUL1	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (221)	$ -	$ (1,103)	$ (220)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	(4)	220	220	-	964	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	7	6	6	-	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	-	150	(2)
Insurance Payable	(1)	(3)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	362	332	-	-	330
Cash end of period	$ -	$ 362	$ 332	$ -	$ -	$ 330

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #ARSHAM2	Series #LEBRON	Series #94VTTT	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (953)	$ (178)	$ (353)	$ (221)	$ (221)	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	244	212	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	(8)	6	6	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	2	150	(2)	(2)	(2)
Insurance Payable	(3)	-	(1)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	60	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	(460)	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	(460)	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(400)	-	-	-	-
Cash beginning of period	2,850	400	14,850	1,450	1,600	300
Cash end of period	$ 2,850	$ -	$ 14,850	$ 1,450	$ 1,600	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #10COBB	Series #POTTER	Series #TWOCITIES	Series #FROST	Series #BIRKINBLU	Series #SMURF
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ -	$ (221)	$ (221)	$ 10,436	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	(3)	-	220	220	119	220
(Gain) / Loss on sale of Asset	-	-	-	-	(12,500)	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	0	-
Prepaid Insurance	5	-	6	6	11	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(1)	-	(2)	(2)	(4)	(2)
Insurance Payable	(1)	-	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(1,940)	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	68,000	-
Cash provided by / (used in) investing activities	-	-	-	-	68,000	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	(67,310)	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(67,310)	-

Net change in cash	-	-	-	-	(1,250)	-
Cash beginning of period	(0)	-	1,495	1,695	1,250	1,250
Cash end of period	$ -	$ -	$ 1,495	$ 1,695	$ -	$ 1,250

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #70RLEX	Series #EINSTEIN	Series #HONUS	Series #75ALI	Series #BIRKINBOR	Series #33RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (221)	$ (221)	$ (8,941)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	220	220	220	220	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	8,720	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	6	6	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	(2)	-
Insurance Payable	-	(3)	(3)	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	1,750	5,300	938	1,203	-
Cash end of period	$ -	$ 1,750	$ 5,300	$ 938	$ 1,203	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,003	1,003	1,950	400	1,050	1,703
Cash end of period	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #YOKO	Series #HIMALAYA	Series #38DIMAGGIO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (207)	$ (221)	$ (221)	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	(2)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	(8)	6	6	6	5
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(1)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(1)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	605	800	1,050	1,750	1,203	-
Cash end of period	$ 605	$ 800	$ 1,050	$ 1,750	$ 1,203	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #55CLEMENTE	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	594	563	213	463	277	456
Cash end of period	$ 594	$ 563	$ 213	$ 463	$ 277	$ 456

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1	Series #68MAYS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (207)	$ (221)	$ -	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	-	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	6	-	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	604	334	-	209	269	437
Cash end of period	$ 604	$ 334	$ -	$ 209	$ 269	$ 437

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #56TEDWILL	Series #CAPTAIN3	Series #CHURCHILL	Series #SHKSPR4	Series #03KOBE	Series #03JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ -	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	-	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	43,500	-
Prepaid Insurance	6	6	6	6	14	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(5)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	(50)	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	43,456	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	(43,832)	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(43,832)	-

Net change in cash	-	-	-	-	(377)	-
Cash beginning of period	520	77	220	400	377	436
Cash end of period	$ 520	$ 77	$ 220	$ 400	$ -	$ 436

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #39TEDWILL	Series #94JETER	Series #2020TOPPS	Series #05LATOUR	Series #16SCREAG	Series #14DRC
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (215)	$ (215)	$ (215)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	239	239	239
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	(8)	(8)	(8)
Prepaid Storage	-	-	-	(12)	(12)	(12)
Accounts Payable	(2)	(2)	(2)	-	-	-
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	600	460	150	430	430	430
Cash end of period	$ 600	$ 460	$ 150	$ 430	$ 430	$ 430

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK	Series #GATSBY	Series #93DAYTONA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ -	$ (221)	$ (221)	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	-	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	-	6	6	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	460	400	-	520	520	600
Cash end of period	$ 460	$ 400	$ -	$ 520	$ 520	$ 600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #09TROUT	Series #57STARR	Series #03KOBE2	Series #JOBSMAC	Series #16PETRUS	Series #ALICE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ -	$ (215)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	(2)	239	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	5	(8)	6
Prepaid Storage	-	-	-	-	(12)	-
Accounts Payable	(2)	(2)	(2)	(1)	-	(2)
Insurance Payable	(3)	(3)	(3)	(1)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:		-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	400	316	-	430	520
Cash end of period	$ 400	$ 400	$ 316	$ -	$ 430	$ 520

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6	Series #CLEMENTE2	Series #79STELLA	Series #TKAM
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ -	$ (207)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	(4)	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	7	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(1)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	460	320	-	572	534
Cash end of period	$ 400	$ 460	$ 320	$ -	$ 572	$ 534

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #DIMAGGIO2	Series #13BEAUX	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (2,811)	$ (215)	$ -	$ (221)	$ -	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	239	-	220	(4)	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	2,604	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	(8)	-	6	-	6
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	(2)	-	-	(2)	-	(2)
Insurance Payable	(3)	(3)	-	(3)	4	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	321	400	7,364	100	-	339
Cash end of period	$ 321	$ 400	$ 7,364	$ 100	$ -	$ 339

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #85NES	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ -	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	-	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	-	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	-	(2)
Insurance Payable	(3)	(3)	(3)	(3)	-	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	256	400	316	-	326
Cash end of period	$ 400	$ 256	$ 400	$ 316	$ -	$ 326

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MOONSHOE	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ -	$ (221)	$ (215)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	-	220	239
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	-	6	(8)
Prepaid Storage	-	-	-	-	-	(12)
Accounts Payable	(2)	(2)	(2)	-	(2)	-
Insurance Payable	(3)	(3)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	420	236	400	-	420	400
Cash end of period	$ 420	$ 236	$ 400	$ -	$ 420	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #DUNE	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS	Series #04MESSI	Series #AVENGE57
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	460	721	400	236	805	400
Cash end of period	$ 460	$ 721	$ 400	$ 236	$ 805	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING	Series #70AARON	Series #96CHARZRD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (215)	$ (221)	$ -	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	239	220	-	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	6	-	6	6	6
Prepaid Storage	(12)	-	-	-	-	-
Accounts Payable	-	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	340	-	900	340	348
Cash end of period	$ 400	$ 340	$ -	$ 900	$ 340	$ 348

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	366	400	367	216	418	367
Cash end of period	$ 366	$ 400	$ 367	$ 216	$ 418	$ 367

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #FOSSILBOX	Series #POKEBLUE	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #09CURRY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (4,641)	$ (207)	$ (3,721)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	4,420	-	3,500
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	355	422	355	400	300	216
Cash end of period	$ 355	$ 422	$ 355	$ 400	$ 300	$ 216

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #84JORDAN	Series #09BEAUX	Series #KEROUAC	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (215)	$ (221)	$ -	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	239	220	(3)	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(8)	6	7	6	6
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	-	-	(2)	(2)	(2)	(2)
Insurance Payable	-	(3)	(3)	(1)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	426	400	-	711	500
Cash end of period	$ -	$ 426	$ 400	$ -	$ 711	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY	Series #17DUJAC
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (217)	$ (221)	$ (221)	$ (221)	$ -	$ 9,936
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	964	220	220	220	-	149
(Gain) / Loss on sale of Asset	-	-	-	-	-	(12,268)
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	-	(5)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(750)	(2)	(2)	(2)	-	-
Insurance Payable	(3)	(3)	(3)	(3)	-	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	(2,191)
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	35,500
Cash provided by / (used in) investing activities	-	-	-	-	-	35,500
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	(33,735)
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	(33,735)

Net change in cash	-	-	-	-	-	(426)
Cash beginning of period	400	494	300	275	-	426
Cash end of period	$ 400	$ 494	$ 300	$ 275	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #03LEBRON3	Series #95TOPSUN	Series #09TROUT2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,217)	$ -	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	1,964	-	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	180,000	-	-	-	-	-
Prepaid Insurance	14	6	-	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(5)	(750)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	(4,868)	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	175,137	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	(175,537)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(175,537)	-	-	-	-	-

Net change in cash	(400)	-	-	-	-	-
Cash beginning of period	400	400	-	416	468	453
Cash end of period	$ -	$ 400	$ -	$ 416	$ 468	$ 453

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN	Series #18LUKA	Series #FANFOUR5
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (60,730)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	60,509	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	348	500	325	307	304	378
Cash end of period	$ 348	$ 500	$ 325	$ 307	$ 304	$ 378

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #16KOBE	Series #11BELAIR	Series #76PAYTON	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (215)	$ (221)	$ (221)	$ (4,421)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	239	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	4,200	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(8)	6	6	6	6
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	-	-	(2)	(2)	(2)	(2)
Insurance Payable	-	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	400	464	284	295	249
Cash end of period	$ -	$ 400	$ 464	$ 284	$ 295	$ 249

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #68RYAN	Series #MARADONA	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (3,971)	$ (221)	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	(2)	220	220	220	220	(5)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	3,750	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	5	6	6	6	6	7
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(1)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(1)	(3)	(3)	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	329	468	468	300	-
Cash end of period	$ -	$ 329	$ 468	$ 468	$ 300	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #05MJLJ	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (215)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	220	239	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	56,650	-	-	-	-	-
Prepaid Insurance	14	6	(8)	6	6	6
Prepaid Storage	-	-	(12)	-	-	-
Accounts Payable	(5)	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	(50)	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	56,606	-	-	-	-	-
Cash flow from investing activities:			-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	(57,006)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(57,006)	-	-	-	-	-

Net change in cash	(400)	-	-	-	-	-
Cash beginning of period	400	378	426	303	377	319
Cash end of period	$ -	$ 378	$ 426	$ 303	$ 377	$ 319

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #87JORDAN	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	420	300	377	386	478
Cash end of period	$ 300	$ 420	$ 300	$ 377	$ 386	$ 478

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #NEOBOX	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,227)	$ (221)	$ (221)	$ (221)	$ (221)	$ (207)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	175	220	220	220	220	220
(Gain) / Loss on sale of Asset	1,000	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	9	6	6	6	6	(8)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(3)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	50	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	33,000	-	-	-	-	-
Cash provided by / (used in) investing activities	33,000	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	(33,300)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(33,300)	-	-	-	-	-

Net change in cash	(300)	-	-	-	-	-
Cash beginning of period	378	400	478	486	477	386
Cash end of period	$ 78	$ 400	$ 478	$ 486	$ 477	$ 386

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SMB3	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (3,721)	$ (221)	$ (221)	$ (140,020)	$ (207)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	3,500	-	-	139,799	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	(8)	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	477	486	468	452	600	486
Cash end of period	$ 477	$ 486	$ 468	$ 452	$ 600	$ 486

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #POKEMON3	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	486	378	300	300	377	420
Cash end of period	$ 486	$ 378	$ 300	$ 300	$ 377	$ 420

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ -	$ (1,995)	$ -	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	-	220	-	220	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	1,774	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	-	6	-	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	-	(2)	-	(2)	-
Insurance Payable	(3)	-	(3)	-	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	420	-	312	-	486	-
Cash end of period	$ 420	$ -	$ 312	$ -	$ 486	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	456	400	419	415	357	420
Cash end of period	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	446	318	549	300	346	410
Cash end of period	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (215)	$ (221)	$ (221)	$ (221)	$ (9,371)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	239	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	9,150
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	(8)	6	6	6	6
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	(2)	-	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	359	400	400	396	359	477
Cash end of period	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,217)	$ (217)	$ (16,471)	$ (1,121)	$ (221)	$ (134)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,964	214	220	220	220	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	16,250	900	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(750)	-	(2)	(2)	(2)	-
Insurance Payable	(3)	(3)	(3)	(3)	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	600	660	305	373	596
Cash end of period	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (7,148)	$ -	$ (342)	$ (221)	$ (134)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	(4)	134	220	134
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	6,927	-	208	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	9	-	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(3)	-	(2)	-
Insurance Payable	(3)	(3)	(2)	-	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	431	373	-	-	486	600
Cash end of period	$ 431	$ 373	$ -	$ -	$ 486	$ 600

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #03RONALDO	Series #HONUS2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ -	$ (221)	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	-	220	220	(2)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	-	6	6	5
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	(2)	(2)	(1)
Insurance Payable	(3)	(3)	-	(3)	(3)	(1)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	380	500	-	373	652	-
Cash end of period	$ 380	$ 500	$ -	$ 373	$ 652	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER	Series #SIMPSONS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (51,255)	$ (3,221)	$ (134)	$ (221)	$ (1,975)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	134	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	51,034	3,000	-	-	1,754	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	-	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	(2)	(2)	(2)
Insurance Payable	(3)	(3)	-	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	486	353	500	373	427	373
Cash end of period	$ 486	$ 353	$ 500	$ 373	$ 427	$ 373

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING	Series #1776
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (41,701)	$ (134)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	134	134	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	41,566	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	-	-	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	-	-	(2)	(2)
Insurance Payable	(3)	(3)	-	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	356	314	-	500	400	400
Cash end of period	$ 356	$ 314	$ -	$ 500	$ 400	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4	Series #OHTANI1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (215)	$ (207)	$ (221)	$ (221)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	239	134	220	220	(7)
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	73	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	(8)	-	6	6	14
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	(2)	-	-	(2)	(2)	(5)
Insurance Payable	(3)	(3)	-	(3)	(3)	(2)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	776	60	-	352	300	-
Cash end of period	$ 776	$ 60	$ -	$ 352	$ 300	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT	Series #APPLELISA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (221)	$ (221)	$ (215)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	220	220	239	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	97,440	-	-	-	-	-
Prepaid Insurance	14	6	6	(8)	6	6
Prepaid Storage	-	-	-	(12)	-	-
Accounts Payable	(5)	(2)	(2)	-	(2)	(2)
Insurance Payable	(2)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	(6,232)	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	91,215	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	(91,591)	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(91,591)	-	-	-	-	-

Net change in cash	(376)	-	-	-	-	-
Cash beginning of period	376	400	300	60	300	300
Cash end of period	$ -	$ 400	$ 300	$ 60	$ 300	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO	Series #83JOBS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (4,221)	$ (221)	$ (221)	$ (134)	$ (2,321)	$ (307)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	134	220	306
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	4,000	-	-	-	2,100	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	-	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	-	(2)	(2)
Insurance Payable	(3)	(3)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	338	253	500	400	500
Cash end of period	$ 400	$ 338	$ 253	$ 500	$ 400	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1	Series #OBIWAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ -	$ (221)	$ (134)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	(5)	220	134	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	12	6	-	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(4)	(2)	-	(2)	(2)
Insurance Payable	(3)	(2)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	350	-	323	600	400	324
Cash end of period	$ 350	$ -	$ 323	$ 600	$ 400	$ 324

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK	Series #03SERENA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ -	$ (221)	$ (10,846)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	(3)	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	10,625
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	5	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(1)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(0)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	266	2,130	365	-	400	400
Cash end of period	$ 266	$ 2,130	$ 365	$ -	$ 400	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD	Series #FORTNITE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (207)	$ (221)	$ (221)	$ (221)	$ (221)	$ (2,764)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	73	-	-	-	-	2,543
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	(2)	(2)
Insurance Payable	-	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	300	476	369	72	300
Cash end of period	$ -	$ 300	$ 476	$ 369	$ 72	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA	Series #GWLETTER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (217)	$ (221)	$ (221)	$ (221)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	214	220	220	220	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(2)	(2)	(2)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	600	346	380	369	338	400
Cash end of period	$ 600	$ 346	$ 380	$ 369	$ 338	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB	Series #BRADBURY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (235)	$ -	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	134	(1)	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	100	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	-	5	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	-	(2)	(2)
Insurance Payable	(3)	(3)	(3)	-	(1)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	346	703	-	-	369
Cash end of period	$ 300	$ 346	$ 703	$ -	$ -	$ 369

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1	Series #GRIFFEY2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (215)	$ (221)	$ (221)	$ (134)	$ (207)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	239	220	220	134	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	(8)	6	6	-	(8)	6
Prepaid Storage	(12)	-	-	-	-	-
Accounts Payable	-	(2)	(2)	-	(2)	(2)
Insurance Payable	(3)	(3)	(3)	-	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	300	374	600	500	322
Cash end of period	$ 400	$ 300	$ 374	$ 600	$ 500	$ 322

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER	Series #GODFATHER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (4,021)	$ (1,217)	$ (221)	$ (221)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	1,964	220	220
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	3,800	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	6	6	6	6	6	6
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	(2)	(2)	(2)	(750)	(2)	(2)
Insurance Payable	(3)	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	300	381	400	300	400
Cash end of period	$ 300	$ 300	$ 381	$ 400	$ 300	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE	Series #MACALLAN3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (187)	$ (221)	$ (221)	$ (221)	$ (221)	$ (276)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	134	220	220	220	220	360
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	52	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	6	6	6	6	(8)
Prepaid Storage	-	-	-	-	-	(73)
Accounts Payable	-	(2)	(2)	(2)	(2)	-
Insurance Payable	-	(3)	(3)	(3)	(3)	(3)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	300	351	515	376	400
Cash end of period	$ -	$ 300	$ 351	$ 515	$ 376	$ 400

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2025 (unaudited)

	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (221)	$ (221)	$ (221)	$ (569,737)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	220	220	220	153,365
(Gain) / Loss on sale of Asset	-	-	-	(23,768)
Impairment loss on Collection Assets	-	-	-	448,187
Other Receivable	-	-	-	377,590
Prepaid Insurance	6	6	6	1,340
Prepaid Storage	-	-	-	(329)
Accounts Payable	(2)	(2)	(2)	(12,138)
Insurance Payable	(3)	(3)	(3)	(1,017)
Income Taxes Payable	-	-	-	(11,150)
Due from the Manager or its Affiliates	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	362,342
Cash flow from investing activities:
Investment in Collection Asset	-	-	-	(459)
Proceeds from Sale of Collection Asset	-	-	-	136,500
Cash provided by / (used in) investing activities	-	-	-	136,041
Cash flow from financing activities:
Distribution of Sale of Assets to Members	-	-	-	(502,311)
Other Distribution to Members	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(502,311)

Net change in cash	-	-	-	(3,929)
Cash beginning of period	308	369	402	251,413
Cash end of period	$ 308	$ 369	$ 402	$ 247,484
Supplemental Cash Flow Information:
Receivable from the Manager from sale of asset				$ 19,000

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,108)	$ -	$ -	$ (263)	$ -	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	240	300	179	240	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	19	-	-	73	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	69	(250)	(250)	-	(250)	-
Insurance Payable	11	-	-	11	-	-
Income Taxes Payable	-	(50)	(50)	-	(50)	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	(431)	(60)	-	-	(60)	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(431)	(60)	-	-	(60)	-
Cash beginning of period	4,149	60	-	2,214	60	-
Cash end of period	$ 3,718	$ -	$ -	$ 2,214	$ -	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,092)	$ (1,149)	$ (1,111)	$ (1,173)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	579	579	579	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	3	60	22	83	-
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	500	500	500	215	(250)
Insurance Payable	11	11	11	11	-
Income Taxes Payable	-	-	-	-	(4,333)
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(285)	(4,345)
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	(285)	(4,345)
Cash beginning of period	485	2,485	2,500	1,485	4,345
Cash end of period	$ 485	$ 2,485	$ 2,500	$ 1,200	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,101)	$ (1,096)	$ (916)	$ (1,099)	$ (17,672)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	579	179	579	579
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	16,562
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	11	6	26	10	21
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	500	500	(841)	500	500
Insurance Payable	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(1,541)	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	(1,541)	-	-
Cash beginning of period	1,985	984	1,714	1,984	4,989
Cash end of period	$ 1,985	$ 984	$ 173	$ 1,984	$ 4,989

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,104)	$ 454,206	$ -	$ -	$ (1,111)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	1,268	245	250	579
(Gain) / Loss on sale of Asset	-	(568,811)	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	14	111	-	-	22
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	500	(1,382)	(250)	(250)	500
Insurance Payable	11	4	-	-	11
Income Taxes Payable	-	-	(665)	(50)	-
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	0	(114,604)	(670)	(50)	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	1,181,250	-	-	-
Cash provided by / (used in) investing activities	-	1,181,250	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	(1,070,150)	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	(1,070,150)	-	-	-

Net change in cash	-	(3,504)	(670)	(50)	-
Cash beginning of period	2,000	3,504	670	50	1,999
Cash end of period	$ 2,000	$ -	$ -	$ -	$ 1,999

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,122)	$ (1,103)	$ (1,120)	$ -	$ (1,094)	$ (1,132)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	579	579	-	579	579
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	32	14	31	-	4	43
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	500	500	500	-	500	500
Insurance Payable	11	11	11	-	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,999	2,649	3,700	-	1,799	2,898
Cash end of period	$ 1,999	$ 2,649	$ 3,700	$ -	$ 1,799	$ 2,898

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,103)	$ -	$ (1,193)	$ (1,113)	$ (1,114)	$ (1,149)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	240	579	579	579	579
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	14	-	103	23	25	59
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	500	(250)	(210)	500	500	500
Insurance Payable	11	-	11	11	11	11
Income Taxes Payable	-	(50)	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(60)	(710)	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(60)	(710)	-	-	-
Cash beginning of period	2,300	60	4,550	3,064	2,962	4,197
Cash end of period	$ 2,300	$ -	$ 3,840	$ 3,064	$ 2,962	$ 4,197

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,098)	$ -	$ -	$ -	$ (1,139)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	579	-	238	-	579
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	8	-	-	-	50
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	500	-	(250)	-	215
Insurance Payable	11	-	-	-	11
Income Taxes Payable	-	-	(50)	-	-
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(62)	-	(285)
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	(62)	-	(285)
Cash beginning of period	2,412	-	62	-	5,489
Cash end of period	$ 2,412	$ -	$ -	$ -	$ 5,204

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (161)	$ (2,960)	$ (3,601)	$ (254)	$ (3,872)	$ (266)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	155	237	237	237	265	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	2,700	3,350	-	3,578	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	12	3	6	19	18
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	6	-	-	-	-	-
Insurance Payable	-	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	952	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	952	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	(952)	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(952)	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	500	400	400	300	300	243
Cash end of period	$ 500	$ 400	$ 400	$ 300	$ 300	$ 243

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (284)	$ (264)	$ (9,746)	$ (19,573)	$ (1,141)	$ (338)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	265	237	237	237	579	303
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	9,444	19,143	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	8	15	53	182	52	23
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	500	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	354	300	308	377	3,400	365
Cash end of period	$ 354	$ 300	$ 308	$ 377	$ 3,400	$ 365

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (161)	$ (287)	$ (1,109)	$ (239)	$ (161)	$ (18,999)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	155	185	579	155	155	155
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	78	-	18,838
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	91	19	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	6	-	32	6	6	6
Insurance Payable	-	11	11	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(468)	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	1,165	-	-	2,346	3	1,252
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	1,165	-	-	2,346	3	1,252
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	(1,165)	-	-	(2,346)	(3)	(1,252)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(1,165)	-	-	(2,346)	(3)	(1,252)

Net change in cash	-	-	(468)	-	-	-
Cash beginning of period	500	300	5,000	-	600	-
Cash end of period	$ 500	$ 300	$ 4,532	$ -	$ 600	$ -

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (277)	$ (244)	$ (161)	$ (161)	$ (16,017)	$ (45,947)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	155	155	237	155
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	15,700	45,786
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	28	(5)	-	-	69	-
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	6	6	-	6
Insurance Payable	11	11	-	-	11	-
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	1,302	1,434	-	2,626
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	1,302	1,434	-	2,626
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	(1,302)	(1,434)	-	(2,626)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	(1,302)	(1,434)	-	(2,626)

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	400	501	557	400	500
Cash end of period	$ 300	$ 400	$ 501	$ 557	$ 400	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (37,794)	$ (161)	$ (301)	$ (21,755)	$ (269)	$ (269)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	155	155	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	37,633	-	-	21,382	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	-	52	125	21	21
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	6	6	-	-	-	-
Insurance Payable	-	-	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	1,222	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	1,222	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	(1,222)	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(1,222)	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	500	320	320	320	320
Cash end of period	$ -	$ 500	$ 320	$ 320	$ 320	$ 320

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (249)	$ (265)	$ (285)	$ (310)	$ (316)	$ (276)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	-	16	36	61	67	28
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	402	381	402	326	402	402
Cash end of period	$ 402	$ 381	$ 402	$ 326	$ 402	$ 402

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (288)	$ (44,601)	$ (295)	$ (161)	$ (161)	$ (251)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	155	237	155	155	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	44,440	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	39	-	46	-	-	2
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	6	-	6	6	-
Insurance Payable	11	-	11	-	-	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	1,483	-	-	2,892	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	1,483	-	-	2,892	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	(1,483)	-	-	(2,892)	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	(1,483)	-	-	(2,892)	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	-	66	500	500	300
Cash end of period	$ -	$ -	$ 66	$ 500	$ 500	$ 300

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (286)	$ (260)	$ (301)	$ (261)	$ (161)	$ (276)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	155	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	37	12	52	12	-	28
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	6	-
Insurance Payable	11	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	2,981	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	2,981	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	(2,981)	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(2,981)	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,030	323	402	400	500	2,800
Cash end of period	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #GAMEBOY	Series #CROESUS	Series #SACHS1	Series #32RUTH	Series #ELON1	Series #105.ETH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (10,823)	$ (269)	$ (223)	$ (355)	$ (255)	$ (161)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	185	300	237	237	155
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	10,550	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	24	73	-	107	6	-
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	6	-	-	6
Insurance Payable	11	11	(82)	11	11	-
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	1,602	-	-	2,359
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	1,602	-	-	2,359
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	(1,602)	-	-	(2,359)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	(1,602)	-	-	(2,359)

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	429	500	327	400	500
Cash end of period	$ 400	$ 429	$ 500	$ 327	$ 400	$ 500

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #R2D2	Series #VADER	Series #WARHOL2	Series #JEKYLL	Series #BUFFETT1	Series #DRACULA10
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (257)	$ (255)	$ (259)	$ (250)	$ (250)	$ (254)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	8	6	10	2	1	5
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	300	334	2,178	400	367	308
Cash end of period	$ 300	$ 334	$ 2,178	$ 400	$ 367	$ 308

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #PAPPY1	Series #1857COIN	Series #94CSI	Series #ANDYPELE	Series #BOBAFETT	Series #ELVIS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (249)	$ (225)	$ -	$ (200)	$ (276)	$ (292)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	427	185	-	185	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	8	29	-	5	28	43
Prepaid Storage	(52)	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	(145)	-	-	(1)	-	-
Insurance Payable	11	11	-	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	771	400	50	235	355	320
Cash end of period	$ 771	$ 400	$ 50	$ 235	$ 355	$ 320

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #GBOYCOLOR	Series #JETFIRE	Series #POPEBALL	Series #RABBIT	Series #54AARON	Series #GRATEFUL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (254)	$ (256)	$ (269)	$ (255)	$ (545)	$ (387)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-	-
Prepaid Insurance	5	7	20	6	296	139
Prepaid Storage	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Accrued Interest	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	331	300	300	300	346	362
Cash end of period	$ 331	$ 300	$ 300	$ 300	$ 346	$ 362

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #BOBAPROTO	Series #BATMAN	Series #ARSHAM1	Series #SCARFACE	Series #ARSHAM2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (424)	$ -	$ (3,411)	$ (228)	$ (889)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	-	1,140	227	98
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment Income / (Loss)	-	-	-	-	-
Prepaid Insurance	175	-	22	(13)	-
Prepaid Storage	-	-	-	-	-
Accounts Receivable	-	-	-	-	-
Accounts Payable	-	-	1,639	3	780
Insurance Payable	11	-	11	11	11
Income Taxes Payable	-	-	-	-	-
Accrued Interest	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(600)	-	-
Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	(17,571)	(300,850)
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	(17,571)	(300,850)
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	18,383	303,700
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	(483)	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Other Distribution to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	17,900	303,700

Net change in cash	-	-	(600)	330	2,850
Cash beginning of period	332	-	600	-	-
Cash end of period	$ 332	$ -	$ -	$ 330	$ 2,850

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (445)	$ (314)	$ (218)	$ (8,209)	$ 50,345	$ (250)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	276	237	185	237	-	237
(Gain) / Loss on sale of Asset	-	-	-	-	(62,400)	-
Impairment loss on Collection Assets	-	-	-	7,917	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	158	65	21	43	23	1
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	(3)	-
Insurance Payable	11	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(600)	-
Net cash (used in) / provided by operating activities	-	-	-	-	(12,635)	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	132,500	-
Cash provided by / (used in) investing activities	-	-	-	-	132,500	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	(120,960)	-
Cash provided by / (used in) financing activities	-	-	-	-	(120,960)	-

Net change in cash and cash equivalent	-	-	-	-	(1,095)	-
Cash and cash equivalent beginning of period	1,450	1,600	300	1,545	1,095	1,495
Cash and cash equivalent end of period	$ 1,450	$ 1,600	$ 300	$ 1,545	$ -	$ 1,495
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (249)	$ (317)	$ (234)	$ -	$ (249)	$ (883)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	185	-	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	1	69	38	-	1	634
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	-	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(545)	-	-
Net cash (used in) / provided by operating activities	-	-	-	(545)	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	(627)	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(627)	-	-

Net change in cash and cash equivalent	-	-	-	(1,172)	-	-
Cash and cash equivalent beginning of period	1,695	1,250	1,250	1,172	1,750	5,300
Cash and cash equivalent end of period	$ 1,695	$ 1,250	$ 1,250	$ -	$ 1,750	$ 5,300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #75ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (303)	$ -	$ -	$ (311)	$ 84,710
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	-	-	237	204
(Gain) / Loss on sale of Asset	-	-	-	-	(106,000)
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	55	-	-	62	93
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Insurance Payable	11	-	-	11	2
Income Taxes Payable	-	-	-	-	20,991
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	180,000
Cash provided by / (used in) investing activities	-	-	-	-	180,000

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	(160,000)
Cash provided by / (used in) financing activities	-	-	-	-	(160,000)

Net change in cash and cash equivalent	-	-	-	-	20,000
Cash and cash equivalent beginning of period	938	-	-	1,203	1,003
Cash and cash equivalent end of period	$ 938	$ -	$ -	$ 1,203	$ 21,003
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (251)	$ (262)	$ (4,431)	$ (250)	$ (259)	$ (250)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	4,180	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	3	13	3	2	10	2
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	1,003	1,003	1,950	400	1,050	1,703
Cash and cash equivalent end of period	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (264)	$ (227)	$ (285)	$ -	$ (250)

Expenses Paid by Manager and Contributed to the Company / Series	237	185	237	-	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	16	31	37	-	1
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Insurance Payable	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-
Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of period	605	800	1,050	-	1,750
Cash and cash equivalent end of period	$ 605	$ 800	$ 1,050	$ -	$ 1,750
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (413)	$ (273)	$ (293)

Expenses Paid by Manager and Contributed to the Company / Series	-	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-
Other Receivable	-	-	-	-
Prepaid Insurance	-	164	24	44
Prepaid Storage	-	-	-	-
Accounts Payable	-	-	-	-
Insurance Payable	-	11	11	11
Income Taxes Payable	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-
Investment in Collection Asset	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-
Distribution to Series	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-
Capital Contribution	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-
Cash and cash equivalent beginning of period	-	1,203	594	594
Cash and cash equivalent end of period	$ -	$ 1,203	$ 594	$ 594
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (253)	$ (249)	$ (254)	$ (249)	$ -	$ (279)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	-	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	4	1	6	-	-	30
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	563	213	463	277	-	456
Cash and cash equivalent end of period	$ 563	$ 213	$ 463	$ 277	$ -	$ 456
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #LINCOLN	Series #STARWARS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (228)	$ (250)	$ 113,290	$ (259)	$ (249)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	185	237	175	237	237
(Gain) / Loss on sale of Asset	-	-	(142,005)	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	32	2	149	11	1
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Insurance Payable	11	11	2	11	11
Income Taxes Payable	-	-	28,388	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(1)	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	260,005	-	-
Cash provided by / (used in) investing activities	-	-	260,005	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	(232,150)	-	-
Cash provided by / (used in) financing activities	-	-	(232,150)	-	-

Net change in cash and cash equivalent	-	-	27,854	-	-
Cash and cash equivalent beginning of period	604	334	534	209	269
Cash and cash equivalent end of period	$ 604	$ 334	$ 28,388	$ 209	$ 269
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (288)	$ (349)	$ (254)	$ -	$ (249)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	-	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	39	100	5	-	-
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Insurance Payable	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of period	437	520	77	-	220
Cash and cash equivalent end of period	$ 437	$ 520	$ 77	$ -	$ 220
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (267)	$ (303)	$ -	$ (289)	$ (283)	$ (297)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	-	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	19	55	-	41	34	48
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	-	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	400	377	-	436	600	460
Cash and cash equivalent end of period	$ 400	$ 377	$ -	$ 436	$ 600	$ 460
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #2020TOPPS	Series #TOS39	Series #05LATOUR
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (372)	$ -	$ (206)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	-	278
(Gain) / Loss on sale of Asset	-	-	-
Impairment loss on Collection Assets	-	-	-
Other Receivable	-	-	-
Prepaid Insurance	123	-	5
Prepaid Storage	-	-	(12)
Accounts Payable	-	-	(76)
Insurance Payable	11	-	11
Income Taxes Payable	-	-	-
Due from the Manager or its Affiliates	-	-	-
Due to the Manager of its Affiliates	-	-	-
Net cash (used in) / provided by operating activities	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-
Investment in Collection Asset	-	-	-
Proceeds from Sale of Digital Assets	-	-	-
Proceeds from Sale of Collection Asset	-	-	-
Cash provided by / (used in) investing activities	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-
Distribution to Series	-	-	-
Contribution from Series to RSE Collection	-	-	-
Capital Contribution	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-
Distribution of Sale of Assets to Members	-	-	-
Cash provided by / (used in) financing activities	-	-	-

Net change in cash and cash equivalent	-	-	-
Cash and cash equivalent beginning of period	150	-	430
Cash and cash equivalent end of period	$ 150	$ -	$ 430
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (222)	$ (231)	$ (273)	$ (257)	$ -	$ (311)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	278	278	237	237	-	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	20	29	24	9	-	62
Prepaid Storage	(12)	(12)	-	-	-	-
Accounts Payable	(76)	(76)	-	-	-	-
Insurance Payable	11	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	430	430	460	400	-	520
Cash and cash equivalent end of period	$ 430	$ 430	$ 460	$ 400	$ -	$ 520
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #03KOBE2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (283)	$ (243)	$ (45,533)	$ (257)	$ (6,274)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	185	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Collection Assets	-	-	45,000	-	6,000
Other Receivable	-	-	-	-	-
Prepaid Insurance	34	47	285	9	25
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Insurance Payable	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of period	520	600	400	400	316
Cash and cash equivalent end of period	$ 520	$ 600	$ 400	$ 400	$ 316
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (292)	$ (226)	$ (249)	$ (251)	$ (415)	$ (252)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	278	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	43	24	-	2	167	3
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	-	(76)	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	400	430	520	400	460	320
Cash and cash equivalent end of period	$ 400	$ 430	$ 520	$ 400	$ 460	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #CLEMENTE2	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (324)	$ (274)	$ (253)	$ (219)	$ (215)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	185	237	185	278
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	75	78	4	22	14
Prepaid Storage	-	-	-	-	(12)
Accounts Payable	-	-	-	-	(76)
Insurance Payable	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of period	400	572	534	321	400
Cash and cash equivalent end of period	$ 400	$ 572	$ 534	$ 321	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (249)	$ 77,094	$ (292)	$ (280)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	237	123	237	237	-
(Gain) / Loss on sale of Asset	-	-	(95,170)	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	330	43	32	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	(3)	-	-	-
Insurance Payable	-	11	-	11	11	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(17,627)	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	349,627	-	-	-
Cash provided by / (used in) investing activities	-	-	349,627	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	(332,300)	-	-	-
Cash provided by / (used in) financing activities	-	-	(332,300)	-	-	-

Net change in cash and cash equivalent	-	-	(300)	-	-	-
Cash and cash equivalent beginning of period	7,364	100	300	339	400	-
Cash and cash equivalent end of period	$ 7,364	$ 100	$ -	$ 339	$ 400	$ -
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (277)	$ (252)	$ (303)	$ 29,575	$ (276)	$ (247)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	-	237	1,406
(Gain) / Loss on sale of Asset	-	-	-	(35,000)	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	28	3	55	317	28	(1)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	(3)	-	-
Insurance Payable	11	11	11	-	11	(1,158)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(500)	-	-
Net cash (used in) / provided by operating activities	-	-	-	(5,611)	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	275,000	-	-
Cash provided by / (used in) investing activities	-	-	-	275,000	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	(5)	-	-
Distribution of Sale of Assets to Members	-	-	-	(269,900)	-	-
Cash provided by / (used in) financing activities	-	-	-	(269,905)	-	-

Net change in cash and cash equivalent	-	-	-	(516)	-	-
Cash and cash equivalent beginning of period	256	400	316	516	326	420
Cash and cash equivalent end of period	$ 256	$ 400	$ 316	$ -	$ 326	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (30,589)	$ (253)	$ 44,767	$ (438)	$ (211)	$ (277)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	161	237	278	265
(Gain) / Loss on sale of Asset	-	-	(56,263)	-	-	-
Impairment loss on Collection Assets	30,227	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	113	5	50	189	10	1
Prepaid Storage	-	-	-	-	(12)	-
Accounts Payable	-	-	(3)	-	(76)	-
Insurance Payable	11	11	-	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(11,289)	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	86,000	-	-	-
Cash provided by / (used in) investing activities	-	-	86,000	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	(75,050)	-	-	-
Cash provided by / (used in) financing activities	-	-	(75,050)	-	-	-

Net change in cash and cash equivalent	-	-	(339)	-	-	-
Cash and cash equivalent beginning of period	236	400	339	420	400	460
Cash and cash equivalent end of period	$ 236	$ 400	$ -	$ 420	$ 400	$ 460
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #13GIANNIS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (433)	$ (278)	$ (272)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237
(Gain) / Loss on sale of Asset	-	-	-
Impairment loss on Collection Assets	-	-	-
Other Receivable	-	-	-
Prepaid Insurance	185	29	24
Prepaid Storage	-	-	-
Accounts Payable	-	-	-
Insurance Payable	11	11	11
Income Taxes Payable	-	-	-
Due from the Manager or its Affiliates	-	-	-
Due to the Manager of its Affiliates	-	-	-
Net cash (used in) / provided by operating activities	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-
Investment in Collection Asset	-	-	-
Proceeds from Sale of Digital Assets	-	-	-
Proceeds from Sale of Collection Asset	-	-	-
Cash provided by / (used in) investing activities	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-
Distribution to Series	-	-	-
Contribution from Series to RSE Collection	-	-	-
Capital Contribution	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-
Distribution of Sale of Assets to Members	-	-	-
Cash provided by / (used in) financing activities	-	-	-

Net change in cash and cash equivalent	-	-	-
Cash and cash equivalent beginning of period	721	400	236
Cash and cash equivalent end of period	$ 721	$ 400	$ 236
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (298)	$ (251)	$ (246)	$ (311)	$ 16,675	$ (565)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	278	237	466	237
(Gain) / Loss on sale of Asset	-	-	-	-	(19,973)	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	49	2	45	63	114	316
Prepaid Storage	-	-	(12)	-	-	-
Accounts Payable	-	-	(76)	-	(3)	-
Insurance Payable	11	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(400)	-
Net cash (used in) / provided by operating activities	-	-	-	-	(3,121)	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	100,000	-
Cash provided by / (used in) investing activities	-	-	-	-	100,000	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	(97,300)	-
Cash provided by / (used in) financing activities	-	-	-	-	(97,300)	-

Net change in cash and cash equivalent	-	-	-	-	(421)	-
Cash and cash equivalent beginning of period	805	400	400	340	421	900
Cash and cash equivalent end of period	$ 805	$ 400	$ 400	$ 340	$ -	$ 900
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (268)	$ (20,790)	$ (267)	$ (336)	$ (348)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	303	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	20,469	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	19	72	19	88	34	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	340	348	366	400	367	-
Cash and cash equivalent end of period	$ 340	$ 348	$ 366	$ 400	$ 367	$ -
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #POKEBLUE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (523)	$ (286)	$ (258)	$ (270)	$ (273)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	452	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	60	37	10	22	24
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Insurance Payable	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of period	216	418	367	355	422
Cash and cash equivalent end of period	$ 216	$ 418	$ 367	$ 355	$ 422
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (264)	$ (9,786)	$ (207)	$ -	$ (2,382)	$ 156,761
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	185	-	237	315
(Gain) / Loss on sale of Asset	-	-	-	-	-	(195,999)
Impairment loss on Collection Assets	-	9,477	-	-	2,106	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	15	60	11	-	28	409
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	(3)
Insurance Payable	11	11	11	-	11	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	(333)
Net cash (used in) / provided by operating activities	-	-	-	-	-	(38,851)

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	513,985
Cash provided by / (used in) investing activities	-	-	-	-	-	513,985

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	(475,350)
Cash provided by / (used in) financing activities	-	-	-	-	-	(475,350)

Net change in cash and cash equivalent	-	-	-	-	-	(216)
Cash and cash equivalent beginning of period	355	400	300	-	216	216
Cash and cash equivalent end of period	$ 355	$ 400	$ 300	$ -	$ 216	$ -
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (220)	$ (263)	$ -	$ (270)	$ (262)	$ (324)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	278	237	-	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	19	15	-	22	13	75
Prepaid Storage	(12)	-	-	-	-	-
Accounts Payable	(76)	-	-	-	-	-
Insurance Payable	11	11	-	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	426	400	-	420	711	500
Cash and cash equivalent end of period	$ 426	$ 400	$ -	$ 420	$ 711	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #91JORDAN	Series #79GRETZKY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (368)	$ (9,128)	$ (293)	$ (333)	$ 161,852
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	231	237	237	237	240
(Gain) / Loss on sale of Asset	-	-	-	-	(199,449)
Impairment loss on Collection Assets	-	8,856	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	126	24	44	84	927
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	(3)
Insurance Payable	11	11	11	11	-
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(400)
Net cash (used in) / provided by operating activities	-	-	-	-	(36,833)

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	920,000
Cash provided by / (used in) investing activities	-	-	-	-	920,000

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	(884,400)
Cash provided by / (used in) financing activities	-	-	-	-	(884,400)

Net change in cash and cash equivalent	-	-	-	-	(1,233)
Cash and cash equivalent beginning of period	400	494	300	275	1,233
Cash and cash equivalent end of period	$ 400	$ 494	$ 300	$ 275	$ -
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (216)	$ (438)	$ (1,250)	$ -	$ -	$ (507)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	278	237	231	500	-	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	15	189	8	-	-	258
Prepaid Storage	(12)	-	-	-	-	-
Accounts Payable	(76)	-	1,000	-	-	-
Insurance Payable	11	11	11	-	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(500)	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	426	400	400	-	-	416
Cash and cash equivalent end of period	$ 426	$ 400	$ 400	$ -	$ -	$ 416
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (311)	$ (311)	$ (260)	$ (568)	$ (279)	$ (340)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	62	62	12	319	31	92
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	468	453	348	500	325	307
Cash and cash equivalent end of period	$ 468	$ 453	$ 348	$ 500	$ 325	$ 307
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #18LUKA	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (276)	$ (261)	$ -	$ (213)	$ (315)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	-	278	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	27	12	-	12	67
Prepaid Storage	-	-	-	(12)	-
Accounts Payable	-	-	-	(76)	-
Insurance Payable	11	11	-	11	11
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of period	304	378	-	400	464
Cash and cash equivalent end of period	$ 304	$ 378	$ -	$ 400	$ 464
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (276)	$ (22,123)	$ (629)	$ (4,543)	$ (262)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	21,790	-	4,219	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	-	27	84	380	75	13
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	-	284	295	249	378	329
Cash and cash equivalent end of period	$ -	$ 284	$ 295	$ 249	$ 378	$ 329
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (306)	$ (368)	$ (258)	$ (707)	$ (339)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	265	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	58	119	9	431	90
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Insurance Payable	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of period	468	468	300	400	400
Cash and cash equivalent end of period	$ 468	$ 468	$ 300	$ 400	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (327)	$ (216)	$ (72,603)	$ (299)	$ (31,764)	$ (19,551)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	278	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	72,209	-	31,417	19,246
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	79	15	145	51	98	56
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	-	(76)	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	378	426	303	377	319	300
Cash and cash equivalent end of period	$ 378	$ 426	$ 303	$ 377	$ 319	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (252)	$ (1,184)	$ (252)	$ (266)	$ (251)	$ (298)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	3	936	4	18	2	50
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	420	300	377	386	478	378
Cash and cash equivalent end of period	$ 420	$ 300	$ 377	$ 386	$ 478	$ 378
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (296)	$ (291)	$ (724)	$ (291)	$ (225)	$ (275)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	185	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	47	43	475	43	29	26
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	400	478	486	477	386	477
Cash and cash equivalent end of period	$ 400	$ 478	$ 486	$ 477	$ 386	$ 477
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (251)	$ (263)	$ (514)	$ (391)	$ (1,022)	$ (1,046)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	185	484	335
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	2	14	266	195	526	700
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	486	468	452	600	486	486
Cash and cash equivalent end of period	$ 486	$ 468	$ 452	$ 600	$ 486	$ 486
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #80ALI	Series #BATMAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (515)	$ (821)	$ (337)	$ (516)	$ (262)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	276	237	280	430	237
(Gain) / Loss on sale of Asset	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Other Receivable	-	-	-	-	-
Prepaid Insurance	228	572	46	75	13
Prepaid Storage	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Insurance Payable	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-
Cash and cash equivalent beginning of period	378	300	300	377	420
Cash and cash equivalent end of period	$ 378	$ 300	$ 300	$ 377	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (252)	$ (283)	$ (270)	$ -	$ (255)	$ 165,234
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	73	237	-	237	109
(Gain) / Loss on sale of Asset	-	-	-	-	-	(207,500)
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	(437,500)
Prepaid Insurance	3	67	21	-	6	296
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	(3)	-	-	-	396,151
Insurance Payable	11	-	11	-	11	-
Income Taxes Payable	-	-	-	-	-	41,863
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(146)	-	-	-	(41,347)

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	38,000	-	-	-	437,500
Cash provided by / (used in) investing activities	-	38,000	-	-	-	437,500

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	(38,200)	-	-	-	(396,153)
Cash provided by / (used in) financing activities	-	(38,200)	-	-	-	(396,153)

Net change in cash and cash equivalent	-	(346)	-	-	-	-
Cash and cash equivalent beginning of period	420	346	312	-	486	516
Cash and cash equivalent end of period	$ 420	$ -	$ 312	$ -	$ 486	$ 516
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (356)	$ (266)	$ (5,031)	$ (4,078)	$ (374)	$ (261)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	4,746	3,813	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	107	17	37	16	126	12
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	456	400	419	415	357	420
Cash and cash equivalent end of period	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (258)	$ (3,648)	$ (13,996)	$ (5,332)	$ (298)	$ (320)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	3,382	13,656	4,989	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	10	18	92	94	49	72
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	446	318	549	300	346	410
Cash and cash equivalent end of period	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (258)	$ (263)	$ (304)	$ (270)	$ (22,852)	$ (40,808)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	278	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	22,594	40,440
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	10	61	56	21	10	119
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	-	(76)	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	359	400	400	396	359	477
Cash and cash equivalent end of period	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,379)	$ (250)	$ (46,394)	$ (273)	$ (266)	$ (161)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	231	231	237	237	237	155
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	45,750	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	137	8	395	24	18	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	1,000	-	-	-	-	6
Insurance Payable	11	11	11	11	11	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	2,017
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	2,017

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	(2,017)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	(2,017)

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	400	600	660	305	373	596
Cash and cash equivalent end of period	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (289)	$ (266)	$ (273)	$ (828)	$ (1,518)	$ (161)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	2,025	491	155
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	667	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	40	18	24	-	1,016	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	6	-	6
Insurance Payable	11	11	11	-	11	-
Income Taxes Payable	-	-	-	(1,870)	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	3,366	-	3,373
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	3,366	-	3,373

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	(3,366)	-	(3,373)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(3,366)	-	(3,373)

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	431	373	301	-	486	600
Cash and cash equivalent end of period	$ 431	$ 373	$ 301	$ -	$ 486	$ 600
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (249)	$ (269)	$ (440)	$ (311)	$ -	$ (31,051)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	55	237	-	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	30,606
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	1	20	238	62	-	197
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	(3)	-	-	-
Insurance Payable	11	11	2	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(149)	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	121,001	-	-	-
Cash provided by / (used in) investing activities	-	-	121,001	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	(121,230)	-	-	-
Cash provided by / (used in) financing activities	-	-	(121,230)	-	-	-

Net change in cash and cash equivalent	-	-	(377)	-	-	-
Cash and cash equivalent beginning of period	380	500	377	373	-	652
Cash and cash equivalent end of period	$ 380	$ 500	$ -	$ 373	$ -	$ 652
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (356)	$ (267)	$ (7,962)	$ (161)	$ (14,238)	$ (287)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	155	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	7,686	-	13,927	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	107	19	28	-	62	38
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	6	-	-
Insurance Payable	11	11	11	-	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	3,269	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	3,269	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	(3,269)	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(3,269)	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	376	486	353	500	373	427
Cash and cash equivalent end of period	$ 376	$ 486	$ 353	$ 500	$ 373	$ 427
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (266)	$ (254)	$ (374)	$ (862)	$ (20,549)	$ (250)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	755	155	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	701	20,388	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	18	6	126	-	-	2
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	6	6	-
Insurance Payable	11	11	11	-	-	11
Income Taxes Payable	-	-	-	(1,860)	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(1,260)	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	2,647	2,882	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	2,647	2,882	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	(1,387)	(2,882)	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(1,387)	(2,882)	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	373	356	314	-	500	400
Cash and cash equivalent end of period	$ 373	$ 356	$ 314	$ -	$ 500	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (524)	$ (613)	$ (209)	$ (1,537)	$ (19,891)	$ (260)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	278	2,008	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	1,376	19,548	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	275	365	8	-	94	11
Prepaid Storage	-	-	(12)	-	-	-
Accounts Payable	-	-	(76)	6	-	-
Insurance Payable	11	11	11	-	11	11
Income Taxes Payable	-	-	-	(1,853)	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	2,722	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	2,722	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	(2,722)	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(2,722)	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	400	776	60	-	352	300
Cash and cash equivalent end of period	$ 400	$ 776	$ 60	$ -	$ 352	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (349)	$ (330)	$ (374)	$ (257)	$ (238)	$ (348)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	278	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	101	81	126	9	37	99
Prepaid Storage	-	-	-	-	(12)	-
Accounts Payable	-	-	-	-	(76)	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	376	376	400	300	60	300
Cash and cash equivalent end of period	$ 376	$ 376	$ 400	$ 300	$ 60	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (332)	$ (271)	$ (295)	$ (273)	$ (161)	$ (265)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	155	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	83	23	47	25	-	17
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	6	-
Insurance Payable	11	11	11	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	1,198	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	1,198	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	(1,198)	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(1,198)	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	300	400	338	253	500	400
Cash and cash equivalent end of period	$ 300	$ 400	$ 338	$ 253	$ 500	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (368)	$ (247)	$ (260)	$ (362)	$ (161)	$ (4,084)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	285	237	237	155	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	3,800
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	119	(1)	12	113	-	35
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	6	-
Insurance Payable	11	(37)	11	11	-	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	3,286	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	3,286	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	(3,286)	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(3,286)	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	500	350	308	323	600	400
Cash and cash equivalent end of period	$ 500	$ 350	$ 308	$ 323	$ 600	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (260)	$ (603)	$ (705)	$ (256)	$ (260)	$ (259)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	11	355	456	7	12	10
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	324	266	2,130	365	400	400
Cash and cash equivalent end of period	$ 324	$ 266	$ 2,130	$ 365	$ 400	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (9,381)	$ (816)	$ (260)	$ (311)	$ (248)	$ (282)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	276	2,030	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	9,000	655	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	94	-	11	62	-	34
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	6	-	-	-	-
Insurance Payable	11	-	11	11	11	11
Income Taxes Payable	-	(1,875)	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	3,806	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	3,806	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	(3,806)	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	(3,806)	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	400	-	300	476	369	72
Cash and cash equivalent end of period	$ 400	$ -	$ 300	$ 476	$ 369	$ 72
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (264)	$ (250)	$ (377)	$ (251)	$ (249)	$ (279)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	231	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	15	8	128	3	1	31
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	300	600	346	380	369	338
Cash and cash equivalent end of period	$ 300	$ 600	$ 346	$ 380	$ 369	$ 338
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (273)	$ (331)	$ (552)	$ (260)	$ (867)	$ (336)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	(626)	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	706	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	24	83	304	11	-	88
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	6	-
Insurance Payable	11	11	11	11	-	11
Income Taxes Payable	-	-	-	-	(1,884)	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(2,665)	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	2,753	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	2,753	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	(87)	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(87)	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	400	300	346	703	-	400
Cash and cash equivalent end of period	$ 400	$ 300	$ 346	$ 703	$ -	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (250)	$ (224)	$ (275)	$ (329)	$ (161)	$ (230)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	278	237	237	155	233
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	1	23	27	80	-	-
Prepaid Storage	-	(12)	-	-	-	-
Accounts Payable	-	(76)	-	-	6	6
Insurance Payable	11	11	11	11	-	(9)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	10	1,467
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	10	1,467

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	(10)	(1,467)
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(10)	(1,467)

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	369	400	300	374	600	500
Cash and cash equivalent end of period	$ 369	$ 400	$ 300	$ 374	$ 600	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (4,443)	$ (265)	$ (276)	$ (294)	$ (1,470)	$ (249)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	237	237	237	231	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	4,179	-	-	-	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	16	17	27	45	228	1
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	1,000	-
Insurance Payable	11	11	11	11	11	11
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	322	300	300	381	400	300
Cash and cash equivalent end of period	$ 322	$ 300	$ 300	$ 381	$ 400	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Series #COOLCAT	Series #BLASTOISE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (249)	$ (883)	$ (314)	$ (111,462)	$ (251)	$ (522)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	237	1,226	237	237	237	237
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on Collection Assets	-	723	-	111,037	-	-
Other Receivable	-	-	-	-	-	-
Prepaid Insurance	1	-	65	177	2	273
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	6	-	-	-	-
Insurance Payable	11	-	11	11	11	11
Income Taxes Payable	-	(1,206)	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(135)	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Assets	-	3,632	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	3,632	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	(3,497)	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	(3,497)	-	-	-	-

Net change in cash and cash equivalent	-	-	-	-	-	-
Cash and cash equivalent beginning of period	400	-	300	351	515	376
Cash and cash equivalent end of period	$ 400	$ -	$ 300	$ 351	$ 515	$ 376
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2024 (unaudited)

	Series #MACALLAN3	Series #SUPERMAN6	Series #MOONPASS	Series #90FANTASY	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (253)	$ (251)	$ (248)	$ (3,263)	$ (303,965)
Adjustments to reconcile net income / (loss) to net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	427	214	237	237	665,093
(Gain) / Loss on sale of Asset	-	-	-	-	(1,688,571)
Impairment loss on Collection Assets	-	-	-	3,000	1,475,180
Other Receivable	-	-	-	-	(419,300)
Prepaid Insurance	12	26	-	14	26,381
Prepaid Storage	(52)	-	-	-	(278)
Accounts Payable	(145)	-	-	-	409,315
Insurance Payable	11	11	11	11	(1,565)
Accrued Interest	-	-	-	-	1,612
Income Taxes Payable	-	-	-	-	75,397
Due to the Manager of its Affiliates	-	-	-	-	(415,408)
Net cash (used in) / provided by operating activities	-	-	-	-	(176,111)

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	(350,000)
Investment in Collection Asset	-	-	-	-	(300,850)
Investment in Digital Assets	-	-	-	-	41,383
Proceeds from Sale of Digital Assets	-	-	-	-	38,375
Proceeds from Sale of Collection Asset	-	-	-	-	4,594,868
Cash provided by / (used in) investing activities	-	-	-	-	4,023,776

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	322,083
Proceeds on borrowings from manager and affiliates, net of repayments	-	-	-	-	139,631
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection or its affiliates	-	-	-	-	-
Distribution of Sale of Assets to Members	-	-	-	-	(4,273,143)
Cash provided by / (used in) financing activities	-	-	-	-	(3,811,429)

Net change in cash and cash equivalent	-	-	-	-	36,236
Cash and cash equivalent beginning of period	400	308	369	402	267,686
Cash and cash equivalent end of period	$ 400	$ 308	$ 369	$ 402	$ 303,922
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-
Forgiveness of amounts due to manager and Contributed to the Company/Series					575,513

See accompanying notes, which are an integral part of these financial statements.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Collection, LLC (the “Company,” “RSE Collection,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on August 24, 2016. The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Collection Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Collection Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Collectible Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2025 and June 30, 2025. “Prior Period” refers to the time period between January 1, 2024 and June 30, 2024. “Prior Year” refers to the time period between January 1, 2024 and December 31, 2024.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

Merger with RSE Archive, LLC

On December 31, 2024, the Company entered into an Agreement and Plan of Merger, dated as of December 31, 2024 (the “Merger Agreement”), by and among the Company; the Manager; RSE Archive, LLC, a Delaware series limited liability and an affiliate of the Company (“RSE Archive”); and RSE Archive Manager, LLC, a Delaware limited liability company and managing member of RSE Archive.  Pursuant to the Merger Agreement, RSE Archive merged with and into the Company, such that RSE Archive’s separate existence ceased, and each series of RSE Archive became a Series of the Company (the “Merger”).  The business of each such Series was and is continued by the Company without interruption, and information concerning the historical series of RSE Archive is presented in this Annual Report on Form 1-K and will continue to be presented in periodic and current reports of the Company filed pursuant to Regulation A. The members in each Series of the Company and each series of RSE Archive immediately prior to the Merger, and the relative rights, holdings, and obligations of each such member, were unchanged by the Merger.

Following the Merger, the Manager remained the managing member of the Company and is the managing member of each Series of the Company. The Merger was intended as a reorganization of affiliates to consolidate and reduce administrative and regulatory costs associated with the operation of the Company and RSE Archive, and therefore no consideration was paid in connection with the Merger.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

The transaction was accounted for as a non-substantive reorganization as the ownership of each Series and the ultimate ownership of RSE Archive did not change. The transaction was accounted for in accordance with ASC 805-50, Transactions Between Entities Under Common Control. As a result, all historical financial information of RSE Archive, LLC and of all Series of RSE Archive, LLC has been presented in these financial statements including the consolidated financial information

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion. The  amount of the maximum Sourcing Fee is determined by the Manager in its sole discretion and generally is calculated by reference to the difference between the Manager's estimate of the fair market value of the Underlying Asset at or prior to the time of an Offering (which estimate is based on the Manager's experience with assets in the same or a similar asset class, the value of comparable assets and other factors) and the purchase price that the Manager negotiated for the acquisition of the Underlying Asset. Any amount paid to the Manager as the Sourcing Fee in connection with an Offering is not capitalized as a cost of the related Underlying Asset but is instead recorded as a cost of the Offering.

Brokerage Fee:  With respect to Offerings, except in the case of Series #77LE1, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities for Offerings qualified as of and after March 6, 2019.

Custody Fee: Since January 2, 2024, the custodian of Interests (the “Custodian”) has been North Capital Private Securities Corporation (“NCPS”). NCPS, as Custodian, will not receive any compensation directly related to the Offering of any particular Series, but will instead receive an account opening fee and annual account maintenance fee with respect to each individual Investor, and such fees will not be an obligation to the Company or any Series. In the case of the offerings for the Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was yet in place and as such, no “Custody Fee” was paid to a custodian of Interests. Should a Custody Fee become applicable for the Interests in these Series in future, the Manager will pay and not be reimbursed for such Custody Fee. NCPS also operates the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) used by the Company.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note E – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note E – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note E – Free Cash Flow Distributions and Management Fees) is available for distribution and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow available for distribution and the Manager will receive up to 50% of Free Cash Flow available for distribution in the form of a Management Fee (as described in Note E – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Other:

The Manager is responsible for covering its own expenses. Certain of the Underlying Assets, such as NFTs, are self-insured by the Manager, the Asset Manager and the Series that owns the underlying NFT, and all take the full risk of loss on these Underlying Assets

LIQUIDITY AND CAPITAL RESOURCES

The Company and each listed Series have experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains and certain Series that generate investment income (see Note A – Description of Organization and Business Operations – Asset Dispositions).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Retained Earnings / (Accumulated Deficits). Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year, except for certain Series that have net income in the Prior Period generated from receiving investment income.

Period	Income / (Loss)
Current Period	($569,737)
Prior Period	($303,965)

Period	Net Working Capital	Accumulated Deficit
Current Period	$64,893	($10,414,080)
Prior Year	$423,117	($9,960,818)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third-parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. Historically, the Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series has the capacity to generate income, cash flows from operations, or excess proceeds from Offerings, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed at the sole discretion of the Manager. During the Prior Period, the Company financed certain activities through officer loans. See Note C – Related Party Transactions for additional information. There can be no assurance that the Manager or RSE Markets, Inc. will continue to fund operations or provide financial support to the Company and each listed Series. If the Company and each listed Series does not continue to obtain financing from the Manager or RSE Markets, Inc. they will be unable to pay their obligations as they come due, including the obligation of each listed Series. As a result, these conditions raise substantial doubt about the Company's and each listed Series' ability to continue as a going concern for the twelve months following the date of this filing.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. However, from time to time, the Company or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to storage, insurance, transportation and maintenance expenses, marketing expense and professional fees, on an ongoing basis.

Cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that has closed Offerings and elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

INITIAL OFFERINGS

All Series, for which a closing had occurred as of the date of the financial statements, that had commenced operations, were capitalized and had assets. Additionally, various Series have liabilities.  The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred during the Current Period and the Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

ASSET DISPOSITIONS

During the Current Period and Prior Period, the Company received purchase offers for the Underlying Assets listed in the tables below. Per the terms of the Operating Agreement, the Company, together with the Manager and the Manager’s Advisory Board has evaluated the offers in light of the preferences of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Assets. The Manager has determined that it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but for which no Offering has occurred and the Underlying Asset was not transferred to an applicable Series before the sale. In these instances, the anticipated Offering for the Series related to such Underlying Asset is cancelled and no securities are sold.

Underlying Assets sold during the Current Period are as follows:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Sale (See Note F)	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
##BIRKINBLU	Bleu Saphir Lizard Hermès Birkin	4/9/2025	$68,000	$55,500	$12,500	$1,934 (Net of $1,268 Net Loss Carryforward)	$58,000 / $58.00	$67,310 / $67.31
#17DUJAC	Two cases of six (6) bottles of 2017 Chambertin, Domaine Dujac	5/8/2025	$35,500	$23,232	$12,268	$2,172 (Net of $413 Net Loss Carryforward)	$26,000 / $8.00	$33,735 / $10.38
#NEOBOX	2000 Pokémon Neo Genesis 1st Edition Set Sealed Booster Box	5/23/2025	$33,000	$34,000	($1,000)	$50	$45,000 / $4.50	$33,300 / $3.33
Total			$136,500	$112,732	$23,768	$4,156		$134,345

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Underlying Assets sold in the Prior Period:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Sale (See Note F)	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#84JORDAN	Michael Jordan Photo-Matched 1984 Signing Day Chicago Bulls Official NBA Game Jersey	1/11/2024	$513,985	$317,986	$195,999	$38,821	$375,000 / $25.00	$475,350 / $31.69
#79GRETZKY	1979 Topps Wayne Gretzky #18 Rookie Card graded GEM-MT 10 by PSA	1/31/2024	$920,000	$720,551	$199,449	$36,648	$800,000 / $40.00	$884,400 / $44.22
#POTTER	1997 First Edition Harry Potter	2/1/2024	$132,500	$70,100	$62,400	$12,008	$72,000 / $24.00	$120,960 / $40.32
#HENDERSON	1980 Topps #482 Rickey Henderson Rookie Card graded PSA GEM MINT 10	2/29/2024	$121,001	$121,001	$ -	$50	$135,000 / $5.00	$121,230 / $4.49
#85JORDAN	1985 Michael Jordan Rookie Game Worn Nike Air Jordan I Sneakers	3/5/2024	$275,000	$240,000	$35,000	$5,023	$250,000 / $25.00	$269,900 / $26.99
#80LC1	1980 Lamborghini Countach LP400 S Turbo	3/13/2024	$1,181,250	$612,439	$568,811	$113,060	$635,000 / $127.00	$1,070,150 / $214.03
#99MJRETRO	1999 Upper Deck Retro Inkredible Level 2 Michael Jordan Signed Card graded PSA MINT 9	3/31/2024	$38,000	$38,000	$-	$50	$50,000 / $5.00	$38,200 / $3.83
#34GEHRIG	1934 Goudey #61 Lou Gehrig Card graded PSA NM-MT 8	3/31/2024	$86,000	$29,737	$56,263	$11,281	$35,000 / $7.00	$75,050 / $15.01
#85JORDAN2	1985 Signed Michael Jordan "Shattered Backboard" Jersey	4/11/2024	$437,500	$230,000	$207,500	$41,863	$280,000 / $14.00	$396,000 / $19.80
#NASA1	1969 Buzz Aldrin NASA Apollo 11 space-flown control stick	4/25/2024	$349,627	$254,457	$95,170	$17,619	$300,000 / $30.00	$332,300 / $33.23

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

#PUNCHOUT	1987 NES Mike Tyson’s PUNCH-OUT!! Wata 9.4 A+ video game	5/2/2024	$95,000	$80,027	$14,973	$2,070	$90,000 / $9.00	$97,300 / $9.73
#POKEMON1	1999 Pokemon First Edition PSA GEM MT 10 Complete Set	6/2/2024	$260,005	$118,000	$142,005	$28,388	$125,000 / $25.00	$232,150 / $46.43
#33RUTH	1933 Goudey #144 Babe Ruth Card	6/2/2024	$180,000	$74,000	$106,000	$20,991	$77,000 / $38.50	$160,000 / $80.00
Total			$4,589,868	$2,906,298	$1,683,570	$327,872		$4,272,990

Note: Total Distribution to Interest Holders includes cash on balance sheet of Series and is net of corporate level taxes on gain on sale.

Upon disposition of the Underlying Asset, the Series is dissolved upon payment of their current corporate tax liabilities and any sales tax remittance.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company and the accounts of Series #77LE1. Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s Offering Statement on Form 1-A, as amended (the “Offering Statement”), and thus separate financial statements for Series #77LE1 are not presented.

Any Offerings that have closed as of the date of the financial statements were conducted in accordance with Tier 2 of Regulation A and qualified under an Offering Statement. Upon the closing of a Series Offering, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members’ equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include storage, insurance, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), maintenance, bookkeeping and accounting fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”.  We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company or Series and are summarized in the table below. During the Current Period and Prior Period, the Company incurred pre-closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses as presented in the Consolidated Statements of Operations.

Period	Pre-Closing Operating Expense Capital Contributions	Post-Closing Operating Expense Capital Contributions	Total
Current Period	$44,821	$108,545	$153,365
Prior Period	$551,950	$113,143	$665,093

During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses not including gains/(loss) on sale and investment income as presented in the Consolidated Statements of Operations.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses,” which include transportation of the Underlying Asset to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, or other costs as detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets as well as indefinite lived intangible assets and will be subject to an annual test for impairment. These Underlying Assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The following impairment charges were recognized during the Current Period and Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment in Current Period
#72MC1	$ 25,000
#SANDBOX1	5,250
#MAYC9114	22,597
#MBIRD2754	1,537
#VEEFRND1	784
#GAMEBOY	1,251
#DRACULA10	4,800
#BIRKINBOR	8,720
#DIMAGGIO2	2,604
#PICNIC	4,420
#09CURRY	3,500
#OPEECHEE	60,509
#96KOBE	4,200
#POKEYELOW	3,750
#SMB3	3,500
#60ALI	139,799
#85GPK	1,774
#03LEBRON5	9,150
#89TMNT	900
#00BRADY2	16,250
#CASTLEII	6,927
#MARX	51,034
#09HARDEN	3,000
#93JETER	1,754
#98MANNING	4,000
#PACQUIAO	2,100
#03SERENA	10,625
#FORTNITE	2,543
#19HAALAND	3,800
#BAYC7359	41,566
#MAYC857	35
#BAYC4612	73
#BAYC601	208
#BAYC8827	100
#BAYC9159	73
#MAYC5750	52
#WOW2221	1
Total	448,187

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment in Prior Period
#WWLAND1	$ 100
#DOOD7387	3,948
#AZUKI8467	56,919
#SANDBOX2	83,152
#TOADZ5028	6,011
#TOADZ3079	1,043
#DLAND1	353
#CLNX13296	13,565
#PHOF-LINC	6,825
#PHOF-1984	5,994
#72MC1	16,562
#82TAYLOR	2,700
#HOLMES	3,350
#05JAYZ	3,578
#FALCON	9,444
#MARIOWRLD	19,143
#WOW2221	18,838
#NBAJAM	15,700
#SANDBOX1	45,786
#WOW6586	37,633
#OBAMABALL	21,382
#MAYC9114	44,440
#GAMEBOY	10,550
#MAYC857	78
#NOUN160	40,386
#03LEBRON4	227,218
#08LEBRON	130,000
#ULYSSES	4,180
#09TROUT	45,000
#03KOBE2	6,000
#03LEBRON2	30,227
#96CHARZRD	20,469
#PICNIC	9,477
#09CURRY	2,106
#98ZELDA	8,856
#96KOBE	21,790
#07DURANT	72,209
#85LEMIEUX	31,417

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment in Prior Period (continued)
#87JORDAN	19,246
#01TIGER2	3,382
#GRIFFEYJR	4,746
#01HALO	3,813
#86JORDAN2	13,656
#TOPPSTRIO	4,989
#XLXMEN1	22,594
#03LEBRON5	40,440
#00BRADY2	45,750
#03RONALDO	30,606
#90BATMAN	13,927
#09HARDEN	7,686
#CURIO10	20,388
#FANTASY7	19,548
#HAMILTON1	3,800
#03SERENA	9,000
#GRIFFEY2	4,179
#MJTICKET	111,037
#90FANTASY	3,000
#BAYC4612	655
#BAYC601	667
#BAYC7359	701
#BAYC8827	706
#BAYC9159	1,376
#MAYC5750	722.59
#10COBB	7,917
#68RYAN	4219.28
Total	1,475,180

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series. Underlying Assets are transferred at cost less any impairment, and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series, which are incurred prior to the Closing of an Offering are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Collection” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company, through non-interest-bearing payments from the Manager or loans from officers of the Manager and third parties, has acquired Underlying Assets since the beginning of the Prior Period. For all Collectible Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized of Underlying Assets during the Current Period and Prior Period.

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#77LE1	(1,3)	$ 69,400	$ 787	$ -	$ 70,187
#69BM1	(1)	102,395	3,871	-	106,266
#55PS1	(1)	405,000	3,386	-	408,386
#90FM1	(1)	14,500	286	-	14,786
#83FB1	(1)	330,000	2,806	-	332,806
#98DV1	(1)	120,000	2,544	-	122,544
#93XJ1	(1)	460,000	28,586	-	488,586
#91MV1	(1)	33,950	1,487	-	35,437
#92LD1	(1)	146,181	11,861	-	158,042
#94DV1	(1)	52,500	287	-	52,787
#72MC1	(1)	115,000	562	(41,562)	74,000
#11BM1	(1)	78,500	1,286	-	79,786
#63CC1	(1)	120,000	286	-	120,286
#76PT1	(1)	179,065	3,737	-	182,802
#75RA1	(1)	75,000	903	-	75,903
#65AG1	(1)	170,000	286	-	170,286
#90MM1	(1)	22,000	1,187	-	23,187
#61JE1	(1)	235,000	388	-	235,388
#65FM1	(1)	75,000	997	-	75,997
#99SS1	(1)	126,575	2,652	-	129,227
#94FS1	(1)	135,399	3,083	-	138,482
#61MG1	(1)	325,000	590	-	325,590
#92CC1	(1)	45,000	1,188	-	46,188
#88LL1	(1)	275,000	2,811	-	277,811
#MEEB11275	(1)	140,407	154	(137,198)	3,363
#82TAYLOR	(1)	10,200	-	(2,700)	7,500
#HOLMES	(1)	20,000	100	(3,350)	16,750
#HULK180	(1)	36,000	146	(11,646)	24,500
#05JAYZ	(1)	15,600	218	(9,343)	6,475
#JUSTINIAN	(1)	15,000	-	-	15,000
#67ICEBOWL	(1)	7,500	46	-	7,546
#DKCOUNTRY	(1)	13,200	366	-	13,566
#FALCON	(1)	42,834	110	(16,944)	26,000
#MARIOWRLD	(1)	144,000	143	(19,143)	125,000
#82AV1	(1)	285,000	1,364	-	286,364
#SUPERBWL1	(1)	19,500	35	-	19,535
#MEEB7985	(1)	33,962	84	(25,411)	8,635
#BONDWATCH	(1)	71,388	3,280	-	74,668
#95FF1	(1)	105,000	3,488	-	108,488
#MAYC857	(1)	48,492	5,745	(35,057)	19,181

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#PUNK2981	(1)	290,000	-	(194,748)	95,252
#WOW2221	(1)	25,461	3,000	(21,736)	6,726
#NIKON1	(1)	23,438	481	-	23,920
#LOTF	(1)	11,000	100	-	11,100
#DOOD6778	(1)	28,342	17	(21,712)	6,647
#BAKC7820	(1)	28,743	49	(19,061)	9,731
#NBAJAM	(1)	42,000	-	(33,070)	8,930
#SANDBOX1	(1)	101,424	63	(85,737)	15,750
#WOW6586	(1)	49,742	4,426	(42,028)	12,140
#AZUKI6704	(1)	30,434	18	-	30,452
#58PELE4	(1)	42,000	82	-	42,082
#OBAMABALL	(1)	99,000	82	(21,382)	77,700
#BART	(1)	17,400	81	(3,712)	13,769
#HOMER	(1)	17,400	82	-	17,482
#SI1	(1)	7,700	-	-	7,700
#GOLD1	(1)	13,750	19	-	13,769
#VERSTAPP1	(1)	29,402	-	-	29,402
#96TIGER	(1)	49,037	150	(22,347)	26,840
#88ZELDA	(1)	54,000	-	-	54,000
#STARWARS3	(1)	22,800	-	-	22,800
#YEEZY	(1)	32,000	1,614	-	33,614
#MAYC9114	(1)	84,357	9,002	(75,083)	18,276
#VFRNDS1	(1)	250,000	-	-	250,000
#MBIRD2754	(1)	76,328	36	(70,025)	6,340
#VEEFRND1	(1)	39,054	51	(32,385)	6,720
#TREASURE	(1)	18,750	248	-	18,998
#KENNERSET	(1)	10,251	79	(3,705)	6,625
#LEDZEPP1	(1)	42,000	-	-	42,000
#VEEVIPER	(1)	70,000	-	-	70,000
#BEEPLE1	(1)	75,161	45	(52,067)	23,139
#WARHOL1	(1)	151,308	8,810	(35,169)	124,950
#GAMEBOY	(1)	20,000	-	(14,501)	5,499
#CROESUS	(1)	57,600	129	-	57,729
#SACHS1	(1)	24,588	43	(21,084)	3,547
#32RUTH	(1)	85,000	74	-	85,074
#ELON1	(1)	6,000	-	-	6,000
#105.ETH	(1)	54,946	1,308	(16,381)	39,873
#R2D2	(1)	7,696	110	-	7,806
#VADER	(1)	6,000	66	-	6,066
#WARHOL2	(1)	59,741	2,522	-	62,263

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#JEKYLL	(1)	16,250	248	-	16,498
#BUFFETT1	(1)	13,000	33	-	13,033
#DRACULA10	(1)	35,000	92	(6,292)	28,800
#PAPPY1	(1)	11,827	29	-	11,856
#1857COIN	(1)	22,900	-	-	22,900
#ANDYPELE	(1)	24,000	165	-	24,165
#BOBAFETT	(1)	22,960	46	-	23,005
#ELVIS	(1)	34,800	82	-	34,882
#GBOYCOLOR	(1)	5,100	69	(1,919)	3,250
#JETFIRE	(1)	6,432	129	-	6,561
#POPEBALL	(1)	17,125	262	-	17,387
#RABBIT	(1)	40,000	248	-	40,248
#GRATEFUL1	(1)	110,000	38	-	110,038
#BOBAPROTO	(1)	138,750	117	-	138,867
#ARSHAM1	(1)	120,000	560	-	120,560
#SCARFACE	(1)	17,500	71	-	17,571
#ARSHAM2	(1)	300,000	850	-	300,850
#LEBRON	(1)	450,000	460	-	450,460
#94VTTT	(1)	567,500	-	-	567,500
#52MANTLE	(1)	125,000	-	-	125,000
#71MAYS	(1)	52,500	-	-	52,500
#RLEXPEPSI	(1)	16,800	-	-	16,800
#TWOCITIES	(1)	12,000	100	-	12,100
#FROST	(1)	10,000	100	-	10,100
#SMURF	(1)	29,500	-	-	29,500
#EINSTEIN	(1)	11,000	100	-	11,100
#HONUS	(1)	500,028	-	-	500,028
#75ALI	(1)	44,000	65	-	44,065
#BIRKINBOR	(1)	50,000	-	(8,720)	41,280
#SPIDER1	(1)	20,000	-	-	20,000
#BATMAN3	(1)	75,000	-	-	75,000
#ULYSSES	(1)	22,000	100	(4,180)	17,920
#ROOSEVELT	(1)	17,000	200	-	17,200
#56MANTLE	(1)	9,000	-	-	9,000
#AGHOWL	(1)	15,500	100	-	15,600
#18ZION	(1)	13,500	45	(9,795)	3,750
#SNOOPY	(1)	24,000	-	-	24,000
#APOLLO11	(1)	30,000	-	-	30,000
#YOKO	(1)	12,500	100	-	12,600
#HIMALAYA	(1)	130,000	-	-	130,000

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#55CLEMENTE	(1)	36,000	6	-	36,006
#LOTR	(1)	27,500	100	-	27,600
#CATCHER	(1)	11,500	100	-	11,600
#BOND1	(1)	37,000	100	(8,435)	28,665
#SUPER21	(1)	7,000	23	-	7,023
#BIRKINTAN	(1)	25,000	244	-	25,244
#GMTBLACK1	(1)	25,000	30	-	25,030
#61JFK	(1)	16,250	100	-	16,350
#LINCOLN	(1)	64,000	925	-	64,925
#STARWARS1	(1)	10,000	-	-	10,000
#68MAYS	(1)	32,000	83	-	32,083
#56TEDWILL	(1)	80,000	-	-	80,000
#CAPTAIN3	(1)	35,500	23	-	35,523
#CHURCHILL	(1)	6,500	100	-	6,600
#SHKSPR4	(1)	105,000	100	-	105,100
#03JORDAN	(1)	33,000	-	-	33,000
#39TEDWILL	(1)	27,750	-	-	27,750
#94JETER	(1)	39,000	-	-	39,000
#2020TOPPS	(1)	98,000	-	-	98,000
#05LATOUR	(1)	7,442	-	-	7,442
#16SCREAG	(1)	31,944	-	-	31,944
#14DRC	(1)	45,980	-	-	45,980
#86RICE	(1)	20,000	-	-	20,000
#57MANTLE	(1)	8,000	-	-	8,000
#SOBLACK	(1)	50,000	253	-	50,253
#GATSBY	(1)	185,000	100	-	185,100
#93DAYTONA	(1)	37,000	-	-	37,000
#09TROUT	(1)	225,000	-	(151,800)	73,200
#57STARR	(1)	8,000	-	-	8,000
#03KOBE2	(1)	21,000	-	(6,000)	15,000
#16PETRUS	(1)	38,236	-	-	38,236
#ALICE	(1)	9,200	100	-	9,300
#SPIDER10	(1)	18,000	-	-	18,000
#62MANTLE	(1)	132,000	-	-	132,000
#BATMAN6	(1)	23,500	-	(3,100)	20,400
#79STELLA	(1)	61,500	28	-	61,528
#TKAM	(1)	28,500	100	-	28,600
#DIMAGGIO2	(1)	17,625	79	(2,604)	15,100
#13BEAUX	(1)	21,877	-	-	21,877
#ANMLFARM	(1)	8,700	100	-	8,800

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#00BRADY	(1)	35,123	61	-	35,184
#85NES	(1)	26,000	-	-	26,000
#69KAREEM	(1)	23,200	61	-	23,261
#59JFK	(1)	23,000	100	-	23,100
#04LEBRON	(1)	44,000	-	-	44,000
#GOLDENEYE	(1)	22,800	74	-	22,874
#MOONSHOE	(1)	150,000	-	-	150,000
#03LEBRON2	(1)	90,100	127	(39,827)	50,400
#GRAPES	(1)	31,000	100	-	31,100
#98KANGA	(1)	150,000	-	-	150,000
#06BRM	(1)	15,720	-	-	15,720
#DUNE	(1)	10,500	100	-	10,600
#86FLEER	(1)	146,400	-	-	146,400
#WILDGUN	(1)	24,000	-	-	24,000
#13GIANNIS	(1)	19,600	127	-	19,727
#04MESSI	(1)	39,600	-	-	39,600
#AVENGE57	(1)	17,000	-	-	17,000
#03TACHE	(1)	70,192	-	-	70,192
#99TMB2	(1)	50,300	80	-	50,380
#BULLSRING	(1)	249,600	-	-	249,600
#70AARON	(1)	16,122	80	-	16,202
#96CHARZRD	(1)	57,877	169	(28,346)	29,700
#01TIGER	(1)	15,600	82	-	15,682
#ICECLIMB	(1)	70,000	-	-	70,000
#09COBB	(1)	27,600	81	-	27,681
#96JORDAN2	(1)	47,880	768	-	48,648
#JUNGLEBOX	(1)	30,100	30	-	30,130
#59FLASH	(1)	58,000	33	-	58,033
#FOSSILBOX	(1)	18,000	45	-	18,045
#POKEBLUE	(1)	20,000	27	-	20,027
#98GTA	(1)	13,200	45	-	13,245
#PICNIC	(1)	48,000	-	(13,897)	34,103
#DOMINOS	(1)	8,468	132	-	8,600
#09CURRY	(1)	22,800	306	(5,606)	17,500
#09BEAUX	(1)	29,475	-	-	29,475
#KEROUAC	(1)	85,000	100	-	85,100
#62BOND	(1)	76,455	462	-	76,917
#71TOPPS	(1)	60,000	551	(9,600)	50,951
#DEATON	(1)	250,000	-	-	250,000
#98ZELDA	(1)	20,000	106	(9,106)	11,000

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#03JORDAN2	(1)	36,000	306	-	36,306
#91JORDAN	(1)	67,200	306	-	67,506
#MOSASAUR	(1)	17,813	-	-	17,813
#03LEBRON3	(1)	204,000	551	-	204,551
#95TOPSUN	(1)	50,000	-	-	50,000
#09TROUT2	(1)	50,000	15	-	50,015
#59BOND	(1)	68,221	463	-	68,684
#OPEECHEE	(1)	252,000	551	(102,509)	150,042
#ROCKETBOX	(1)	25,100	75	-	25,175
#94JORDAN	(1)	73,200	306	-	73,506
#18LUKA	(1)	22,322	80	-	22,402
#FANFOUR5	(1)	72,000	200	-	72,200
#11BELAIR	(1)	18,995	-	-	18,995
#76PAYTON	(1)	53,500	4	-	53,504
#85MJPROMO	(1)	22,500	100	-	22,600
#96KOBE	(1)	67,200	290	(49,990)	17,500
#99CHARZRD	(1)	300,000	200	-	300,200
#MARADONA	(1)	11,211	71	-	11,282
#POKEYELOW	(1)	46,500	-	(25,050)	21,450
#POKELUGIA	(1)	95,000	-	(18,900)	76,100
#VANHALEN	(1)	54,000	306	-	54,306
#81MONTANA	(1)	63,000	100	-	63,100
#00MOUTON	(1)	23,449	-	-	23,449
#07DURANT	(1)	115,200	908	(87,308)	28,800
#56AARON	(1)	40,800	299	-	41,099
#85LEMIEUX	(1)	78,000	217	(31,417)	46,800
#87JORDAN	(1)	45,100	146	(19,246)	26,000
#AC23	(1)	24,000	-	-	24,000
#APPLE1	(1)	736,863	6,045	-	742,908
#GWLOTTO	(1)	25,713	496	-	26,209
#GYMBOX	(1)	15,000	157	-	15,157
#HUCKFINN	(1)	18,000	100	(7,100)	11,000
#NEWTON	(1)	255,000	100	-	255,100
#NICKLAUS1	(1)	34,499	-	-	34,499
#POKEMON2	(1)	375,000	-	(137,500)	237,500
#POKERED	(1)	34,500	-	-	34,500
#RIVIERA	(1)	22,680	132	-	22,812
#SMB3	(1)	21,500	-	(3,500)	18,000
#WALDEN	(1)	17,000	100	-	17,100
#WZRDOFOZ	(1)	80,000	100	-	80,100

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#60ALI	(1)	210,000	299	(139,799)	70,500
#TORNEK	(1)	153,000	-	-	153,000
#DIMAGGIO3	(1)	415,000	-	-	415,000
#POKEMON3	(1)	552,000	-	-	552,000
#58PELE3	(1)	180,000	778	-	180,778
#09CURRY2	(1)	451,200	1,949	(159,149)	294,000
#85ERVING	(1)	37,200	299	-	37,499
#80ALI	(1)	60,000	299	-	60,299
#BATMAN2	(1)	76,000	-	-	76,000
#FLASH123	(1)	25,000	-	(5,200)	19,800
#85GPK	(1)	17,900	88	(8,762)	9,226
#HGWELLS	(1)	40,000	100	-	40,100
#66ORR	(1)	85,200	306	(43,200)	42,306
#CONGRESS	(1)	98,200	100	-	98,300
#GRIFFEYJR	(1)	30,000	-	(19,800)	10,200
#01HALO	(1)	13,750	63	(7,063)	6,750
#87ZELDA	(1)	100,000	63	-	100,063
#EINSTEIN2	(1)	70,000	-	-	70,000
#SANTANA	(1)	57,500	-	-	57,500
#01TIGER2	(1)	15,300	82	(8,599)	6,783
#86JORDAN2	(1)	73,200	456	(13,656)	60,000
#TOPPSTRIO	(1)	75,000	217	(49,006)	26,211
#81BIRD	(1)	39,600	670	(10,800)	29,470
#97KOBE	(1)	57,600	456	-	58,056
#XMEN94	(1)	57,555	94	-	57,649
#09RBLEROY	(1)	96,285	-	-	96,285
#04MESSI2	(1)	45,000	-	(17,500)	27,500
#THEROCK	(1)	17,878	4	(12,873)	5,009
#XLXMEN1	(1)	57,000	94	(22,594)	34,500
#03LEBRON5	(1)	95,000	-	(71,000)	24,000
#METEORITE	(1)	272,500	-	-	272,500
#SLASH	(1)	50,000	-	-	50,000
#00BRADY2	(1)	312,000	1,339	(215,839)	97,500
#89TMNT	(1)	20,000	95	(14,995)	5,100
#NESWWF	(1)	15,000	27	-	15,027
#PUNK9670	(1)	62,100	4	-	62,103
#18ALLEN	(1)	32,500	22	-	32,522
#CASTLEII	(1)	15,000	27	(6,927)	8,100
#BAYC601	(1)	143,818	12,304	(65,660)	90,462
#60MANTLE	(1)	800,000	-	-	800,000

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#PUNK8103	(1)	500,000	-	(326,000)	174,000
#GHOST1	(1)	11,561	96	-	11,657
#BROSGRIMM	(1)	112,500	333	-	112,833
#KIRBY	(1)	50,000	27	-	50,027
#03RONALDO	(1)	156,000	606	(70,206)	86,400
#MARX	(1)	105,000	100	(51,034)	54,066
#09HARDEN	(1)	22,800	456	(20,256)	3,000
#MEEB15511	(1)	67,735	47	(59,147)	8,635
#90BATMAN	(1)	50,000	27	(37,527)	12,500
#93JETER	(1)	31,100	50	(20,950)	10,200
#SIMPSONS1	(1)	15,000	27	(4,227)	10,800
#SPIDER129	(1)	36,000	146	(4,946)	31,200
#NESDK3	(1)	100,000	86	-	100,086
#BAYC7359	(1)	165,302	12,154	(133,501)	43,955
#CURIO10	(1)	66,694	625	(56,210)	11,110
#WILDTHING	(1)	15,000	100	(4,700)	10,400
#1776	(1)	1,450,000	1,500	-	1,451,500
#98JORDAN2	(1)	288,000	908	-	288,908
#MACALLAN1	(1)	11,914	-	-	11,914
#BAYC9159	(1)	188,500	43,993	(140,533)	91,960
#FANTASY7	(1)	35,000	48	(19,548)	15,500
#SURFER4	(1)	67,000	208	(15,608)	51,600
#WILT100	(1)	100,000	-	-	100,000
#PENGUIN	(1)	52,111	178	-	52,289
#KARUIZAWA	(1)	57,868	-	(5,868)	52,000
#KOMBAT	(1)	79,200	366	(54,566)	25,000
#APPLELISA	(1)	94,949	1,100	-	96,049
#98MANNING	(1)	19,000	-	(4,000)	15,000
#GIJOE	(1)	37,663	63	-	37,726
#BEATLES1	(1)	20,313	593	-	20,906
#SQUIG5847	(1)	56,086	154	(18,525)	37,715
#PACQUIAO	(1)	14,150	-	(9,950)	4,200
#83JOBS	(1)	66,466	1,100	-	67,566
#BATMAN181	(1)	41,001	50	-	41,051
#POPEYE	(1)	90,000	77	-	90,077
#PUNK5883	(1)	560,000	-	(469,357)	90,643
#HAMILTON1	(1)	28,800	-	(3,800)	25,000
#OBIWAN	(1)	9,999	76	(3,075)	7,000
#SMB2	(1)	280,000	134	-	280,134
#GIANNIS2	(1)	360,000	670	-	360,670

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#86BONDS	(1)	6,500	35	-	6,535
#MOBYDICK	(1)	60,000	100	-	60,100
#03SERENA	(1)	75,000	-	(34,625)	40,375
#BAYC4612	(1)	660,000	11,774	(576,473)	95,301
#18OSAKA	(1)	10,000	100	-	10,100
#05RODGERS	(1)	50,000	-	-	50,000
#IROBOT	(1)	5,000	131	-	5,131
#LEICAGOLD	(1)	27,570	481	-	28,051
#FORTNITE	(1)	13,200	143	(2,543)	10,800
#IOMMI	(1)	50,000	-	-	50,000
#MARIO64	(1)	102,000	143	-	102,143
#GWTW	(1)	21,250	73	-	21,323
#NEWWORLD	(1)	10,625	131	(1,536)	9,221
#JAWA	(1)	25,063	63	(7,126)	18,000
#GWLETTER	(1)	135,000	-	-	135,000
#MARIOKART	(1)	66,000	143	(32,393)	33,750
#96KOBE2	(1)	240,000	1,339	(73,339)	168,000
#SHOWCASE4	(1)	67,000	36	-	67,036
#BAYC8827	(1)	770,000	12,478	(642,745)	139,733
#BRADBURY	(1)	13,750	131	-	13,881
#MACALLAN2	(1)	35,402	-	(6,802)	28,600
#BEATLES2	(1)	21,888	222	-	22,110
#92TIGER	(1)	64,000	26	-	64,026
#DOOD6921	(1)	39,000	-	(28,841)	10,159
#HIRST1	(1)	17,336	144	(2,682)	14,798
#GRIFFEY2	(1)	13,701	78	(4,179)	9,600
#SKYWALKER	(1)	14,278	110	-	14,388
#85GPK2	(1)	22,400	439	-	22,839
#19HAALAND	(1)	36,533	19	(11,552)	25,000
#MEGALODON	(1)	450,000	-	-	450,000
#KELLER	(1)	11,250	310	-	11,560
#GODFATHER	(1)	10,500	100	-	10,600
#MAYC5750	(1)	56,518	10,196	(47,487)	19,227
#SUPREMEPB	(1)	52,500	2,495	-	54,995
#MJTICKET	(1)	140,000	49	(111,037)	29,012
#COOLCAT	(1)	18,000	85	-	18,085
#MACALLAN3	(1)	18,794	-	-	18,794
#BLASTOISE	(1)	216,000	412	-	216,412
#SUPERMAN6	(1)	20,350	92	-	20,442
#MOONPASS	(1)	4,500	31	-	4,531

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

		Capitalized Costs
Applicable Series		Purchase Price / Down payment	Capitalized Costs	Impairment	Total
#90FANTASY	(1)	12,000	-	(6,700)	5,300
#NOUN160	(2)	174,495	16	(162,846)	11,664
#WWLAND1	(2)	13,956	24	(13,050)	930
#DOOD7387	(2)	53,491	45	(47,177)	6,360
#AZUKI8467	(2)	91,835	54	(75,620)	16,269
#SANDBOX2	(2)	106,420	141	(103,523)	3,038
#TOADZ5028	(2)	10,219	75	(9,361)	934
#TOADZ3079	(2)	11,909	93	(11,068)	934
#DLAND1	(2)	160,866	68	(157,810)	3,123
#CLNX13296	(2)	55,009	81	(53,614)	1,476
#GIJOE2	(2)	9,741	46	-	9,786
#APOLLO14	(2)	52,500	135	(33,969)	18,665
#PHOF-LINC	(2)	26,500	325	(6,825)	20,000
#PHOF-1984	(2)	20,500	100	(5,994)	14,606
Total - Current Period		$ 32,611,496	$ 277,249	$ (6,576,904)	$ 26,311,841
Total - Prior Year		$ 32,730,361	$ 277,039	$ (6,135,100)	$ 26,872,299

(1)Offering for Series Interests closed as of the end of the Current Period and Underlying Asset owned by applicable Series.

(2)At the end of the Current Period owned by the Company and not by any Series. To be owned by the applicable Series as of the Closing of the applicable Offering.

(3)Series #77LE1 Interests were issued under Rule 506(c) and as such Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings / (Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period. The Interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms of the Operating Agreement.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies.

The table below outlines Membership Interests, Membership Contributions and Uses for closed Offerings:

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#77LE1	4/13/2017	2,000	$ 77,700	$ 1,049	$ 3,443	$ -	$ 73,208
#69BM1	2/7/2018	2,000	115,000	778	2,986	-	111,236
#55PS1	6/6/2018	2,000	425,000	2,869	-	-	422,131
#93XJ1	11/6/2018	5,000	495,000	3,487	-	3,713	487,801
#83FB1	9/5/2018	5,000	350,000	2,522	9,162	2,625	335,691
#90FM1	7/31/2018	2,000	16,500	90	464	500	15,446
#98DV1	10/10/2018	2,000	130,000	954	2,314	975	125,757
#91MV1	12/7/2018	2,000	38,000	279	600	500	36,621
#94DV1	12/26/2018	2,000	57,500	388	1,841	500	54,771
#92LD1	12/26/2018	3,000	165,000	1,114	2,219	1,238	160,430
#72MC1	1/4/2019	2,000	124,500	542	2,474	934	120,551
#11BM1	1/25/2019	2,000	84,000	567	517	630	82,286
#63CC1	3/18/2019	2,000	126,000	916	1,553	945	122,586
#76PT1	3/22/2019	3,000	189,900	1,382	1,793	1,424	185,301
#75RA1	4/9/2019	3,000	84,000	586	3,732	630	79,052
#65AG1	4/16/2019	2,000	178,500	1,272	1,903	1,339	173,986
#90MM1	4/26/2019	5,000	26,600	196	918	500	24,986
#61JE1	4/26/2019	3,000	246,000	1,661	3,858	1,845	238,636
#65FM1	7/18/2019	2,000	82,500	619	1,966	619	79,297
#99SS1	9/11/2019	1,000	137,500	1,375	1,815	1,031	133,279
#94FS1	9/17/2019	2,000	145,000	1,450	669	1,088	141,794
#61MG1	9/30/2019	5,000	340,000	2,550	4,613	2,550	330,287
#92CC1	10/2/2019	2,000	52,500	525	2,875	500	48,600
#88LL1	12/8/2019	2,000	292,000	2,920	3,115	2,190	283,775
#MEEB11275	1/10/2022	20,000	160,000	1,600	16,139	1,200	141,061
#82TAYLOR	1/10/2022	2,000	13,000	130	1,538	500	10,832
#HOLMES	1/10/2022	2,500	25,000	250	3,458	500	20,792
#HULK180	1/10/2022	10,000	42,000	420	4,342	500	36,738
#05JAYZ	1/10/2022	3,700	18,500	185	1,459	500	16,356
#JUSTINIAN	1/10/2022	2,000	18,000	180	1,720	500	15,600
#67ICEBOWL	1/14/2022	2,000	10,000	100	1,262	500	8,138
#DKCOUNTRY	1/14/2022	3,000	18,000	180	3,162	500	14,158
#FALCON	1/14/2022	10,000	50,000	500	5,420	500	43,580
#MARIOWRLD	1/18/2022	33,000	165,000	1,650	17,264	1,238	144,848
#82AV1	2/7/2022	14,875	297,500	2,975	2,530	2,231	289,764
#SUPERBWL1	3/2/2022	4,000	24,000	240	3,079	500	20,181
#MEEB7985	3/2/2022	7,600	38,000	380	2,574	500	34,546
#BONDWATCH	3/22/2022	20,000	80,000	800	3,320	600	75,280
#95FF1	3/22/2022	12,000	120,000	1,200	3,862	900	114,038
#MAYC857	3/23/2022	10,800	54,000	540	3,893	500	49,067

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#PUNK2981	3/22/2022	62,000	310,000	3,100	13,975	2,325	290,600
#WOW2221	3/30/2022	4,000	28,000	280	1,193	500	26,027
#NIKON1	4/8/2022	7,000	28,000	280	2,720	500	24,500
#LOTF	4/8/2022	2,000	14,000	140	1,568	500	11,792
#DOOD6778	4/8/2022	6,000	30,000	300	340	500	28,860
#BAKC7820	4/20/2022	6,200	31,000	310	847	500	29,343
#NBAJAM	4/20/2022	9,400	47,000	470	3,338	500	42,692
#SANDBOX1	5/3/2022	21,000	105,000	1,050	1,175	788	101,987
#WOW6586	5/3/2022	10,400	52,000	520	711	500	50,269
#AZUKI6704	5/3/2022	6,400	32,000	320	228	500	30,952
#58PELE4	5/14/2022	8,000	48,000	480	4,420	500	42,600
#OBAMABALL	5/14/2022	10,500	105,000	1,050	3,563	788	99,600
#BART	5/14/2022	3,000	21,000	210	2,290	500	18,000
#HOMER	5/14/2022	3,000	21,000	210	2,290	500	18,000
#SI1	5/14/2022	5,000	10,000	100	1,100	500	8,300
#GOLD1	5/14/2022	4,000	16,000	160	766	500	14,574
#VERSTAPP1	5/24/2022	4,000	32,000	320	1,178	500	30,002
#96TIGER	5/24/2022	11,000	55,000	550	4,313	500	49,637
#88ZELDA	5/24/2022	12,000	60,000	600	4,300	500	54,600
#STARWARS3	5/24/2022	2,600	26,000	260	1,840	500	23,400
#YEEZY	5/24/2022	5,000	40,000	400	6,276	500	32,824
#MAYC9114	5/27/2022	17,500	87,500	875	1,066	656	84,902
#VFRNDS1	6/12/2022	27,500	275,000	2,750	19,642	2,063	250,545
#MBIRD2754	6/16/2022	12,000	60,000	600	-	500	58,900
#VEEFRND1	6/16/2022	6,720	33,600	336	-	500	32,764
#TREASURE	6/16/2022	4,500	22,500	225	2,244	500	19,531
#KENNERSET	6/16/2022	1,250	12,500	125	1,024	500	10,851
#LEDZEPP1	6/16/2022	8,000	48,000	480	4,420	500	42,600
#VEEVIPER	6/17/2022	15,000	75,000	750	2,779	563	70,909
#BEEPLE1	6/28/2022	13,600	68,000	680	-	510	66,810
#WARHOL1	6/28/2022	17,000	170,000	1,700	3,359	1,275	163,666
#GAMEBOY	7/25/2022	4,500	22,500	225	866	500	20,909
#CROESUS	8/1/2022	8,000	64,000	640	4,355	500	58,505
#SACHS1	8/1/2022	2,150	21,500	215	-	500	20,785
#32RUTH	8/1/2022	19,000	95,000	950	7,738	713	85,600
#ELON1	8/1/2022	3,750	7,500	75	207	500	6,718
#105.ETH	8/19/2022	10,000	40,000	400	-	500	39,100
#R2D2	8/19/2022	2,000	10,000	100	1,056	500	8,344
#VADER	8/19/2022	1,500	7,500	75	287	500	6,638
#WARHOL2	8/19/2022	6,500	65,000	650	909	500	62,941

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#JEKYLL	8/26/2022	5,000	20,000	200	2,169	500	17,131
#BUFFETT1	8/26/2022	5,000	15,000	150	351	500	13,999
#DRACULA10	8/26/2022	4,000	40,000	400	3,220	500	35,880
#PAPPY1	8/26/2022	2,000	14,000	140	-	500	13,360
#1857COIN	8/26/2022	5,000	25,000	250	587	500	23,663
#ANDYPELE	10/3/2022	6,500	26,000	260	363	500	24,877
#BOBAFETT	10/3/2022	2,600	26,000	260	1,517	500	23,723
#ELVIS	10/3/2022	5,000	40,000	400	3,700	500	35,400
#GBOYCOLOR	10/3/2022	1,625	6,500	65	197	500	5,738
#JETFIRE	10/3/2022	1,700	8,500	85	736	500	7,179
#POPEBALL	11/2/2022	4,750	19,000	190	146	500	18,164
#RABBIT	11/2/2022	10,000	46,000	460	4,259	500	40,781
#GRATEFUL1	12/13/2022	12,500	125,000	1,250	11,913	938	110,900
#BOBAPROTO	12/13/2022	15,000	150,000	1,500	7,558	1,125	139,817
#ARSHAM1	5/16/2023	6,750	135,000	1,350	11,478	1,013	121,160
#SCARFACE	4/25/2024	2,000	20,000	200	917	500	18,383
#ARSHAM2	4/25/2024	31,500	315,000	3,150	8,150	-	303,700
#LEBRON	7/22/2024	50,000	500,000	5,000	41,300	-	453,700
#94VTTT	10/31/2024	29,500	590,000	5,900	1,750	-	582,350
#52MANTLE	10/25/2019	10,000	132,000	1,320	3,090	990	126,600
#71MAYS	10/31/2019	2,000	57,000	570	1,830	500	54,100
#RLEXPEPSI	11/6/2019	2,000	17,800	178	22	500	17,100
#TWOCITIES	11/21/2019	200	14,500	145	55	500	13,800
#FROST	11/21/2019	200	13,500	135	865	500	12,000
#SMURF	11/27/2019	2,000	34,500	345	2,905	500	30,750
#EINSTEIN	12/13/2019	2,000	14,500	145	855	500	13,000
#HONUS	12/26/2019	10,000	520,000	5,200	5,572	3,900	505,328
#75ALI	12/29/2019	1,000	46,000	460	-	500	45,040
#BIRKINBOR	2/20/2020	2,000	52,500	525	225	500	51,250
#SPIDER1	3/4/2020	1,000	22,000	220	230	500	21,050
#BATMAN3	3/4/2020	1,000	78,000	780	585	585	76,050
#ULYSSES	3/10/2020	500	25,500	255	695	500	24,050
#ROOSEVELT	3/10/2020	1,000	19,500	195	1,008	500	17,797
#56MANTLE	3/11/2020	10,000	10,000	100	-	500	9,400
#AGHOWL	3/11/2020	500	19,000	190	810	500	17,500
#18ZION	4/2/2020	500	15,000	150	200	500	14,150
#SNOOPY	4/7/2020	2,000	25,500	255	-	500	24,745
#APOLLO11	4/19/2020	1,000	32,000	320	130	500	31,050
#YOKO	5/11/2020	200	16,000	160	840	500	14,500
#HIMALAYA	5/27/2020	2,000	140,000	1,400	6,300	1,050	131,250

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#55CLEMENTE	6/4/2020	1,000	38,000	380	520	500	36,600
#LOTR	6/12/2020	1,000	29,000	290	10	500	28,200
#CATCHER	6/12/2020	500	12,500	125	25	500	11,850
#BOND1	6/12/2020	1,000	39,000	390	510	500	37,600
#SUPER21	6/17/2020	8,500	8,500	85	615	500	7,300
#BIRKINTAN	6/25/2020	1,000	28,000	280	1,520	500	25,700
#GMTBLACK1	6/25/2020	1,000	28,000	280	1,520	500	25,700
#61JFK	7/7/2020	2,000	23,000	230	5,520	500	16,750
#LINCOLN	7/9/2020	4,000	80,000	800	13,900	600	64,700
#STARWARS1	7/14/2020	12,000	12,000	120	980	500	10,400
#68MAYS	7/26/2020	2,000	39,000	390	5,510	500	32,600
#56TEDWILL	7/26/2020	2,000	90,000	900	7,825	675	80,600
#CAPTAIN3	7/30/2020	1,000	37,000	370	464	500	35,666
#CHURCHILL	8/6/2020	7,500	7,500	75	25	500	6,900
#SHKSPR4	8/6/2020	1,000	115,000	1,150	7,282	863	105,705
#03JORDAN	8/16/2020	2,000	41,000	410	6,490	500	33,600
#39TEDWILL	8/24/2020	5,600	28,000	280	-	500	27,220
#94JETER	8/24/2020	1,000	45,000	450	4,450	500	39,600
#2020TOPPS	8/25/2020	10,000	100,000	1,000	100	750	98,150
#05LATOUR	9/15/2020	1,000	9,800	98	1,161	500	8,042
#16SCREAG	9/15/2020	1,000	39,000	390	5,566	500	32,544
#14DRC	9/15/2020	1,000	54,000	540	6,380	500	46,580
#86RICE	9/15/2020	23,000	23,000	230	1,670	500	20,600
#57MANTLE	9/21/2020	8,000	8,000	80	-	500	7,420
#SOBLACK	10/1/2020	1,000	56,000	560	4,087	500	50,853
#GATSBY	10/1/2020	4,000	200,000	2,000	10,800	1,500	185,700
#93DAYTONA	10/1/2020	2,000	42,000	420	3,480	500	37,600
#09TROUT	10/8/2020	11,250	225,000	2,250	-	1,688	221,063
#57STARR	10/8/2020	8,000	8,000	80	-	500	7,420
#03KOBE2	10/22/2020	5,750	23,000	230	641	500	21,629
#16PETRUS	11/3/2020	9,000	45,000	450	5,214	500	38,836
#ALICE	11/3/2020	12,000	12,000	120	1,480	500	9,900
#SPIDER10	11/3/2020	4,200	21,000	210	1,688	500	18,602
#62MANTLE	11/4/2020	6,000	150,000	1,500	14,775	1,125	132,600
#BATMAN6	11/4/2020	2,000	27,000	270	2,330	500	23,900
#79STELLA	11/16/2020	13,800	69,000	690	5,693	518	62,100
#TKAM	11/16/2020	2,000	32,000	320	1,980	500	29,200
#DIMAGGIO2	11/18/2020	2,000	21,000	210	2,036	500	18,254
#13BEAUX	11/23/2020	5,100	25,500	255	2,124	500	22,621
#ANMLFARM	11/23/2020	1,000	10,000	100	434	500	8,966

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#00BRADY	11/30/2020	3,750	45,000	450	8,298	500	35,752
#85NES	11/30/2020	8,000	32,000	320	4,321	500	26,859
#69KAREEM	12/7/2020	2,500	27,500	275	2,896	500	23,829
#59JFK	12/7/2020	2,000	26,000	260	1,538	500	23,702
#04LEBRON	12/7/2020	5,000	50,000	500	4,371	500	44,629
#GOLDENEYE	12/14/2020	5,000	25,000	250	808	500	23,442
#MOONSHOE	12/14/2020	18,000	180,000	1,800	26,250	1,350	150,600
#03LEBRON2	12/14/2020	5,000	100,000	1,000	7,523	750	90,728
#GRAPES	12/14/2020	2,000	39,000	390	6,408	500	31,702
#98KANGA	12/14/2020	21,250	170,000	1,700	16,425	1,275	150,600
#06BRM	12/14/2020	1,850	18,500	185	1,351	500	16,464
#DUNE	12/22/2020	1,000	13,250	133	1,418	500	11,200
#86FLEER	12/22/2020	16,500	165,000	1,650	14,666	1,238	147,447
#WILDGUN	12/22/2020	4,000	28,000	280	2,591	500	24,629
#13GIANNIS	1/13/2021	5,000	25,000	250	4,023	500	20,228
#04MESSI	1/13/2021	9,000	45,000	450	3,403	500	40,647
#AVENGE57	1/13/2021	20,000	20,000	200	1,698	500	17,602
#03TACHE	1/13/2021	15,600	78,000	780	5,699	585	70,936
#99TMB2	1/13/2021	10,000	60,000	600	8,000	500	50,900
#BULLSRING	1/13/2021	30,000	300,000	3,000	44,008	2,250	250,742
#70AARON	1/13/2021	6,000	18,000	180	598	500	16,722
#96CHARZRD	1/13/2021	6,500	65,000	650	5,304	500	58,546
#01TIGER	1/13/2021	1,850	18,500	185	1,615	500	16,200
#ICECLIMB	1/13/2021	10,000	80,000	800	7,958	600	70,642
#09COBB	1/19/2021	8,000	32,000	320	2,980	500	28,200
#96JORDAN2	1/19/2021	10,800	54,000	540	3,691	500	49,269
#JUNGLEBOX	1/19/2021	6,900	34,500	345	2,955	500	30,700
#59FLASH	1/25/2021	10,000	65,000	650	5,129	500	58,721
#FOSSILBOX	1/25/2021	4,200	21,000	210	1,569	500	18,721
#POKEBLUE	1/27/2021	2,400	24,000	240	2,660	500	20,600
#98GTA	1/27/2021	3,150	15,750	158	1,172	500	13,921
#PICNIC	1/27/2021	2,000	54,000	540	4,358	500	48,602
#DOMINOS	1/27/2021	2,000	11,000	110	1,169	500	9,221
#09CURRY	2/2/2021	2,500	25,000	250	524	500	23,726
#09BEAUX	2/2/2021	6,800	34,000	340	3,085	500	30,075
#KEROUAC	2/7/2021	4,900	98,000	980	10,583	735	85,702
#62BOND	2/7/2021	15,500	93,000	930	13,593	698	77,780
#71TOPPS	2/17/2021	17,000	68,000	680	5,759	510	61,051
#DEATON	2/17/2021	11,400	285,000	2,850	27,283	2,138	252,730
#98ZELDA	2/17/2021	5,000	23,500	235	2,165	500	20,600

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#03JORDAN2	2/22/2021	10,000	42,000	420	4,154	500	36,926
#91JORDAN	2/24/2021	10,000	70,000	700	590	525	68,185
#MOSASAUR	3/15/2021	6,000	30,000	300	8,658	500	20,543
#03LEBRON3	3/15/2021	10,000	230,000	2,300	20,924	1,725	205,051
#95TOPSUN	3/15/2021	10,000	60,000	600	8,300	500	50,600
#09TROUT2	3/16/2021	11,200	56,000	560	4,340	500	50,600
#59BOND	3/16/2021	10,250	82,000	820	11,381	615	69,184
#OPEECHEE	3/16/2021	10,000	300,000	3,000	41,699	2,250	253,051
#ROCKETBOX	3/22/2021	4,750	28,500	285	1,894	500	25,821
#94JORDAN	3/22/2021	10,000	85,000	850	9,295	638	74,217
#18LUKA	4/6/2021	5,300	26,500	265	2,813	500	22,922
#FANFOUR5	4/6/2021	10,000	80,000	800	5,900	600	72,700
#11BELAIR	4/6/2021	2,000	22,000	220	1,541	500	19,739
#76PAYTON	4/6/2021	10,000	65,000	650	9,750	500	54,100
#85MJPROMO	4/6/2021	3,500	28,000	280	4,120	500	23,100
#96KOBE	4/9/2021	7,000	77,000	770	7,662	578	67,990
#99CHARZRD	4/9/2021	35,000	350,000	3,500	42,825	2,625	301,050
#MARADONA	4/9/2021	2,000	14,000	140	1,428	500	11,932
#POKEYELOW	4/13/2021	11,000	55,000	550	6,850	500	47,100
#POKELUGIA	4/13/2021	10,000	110,000	1,100	12,475	825	95,600
#VANHALEN	4/15/2021	5,000	62,000	620	5,954	500	54,926
#81MONTANA	7/1/2021	10,000	70,000	700	5,175	525	63,600
#00MOUTON	7/1/2021	2,000	27,000	270	2,181	500	24,049
#07DURANT	7/1/2021	9,000	117,000	1,170	-	878	114,953
#56AARON	7/1/2021	10,000	50,000	500	7,401	500	41,599
#85LEMIEUX	7/1/2021	17,500	87,500	875	7,251	656	78,717
#87JORDAN	7/1/2021	10,000	50,000	500	3,188	500	45,812
#AC23	7/1/2021	4,000	28,000	280	2,620	500	24,600
#APPLE1	7/1/2021	33,000	825,000	8,250	65,355	6,188	745,208
#GWLOTTO	7/1/2021	2,500	35,000	350	7,442	500	26,709
#GYMBOX	7/1/2021	3,000	18,000	180	1,663	500	15,657
#HUCKFINN	7/1/2021	2,000	22,000	220	2,580	500	18,700
#NEWTON	7/1/2021	30,000	300,000	3,000	38,929	2,250	255,821
#NICKLAUS1	7/1/2021	4,000	40,000	400	4,001	500	35,099
#POKEMON2	7/1/2021	41,500	415,000	4,150	32,138	3,113	375,600
#POKERED	7/1/2021	10,000	40,000	400	4,000	500	35,100
#RIVIERA	7/1/2021	6,000	30,000	300	5,888	500	23,312
#SMB3	7/1/2021	5,000	25,000	250	2,150	500	22,100
#WALDEN	7/1/2021	2,000	20,500	205	2,095	500	17,700
#WZRDOFOZ	7/1/2021	6,000	90,000	900	7,725	675	80,700

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#60ALI	7/14/2021	23,500	235,000	2,350	20,014	1,763	210,873
#TORNEK	7/14/2021	33,000	165,000	1,650	8,513	1,238	153,600
#DIMAGGIO3	7/14/2021	22,500	450,000	4,500	26,525	3,375	415,600
#POKEMON3	7/14/2021	5,000	600,000	6,000	36,900	4,500	552,600
#58PELE3	7/28/2021	11,250	225,000	2,250	39,785	1,688	181,278
#09CURRY2	7/28/2021	21,000	525,000	5,250	62,158	3,938	453,655
#85ERVING	7/28/2021	10,000	45,000	450	6,044	500	38,006
#80ALI	7/28/2021	10,000	75,000	750	12,888	563	60,799
#BATMAN2	7/28/2021	8,500	85,000	850	6,913	638	76,600
#FLASH123	7/28/2021	3,625	29,000	290	2,610	500	25,600
#85GPK	7/28/2021	1,000	12,000	120	-	500	11,380
#HGWELLS	8/2/2021	7,500	46,500	465	4,835	500	40,700
#66ORR	8/9/2021	10,000	50,000	500	5,917	500	43,083
#CONGRESS	8/9/2021	5,000	120,000	1,200	18,879	900	99,021
#GRIFFEYJR	8/9/2021	2,500	20,000	200	3,754	500	15,546
#01HALO	8/9/2021	2,500	17,000	170	1,980	500	14,350
#87ZELDA	8/9/2021	10,000	115,000	1,150	12,388	863	100,600
#EINSTEIN2	8/9/2021	5,000	80,000	800	8,000	600	70,600
#SANTANA	8/9/2021	15,000	75,000	750	15,588	563	58,100
#01TIGER2	8/9/2021	2,000	17,000	170	429	500	15,901
#86JORDAN2	8/11/2021	10,000	80,000	800	4,249	600	74,352
#TOPPSTRIO	8/25/2021	5,000	30,000	300	-	500	29,200
#81BIRD	8/25/2021	5,000	30,000	300	-	500	29,200
#97KOBE	8/25/2021	10,000	65,000	650	5,237	500	58,613
#XMEN94	8/25/2021	10,000	65,000	650	5,695	500	58,155
#09RBLEROY	9/1/2021	4,300	107,500	1,075	8,590	806	97,029
#04MESSI2	9/1/2021	5,000	35,000	350	1,569	500	32,581
#THEROCK	9/1/2021	1,000	12,000	120	-	500	11,380
#XLXMEN1	9/7/2021	8,000	64,000	640	5,260	500	57,600
#03LEBRON5	9/13/2021	8,500	85,000	850	9,323	638	74,190
#METEORITE	9/30/2021	17,500	350,000	3,500	68,645	2,625	275,230
#SLASH	9/30/2021	13,000	65,000	650	13,250	500	50,600
#00BRADY2	10/7/2021	32,500	325,000	3,250	5,160	2,438	314,153
#89TMNT	10/7/2021	2,000	22,000	220	633	500	20,647
#NESWWF	10/7/2021	6,000	18,000	180	1,635	500	15,685
#PUNK9670	10/7/2021	7,200	72,000	720	8,040	540	62,700
#18ALLEN	10/12/2021	12,000	36,000	360	2,040	500	33,100
#CASTLEII	10/12/2021	2,000	18,000	180	1,635	500	15,685
#BAYC601	10/12/2021	16,500	165,000	1,650	17,686	1,238	144,426
#60MANTLE	10/20/2021	42,500	850,000	8,500	34,525	6,375	800,600

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#PUNK8103	10/20/2021	60,000	559,800	5,598	49,404	4,199	500,600
#GHOST1	10/20/2021	2,000	14,000	140	1,199	500	12,161
#BROSGRIMM	10/26/2021	5,000	135,000	1,350	19,304	1,013	113,333
#KIRBY	10/26/2021	10,000	60,000	600	8,215	500	50,685
#03RONALDO	10/26/2021	12,500	175,000	1,750	14,556	1,313	157,381
#MARX	11/3/2021	8,000	120,000	1,200	12,200	900	105,700
#09HARDEN	11/3/2021	2,000	26,000	260	1,484	500	23,756
#MEEB15511	11/3/2021	15,000	75,000	750	5,405	563	68,282
#90BATMAN	11/3/2021	10,000	59,000	590	7,225	500	50,685
#93JETER	11/9/2021	1,000	16,000	160	-	500	15,340
#SIMPSONS1	11/9/2021	2,000	18,500	185	2,130	500	15,685
#SPIDER129	11/9/2021	10,000	40,000	400	2,454	500	36,646
#NESDK3	11/9/2021	22,800	114,000	1,140	11,320	855	100,685
#BAYC7359	11/10/2021	19,000	190,000	1,900	20,773	1,425	165,902
#CURIO10	11/15/2021	10,000	75,000	750	5,868	563	67,819
#WILDTHING	11/15/2021	2,000	18,000	180	1,573	500	15,747
#1776	11/26/2021	80,000	2,000,000	20,000	507,945	15,000	1,457,055
#98JORDAN2	11/30/2021	16,500	330,000	3,300	34,427	2,475	289,798
#MACALLAN1	11/30/2021	1,000	13,250	133	104	500	12,514
#BAYC9159	12/8/2021	39,000	195,000	1,950	2,488	1,463	189,100
#FANTASY7	12/8/2021	10,000	40,000	400	3,468	500	35,632
#SURFER4	12/14/2021	10,000	80,000	800	10,800	600	67,800
#WILT100	12/14/2021	11,500	115,000	1,150	12,349	863	100,638
#PENGUIN	12/14/2021	10,000	60,000	600	6,019	500	52,881
#KARUIZAWA	12/14/2021	13,000	65,000	650	5,382	500	58,468
#KOMBAT	12/14/2021	10,000	90,000	900	8,267	675	80,158
#APPLELISA	12/22/2021	10,000	110,000	1,100	11,488	825	96,587
#98MANNING	12/22/2021	2,000	22,000	220	1,642	500	19,638
#GIJOE	12/22/2021	5,000	45,000	450	5,755	500	38,295
#BEATLES1	12/22/2021	6,000	24,000	240	1,821	500	21,439
#SQUIG5847	12/22/2021	6,000	66,000	660	8,100	500	56,740
#PACQUIAO	12/22/2021	2,000	17,000	170	1,548	500	14,782
#83JOBS	12/22/2021	10,000	75,000	750	5,621	563	68,066
#BATMAN181	12/22/2021	5,000	50,000	500	7,361	500	41,639
#POPEYE	1/6/2022	11,000	110,000	1,100	17,443	825	90,632
#PUNK5883	1/6/2022	40,000	600,000	6,000	28,900	4,500	560,600
#HAMILTON1	1/10/2022	5,000	35,000	350	4,718	500	29,432
#OBIWAN	1/10/2022	2,000	12,000	120	749	500	10,631
#SMB2	1/10/2022	20,000	300,000	3,000	14,118	2,250	280,632
#GIANNIS2	1/18/2022	41,500	415,000	4,150	44,784	3,113	362,953

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests Outstanding	Membership Interests (1)	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#86BONDS	1/27/2022	2,000	8,000	80	319	500	7,101
#MOBYDICK	1/28/2022	10,000	70,000	700	8,037	525	60,738
#03SERENA	1/28/2022	8,500	85,000	850	7,880	638	75,632
#BAYC4612	1/31/2022	100,000	700,000	7,000	27,150	5,250	660,600
#18OSAKA	2/3/2022	2,600	13,000	130	1,723	500	10,647
#05RODGERS	2/3/2022	7,000	56,000	560	4,340	500	50,600
#IROBOT	2/3/2022	1,000	8,000	80	1,688	500	5,732
#LEICAGOLD	2/3/2022	4,000	32,000	320	2,824	500	28,356
#FORTNITE	2/3/2022	2,000	16,000	160	1,464	500	13,876
#IOMMI	2/7/2022	6,500	65,000	650	13,250	500	50,600
#MARIO64	2/7/2022	12,500	125,000	1,250	20,090	938	102,723
#GWTW	3/2/2022	5,000	25,000	250	2,400	500	21,850
#NEWWORLD	3/2/2022	2,000	14,000	140	2,003	500	11,357
#JAWA	3/2/2022	9,000	27,000	270	535	500	25,695
#GWLETTER	3/2/2022	7,500	150,000	1,500	11,743	1,125	135,632
#MARIOKART	3/2/2022	5,000	75,000	750	6,964	563	66,724
#96KOBE2	3/3/2022	22,500	225,000	2,250	-	1,688	221,063
#SHOWCASE4	3/3/2022	11,000	77,000	770	7,601	578	68,051
#BAYC8827	3/3/2022	82,000	820,000	8,200	35,050	6,150	770,600
#BRADBURY	3/22/2022	2,000	18,000	180	2,838	500	14,482
#MACALLAN2	3/22/2022	5,000	30,000	300	-	500	29,200
#BEATLES2	3/22/2022	2,500	25,000	250	1,483	500	22,767
#92TIGER	3/22/2022	10,000	70,000	700	4,018	525	64,757
#DOOD6921	3/22/2022	11,000	44,000	440	3,460	500	39,600
#HIRST1	3/22/2022	5,000	20,000	200	1,320	500	17,980
#GRIFFEY2	3/29/2022	2,000	15,500	155	543	500	14,302
#SKYWALKER	3/29/2022	5,000	17,500	175	1,856	500	14,969
#85GPK2	3/29/2022	5,000	25,000	250	754	500	23,496
#19HAALAND	3/29/2022	5,000	45,000	450	6,693	500	37,357
#MEGALODON	3/31/2022	30,000	600,000	6,000	135,930	4,500	453,570
#KELLER	4/8/2022	3,000	15,000	150	2,258	500	12,092
#GODFATHER	4/8/2022	1,000	13,000	130	946	500	11,424
#MAYC5750	4/20/2022	10,000	70,000	700	11,649	525	57,126
#SUPREMEPB	6/16/2022	10,000	60,000	600	3,248	500	55,652
#MJTICKET	6/16/2022	20,000	160,000	1,600	16,443	1,200	140,757
#COOLCAT	7/25/2022	4,000	20,000	200	700	500	18,600
#MACALLAN3	7/25/2022	4,100	20,500	205	-	500	19,795
#BLASTOISE	7/25/2022	50,000	250,000	2,500	28,713	1,875	216,912
#SUPERMAN6	8/1/2022	3,000	24,000	240	2,030	500	21,230
#MOONPASS	8/19/2022	1,300	6,500	65	388	500	5,547
#90FANTASY	10/3/2022	3,000	15,000	150	1,750	500	12,600
Total		3,241,695	35,664,450	346,946	2,955,527	314,170	32,047,806

(1) Represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for respective Series.

(2) Series #77LE1 Interests were issued under Rule 506(c) and as such Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

(3) Includes Membership Interests issued to Asset Seller

(4) On August 24, 2022, the RSE Archive, LLC approved a forward split of the Membership Interests of Series #52MANTLE at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Interests outstanding was increased to 10,000.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Income taxes:

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986 (the “Code”), and the Company intends that each future Series will elect and qualify to be taxed as a corporation under the Code. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company has elected to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code. Therefore, the Company is a pass-through entity and is not a tax paying entity for federal income tax purposes. Instead, the member is liable for income tax on its respective shares of taxable income.

9.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the period.

10.Cryptocurrencies:

Cryptocurrencies held are accounted for as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other. The Company has ownership of and control over our cryptocurrency and we use third-party custodial services to secure it. Cryptocurrencies are recorded at cost, net of any impairment losses incurred since acquisition. All cryptocurrency balances are presented in Other Assets on the balance sheet.

From time to time, the Company or certain Series that own and hold non-fungible tokens (“NFTs”) as assets may receive additional cryptocurrencies or NFTs from the NFT creator through “airdrops.” Airdrops are one-time occurrences, are at the discretion of NFT creators or other third parties, and are not in the normal course of operations of the Company or any Series. The Company or Series records these additional cryptocurrencies and NFTs received for free as Investment Income on its statement of operations upon receipt, and at an estimated fair value based on comparable cryptocurrencies and NFTs currently being traded in the open market at the time of receipt.

NFTs are subject to an impairment test at each reporting period based on current trading values in the current period. If the current trading value of the NFT is less than the carrying value at the end of the reporting period, impairment is recognized in the amount the carrying value exceeds the current trading value.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

11.Recent Accounting Pronouncements:

On December 12, 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The ASU requires an entity holding crypto assets that meet certain requirements to subsequently measure those in-scope crypto assets at fair value with changes in fair value recognized in net income. The ASU requires separate presentation of in-scope crypto assets from other intangible assets on the balance sheet and subsequent remeasurements for fair value is also required to be recorded separately from impairment of other intangible assets in the income statement. Additional disclosures are required, including significant holdings, contractual sale restrictions, as well as reconciliation of the beginning and ending balances of crypto assets. Before this ASU, in-scope crypto assets were generally accounted for as indefinite-lived intangible assets, which follow a cost-less-impairment accounting model. The new ASU should be applied using a modified retrospective transition method with cumulative-effect adjustment recorded to the opening balance sheet of retained earnings as of the beginning of the year of adoption. The ASU is effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, with early adoption is permitted.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures (Topic 740). The new income tax standard will require significant additional disclosures, focused on the disclosure of income taxes paid and the rate reconciliation table. The new guidance should be applied prospectively, with retrospective application permitted, and will be effective for calendar-year-end public business entities in the 2025 annual period and in 2026 for interim periods.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make interest-bearing loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

The table below indicates the timing of the loan made to the Company by officers and affiliates of the Manager and the associated accrued interest and principal payments made at the timing of the respective Series associated with the Underlying Assets originally acquired by the respective loans. For any future Series for which the Company receives a loan to finance the acquisition of the Underlying Asset, the Company intends to repay any such outstanding related-party loans plus accrued interest upon completion of the applicable related offerings

Related Party Transactions: Officer and Affiliate Loans
Loan	Series	Principal	Accrued Interest	Status	Loan Date	Annual Interest Rate	Offering Closed Date
Loan 1	#ARSHAM2	$ 278,639	$ 238	Repaid from proceeds	4/19/2024	4.45%	4/25/2024
Loan 2	#LEBRON	125,000	1,374	Repaid from proceeds	4/26/2024	4.45%	7/22/2024
Amounts repaid as of 6/30/2024		$ (278,639)	$ (238)
Balance 6/30/2024		$ 125,000	$ 1,374

As of the end of the Current Period and Prior Year, amounts outstanding due to/from Manager and affiliates are shown as below:

Period	Due to the Manager and its Affiliates	Due from the Manager and its Affiliates
Current Period	$152,636	$19,415
Prior Year	$152,636	$19,415

The following table sets forth affiliated entities owning greater than ten percent of any Series as of June 30, 2025:

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Title of Class	Beneficial Owner	Number of Interests Owned	Percent of Class
#ARSHAM1	The Manager	3,028	45%
#ARSHAM2	The Manager	5,535	18%
#RLEXPEPSI	The Manager	218	11%

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

No revenue models have been demonstrated at the Company or Series level during the Current Period and we do not expect either the Company or any of its Series to generate any revenues for some time.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include, Acquisition Expenses. Other fees are incurred upon the Closing of an Offering and include Offering Expenses, Brokerage Fees, Custody Fees, and Sourcing Fees.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) are similar in nature and are associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

If the Operating Expenses of a particular Series exceed the amount of reserves retained by or revenues generated from the applicable Underlying Asset, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to such Series, on which the Manager or the Asset Manager may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the applicable Underlying Asset (an “Operating Expenses Reimbursement Obligation”), or (c) cause additional Interests to be issued in the applicable Series in order to cover such additional amounts. In connection with the allocation of Operating Expenses to the various Series, the Manager will periodically (and no less than semiannually) review Series’ ability to pay their Operating Expenses. Based on that review, the Manager will determine the method by which such Operating Expenses will be paid, including whether any Operating Expenses Reimbursement Obligations will be incurred

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example transportation fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: Since January 2, 2024, the custodian of Interests (the “Custodian”) has been North Capital Private Securities Corporation (“NCPS”). NCPS, as Custodian, will not receive any compensation directly related to the Offering of any particular Series, but will instead receive an account opening fee and annual account maintenance fee with respect to each individual Investor, and such fees will not be an obligation to the Company or any Series. In the case of the offerings for the Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was yet in place and as such, no “Custody Fee” was paid to a custodian of Interests. Should a Custody Fee become applicable for the Interests in these Series in the future, the Manager will pay and not be reimbursed for such Custody Fee.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including storage, insurance, maintenance, marketing costs, and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Insurance: based on the number of Underlying Assets insured

▪Storage: based on the number of Underlying Assets in storage

▪Bookkeeping and accounting Fees: allocated monthly across all closed Series Offerings

▪Transportation: based on the number of Underlying Assets transported

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

oGains and Losses on Sale and Impairments are directly charged to the Company or a Series.

oWe expect each Series to incur Operating Expenses Reimbursement Obligations, or for the Manager or the Asset Manager to pay such Operating Expenses incurred and not seek reimbursement, to the extent such Series does not have sufficient reserves for such expenses.

•Investment Income: From time to time, Rally or a Series may receive income from other sources, such as an NFT airdrop event or NFT conference, which is recognized as investment income. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE E - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)First, to repay any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Second, to create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses for that Series.

iii)Thereafter, to make distributions, at least 50% of which (as described below, net of corporate income taxes, if any, applicable to such Series of Interests) shall be distributed as dividends to Investors of a particular Series, and no more than 50% of which shall be distributed to the Asset Manager in payment of the Management Fee for that Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of the end of the Current Period and Prior Period, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series, except for those Series with sale of Underlying Assets that made distributions to their members and for those Series that receive income from other sources, such as an NFT airdrop event or NFT conference, which is recognized as investment income.

Success Fee:

Upon the sale of an Underlying Asset associated with a Series whose initial Offering commenced on or after January 1, 2023, if the Capital Proceeds, as defined in the Operating Agreement, are greater than an amount equal to 110% of the Offering Amount of the Series, as defined in the Operating Agreement, then the Asset Manager shall be entitled to be paid by the Series an amount (the “Success Fee”) calculated as follows:

•If the Capital Proceeds are equal to an amount greater than 110% of the Offering Amount of the related Series but less than or equal to 120% of the Offering Amount of such Series, then the Success Fee shall be an amount equal to 10% of the amount by which the Capital Proceeds exceed 110% of the Offering Amount; or

•If the Capital Proceeds are equal to an amount greater than 120% of the Offering Amount of the related Series, then the Success Fee shall be an amount equal to the sum of one percent (1%) of the Offering Amount plus twenty percent (20%) of the amount by which the Capital Proceeds exceed 120% of the Offering Amount.

The Asset Manager may, in its sole discretion, waive any or all of the Success Fee.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE F - INCOME TAX

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986. The Company has elected to be treated as a disregarded entity

No provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series as all individual Series incurred net losses, except as disclosed below for those Series that sold assets and for those Series that may receive income from other sources, such as an NFT airdrop event or conference, which is recognized as investment income. Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized.  The Series’ net deferred tax assets are fully offset by a valuation allowance (other than for the Series designated in the table below), and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. For each Series, net operating loss carryforwards incurred since inception, January 1, 2019, do not expire for federal income tax purposes.

The Series designated in the tables below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes as shown below:

Provision for income taxes on Asset Sales in the Current Period
Series	#BIRKINBLU	#17DUJAC	Total
Income before provision for income taxes, gross	$ 12,369	$ 12,108
Federal, state and local statutory rates	34%	21%
Tax at statutory tax rate	$ 4,206	$ 2,543
Utilization of valuation allowance	(1,268)	(413)
State and local minimum taxes	(804)	(50)
Other	$ (200)	$ 92
Provision for income taxes	$ 1,934	$ 2,172	$ 4,106

During the Current Period, Series #NEOBOX sold its primary operating asset and only have a provision for income taxes for minimum state and local taxes of $50 due to a net loss for the Current Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE F - INCOME TAX (CONTINUED)

Provision for income taxes on Asset Sales in the Prior Period
Series	#80LC1	#POTTER	#33RUTH	#POKEMON1	#NASA1	#85JORDAN
Income before provision for income taxes, gross	$ 567,725	$ 62,353	$ 105,701	$ 141,678	$ 94,712	$ 34,598
Federal, state and local statutory rates	21%	21%	21%	21%	21%	21%
Tax at statutory tax rate	$ 119,222	$ 13,094	$ 22,197	$ 29,752	$ 19,890	$ 7,266
Utilization of valuation allowance	(6,150)	(1,131)	(1,282)	(1,432)	(2,228)	(2,240)
State and local minimum taxes	50	50	50	50	50	50
Other	396	(6)	26	18	(93)	(52)
Provision for income taxes	$ 113,519	$ 12,008	$ 20,991	$ 28,388	$ 17,619	$ 5,023

Provision for income taxes on Asset Sales in the Prior Period (continued)
Series	#34GEHRIG	#PUNCHOUT	#84JORDAN	#79GRETZKY	#85JORDAN2	Total
Income before provision for income taxes, gross	$ 56,047	$ 19,698	$ 195,582	$ 198,500	$ 207,097	$ 1,683,691
Federal, state and local statutory rates	21%	21%	21%	21%	21%
Tax at statutory tax rate	$ 11,770	$ 4,137	$ 41,072	$ 41,685	$ 43,490	$ 353,575
Utilization of valuation allowance	(552)	(1,067)	(2,343)	(5,034)	(1,583)	(25,041)
State and local minimum taxes	50	50	50	50	50	550
Other	13	(97)	41	(54)	(94)	99
Provision for income taxes	$ 11,281	$ 3,023	$ 38,821	$ 36,648	$ 41,863	$ 329,183

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE G - CONTINGENCIES

Government Regulation

Claims arising out of actual or alleged violations of law could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Restriction on Sale of Series #HONUS

The following restrictions apply to the #HONUS Series, imposed by the Asset Seller, Ken Goldin, who was issued 53% of the Series Interests upon Closing of the Offering.

•Without the Company’s prior written consent (which may be withheld in the Company’s sole discretion), the Asset Seller will not, directly or indirectly, offer, pledge, sell, transfer, hypothecate, mortgage, grant or encumber, sell or grant any option, purchase any option, enter into any arrangement or contract to do any of the foregoing, or otherwise transfer, dispose or encumber the Asset Seller’s Equity Interest.

•Without the Asset Seller’s prior written consent, the Company will not sell the Underlying Asset within 36-months of the Closing.

•The Company will not sell the Underlying Asset for a purchase price of less than $1,900,000.00 without the Asset Seller’s prior written consent.

•For a 10-year period following the Closing, the Company (or our designee(s)) will have the right, exercisable at any time upon written notice to the Asset Seller, to repurchase from the Asset Seller the Asset Seller Equity Interest for a purchase price valuing the Series at no less than $1,900,000.00.  In the event the Company exercises this right, the Asset Seller will execute and deliver or cause to be executed and delivered to us such agreements or instruments as we may reasonably request, in order to facilitate such repurchase.

NOTE H – SEGMENT REPORTING

Operating segments are defined as components of an enterprise (business activity from which it incurs expenses) for which discrete financial information is available and regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Chief Executive Officer of RSE Markets, Inc. The Company views its operations and manages its business as a single segment.

Each Series has the same CODM as the Company who views each individual Series as containing a single segment.

The Company manages business activities on a consolidated level and operates as a single operating segment dedicated to the identification, acquisition, marketing and management of certain assets for the benefit of investors. The accounting policies of the segment are the same as those of the Company and each listed Series as described in Note B – Summary of Significant Accounting Policies. All the Company’s and each listed Series’ long-lived assets are in the United States, except for the following Series, for which the Underlying Assets are held by a third-party custodian in the United Kingdom.

Series #16PETRUS	Series #14DRC	Series #05LATOUR	Series #16SCREAG	Series #13BEAUX	Series #03TACHE
Series #06BRM	Series #09BEAUX	Series 17DUJAC	Series #11BELAIR	Series #00MOUTON	Series #09RBLEROY

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Series #MACALLAN1	Series #KARUIZAWA	Series #MACALLAN2	Series #MACALLAN3	Series #PAPPY1

NOTE I - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of this filing. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

Asset Dispositions Subsequent to the Current Period

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Sale (See Note F)	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#03RONALDO	2003 Panini #137 Cristiano Ronaldo Rookie Card graded PSA 10	8/13/2025	$105,000	$86,400	$18,600	$811 (Net of $15,803 Net Loss Carryforward)	$175,000 / $14.00	$104,750 / $8.38
#BAYC7359	Number 7359 Bored Ape Yacht Club NFT with Space Suit	9/18/2025	$43,955	$43,955	$-	$-	$190,000 / $10.00	$43,890 / $2.31
#04MESSI	2004-05 Panini Lionel Messi Card graded BGS GEM MINT 9.5	9/19/2025	$120,000	$39,600	$80,400	$16,089 (Net of $745 Net Loss Carryforward)	$45,000 / $5.00	$104,670 / $11.63
Total			$268,955	$169,955	$99,000	$16,900		$253,310

EXHIBIT INDEX

Exhibit 2.1 – Certificate of Formation for RSE Collection, LLC (1)

Exhibit 2.2 – Eighth Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC (15)

Exhibit 2.3 – Certificate of Formation for RSE Collection Manager, LLC (2)

Exhibit 2.4 – Limited Liability Company Agreement of RSE Collection Manager, LLC (3)

Exhibit 3.1 – Standard Form of Series Designation (14)

Exhibit 4.1 – Standard Form of Subscription Agreement (12)

Exhibit 6.1 – Amended and Restated Standard Form of Asset Management Agreement (3)

Exhibit 6.2 – Amended and Restated Broker of Record Agreement (4)

Exhibit 6.3 – Standard Form Bill of Sale (2)

Exhibit 6.4 – Standard Form Purchase Agreement (3)

Exhibit 6.5 – NCPS PPEX ATS Company Agreement (3)

Exhibit 6.6 – Executing Broker Secondary Market Transactions Engagement Letter (3)

Exhibit 6.7 – Executing Broker Tools License Agreement (3)

Exhibit 6.8 – Amended and Restated Transfer Agent Agreement (11)

Exhibit 6.9 – NCIT Software and Services License Agreement (5)

Exhibit 6.10 – Form of Assignment and Assumption Agreement (6)

Exhibit 6.11 – Standard Form #2 Purchase Agreement (7)

Exhibit 6.12 – Standard Form Purchase Option Agreement (9)

Exhibit 6.13 – Standard Form Consignment Agreement (9)

Exhibit 6.14 – Form #2 of Assignment and Assumption Agreement (10)

Exhibit 7.1 – Agreement and Plan of Merger, dated as of December 31, 2024, by and between RSE Collection, LLC, RSE Collection Manager, LLC, RSE Archive, LLC and RSE Archive Manager, LLC (15)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (8)

Exhibit 8.2 – Amended and Restated Custody Agreement (13)

(1)Previously filed as an Exhibit to the Company’s Offering Statement on Form 1-A filed with the Commission on June 30, 2017.

(2)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 25 to its Form 1-A filed with the Commission on March 29, 2021.

(3)Previously filed as an Exhibit to the Company’s Form 1-A filed with the Commission on July 14, 2021.

(4)Previously filed as an Exhibit to the Company’s Pre-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on October 12, 2021.

(5)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on November 17, 2021.

(6)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 2 to its Form 1-A filed with the Commission on November 24, 2021.

(7)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 3 to its Form 1-A filed with the Commission on November 24, 2021.

(8)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 5 to its Form 1-A filed with the Commission on December 8, 2021.

(9)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 7 to its Form 1-A filed with the Commission on February 11, 2022.

(10)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 15 to its Form 1-A filed with the Commission on April 13, 2022.

(11)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 21 to its Form 1-A filed with the Commission on June 22, 2022.

(12)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 29 to its Form 1-A filed with the Commission on May 16, 2023.

III-1

(13)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 32 to its Form 1-A filed with the Commission on February 26, 2024.

(14)Previously filed as an Exhibit to the Company’s Annual Report on Form 1-K for the Fiscal Year Ended December 31, 2023 filed with the Commission on April 19, 2024.

(15)Previously filed as an Exhibit to the Company’s Current Report on Form 1-U filed with the Commission on January 7, 2025.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE COLLECTION, LLC

By: RSE Collection Manager, LLC, its managing member

    By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

     By: /s/ Christopher J. Bruno

    Name: Christopher J. Bruno

    Title: Chief Executive Officer & President

     Date: September 29, 2025

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher J. Bruno Name: Christopher J. Bruno	President, Chief Executive Officer and Director of RSE Markets, Inc. (Principal Executive Officer)	September 29, 2025
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	September 29, 2025

RSE COLLECTION MANAGER, LLC

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ Christopher J. Bruno

Name: Christopher J. Bruno

Title: Chief Executive Officer & President

	Managing Member	September 29, 2025